   As Filed with the Securities and Exchange Commission on February 17, 2004


                                                    Registration No. 333-109512
===============================================================================

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                         PRE-EFFECTIVE AMENDMENT NO. 2

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                        APPLIED DIGITAL SOLUTIONS, INC.
             (Exact name of registrant as specified in its charter)

           MISSOURI                        3661                 43-1641533
 (State or other jurisdiction        (Primary Standard       (I.R.S. Employer
incorporation or organization)   Industrial Classification  Identification No.)
                                        Code Number)

                         400 ROYAL PALM WAY, SUITE 410
                           PALM BEACH, FLORIDA 33480
                                 (561) 805-8000
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                               SCOTT R. SILVERMAN
                        APPLIED DIGITAL SOLUTIONS, INC.
                         400 ROYAL PALM WAY, SUITE 410
                           PALM BEACH, FLORIDA 33480
                             PHONE: (561) 805-8000
                              FAX: (561) 805-8001
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                        Copies of all correspondence to:
                              HARVEY GOLDMAN, ESQ.
                              HOLLAND & KNIGHT LLP
                        701 BRICKELL AVENUE, SUITE 3000
                           MIAMI, FLORIDA 33131-5441
                             PHONE: (305) 789-7506
                              FAX: (305) 349-2238

    Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.
    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/
    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /

                                                 CALCULATION OF REGISTRATION FEE

=================================================================================================================================
                                                                  PROPOSED MAXIMUM        PROPOSED MAXIMUM
       TITLE OF EACH CLASS OF                 AMOUNT TO BE       OFFERING PRICE PER      AGGREGATE OFFERING        AMOUNT OF
     SECURITIES TO BE REGISTERED               REGISTERED             UNIT (1)                PRICE(1)         REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
     Common Stock, $.001 par
       value per share                      94,009,151 shares          $0.32                $30,082,928            $2,767.63
=================================================================================================================================

(1) The fee has been paid and is on account. Pursuant to Rule 457(c), the proposed offering price and registration fee have been calculated on the basis of the average of the high and low trading prices for the common stock on December 16, 2003, as reported on the Nasdaq SmallCap Market.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

===============================================================================

* * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * *
* The information in this prospectus is not complete and may be changed.      *
* These securities may not be sold until the registration statement filed     *
* with the Securities and Exchange Commission is effective. This prospectus   *
* is not an offer to sell these securities and it is not soliciting any offer *
* to buy these securities in any state where the offer of sale is not         *
* permitted.                                                                  *
* * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * *

                                 PROSPECTUS


               SUBJECT TO COMPLETION, DATED FEBRUARY 17, 2004


                       APPLIED DIGITAL SOLUTIONS, INC.

                           [APPLIED DIGITAL LOGO]

                              94,009,151 SHARES
                                Common Stock

                                ------------

         This prospectus relates to the offering by us of up to 19,800,000 shares of our common stock, par value $.001 per share, which may be issued in connection with the Share Exchange Agreement dated August 14, 2003, between us and Digital Angel Corporation as more fully described in this prospectus on page 25, and resales of up to 74,209,151 shares of our common stock under the terms of the severance agreements between us and our former officers and directors as more fully described in this prospectus on page 28, in connection with the earnout provisions of our acquisition agreement with the former shareholders of WebNet Services, Inc. as more fully described in this prospectus on page 91, and in connection with a legal settlement as more fully described in this prospectus on page 92. As this prospectus relates to resale of our common stock, we are not offering these shares for cash, and accordingly, we will not receive any of the proceeds from the resale of our common stock.

         Our shares are included in the Nasdaq SmallCap Market ("SmallCap") under the symbol "ADSX." On February 9, 2004, the last reported sale price of our common stock was $0.40 per share.

         Currently, an aggregate of 9,212,512 shares of our common stock are being offered for resale in a secondary offering under our prospectus relating to our Registration Statement on Form S-1 (File No. 333-98799) and an aggregate of 13,313,782 shares of our common stock are being offered under our prospectus relating to our Registration Statement on Form S-1 (File No. 333-105829) and an aggregate of up to 58,154,644 shares of our common stock are being offered for resale in a secondary offering under our prospectus relating to our Registration Statement on Form S-1 (File No. 333-108338).

         INVESTING IN THESE SECURITIES INVOLVES RISKS. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 6 OF THIS PROSPECTUS BEFORE PURCHASING THE COMMON STOCK.


                                ------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION OF THE CONTRARY IS A CRIMINAL OFFENSE.


              THE DATE OF THIS PROSPECTUS IS FEBRUARY __, 2004.

                                             TABLE OF CONTENTS
Summary..................................................................................................1
Risk Factors.............................................................................................6
Cautionary Statement Regarding Forward-Looking Information..............................................12
Use Of Proceeds.........................................................................................13
Our Business............................................................................................13
Selected Financial Data.................................................................................34
Management's Discussion And Analysis Of Financial Condition And Results Of Operations...................37
Management..............................................................................................76
Principal Shareholders..................................................................................84
Related Party Transactions..............................................................................88
Selling Security Holders................................................................................91
Description Of Capital Stock............................................................................93
Price Range Of Common Stock And Dividend Information....................................................95
Plan Of Distribution....................................................................................96
Legal Matters...........................................................................................98
Experts.................................................................................................98
Where You Can Find More Information ....................................................................98
Index to Financial Statements..........................................................................F-1

                                   SUMMARY


         This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before making an investment decision. You should read the entire prospectus carefully, including "Risk Factors" beginning on page 6 and the consolidated financial statements and the notes to those financial statements beginning on page F-1 before making an investment decision.


                       APPLIED DIGITAL SOLUTIONS, INC.

OUR BUSINESS


              We are a Missouri corporation and were incorporated on May 11, 1993. Our company, Applied Digital Solutions, Inc., together with our subsidiaries, is an advanced technology development company. We grew significantly through acquisitions, and since 1996 have completed 51 acquisitions. During the last half of 2001 and during 2002, we sold or closed many of the businesses that we had acquired that we believed did not enhance our strategy of becoming a leading advanced technology development company. These companies were primarily telephone system providers, software developers, software consultants, networking integrators, computer hardware suppliers or were engaged in other businesses or had a customer basis that we believed did not promote or complement our current business strategy. As of September 30, 2003, our business operations consisted of the operations of six wholly owned-subsidiaries, which we collectively refer to as the Advanced Technology segment, and two majority-owned subsidiaries, Digital Angel Corporation (AMEX:DOC), and InfoTech USA, Inc. (OTC:IFTH), formerly known as SysComm International Corporation. Currently, we own approximately 65.3% of Digital Angel Corporation and 52.5% of InfoTech USA, Inc.


              GOING CONCERN


              Historically, we have suffered losses and have not generated positive cash flows from operations. This raises doubt about our ability to continue as a going concern. The audit reports of Eisner LLP for the year ended December 31, 2002, and of Pricewaterhouse Coopers
     LLP, for each of the two-years ended December 31, 2001 and 2000, contain an explanatory paragraph expressing doubt about our ability to continue as a going concern, as a result of payment and covenant defaults under our credit agreement with IBM Credit LLC ("IBM Credit"), which are more fully discussed in Note 4 to our Condensed Consolidated Financial Statements, as well our historical losses and the negative cash flows from our operations, which are more fully discussed in Note
     1 to our Condensed Consolidated Financial Statements. On June 30, 2003, we repaid all of our obligations to IBM Credit, which resolved one of the major factors impacting our ability to continue as a going concern. This repayment is more fully discussed in Note 4 to our Condensed
     Consolidated Financial Statements. In addition, on November 19, 2003, we satisfied in full our obligations under our $10.5 million aggregate principal balance of 8.5% Convertible Exchangeable Debentures (the "Debentures"), as more fully discussed in the prospectus on page 24. Excluding the effects of a one-time gain on the forgiveness of debt of $70.0 million, we incurred consolidated net losses from continuing operations $41.2 million for the nine-months ended September 30, 2003.
     As of September 30, 2003, we had an accumulative deficit of $388.8 million. Our consolidated operating activities used cash of $5.0 million during the nine-months ended September 30, 2003.

              Digital Angel Corporation has suffered losses and has not generated positive cash flows from operations. In addition, the audit reports of Eisner LLP for the year ended December 31, 2002, and of Pricewaterhouse Coopers LLP, for each of the two-years ended December 31, 2001 and 2000, contain an explanatory paragraph expressing doubt about Digital Angel Corporation's ability to continue as a going concern. Digital Angel Corporation incurred operating loss before taxes, minority interest and equity in net loss of affiliate during the nine-months ended September 30, 2003 of $2.6 million. In addition, its operating activities used cash of $3.5 million during the nine-months ended September 30, 2003.

              We are unable to predict our operating profits or losses for the future periods. Our profitability and liquidity depends on many factors including the success of our marketing programs, the maintenance and reduction of expenses and our ability to successfully develop and bring to market our new products and technologies. We have established a management plan to mitigate the effect of our going concern uncertainty conditions over the next twelve months. The major components of our plan are discussed below under "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources from Continuing Operations." Assuming we are successful in achieving our plan, and including the funds that we have generated from the sales of our common stock under our 30.0 million share offering, which is more fully discussed on page 25, we should have sufficient working capital to satisfy our short-terms requirements over the next twelve months.

              We currently operate in three business segments: Advanced Technology, Digital Angel Corporation and InfoTech USA, Inc., formerly the segment known as SysComm International. Each of our business segments is more fully described beginning on page 13. Business units that were part of our continuing operations and that were closed or sold during the 2001 and 2002 are reported as "All Other." The "Corporate/Eliminations" category includes all amounts recognized upon consolidation of our subsidiaries such as the elimination of intersegment revenues, expenses, assets and liabilities. "Corporation/Eliminations" also includes certain interest expense and other expenses associated with corporate activities and functions. The percentage of our revenues derived from each of our segments during the nine-months ended September 30, 2003, and during 2002, 2001 and 2000 was as follows:

                                  NINE-MONTHS
                                     ENDED
                                  SEPTEMBER 30,             YEAR ENDED DECEMBER 31,
                                  -------------             -----------------------
                                      2003           2002           2001           2000
                                      ----           ----           ----           ----
REVENUE BY SEGMENT:
Advanced Technology                   44.5%          42.1%          28.5%          24.0%
Digital Angel Corporation             40.1           33.7           22.9           16.5
InfoTech USA, Inc.                    15.4           22.8           21.9           20.2
All Other                               --            1.4           26.4           39.1
"Corporate/Eliminations"
                                        --             --            0.3            0.2
                                  -------------------------------------------------------
Total                                  100%           100%           100%           100%
                                  =======================================================

              SIGNIFICANT PRODUCTS AND SERVICES

              Our sources of revenue consist of sales of products and services from our three operating segments. Our significant sources of revenue for the nine-months ended September 30, 2003, were as follows:


                                                                            PERCENTAGE OF
SOURCES OF REVENUE:                                                         TOTAL REVENUE
Sales of voice, data and video telecommunications networks to government
  agencies from our Advanced Technology segment                                   36.1%

Electronic visual identification tags and implantable microchips for the companion animal, livestock, laboratory animal, fish and wildlife
  markets from our Digital Angel Corporation segment                              26.3%

Sales of IT hardware and services from our InfoTech USA, Inc. segment             15.4%

GPS enabled search and rescue equipment, intelligent communications products and services for telemetry, mobile data and radio communications from
  out Digital Angel Corporation segment                                           11.4%

Other products and services from our Advanced Technology and Digital Angel
  Corporation segments (individually, none of these products and services exceeded 10% of our total revenues for the nine-months ended September
  30, 2003)                                                                       10.8%
                                                                            ------------
Total                                                                            100.0%
                                                                            ============


              Advanced Technology Products
              ----------------------------


              Our current focus is on becoming an advanced technology company that focuses on a range of life enhancing, personal safeguard technologies, early warning alert systems, miniaturized power sources and security monitoring systems combined with the comprehensive data management services required to support them. To date, we have five such products in various stages of development, which are examples of what we refer to as our life enhancing technologies. They are Digital Angel(TM), Thermo Life(TM), VeriChip(TM), Bio-Thermo(TM) and Personal Locating Device (PLD). As of September 30, 2003, we have reported no revenues from the sales of our Thermo Life and PLD products and we have had minimal sales of our Digital Angel, Bio-Thermo And VeriChip products. These products are in various stages of development as follows:

              o DIGITAL ANGEL(TM), for monitoring and tracking people and objects. The first generation cellular digital package data wireless protocol Digital Angel was marketed from the end of 2001 to fourth quarter of 2002. Since then, a second-generation Digital Angel has been under development. Currently, the technology remains in development and is being tested internally. We are uncertain when this technology will be incorporated into products.

              o THERMO LIFE(TM), A THERMOELECTRIC GENERATOR - During the fourth quarter of 2003, we began sending samples of Thermo Life to potential customers. If and when, an order is received, the manufacturing will be original equipment manufacturing;

              o VERICHIP(TM), AN IMPLANTABLE RADIO FREQUENCY VERIFICATION DEVICE - VeriChip is currently being sold and shipped worldwide.


              o BIO-THERMO(TM), A TEMPERATURE-SENSING IMPLANTABLE MICROCHIP FOR USE IN PETS, LIVESTOCK AND OTHER ANIMALS - Bio-Thermo was developed by Digital Angel Corporation and is currently being sold and shipped by them worldwide; and


              o PERSONAL LOCATING DEVICE (PLD), AN IMPLANTABLE GPS LOCATION DEVICE- the first PLD prototype was completed in December 2002. Since the first quarter of 2003, our research group has worked on minimization of this product through alternative location technology such as wireless triangulation. Currently, this product remains in the development stage.

              Each of these technologies is more fully discussed in this prospectus beginning on page 22.


         RECENT DEVELOPMENTS

         Nasdaq SmallCap Listing


              Since November 12, 2002, our common stock has traded on the SmallCap under the symbol "ADSX." Since being traded on the SmallCap, the minimum bid price of our common stock has been less than the SmallCap's minimum bid price requirement. On January 6, 2004, the Nasdaq Listing Qualifications Panel notified us that we have been granted additional time to meet the requirements for continued inclusion on the SmallCap pursuant to an exception to the bid price requirement as set forth in Nasdaq Marketplace Rule 4310(c)(4). As a result, we now have until July 25, 2004, to satisfy the minimum bid price requirement for continued listing, provided we continue to meet all of the other continued listing requirements. Currently, we comply with all of the SmallCap's listing requirements with the exception of the minimum bid price requirement. Our Board of Directors has the authority to effect a reverse stock split, which should enable us to meet the minimum bid price requirement as more fully discussed below. If we are unable to regain compliance with the minimum bid price requirement by July 25, 2004, and our stock is delisted from the SmallCap, it may trade on the OTC Bulletin Board or another market or quotation system. While we do not anticipate that a delisting of our common stock from the SmallCap would have any material implications on our results of operations, it may impact our ability to raise funds in the equity markets, and it may reduce the liquidity of our common stock. The delisting of our common stock would not currently constitute an event of default under any of our significant contractual agreements.

              On September 10, 2003, our shareholders approved the granting of discretionary authority to the Board of Directors for a period of twelve months to effect a reverse stock split not to exceed a ratio of 1-for 25, or to determine not to proceed with a reverse stock split.
     Our Board of Directors may decide to implement a reverse stock split to reduce the number of issued and outstanding shares, which are a result, in part, of our past acquisitions, the payment of debt obligations to IBM Credit and preferred stock and debenture conversions. Our Board of Directors believes that a reverse stock split may facilitate the continued listing of our common stock on the SmallCap and may enhance the desirability and marketability of our common stock to the financial community and the investing public.

     OuterLink Corporation

     On January 22, 2004, Digital Angel Corporation completed the acquisition of OuterLink Corporation, based in Concord, Massachusetts. OuterLink manufactures and markets a suite of satellite tracking systems, operates a mobile satellite data communications service, and supplies tracking software systems for mapping and messaging. The OuterLink "CP-2 system" provides real-time automated tracking, wireless data transfer, and two-way messaging with large fleets of vehicles--including utility trucks, helicopters and fixed-wing aircraft, long haul trucks, service vehicles, short haul trucks, and ships. OuterLink's current customer base includes various branches of the Department of Homeland Security (for example, U.S. Border Patrol and
U.S. Customs Service).

     As consideration for the acquisition, Digital Angel Corporation issued 100,000 shares of its Series A Preferred Stock in exchange for all of the issued and outstanding shares of OuterLink's capital stock. The Series A Preferred Stock is convertible into four million shares of Digital Angel Corporation's common stock when the volume-weighted average price of Digital Angel Corporation's common stock equals or exceeds $4.00 per share for ten consecutive trading days.

     On November 3, 2003, OuterLink's Chief Executive Officer, Mr. Van Chu, was appointed Chief Executive Officer of Digital Angel Corporation. On January 12, 2004, Kevin N. McGrath was appointed President and Chief Executive Officer, replacing Mr. Chu.


ABOUT US

     Our common stock is listed on the Nasdaq SmallCap Market under the symbol "ADSX." Our principal executive offices are located at 400 Royal Palm Way, Suite 410, Palm Beach, Florida 33480, and our telephone number is (561) 805-8000.

                                                    THE OFFERING

Common stock offered.................................      19,800,000(1)

Common stock offered by the selling shareholders.....      74,209,151 shares

Common stock outstanding after this offering.........      504,743,991 shares (1)(2)(3) as of February 9, 2004

Use of proceeds......................................      We will not receive any proceeds from the sale of
                                                           shares by Digital Angel Corporation or the selling
                                                           shareholders listed in this prospectus under "Selling
                                                           Security Holders" beginning on page 91.

Dividend policy......................................      We have not paid, and do not anticipate paying dividends
                                                           on our common stock. See "Price Range of Common Stock
                                                           and Dividend Information" on page 95.

Market price of common stock.........................      The market price of our common stock has ranged from a
                                                           high of $0.64 to a low of $0.18 during the 12 months
                                                           preceding the date of this prospectus. See "Price Range
                                                           of Common Stock and Dividend Information" on page 95.

Risk factors.........................................      See "Risk Factors" beginning on page 6, for a discussion
                                                           of factors you should carefully consider before deciding
                                                           to invest in our common stock.

Nasdaq SmallCap Market symbol........................      ADSX

------------------

(1) Includes 19,800,000 shares that may be issued to Digital Angel Corporation, our 65.3% subsidiary, in connection with the Share Exchange Agreement dated August 14, 2003, between us and Digital Angel Corporation as more fully described in this prospectus on page 25.

(2) Excludes (i) warrants to purchase up to 11,986,256 shares of our common stock at $0.64 per share, and (ii) options, 17,761,488 of which are currently exercisable at a weighted average exercise price of $1.13 per share.

(3) Includes 56,000,000, 4,750,000 and 7,500,000 shares of our common stock, which will be issued to our former Chairman of the Board, Richard J. Sullivan, our former Chief Operating Officer, Jerome C. Artigliere, and our former Vice Chairman, Garrett Sullivan (no relation to Richard J. Sullivan) respectively, under the terms of their severance agreements. Our shareholders have approved the issuances of these shares. The agreements with Richard J. Sullivan, Jerome C. Artigliere and Garrett Sullivan provide for the issuance of the shares upon the effectiveness of this registration statement.

                                RISK FACTORS

         IF WE ARE UNABLE TO CONTINUE AS A GOING CONCERN, YOU COULD LOSE THE ENTIRE VALUE OF YOUR INVESTMENT.

         Our financial statements have been prepared on a going concern basis. Our ability to continue as a going concern is predicated upon numerous factors with varying levels of importance as follows:

             o First, we must successfully implement our business plans, manage expenditures according to our budget, and generate positive cash flow from operations;

             o Second, we must develop an effective marketing and sales strategy in order to grow our business and compete successfully in our markets;

             o Third, we must obtain the necessary approvals to expand the market for the VeriChip product in order to improve the product's salability;

             o Fourth, we must realize positive cash flow with respect to our investment in Digital Angel Corporation in order to provide us with an appropriate return on our investment; and

             o Finally, we must complete the development of the second generation Digital Angel product.

         If we are not successful in managing these factors and achieving these goals, and we are unable to continue as a going concern, you could lose the entire value of your investment.

         OUR FAILURE TO GENERATE POSITIVE CASH FLOW FROM OPERATIONS WILL HAVE A SUBSTANTIAL NEGATIVE IMPACT ON OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

         Our operating activities did not provide positive cash flow during the first nine months of 2003, and during 2002 and 2001. Our sources of liquidity may include proceeds from the sale of common stock and preferred shares, proceeds from the sale of businesses, proceeds from the sale of the Digital Angel Corporation common stock owned by us, proceeds from the exercise of stock options and warrants, and the raising of other forms of debt or equity through private placement or public offerings, which may not be available to us on favorable terms. In the future, if we fail to generate positive cash flow from operations, it will have a materially adverse effect on our business, financial condition and results of operations.

         WE HAVE A HISTORY OF OPERATING LOSSES AND NEGATIVE CASH FLOW AND WE MAY NOT BECOME PROFITABLE IN THE FUTURE.

         Excluding a gain on the forgiveness of debt of $70.0 million, we incurred a net loss from continuing operations during the nine-months ended September 30, 2003, of $41.2 million and we incurred net losses from continuing operations of $113.9 million, $188.6 million and $29.2 million for the years ended December 31, 2002, 2001 and 2000, respectively. Our consolidated operating activities used cash of $5.0 million, $3.9 million, $18.0 million and $43.4 million during the nine-months ended September 30, 2003, and during 2002, 2001 and 2000, respectively. We have funded our operating cash requirements, as well as our capital needs, during these periods with the proceeds from our investing and/or our financing activities. We may not be able to generate sufficient operating cash flow in the future to meet our operating expenses.


         As of September 30, 2003, we reported minimal revenues from the sales of our Digital Angel(TM), VeriChip(TM) and Bio Thermo(TM) products and we have had no sales of our Thermo Life(TM) and PLD products. We believe that absent significant improvement in the sales of these advanced technology products, our business operations are unlikely to provide sufficient cash flow to support our operational requirements. Our sources of liquidity in the future may include proceeds from the sale of common stock and preferred stock, proceeds from the sale of businesses, proceeds from the sale of the Digital Angel Corporation common stock owned by us, proceeds from the exercise of stock options and warrants, and the raising of other forms of debt or equity through private placement or public offerings. However, we may not be able to obtain sufficient additional financing to meet such requirements on terms acceptable to us, or at all. Our failure to obtain additional funding could have a materially adverse effect on our business, financial condition and results of operations, and may result in our inability to continue operations in the normal course of business.

         IF WE ARE DELISTED FROM THE SMALLCAP IN THE FUTURE IT MAY REDUCE THE LIQUIDITY OF OUR COMMON STOCK, WHICH WOULD IMPACT OUR ABILITY TO RAISE FUNDS IN THE EQUITY MARKETS, AND MAY REDUCE THE MARKET VALUE OF YOUR INVESTMENT.


         Our ability to remain listed on Nasdaq depends on our ability to satisfy applicable Nasdaq criteria including our ability to maintain a minimum bid price of $1.00 per share. Since November 12, 2002, our common stock has traded on the SmallCap under the symbol "ADSX." On January 6, 2004, the Nasdaq Listing Qualifications Panel notified us that we have been granted additional time to meet the requirements for continued inclusion on the SmallCap pursuant to an exception to the bid price requirement as set forth in Nasdaq Marketplace Rule 4310(c)(4). As a result, we now have until July 25, 2004, to satisfy the minimum bid price requirement for continued listing, provided we continue to meet all of the other continued listing requirements. If our stock is delisted from the SmallCap, it may trade on the OTC Bulletin Board or another market or quotation system. If our common stock is delisted from the SmallCap, it may impact our ability to raise funds in the equity markets and, it may reduce the demand for our common stock, which may result in an inability for our investors to readily sell their shares of our common stock, all of which may reduce the market value of your investment.


         WE ARE REQUIRED TO ISSUE ADDITIONAL SHARES OF COMMON STOCK IN CONNECTION WITH SEVERANCE AGREEMENTS WITH OUR FORMER EXECUTIVE OFFICERS AND DIRECTORS AND, AS A RESULT, YOUR INVESTMENT IN OUR COMMON STOCK WILL BE FURTHER DILUTED.

         On March 21, 2003, we entered into severance agreements with Richard J. Sullivan, our then Chairman of the Board of Directors and Chief Executive Officer, and Jerry C. Artigliere, our then Senior Vice President and Chief Operating Officer. The severance agreements provide for the payment of 56.0 million and 4.8 million shares of our common stock to Richard Sullivan and Jerome Artigliere, respectively. In addition, stock options held by Richard Sullivan and Jerome Artigliere, which were exercisable for approximately 10.9 and 2.3 million shares of our common stock, respectively, were re-priced. The options surrendered had exercise prices ranging from $0.15 to $0.32 per share and were replaced with options exercisable at $0.01 per share, all of which have been exercised. As a result of the termination of Richard Sullivan's employment with us, a "triggering event" provision in the severance agreement we entered into with Garrett Sullivan, our former Vice Chairman of the Board (who is not related to Richard Sullivan), at the time of Garrett Sullivan's ceasing to serve in such capacity in December 2001, has been triggered. We recently negotiated a settlement of our obligations under Garrett Sullivan's severance agreement that required us to issue to him 7.5 million shares of our common stock. We issued the shares to Garrett Sullivan on August 19, 2003. At the advice of Garrett Sullivan's financial advisor, in September 2003, Garrett Sullivan surrendered the shares to us. In accordance with the terms of a letter agreement between Garrett Sullivan and us dated October 20, 2003, we will reissue the shares to him upon the effectiveness of this registration statement. The issuance of these shares to our former executive officers and directors, which have been approved by our shareholders, will result in an increase in the total number of our shares outstanding and, as a result, your investment in our common stock will be further diluted.

         OUR STOCK PRICE HAS BEEN VOLATILE AND HAS DECREASED SIGNIFICANTLY OVER THE PAST FEW YEARS, AND YOU MAY BE UNABLE TO RESELL YOUR SHARES AT OR ABOVE THE PRICE AT WHICH YOU ACQUIRED THEM.

         Since January 1, 2000, the price per share of our common stock has ranged from a high of $18.00 to a low of $0.03. The price of our common stock has been, and may continue to be, highly volatile and subject to wide fluctuations. The market value of our common stock has declined over the past few years in part due to our operating performance. In the future, broad market and industry factors may decrease the market price of our common stock, regardless of our actual operating performance. Declines in the market price of our common stock could affect our access to capital, which may impact our ability to continue as a going concern. In addition, declines in the price of our common stock may harm employee morale and retention, curtail investment opportunities presented to us, and negatively impact other aspects of our business. As a result of these declines, you may be unable to resell your shares at or above the price at which you acquired them.

         BECAUSE OF RECENT PERIODS OF VOLATILITY IN THE MARKET PRICE OF OUR SECURITIES, WE FACE A HEIGHTENED RISK OF SECURITIES CLASS ACTION LITIGATION, WHICH COULD SIGNIFICANTLY HARM OUR BUSINESS OPERATIONS AND FINANCIAL CONDITION.

         Because of recent periods of volatility in the market price of our securities, we face a heightened risk of securities class action litigation. In March 2003, we settled, subject to court approval, a purported securities fraud class action, which was filed against us and one of our former directors. While the class action was tentatively settled in March 2003, additional litigation of this type could result in substantial costs and a diversion of management's attention and resources, which could significantly harm our business operations and financial condition.

         WE ARE REQUIRED TO ISSUE ADDITIONAL SHARES OF COMMON STOCK IN CONNECTION WITH PRIOR AGREEMENTS AND ACQUISITIONS, AND AS A RESULT, YOUR INVESTMENT IN OUR COMMON STOCK MAY BE FURTHER DILUTED.


         As of February 9, 2004, there were 411,693,991 shares of our common stock outstanding. Since January 1, 2001, we have issued a net aggregate of 310,207,290 shares of common stock, of which 97,261,634 shares were issued in connection with acquisitions of businesses and assets, 64,810,635 shares were issued upon conversion of our Series C preferred stock, 27,699,598 shares were issued in connection with the Debentures, and 79,965,582 shares were issued in connection with two best-efforts offerings of our common stock through the efforts of a placement agent, J.P. Carey Securities, Inc. In addition, our shareholders have approved the issuance of 68,250,000 shares of our common stock in connection with three severance agreements with our former officers and directors, and we have entered into a Share Exchange Agreement with Digital Angel Corporation whereby we have agreed to issue up to 19,800,000 shares of our common stock, which shares are being registered in connection with this registration statement.


         We have effected, and will likely continue to effect, acquisitions or contract for services through the issuance of common stock or our other equity securities and we have agreed to future earnout and "price protection" provisions in a prior acquisition and other agreements. Such issuances of additional securities may be dilutive to the value of our common stock and may have a material adverse impact on the market price of our common stock.

         WE HAVE ISSUED AND OUTSTANDING A SIGNIFICANT NUMBER OF DERIVATIVE SECURITIES AND THE EXERCISE OF THESE OPTIONS AND WARRANTS MAY ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK, AND COULD HAVE A NEGATIVE IMPACT ON THE VALUE OF YOUR INVESTMENT IN OUR COMMON STOCK.


         As of February 9, 2004, there were outstanding warrants and options to acquire up to 36,804,556 additional shares of our common stock. In addition, as of February 9, 2004, we had 7,574,506 additional shares of our common stock available to be issued in the future under our stock option plans, and we had 5,886,290 additional shares of our common stock available to be issued in the future under our Employee Stock Purchase Plan. The exercise of outstanding options and warrants and the sale in the public market of the shares purchased upon exercise could have a negative impact on the value of your investment in our common stock.

         WE HAVE MADE SIGNIFICANT CHANGES TO OUR BUSINESS MODEL AND WE HAVE EXPANDED INTO DIFFERENT PRODUCT LINES INCLUDING NEW UNPROVEN TECHNOLOGIES AND OUR NEW BUSINESS MODEL MAY NOT BE SUCCESSFUL.


         During the past few years, we have made significant changes to our business model as a result of a new business strategy and the expansion into different product lines including new unproven technologies such as Digital Angel, Thermo Life and PLD. If we are not successful in implementing our new business model and developing and marketing our new technology products, our advanced technology products may not gain sufficient market acceptance to be profitable or otherwise be successful and the market price of our securities will most likely decrease.


         WE RELY HEAVILY ON OUR REVENUES DERIVED FROM OUR FEDERAL
TELECOMMUNICATIONS BUSINESS, AND THE LOSS OF, OR A SIGNIFICANT REDUCTION IN, ORDERS FROM THE UNITED STATES GOVERNMENT COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

         Approximately $25.2 million, or 81.3%, $31.3 million, or 74.7%, and $27.4 million, or 61.5%, of our Advanced Technology segment's revenue for the nine-months ended September 30, 2003, and for the years 2002 and 2001, respectively, were generated by our wholly-owned subsidiary, Computer Equity Corporation. Approximately 99.9%, 99.1% and 77.7% of Computer Equity Corporation's revenues during the nine-months ended

September 30, 2003, and for the years 2002 and 2001, respectively, were generated through sales to various agencies of the United States Federal Government. Computer Equity Corporation provides telecommunications products and services. Computer Equity Corporation has less than one percent of the federal telecommunications market share. Computer Equity Corporation's business is highly competitive, and we expect that the competitive pressures it faces will not diminish in the future. Many of our competitors have greater financial, technological, marketing and other resources than we do. The loss of, or a significant reduction in, federal telecommunications orders could have a material adverse effect on our financial condition and results of operations.

         DIGITAL ANGEL CORPORATION COMPETES WITH OTHER COMPANIES IN THE VISUAL AND ELECTRONIC IDENTIFICATION MARKET, AND THE PRODUCTS SOLD BY ITS COMPETITORS COULD BECOME MORE POPULAR THAN ITS PRODUCTS OR RENDER ITS PRODUCTS OBSOLETE, WHICH COULD HAVE A MATERIAL ADVERSE AFFECT ON OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.


         The market for visual and electronic identification for companion animals and livestock is highly competitive. We believe that our principal competitors in the visual identification market for livestock are AllFlex USA and Y-Tex Corporation, and that our principal competitors in the electronic identification market that have developed permanent electronic identification devices for the companion animal market are AllFlex USA, Datamars SA and Avid Plc. In addition, other companies could enter this line of business in the future. Some of Digital Angel Corporation's competitors have substantially greater financial and other resources than it does. Digital Angel Corporation may not be able to compete successfully with those competitors, and those competitors may develop or market technologies and products that are more widely accepted than Digital Angel Corporation's products or that could render its products obsolete or noncompetitive, which could have a material adverse affect on our financial condition and results of operations.


         OUR DIGITAL ANGEL CORPORATION'S ANIMAL APPLICATIONS SEGMENT RELIES HEAVILY ON SALES TO GOVERNMENT CONTRACTORS, AND ANY DECLINE IN THE DEMAND BY THESE CUSTOMERS FOR ITS PRODUCTS COULD NEGATIVELY AFFECT OUR BUSINESS.

         The principal customers for electronic identification devices for fish are government contractors that rely on funding from the United States government. Because the contractors rely heavily on government funds, any decline in the availability of such funds could result in a decreased demand by these contractors for Digital Angel Corporation's products. Any decrease in demand by such customers could have a material adverse effect on our financial condition and results of operations.


         INFOTECH USA, INC. COMPETES IN A HIGHLY COMPETITIVE MARKET, AND IT EXPECTS TO FACE FURTHER COMPETITION FROM NEW MARKET ENTRANTS AND POSSIBLE ALLIANCES BETWEEN COMPETITORS IN THE FUTURE, WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

         InfoTech USA, Inc. competes in a highly competitive market with IT products and services providers that vary greatly in their size and technical expertise. Its primary competitors are Manchester Technologies, Inc., AlphaNet Solution, Inc., En Pointe Technologies, Inc., Micros-to-Mainframes, Inc., and Pomeroy Computer Resources. Additionally, we expect InfoTech USA, Inc. to face further competition from new market entrants and possible alliances between competitors in the future, which could have a material adverse effect on our financial condition and results of operations.


         WE DEPEND ON OUR SMALL TEAM OF SENIOR MANAGEMENT AND KEY PERSONNEL, AND WE MAY HAVE DIFFICULTY ATTRACTING AND RETAINING ADDITIONAL PERSONNEL, AND THE LOSS OF THE SERVICES OF ANY ONE OF THEM COULD HARM OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

         The success of our business depends on the continued service of our executive officers and key personnel. Some of these employment contracts call for bonus arrangements based on earnings. Presently, we have not experienced problems recruiting and retaining qualified personnel. However, in the future, we may not be successful in retaining our key employees or in attracting and retaining additional skilled personnel as required. The loss of the services of any of our central management team could harm our business, financial condition and results of operations. In addition, the operations of any of our individual facilities could be adversely affected if the services of the local managers should be unavailable.

         THE BOOK VALUE OF OUR INVENTORY HAS INCREASED AND WE FACE THE RISKS THAT THE VALUE OF OUR INVENTORY MAY DECLINE BEFORE WE SELL IT OR THAT WE MAY NOT BE ABLE TO SELL OUR INVENTORY AT THE PRICES WE ANTICIPATE.

         On September 30, 2003, the book value of our inventory was $9.8 million as compared to a book value of $6.4 million as of December 31, 2002. We attribute the increase primarily to an increase in work-in process related to government contract projects and the accumulation of inventory by Digital Angel Corporation in anticipation of future sales. Our success depends in part on our ability to purchase inventory at attractive prices relative to its resale value and our ability to turn our inventory rapidly through sales. If we pay too much or hold inventory too long, we may be forced to sell our inventory at a discount or at a loss or write down its value, and our business could be materially adversely affected.


     DIGITAL ANGEL CORPORATION MAY NOT HAVE SUFFICIENT FUNDS TO REPAY ITS OBLIGATIONS TO LAURUS MASTER FUND WHEN THEY BECOME DUE.

     Digital Angel Corporation may not have sufficient funds to repay Laurus Master Fund ("Laurus") when its debt obligations to Laurus become due. Accordingly, it may be required to obtain the funds necessary to repay these obligations either through refinancing, the issuance of additional equity or debt securities or the sale of assets. Digital Angel Corporation may be unable to obtain the funds needed, if any, to repay the obligations from any one or more of these other sources on favorable economic terms or at all. If Digital Angel Corporation is unable to obtain funds to repay this indebtedness, it may be forced to dispose of its assets or take other actions on disadvantageous terms, which could result in losses to Digital Angel Corporation and could have a material adverse effect on our financial condition.

     THE TERMS OF DIGITAL ANGEL CORPORATION'S DEBT OBLIGATIONS TO
LAURUS SUBJECT US TO THE RISK OF FORECLOSURE ON SUBSTANTIALLY ALL OF DIGITAL ANGEL CORPORATION'S ASSETS.

     To secure the payment of all obligations owed to Laurus, Digital Angel Corporation has granted to Laurus a security interest in and lien upon all of its property and assets, whether real or personal, tangible or intangible, whether now owned or hereafter acquired, or in which it now has, or at any time in the future may acquire, any right, title or interest. The occurrence of an event of default under any of its obligations would subject Digital Angel Corporation to foreclosure by Laurus on substantially all of its assets to the extent necessary to repay any amounts due. Any such defaults and resulting foreclosure would have a material adverse effect on our financial condition.


         WE DEPEND ON A SINGLE PRODUCTION ARRANGEMENT WITH RAYTHEON CORPORATION FOR OUR PATENTED SYRINGE-INJECTABLE MICROCHIPS WITHOUT THE BENEFIT OF A FORMAL WRITTEN AGREEMENT, AND THE LOSS OF OR ANY SIGNIFICANT REDUCTION IN THE PRODUCTION COULD HAVE AN ADVERSE EFFECT ON OUR BUSINESS.

         We rely solely on a production arrangement with Raytheon Corporation for the manufacture of our patented syringe-injectable microchips that are used in all of our implantable electronic identification products, but we do not have a formal written agreement with Raytheon. Raytheon utilizes our proprietary technology and our equipment in the production of our syringe-injectable microchips. The termination, or any significant reduction, by Raytheon of the assembly of our microchips or a material increase in the price charged by Raytheon for the assembly of our microchips could have an adverse effect on our financial condition and results of operations. In addition, Raytheon may not be able to produce sufficient quantities of the microchips to meet any significant increased demand for our products or to meet any such demand on a timely basis. Any inability or unwillingness of Raytheon to meet our demand for microchips would require us to utilize an alternative production arrangement and remove our automated assembly production machinery from the Raytheon facility, which would be costly and could delay production. Moreover, if Raytheon terminates our production arrangement, we cannot ensure that the assembly of our microchips from another source would be on comparable or acceptable terms. The failure to make such an alternative production arrangement could have an adverse effect on our business.

         IF WE DO NOT PREVAIL IN ONGOING LITIGATION WE MAY BE REQUIRED TO PAY SUBSTANTIAL DAMAGES.


         In addition to the litigation described under Legal Proceedings beginning on page 32, we are party to various legal actions as either plaintiff or defendant in the ordinary course of business. The ultimate outcome of these actions and the estimates of the potential future impact on our financial position, cash flows or results of operations for these proceedings could have a material adverse effect on our business. In addition, we will continue to incur additional legal costs in connection with pursuing and defending such actions.

         OUR INTELLECTUAL PROPERTY RIGHTS OR PATENT RIGHTS MIGHT NOT PROVIDE PROTECTION AND MIGHT BE INVALID OR UNENFORCEABLE.

         Our ability to commercialize any of our products under development will depend, in part, on our ability to obtain patents, enforce those patents, preserve trade secrets, and operate without infringing on the proprietary rights of third parties. The patent applications licensed to or owned by us may not result in issued patents, patent protection may not be secured for any particular technology, any patents that have been or may be issued to us may not be valid or enforceable and patents issued may not provide meaningful protection to us. Furthermore, we do not own the VeriChip technology that is produced under patents #6,400,338 and #5,211,129. This technology is owned by Digital Angel Corporation and licensed to VeriChip under an exclusive product and technology license with a remaining term through March 2013. VeriChip Corporation may be unable to retain licensing rights to the use of these patents beyond the licensing period or the license may be terminated early.

         OUR FAILURE TO COMPLY WITH APPLICABLE REGULATORY REQUIREMENTS REGARDING VERICHIP CAN, AMONG OTHER THINGS, RESULT IN FINES, SUSPENSIONS OF REGULATORY APPROVALS, PRODUCT RECALLS, OPERATING RESTRICTIONS AND CRIMINAL PROSECUTION.


         Some of our current or future products may be subject to government regulation and, in some cases, pre-approval. By letter dated October 17, 2002, the Food and Drug Administration (the "FDA") issued a determination that the VeriChip product is not a medical device under Section 513(g) of the Federal Food, Drug and Cosmetic Act with respect to its intended security, financial and personal identification/safety applications. However, the FDA further stated in its determination letter that with respect to the use of the VeriChip product in health information applications, VeriChip is a medical device subject to the FDA's jurisdiction. On November 8, 2002, we received a letter from the FDA, based upon correspondence from us to the FDA, warning us not to market VeriChip for medical applications. While we currently intend to market and distribute the VeriChip product for security, financial and personal identification/safety applications, in the future, we plan to expand our marketing and distribution efforts to healthcare information applications of the product, subject to any and all necessary FDA and other approvals. Our future failure to comply with the applicable regulatory requirements can, among other things, result in fines, suspensions of regulatory approvals, product recalls, operating restrictions and criminal prosecution, any of which could have a material adverse effect on us.


         DIGITAL ANGEL CORPORATION IS SUBJECT TO GOVERNMENT REGULATION AND ANY ACTION ON THE PART OF REGULATORS COULD HAVE A MATERIAL ADVERSE EFFECT ON DIGITAL ANGEL CORPORATION'S BUSINESS.

         Digital Angel Corporation is subject to federal, state and local regulation in the United States and other countries, and it cannot predict the extent to which it may be affected by future legislative and other regulatory developments concerning its products and markets. Digital Angel Corporation develops, assembles and markets a broad line of electronic and visual identification devices for the companion animal, livestock and wildlife markets. Digital Angel Corporation's readers must and do comply with the FCC Part 15 Regulations for Electromagnetic Emissions, and the insecticide products purchased and resold by Digital Angel Corporation have been approved by the U.S. Environmental Protection Agency (EPA) and are produced under EPA regulations. Sales of insecticide products are incidental to Digital Angel Corporation's primary business and do not represent a material part of its operations or revenues. Digital Angel Corporation's products also are subject to compliance with foreign government agency requirements. Digital Angel Corporation's contracts with its distributors generally require the distributor to obtain all necessary regulatory approvals from the governments of the countries into which they sell Digital Angel Corporation's products. However, any such approval may be subject to significant delays. Some regulators also have the authority to revoke approval of previously approved products for cause, to request recalls of products and to close manufacturing plants in response to violations. Any actions by these regulators could materially adversely affect Digital Angel Corporation's business.

         WE MAY BE SUBJECT TO PRODUCT LIABILITY CLAIMS FROM THE USE OF OUR PRODUCTS THAT COULD RESULT IN COSTS OR DAMAGES PAYABLE BY US ADVERSELY EFFECTING OUR BUSINESS, FINANCIAL CONDITION, AND RESULTS OF OPERATIONS.

         Manufacturing, marketing, selling, and testing our products under development entails a risk of product liability. We could be subject to product liability claims in the event our products or products under development fail to perform as intended. Even unsuccessful claims could result in the expenditure of funds in litigation and the diversion of management time and resources and could damage our reputation and impair the marketability of our products. While we maintain liability insurance, it is possible that a successful claim could be made against us, that the amount of indemnification payments or insurance would not be adequate to cover the costs of defending against or paying such a claim, or that damages payable by us would have a material adverse effect on our business, financial condition, and results of operations.


         THE SECOND-GENERATION DIGITAL ANGEL TECHNOLOGY AND THE PLD TECHNOLOGY HAVE NOT YET BEEN DEVELOPED FOR COMMERCIAL DEPLOYMENT AND THERE IS NO CERTAINTY THAT THEY WILL BE SUCCESSFULLY MARKETED.

        Our ability to develop and commercialize products based on the Digital Angel and PLD proprietary technologies will depend on our ability to develop our products internally on a timely basis. However, there is no certainty that these technologies will be successfully marketed.


         CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION


         This prospectus contains forward-looking statements. The forward-looking statements are principally contained in the sections "Summary" beginning on page 1, "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 37, and "Our Business" beginning on page 13. These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performances or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.


                  Forward-looking statements include, but are not limited to statements regarding:

             o our working capital requirements over the next twelve months;

             o our growth strategies including, without limitation, our ability to deploy our products and services including Digital Angel(TM), Thermo Life(TM), VeriChip(TM), Bio-Thermo(TM) and PLD;

             o    anticipated trends in our business and demographics;

             o    the ability to hire and retain skilled personnel;

             o relationships with and dependence on technological partners;

             o    uncertainties relating to customer plans and commitments;

             o our ability to successfully integrate the business operations of acquired companies;

             o    our future profitability and liquidity;

             o governmental export and import policies, global trade policies, worldwide political stability and economic growth; and

             o    regulatory, competitive or other economic influences.

         In some cases, you can identify forward-looking statements by terms such as "may," "should," "could," "would," "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from estimates or forecasts contained in the forward-looking statements. Some of these risks and uncertainties are beyond our control.


         We discuss many of these risks in greater detail under the heading "Risk Factors" beginning on page 6. Also, these forward-looking statements represent our estimates and assumptions only as of the date of this prospectus. We do not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or which we hereafter become aware of.


         You should read this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking information by these cautionary statements.

         USE OF PROCEEDS


         We will not receive any proceeds from the sale of shares by Digital Angel Corporation or the selling shareholders listed in this prospectus under "Selling Security Holders" beginning on page 91.


                                OUR BUSINESS

         GENERAL


         Our company, Applied Digital Solutions, Inc., together with our subsidiaries, is an advanced technology development company. We grew significantly through acquisitions, and since 1996 we have completed 51 acquisitions. During the last half of 2001 and during 2002, we sold or closed many of the businesses that we had acquired that we believed did not enhance our strategy of becoming a leading advanced technology development company. These companies were primarily telephone system providers, software developers, software consultants, networking integrators, computer hardware suppliers or were engaged in other businesses or had a customer basis that we believed did not promote or complement our current business strategy. As of September 30, 2003, our business operations consisted of the operations of six wholly owned-subsidiaries, which we collectively refer to as the Advanced Technology segment, and two majority-owned subsidiaries, Digital Angel Corporation (AMEX:DOC), and InfoTech USA, Inc. (OTC:IFTH), formerly known as SysComm International Corporation. Currently, we own approximately 65.3% of Digital Angel Corporation and 52.5% of InfoTech USA, Inc.

         Historically we have suffered losses and have not generated positive cash flows from operations. This raises doubt about our ability to continue as a going concern. The audit reports of Eisner LLP for the year ended December 31, 2002, and of Pricewaterhouse Coopers LLP, for each of the two-years ended December 31, 2001 and 2000, contain an explanatory paragraph expressing doubt about our ability to continue as a going concern, as a result of payment and covenant defaults under our credit agreement with IBM Credit LLC ("IBM Credit"), which are more fully discussed in Note 4 to our Condensed Consolidated Financial Statements, as well as our historical losses and the negative cash flows from our operations, as more fully discussed in Note 1 to our Condensed Consolidated Financial Statements. On June 30, 2003, we repaid all of our obligations to IBM Credit, which resolved one of the major factors impacting our ability to continue as a going concern. This repayment is more fully discussed in Note 4 to the Condensed Consolidated Financial Statements. In addition, on November 19, 2003, we satisfied in full our obligations under the Debentures, as more fully discussed in the prospectus on page 24. Digital Angel Corporation has suffered losses and has not generated positive cash flows from operations, as more fully discussed in Note 1 to our Condensed Consolidated Financial Statements. In addition, the audit reports of Eisner LLP for the year ended December 31, 2002, and of Pricewaterhouse Coopers LLP, for each of the two-years ended December 31, 2001 and 2000, contain an explanatory paragraph expressing doubt about Digital Angel Corporation's ability to continue as a going concern.

         We are unable to predict our operating profits or losses for the future periods. Our profitability and liquidity depends on many factors including the success of our marketing programs, the maintenance and reduction of expenses and our ability to successfully develop and bring to market our new products and technologies. We have established a management plan to mitigate the effect of our going concern uncertainty conditions over the next twelve months. The major components of our plan are discussed below under "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources from Continuing Operations." Assuming we are successful in achieving our plan, and including the funds that we have generated from the sales of our common stock under our 30.0 million share offering, which is more fully discussed in this prospectus on page 25, we should have sufficient working capital to satisfy our short-term requirements over the next twelve months.


         BUSINESS SEGMENTS


         As a result of (a) the merger of pre-merger Digital Angel and MAS on March 27, 2002, (b) the significant restructuring of our business during the past year and (c) our emergence as an advanced technology development company, we have re-evaluated and realigned our reporting segments. Since January 1, 2002, we operate in three business segments: Advanced Technology, Digital Angel Corporation and InfoTech USA, Inc., formerly SysComm International. Business units that were part of our continuing operations and that were closed or sold during 2002 and 2001 are reported as "All Other." The "Corporate/Eliminations" category includes all amounts recognized upon consolidation of our subsidiaries such as the elimination of intersegment revenues, expenses, assets and liabilities.

"Corporate/Eliminations" also includes certain interest expense and other expenses associated with corporate activities and functions.


         (Loss) income from continuing operations before taxes, minority interest, losses attributable to capital transactions of subsidiary and equity in loss of affiliate from each of our segments during the nine-months ended September 30, 2003, and during 2002, 2001 and 2000 was as follows (we evaluate performance based on stand-alone segment operating income as presented below):


                                  NINE-MONTHS
                                     ENDED          YEAR ENDED DECEMBER 31,
                                 SEPTEMBER 30,      -----------------------
                                     2003         2002        2001         2000
                                     ----         ----        ----         ----
(LOSS) INCOME FROM CONTINUING
OPERATIONS BEFORE TAXES,
MINORITY INTEREST, LOSSES
ATTRIBUTABLE TO CAPITAL
TRANSACTIONS OF SUBSIDIARY
AND EQUITY IN LOSS OF
AFFILIATE BY SEGMENT:
                                                  (in thousands)
                                                  --------------

Advanced Technology                   $974        $(786)   $(41,493)     $(1,544)
Digital Angel Corporation (1) (2)   (5,038)     (76,439)    (16,262)      (3,816)
InfoTech USA, Inc.                    (731)        (422)     (1,322)         923
All Other                              373         (320)    (71,636)      (5,714)
"Corporate/Eliminations" (2)        33,158      (49,310)    (46,893)     (23,834)
                                   -----------------------------------------------
Total                              $28,736    $(127,277)  $(177,606)    $(33,985)
                                   ===============================================

(1) For Digital Angel Corporation, the loss for 2002 includes goodwill impairment of $62.2 million and impairment of certain software of $6.4 million.

(2) For Digital Angel Corporation, amount for 2002 excludes $1.8 million of interest expense associated with our obligation to IBM Credit and $18.7 million of non-cash compensation expense associated with pre-merger Digital Angel options which were converted into options to acquire MAS stock, both of which have been reflected as additional expense in the separate financial statement of Digital Angel Corporation included in its Form 10-K for the fiscal year ended December 31, 2002. The $18.7 million of non-cash compensation expense is reflected in "Corporate/Eliminations" for 2002.


         The percentage of our revenues derived from each of our segments during the nine-months ended September 30, 2003, and the years 2002, 2001 and 2000 was as follows:

                                       Nine-Months
                                          Ended
                                      September 30,        Year Ended December 31,
                                      ---------------------------------------------------
                                          2003           2002        2001         2000
Revenue by Segment:
Advanced Technology                       44.5%          42.1%       28.5%        24.0%
Digital Angel Corporation                 40.1           33.7        22.9         16.5
InfoTech USA, Inc.                        15.4           22.8        21.9         20.2
All Other                                   --            1.4        26.4         39.1
"Corporate/Eliminations"                    --             --         0.3          0.2
                             ------------------------------------------------------------
Total                                    100.0%         100.0%      100.0%       100.0%
                             ============================================================

         Our sources of revenue consist of sales of products and services from our three operating segments. Our significant sources of revenue for the nine-months ended September 30, 2003, were as follows:

                                                                                 PERCENTAGE OF
     SOURCES OF REVENUE:                                                         TOTAL REVENUE
     Sales of voice, data and video telecommunications networks to government
        agencies                                                                     36.1%

     Electronic visual identification tags and implantable microchips for the
      companion animal, livestock, laboratory animal, fish and wildlife markets      26.3%

     Sales of IT hardware and services from our InfoTech USA, Inc. segment           15.4%

     GPS enabled search and rescue equipment, intelligent communications
      products and services for telemetry, mobile data and radio communications      11.4%

     Other products and services (individually, none of these products and services exceeded 10% of our total revenues for the nine-months ended
      September 30, 2003)                                                            10.8%
                                                                                   --------
     Total                                                                          100.0%
                                                                                   ========


         Advanced Technology

         The business units comprising our Advanced Technology segment represent those business units that we believe will provide the necessary synergies, support and infrastructure to allow us to develop, promote and fully-integrate our technology products and services. This segment specializes in voice, data and video telecommunications networks, software, and other networking products and services. In addition, its VeriChipTM product has multiple applications in security, personal identification, safety, healthcare information (subject to FDA approval) and more. Its customer base includes governmental agencies, commercial operations, and consumers. For the nine-months ended September 30, 2003, and during 2002, 2001 and 2000, revenues from this segment accounted for 44.5%, 42.1%, 28.5% and 24.0%, respectively, of our total revenues. The principal products and services in this segment are as follows:

             o    Voice, data and video telecommunications networks;

             o    Call center and customer relationship management software;

             o    Networking products and services;


             o    Website design and Internet access;


             o    Miniaturized implantable verification chip (VeriChip(TM));
                  and

             o    Miniaturized power generator (Thermo Life(TM)).

         Customers
         ---------


         Our Advanced Technology segment delivers products and services across a multitude of industries, including government, insurance, utilities, communications and high tech. Some of this segment's largest customers include several agencies of the United States federal government and Public Service Electric & Gas of New Jersey. Other than customary payment terms, we do not offer any financing to our customers.


         Approximately $31.3 million, or 74.7% and $27.4 million, or 61.5%, of our Advanced Technology segment's revenues as of December 31, 2002 and 2001, respectively, were generated by our wholly-owned subsidiary, Computer Equity Corporation. We acquired Computer Equity Corporation effective June 1, 2000. No other products or services provided more than 10.0% of the revenues for this segment during the nine-months ended September 30, 2003, and during 2002. Networking products and services provided approximately 11.0%, and customer relationship management software provided approximately 11.3% of the revenues for this segment during 2001. No other products or services provided more than 10% of revenues during 2001.

         Computer Equity Corporation is a telecommunications network integrator and a supplier to the federal government of telephone systems, data networks, video, cable and wire infrastructure and wireless telecommunications products and services.

         Approximately 99.9%, 99.1% and 77.7% of Computer Equity Corporation's revenues during the nine-months ended September 30, 2003, and during 2002 and 2001, respectively, were generated through sales to various agencies of the United States Federal Government. Most of Computer Equity Corporation's business was being performed under a contract vehicle entitled Wire and Cable Service (WACS) that was managed by the General Services Administration (GSA). WACS allowed Computer Equity Corporation to provide government agencies with equipment and services for campus and building communications networks and related infrastructure without the need to follow the full procurement process for a new contract. Upon the expiration of WACS, no new WACS tasks can be started; however, tasks started prior to the expiration date can be completed. Due to the nature of the government's budget cycle, projects funded in 2003 with fiscal year 2002 and 2003 funds will be continued with an expected completion date by the end of 2004.


         In January 2003, the WACS contract was replaced with the CONNECTIONS contract. Computer Equity Corporation's wholly owned subsidiary, Government Telecommunications Inc. ("GTI"), was one of seventeen companies awarded the federal government's CONNECTIONS contract. The CONNECTIONS contract has a three-year base term and five successive one-year renewal options. The renewal options are at the discretion of the government. The government may terminate the CONNECTIONS contract with or without cause. The CONNECTIONS contract is similar to the WACS contract in that it will allow Computer Equity Corporation to provide government agencies with equipment and services for campus and building communications networks and related infrastructure without the need to follow the full procurement process for a new contract.


         VeriChip Corporation's contracts are generally five-year exclusive distribution agreements. Upon signing an agreement with VeriChip Corporation, a distributor is appointed as VeriChip Corporation's exclusive distributor of products in a given territory. This provides the distributor with exclusive rights to market, promote, sell and provide services for VeriChip. A distributor must achieve certain sales quotas in order to maintain its exclusive distribution rights. A distributor, with or without cause, may terminate a contract without penalty upon thirty-days written notice to VeriChip Corporation.

         As of September 30, 2003, we have recorded revenue of $0.3 million associated with our VeriChip product, and we have not recorded any revenue from our Thermo Life or PLD products.

         Future Focus
         ------------

         Going forward, the Advanced Technology Group intends to focus on
(a) increasing its government contract business and leveraging its government contacts to enhance sales of its advanced technology products,
(b) developing new lines of business in technologies related to its Computer Equity Corporation business including access control and video surveillance systems and security networks, (c) developing the markets for its VeriChip, Thermo Life and PLD products throughout the world, and (d) developing or finding one or two new advanced technology products each year. Its strategy for retaining existing customers is to continue to provide expertise in (a) project management, (b) negotiation of deliverables and (c) development of proposals. It also plans to develop and upgrade its proprietary software in order to meets its customers' needs. It plans to continue to focus on excellence in customer service and to leverage its current business relationships in order to retain its existing customers and to generate new business.

         Competitors
         -----------

         Our Advanced Technology segment's competitors include Booz Allen, EDS, Mantech, Verizon, SBC, General Dynamics, Inc., Engineering and Professional Services, Inc., CC-ops of California, American Systems Corporation, Nortel, Genesys, Avaya, Aestea, Metrix, People Soft, Cap Gemini, Datalan Corp. and Plural, Inc. Computer Equity Corporation has less than one percent of the federal telecommunications market share.

         VeriChip Corporation enjoys a first-to-market advantage over its competitors, as well as licensing rights to patented technology. VeriChip Corporation was the first to define the various applications of the implantable radio frequency identification device ("RFID") technology in humans. VeriChip Corporation's competitors include Texas Instruments, HID and GAITS. Texas Instruments, HID and GAITS have greater capital resources, reputation and market presence than VeriChip Corporation, however, we believe that the intellectual property rights to implantable human microchips that we license from Digital Angel Corporation may give us an advantage over our competitors.

         We believe our business to be highly competitive, and we expect that the competitive pressures we face will not diminish. Many of our competitors have greater financial, technological, marketing and other resources than we do.

         Patents
         -------

         A German research company, Dunnschictht-Thermogenerator-Systemen GmbH ("DTS"), developed our Thermo Life product. We acquired certain assets of DTS, including its intellectual property in June 2003. In May 2003, we filed a patent application in the United States in connection with our Thermo Life product. Our goal is to secure the proprietary rights to the Thermo Life technology. Digital Angel Corporation currently owns our VeriChip technology. U.S. Patent No. 5,211,129 is jointly owned by Digital Angel Corporation and Hughes Aircraft and was issued on May 18, 1993. U.S. Patent No. 6,400,338 was issued on June 4, 2002, to Destron Fearing Corporation and is now owned by Digital Angel Corporation. Provided all maintenance fees are paid, Patent No. 5,211,129 will expire on May 17, 2010, and Patent No. 6,400,338 will expire on January 11, 2020. VeriChip Corporation has acquired the rights to use this technology under an exclusive product and technology license from Digital Angel Corporation that will last through March 2013. Thermo Life and VeriChip are both trademarks and we have applied to the United States Patent & Trademark Office ("USPTO") for their registration. In addition, certain of the software products that we sell are proprietary software, which we have developed in-house and for which we have copyright protection. We believe that our intellectual property assets including patents, trademarks, copyrights and trade secrets provide something of a competitive advantage to us. The intellectual property rights support our commercial products and recognize our innovation. In large part, the success of the Advanced Technology segment is dependent on our proprietary information and technology. There is no guarantee that the steps taken by us will be adequate to deter misappropriation of our proprietary rights or that third parties will not develop substantially similar products or technologies. However, we intend to seek patent protection when appropriate to maintain a competitive edge, and otherwise rely on (a) regulatory-related exclusivity to protect certain of our products and technologies and (b) product superiority in order to maintain market share.

         Digital Angel Corporation

         Our Digital Angel Corporation segment consists of the business operations of Digital Angel Corporation (AMEX:DOC) and is engaged in the business of developing and bringing to market proprietary technologies used to identify, locate and monitor people, animals and objects. Before March 27, 2002, the business of Digital Angel Corporation was operated in four divisions: Animal Tracking, Digital Angel Technology, Digital Angel Delivery System, and Radio Communications and Other. With the acquisition of MAS on March 27, 2002, Digital Angel Corporation re-organized into four new divisions: Animal Applications (formerly Animal Tracking), Wireless and Monitoring (a combination of the former Digital Angel Technology and the Digital Angel Delivery System segments), GPS and Radio Communications (formerly Radio Communications and Other), and Medical Systems (formerly Physician Call Center and Other). Medical Systems represents the business activity of the newly acquired MAS.

         During the nine-months ended September 30, 2003, and during 2002, 2001 and 2000, revenues from this segment accounted for 40.1%, 33.7%, 22.9% and 16.5%, respectively, of our total revenues. The principal products and services in this segment by division are as follows:

         Our Animal Applications division develops, manufactures, and markets a broad line of electronic and visual identification devices for the companion animal, livestock, laboratory animal, fish and wildlife markets worldwide. The tracking of cattle and hogs are crucial both for asset management and for disease control and food safety. The principal technologies employed by Animal Applications are electronic ear tags and implantable microchips that use radio frequency transmission. This segment includes our Bio-Thermo(TM) product;

         Our Wireless and Monitoring division develops and markets advanced technology to gather location and local sensory data and to communicate that data to an operations center. This segment is continuously developing its technology, which it refers to as its "Digital Angel(TM) technology." The Digital Angel(TM) technology is the integration and miniaturization into marketable products of three technologies: wireless communications (such as cellular), sensors (including bio-sensors) and position location technology (including global positioning systems (GPS) and other systems);

         Our GPS and Radio Communications division consists of the design, manufacture and support of secure GPS enabled search and rescue equipment and intelligent communications products and services for telemetry, mobile data and radio communications applications serving commercial and military markets. In addition, it designs, manufactures and distributes intrinsically safe sounders (horn alarms) for industrial use and other electronic components; and

         Our Medical Systems division is the MAS business that was acquired on March 27, 2002. A staff of logistics specialists and physicians provide medical assistance services and interactive medical information services to people traveling anywhere in the world. The division also sells a variety of kits containing pharmaceutical and medical supplies.

         Customers
         ---------

         Sales of the Animal Applications division's products represented 60.6% and 61.8% of the total revenue from this segment during 2002 and 2001, respectively. Sales of the GPS and Radio Communications division's products represented 29.8% and 31.2% of this segment's revenue during 2002 and 2001, respectively. During 2002, the top five customers, Schering-Plough, US Army Corps of Engineers, Biomark, Pacific States Marine and San Bernardino County accounted for 31.8% of Digital Angel Corporation's revenues; however, no single customer accounted for more than 10% of revenues. During 2001, the top five customers, Schering Plough, Merial, Pacific States Marine, San Bernardino County and the US Army Corps of Engineers accounted for 30.6% of this segment's revenues, one of which accounted for 10.4% of the segment's revenues.

         Digital Angel Corporation has multi-year supply and distribution agreements with its customers, which have varying expiration dates. The remaining terms on the agreements are between one and three years. The supply and distribution agreements describe products, delivery and payment terms and distribution territories. The agreements generally do not have minimum purchase requirements and can be terminated without penalty.


         As of September 30, 2003, we have reported minimal sales of our Digital Angel(TM) and Bio-Thermo(TM) products.


         Future Focus
         ------------


         Digital Angel Corporation intends to focus on (a) its animal identification products in the growing livestock, fish and wildlife industries, and (b) developing the market for its Digital Angel(TM) product. Its strategy for retaining existing customers is to continue to develop new products based on its customers' needs. Digital Angel Corporation will continue to provide product offerings to identified market needs including, but not limited to, Country of Origin Labeling and food traceability safety. Digital Angel Corporation plans to rely on its historical arrangements with customers and past performance, as well as its continuous commitment to provide the services and products its customers require to retain existing customers and to generate additional customers.


         Competitors
         -----------

         The animal identification market is highly competitive. The principal competitors in the visual identification market are All Flex USA, Inc. and Y-Tex Corporation and the principal competitors in the electronic identification market are AllFlex, USA, Inc., Datamars SA and Avid Plc. Digital Angel Corporationbelieves that its intellectual property rights and its reputation for high quality products are its competitive advantages in this market.

         The principal competitor for the Digital Angel product is Whereify Wireless, Inc. We are not aware of any other competitors currently marketing products that compete with the Digital Angel product. However, we are aware of several potential competitors that have expressed an interest in developing and marketing similar technologies. There is presently no substantial revenue from our product sales or that of any participant in this market. Once the second generation Digital Angel product is available for sale, Digital Angel Corporation hopes its product advantages will include
(a) the device's ability to report the condition of the person being monitored (subject to any and all required regulatory approvals), (b) its capability to work on all three global satellite messaging frequencies being used throughout the world today and (c) its ability to use interactive voice response to monitor the wearer's condition and location.

         The principal competitors for the GPS and Radio Communications division are Tadiran Spectralink Ltd., Smith Group of Companies, Becker Avionic Systems, A.C.R. Electronics Inc. and Securicor Information Systems

Ltd. This division's competitive advantages are (a) that it was one of the first companies to market GPS in search and rescue beacons, (b) it search and rescue beacons are currently being used in over forty countries, and (c) the barriers to entry in this market place are high due to the technical demands of the customers.

         Medical Systems competes in the maritime medical advice market with a few foreign government-operated entities. Further, there are several U.S. companies, as well as hospitals, that provide radio medical advice to ships at sea. While we believe that we have a competitive advantage, the barriers to entry into this market are relatively low, and there can be no assurance that other companies will not commence operations similar to those provided by Medical Systems and generate competition that does not now exist.

         Patents
         -------


         The Digital Angel product is covered under U.S. Patent No. 5,629,678, which was acquired by pre-merger Digital Angel in 1999 and is under an exclusive license to Digital Angel Corporation. Provided all maintenance fees are paid, this patent will extend until January 10, 2015. Additionally, Digital Angel Corporation has filed for International Patent protection, and Patent Application EP1330802 is currently pending in the European Patent Office for all European Union member countries. U.S. Patent No. 6,400,338 and U.S. Patent No. 5,211,129 cover Digital Angel Corporation's implantable microchip technology, including Bio-Thermo. This technology also has patent protection in Canada, Brazil, China, Europe, Australia and various other countries. Furthermore, Digital Angel Corporation's visual identification tags are covered under U. S. Patent No. 4,741,117, which patent is owned by Digital Angel Corporation and will expire on October 23, 2006. In addition there are related patents issued in Canada, Brazil, Europe, Australia and various other countries. Patents for the implantable microchip and ear tag were filed on various dates over the past fourteen years. The U.S. patents have a term of twenty years from the filing date or seventeen years from the issue date depending upon when they were filed. Digital Angel is a registered trademark and an application for trademark registration on Bio-Thermo is pending. We believe that these patents and trademarks in the aggregate constitute a valuable asset to Digital Angel Corporation, and that they offer something of a competitive advantage and/or barriers to entry in the Animal Applications and Wireless and Monitoring divisions' markets. The intellectual property rights support Digital Angel Corporation's commercial products and recognize its innovation. In large part, the success of the Digital Angel Corporation segment is dependent on its proprietary information and technology. There is no guarantee that the steps taken by Digital Angel Corporation will be adequate to deter misappropriation of its proprietary rights or that third parties will not develop substantially similar products or technologies.


         InfoTech USA, Inc. (formerly SysComm International)

         Our InfoTech USA, Inc. segment consists of the business operations of our 52.5% owned subsidiary, InfoTech USA, Inc. (OTC:IFTH). This segment is a full service provider of Information Technology, or IT, services and products. It specializes in tailoring its approach to the individual customer's needs. During 2002, this segment continued its strategy of moving away from a product-driven systems integration business model to a customer-oriented IT strategy-based business model. It has further developed its deliverable IT products and services by adding new consulting and service offerings, and increasing the number of strategic alliances with outside technical service firms and manufacturers of high-end IT products.

         During the nine-months ended September 30, 2003, and during 2002, 2001 and 2000, revenues from this segment accounted for 15.4%, 22.8%, 21.9% and 20.2%, respectively, of our total revenues. The principal products and services in this segment were computer hardware and computer services. The majority of InfoTech USA, Inc.'s revenue during 2002 and 2001 was derived from sales of computer hardware, which provided approximately 88.3% and 89.2% of InfoTech USA, Inc.'s revenue in 2002 and 2001, respectively. InfoTech's USA, Inc.'s services consist of IT consulting, installation, project management, design and deployment, computer maintenance and other professional services. No single service accounted for more than 10% of InfoTech's revenue in either year.

         Customers
         ---------

         A significant percentage of InfoTech USA, Inc.'s revenue is derived from sales to customers in educational institutions, the legal and financial community, medical facilities, museums and New York City agencies. Its customer base also includes retailers, manufacturers and distributors. During 2002, five customers, Deutsche Bank, Hackensack University Medical Center, Liberty Mutual, Morgan Stanley and Polytechnic University accounted for 23%, 22%, 11%, 11% and 11% of InfoTech USA, Inc.'s revenues, respectively. During 2001, two customers, Liberty Mutual and Mass Mutual Life Insurance accounted for 40% and 31% of InfoTech USA, Inc.'s revenues, respectively.

         The majority of InfoTech USA, Inc.'s revenue is from purchase orders received from customers for products and/or services that are fulfilled within a few weeks time. Of InfoTech USA, Inc.'s total revenue for 2002, approximately $1.6 million, or 7%, was related to contracts sales. All of InfoTech USA, Inc.'s contracts are hardware maintenance contracts that generally last for a period of one year and are cancelable by either party without penalty upon 90 days' written notice.


         InfoTech USA, Inc. competes in one of the world's largest IT markets, the New York City metropolitan area. Its total market share is less than 1% and it focuses primarily on small to medium sized businesses in a few vertical markets. We believe that its small size and its focus on few vertical markets gives InfoTech, USA, Inc. a competitive advantage in three ways: 1) because it is a relatively small company, it is more easily able to adapt to individual customer needs and is able to tailor its product and service delivery in a way that serves them best; 2) being relatively small also enables InfoTech USA, Inc. to more easily foster close long-term relationships with its customers across all levels and across all departments; and 3) focusing on a few vertical markets gives InfoTech USA, Inc. an advantage over its competition because it has worked in certain industries, such as education, banking, finance and insurance for years, and it believes that it understand the needs of those particular industries better than its competition. InfoTech USA, Inc. has developed an excellent reputation in its vertical markets and this provides it with referral business and strong, relevant reference accounts when pursuing new clients in those industries.


         Future Focus
         ------------

         InfoTech USA, Inc. primarily targets small to medium-sized businesses. It also plans to continue to focus on building relationships with its larger customers and on searching for new opportunities in the Fortune 1000 market space. InfoTech USA, Inc. believes the area of the greatest potential growth will continue to be the small to medium-sized customers seeking expertise they do not have within their organization. InfoTech USA, Inc. continues to identify those companies that will fit well with its culture and targets the vertical markets where it has previously been successful, including educational institutions, legal and financial services, medical facilities, museums and New York City agencies. Geographically, InfoTech USA, Inc. plans to continue to focus on the New York City metropolitan area.

         Competitors
         -----------

         InfoTech USA, Inc. competes in a highly competitive market with IT products and service providers that vary greatly in their size and technical expertise. Its primary competitors are Manchester Technologies, Inc., AlphaNet Solution, Inc., En Pointe Technologies, Inc., Micros-to-Mainframes, Inc. and Pomeroy Computer Resources. Additionally, we expect InfoTech USA, Inc. to face further competition from new market entrants and possible alliances between competitors in the future.

         Certain of InfoTech USA, Inc.'s current and potential competitors have greater financial, technical, marketing and other resources than InfoTech USA, Inc. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements or to devote greater resources to the development, promotion and sales of their services than InfoTech USA, Inc. InfoTech USA, Inc.'s ability to compete successfully depends on a number of factors such as breadth of product and service offerings, sales and marketing efforts, pricing, quality and reliability of services, technical personnel and other support capabilities. InfoTech USA, Inc. believes that it currently competes favorably due to its focus and expertise in network integration and technical services.

         Patents
         -------

         We do not hold patents or licenses to any of the products in our InfoTech, USA Inc. segment, nor are Intellectual Property rights an important part of the operations of this segment.

         Research Group

         Dr. Peter Zhou, Vice President and Chief Scientist, heads our Research Group, which is located in Riverside California. Dr. Zhou, age 63, joined us in January 2000. From 1988 to 1999, Dr. Zhou served as Vice President, Technology for Sentry Technology Corp., and from 1985 to 1988, he served as Research Investigator for the University of Pennsylvania's Department of Science & Engineering. Prior to that, he was a research scientist for Max-Planck Institute, Metallforschung in Stuttgart, Germany and a post-doctoral research fellow at the University of Pennsylvania. Dr. Zhou has a PhD in materials science/solid state physics from the University of Pennsylvania and a Master of Sciences degree in physics from the Beijing University of Sciences and Technology.

         In addition to Dr. Zhou, the Research Group includes five researchers each holding advanced degrees, one support engineer with a bachelors degree, an officer manager and an intern student. Dr. Zhou has thirty-eight years of scientific experience, and collectively, the Research Group has over eighty-one years of research experience.

         Research and development expense was $3.5 million, $8.6 million and $2.5 million for the years 2002, 2001 and 2000, respectively. Research and development expense relates primarily to the development of our Digital Angel, Thermo Life and VeriChip products, and in 2001, to software development. Included in research and development expense was software development cost of $0.9 million, $3.3 million and $0.3 million in 2002, 2001 and 2000, respectively.

         Prior Segments

         Prior to January 1, 2002, our business was organized into three segments: Applications, Services and Advanced Wireless. Prior period information has been restated to present our reportable segments on a comparative basis.

         On February 22, 2001, our senior management approved a plan to sell Intellesale, Inc. and all of our other non-core businesses. Our Board of Directors approved the plan on March 1, 2001. The results of operations, financial condition and cash flows of Intellesale and all of our other non-core businesses have been reported as Discontinued Operations in our financial statements and prior periods have been restated.

         GROWTH STRATEGY


         We are an advanced technology company that focuses on a range of life enhancing, personal safeguard technologies, early warning systems, miniature power sources and security monitoring systems combined with comprehensive data management services required to support them. Our business strategy is to position ourselves as a leading advanced technology development company through the development and commercialization of proprietary technology such as our Digital Angel(TM), Thermo Life(TM), VeriChip(TM) and Bio-Thermo(TM) and PLD which are examples of what we refer to as our life enhancing technologies as more fully discussed below.


         Our Research Group is charged with the responsibility of finding or developing one to two personal safeguard proprietary technologies on an annual basis and bringing it to prototype form within 18 to 24 months. At that point, each technology is paired with a complementary operating company that brings revenue and management. Since each technology hopes to be "first of its kind," there are no businesses that compete directly with the technology.

         The first of these technologies was Digital Angel; the first combination of GPS and "how you are" (sensor) information sent live over a wireless network to a 24/7 call center where information is monitored and, if necessary, acted upon. Digital Angel was paired with Destron Fearing Corporation, a leading animal tracking and applications company that complemented Digital Angel and brought revenue and management from its animal tracking business. The result - Digital Angel Corporation - now trades on the American Stock Exchange under the Symbol "DOC." Digital Angel Corporation symbolizes our business model. Digital Angel Corporation also plans to develop new advanced technologies and to date has developed Bio-Thermo.

         VeriChip, which we believe to be the world's first implantable microchip for humans, was the next technology developed by our Research Group. Its distribution rights are licensed from Digital Angel Corporation to VeriChip Corporation, our wholly-owned subsidiary. VeriChip has multiple applications in security, personal identification, safety, healthcare information (subject to FDA approval) and more. Our strategy is for VeriChip Corporation to follow a business model comparable to Digital Angel Corporation. VeriChip Corporation is planned as our next "spawned" technology company.


         With Thermo Life and PLD hoping to be launched in the not too distant future as the third and fourth products developed by our Research Group (Digital Angel and VeriChip being the first and second products), our business strategy will evolve over time and we hope to become a group of technology companies underpinned by advanced proprietary personal safeguard technologies, each complemented by an operating company that brings revenue and management. By maintaining a majority ownership position in each company, we will consolidate operating results and maximize our investment.

Advanced Technology Products
----------------------------


         Our five advanced technology products, which are in various stages of development, are as follows:


         DIGITAL ANGEL(TM) - The first product to come out of our research group is Digital Angel, a proprietary location and monitoring system that combines advanced biosensor technology and location technology (such as global positioning satellite (GPS)) in a watch/pager device that communicates through proprietary software to a secure 24/7 operations center in California. This technology provides "where-you-are" and "how-you-are" information about loved ones (particularly elderly relatives and children), their location and their vital signs via the subscriber's computer, personal digital assistant (PDA) or wireless telephone.


     The first generation cellular digital package data wireless protocol of Digital Angel was marketed from the end of 2001 to fourth quarter of 2002. Since then, a second-generation Digital Angel has been under development to include assisted GPS capabilities to enhance "line of sight" issues. Currently, the technology remains in development and is being tested internally. We are uncertain when this technology will be incorporated into products.

     THERMO LIFE(TM)- Our wholly-owned subsidiary, Thermo Life Energy Corp., formerly Advanced Power Solutions, Inc., will develop, market and license our product, Thermo Life, a small thermoelectric generator powered by body heat. Thermo Life is intended to provide a miniaturized power source for a wide range of consumer electronic devices including attachable or implantable medical devices, smoke detectors and other heat-related sensors and wristwatches. The Thermo Life chip is being designed for power supplies for embedded devices or devices that attach to the human skin. The temperature difference between the human skin and the environmental temperature is 3-5 degrees Fahrenheit. The size of the Thermo Life chip is 9mm x 5.2mm x 1.8mm. This cross section is designed to match the size of a human fingertip. Originally, the Thermo Life chip in this cross section and with this temperature difference generated 1.5 volts of electrical power. However, common electrical devices and electronic chips are mostly designed for 3 volts, therefore, the output of the original Thermo Life chip had greater limitations as a working power supply for common electronic devices. On July 9, 2002, we announced that we had been able to increase the voltage of electrical power generated by Thermo Life in laboratory tests from 1.5 volts to 3.0 volts within the same cross section and using the same temperature difference. As a result, these chips can now be used with most of the common electrical devices.


         We began submitting samples of Thermo Life to potential customers during the fourth quarter of 2003. If and when, an order is received, the manufacturing of Thermo Life will be original equipment manufacturing.


         VERICHIP(TM) - We have developed a miniaturized, implantable verification chip called VeriChip that can be used in a variety of security, financial, personal identification/safety and other applications. On February 7, 2002, we announced that we had created a new wholly-owned subsidiary, VeriChip Corporation, that will develop, market and license VeriChip. About the size of a grain of rice, each VeriChip product contains a unique verification number. Utilizing our proprietary external RFID scanner, radio frequency energy passes through the skin energizing the dormant VeriChip, which then emits a radio frequency signal transmitting the verification number contained in the VeriChip. VeriChip technology is produced under patent registrations #6,400,338 and #5,211,129. This technology is owned by Digital Angel Corporation and licensed to VeriChip Corporation under an exclusive product and technology license with a remaining term of approximately ten years.

         On October 22, 2002, we announced that the FDA had determined that VeriChip is not a regulated medical device for security, financial and personal identification/safety applications. The FDA specified in its ruling that VeriChip is a regulated medical device for health information applications when marketed to provide information to assist in the diagnosis or treatment of injury or illness. On November 8, 2002, we received a letter from the FDA, based upon correspondence from us to the FDA, warning us not to market VeriChip for medical applications. We currently intend to market and distribute the VeriChip product for security, financial and personal identification/safety applications and, in the future, we plan to expand our marketing and distribution efforts to health information applications of the product, subject to any and all necessary FDA and other approvals.


         VeriChip is fully developed and we began marketing VeriChip for security, financial and personal identification/safety applications within the United States on October 24, 2002. Examples of personal identification and safety applications are control of authorized access to government installations and private-sector buildings, nuclear power plants, national research laboratories, correctional facilities and sensitive transportation resources. VeriChip is able to function as a stand-alone, tamper-proof personal verification technology or it can operate in conjunction with other security technologies such as standard identification badges and advanced biometric devices (for example, retina scanners, thumbprint readers or face recognition devices). The use of VeriChip as a means for secure access can also be extended to include a range of consumer products such as personal computers, laptop computers, cars, cell phones and even access into homes and apartments.


         Financial applications include VeriChip being used as a personal verification technology that could help prevent fraudulent access to banking, especially via automated teller machines, and credit card accounts. VeriChip's tamper-proof, personal verification technology can provide banking and credit card customers with the added protection of knowing their account could not be accessed unless they themselves initiated and were physically present during the transaction. VeriChip can also be used in identity theft protection.


         One of our major strategic initiatives is to obtain FDA approval to market our VeriChip product for healthcare information applications in the United States. If we are successful in obtaining FDA approval pursuant to our 510-K application, filed with the FDA in October 2003, we believe that the healthcare information applications would expand the market for VeriChip and consequently increase our VeriChip revenues. Examples of the healthcare information applications for VeriChip include, among others:


             o    implanted medical device identification;

             o    emergency access to patient-supplied health information;


             o portable medical records access including insurance information;


             o    in-hospital patient identification;

             o    medical facility connectivity via patient; and

             o disease/treatment management of at-risk populations (such as vaccination history).


     These potential medical applications are a very important piece of our VeriChip business model, and therefore, the 510K application process and the obtainment of FDA approval are key elements in enabling us to achieve our business plans for VeriChip. Section 510(K) of the Food, Drug and Cosmetic Act requires those device manufacturers who must register to notify the FDA, at least 90 days in advance, of their intent to market a medical device. This is known as Pre-market notification - also called PMN or 510(K). It allows the FDA to determine whether the device is equivalent to a device already placed into one of three classifications categories. Thus "new" devices that have not been classified can be properly identified.

         BIO-THERMO(TM) - On February 1l, 2003, we announced that we received written clearances from the FDA and the United States Department of Agriculture to market our new fully developed product, Bio-Thermo, for use in pets, livestock and other animals. Bio-Thermo is our first fully integrated implantable bio-sensing microchip that can transmit a signal containing accurate temperature readings to our proprietary RFID scanners. With this new technology, accurate temperature readings can be obtained by simply passing the RFID handheld scanner over the animal or by having the animal walk through a portal scanner. We believe that Bio-Thermo and other biosensors developed in the future will provide vital internal diagnostics about the health of animals more efficiently and accurately than the invasive techniques used in the industry today. Digital Angel Corporation developed Bio-Thermo and sales of Bio-Thermo commenced in the third quarter of 2003.


         PLD - On May 13, 2003, we announced that we have developed and successfully field-tested a working prototype of, what is to our knowledge, the first-ever sub-dermal personal location device, called PLD. The dimensions of this initial PLD prototype are 2.5 inches in diameter by 0.5 inches in depth, roughly the size of a pacemaker. It is proposed that PLD be surgically implanted in the clavicle area of a human. Our original PLD prototype is based on a combination of GPS and cell wireless technologies. We believe that by removing the GPS and using an alternative location technology such as wireless triangulation, we will be able to shrink the size of the PLD. As the process of miniaturization proceeds in the coming months, we hope to be able to shrink the size of the device to at least one-half and perhaps to as little as one-tenth of the current size. The PLD is charged by an induction-based power-recharging method which is similar to that used to recharge implantable pacemakers. This recharging technique functions without requiring any physical connection between the power source and the implant. The exact timing of the commercial availability of PLD is unclear pending further technological refinements and the procurement of any and all required regulatory clearances.

         We believe that we have excellent relationships with our existing customers and we are continually striving to improve our products and services in order to maintain and grow our revenues from our existing customer base. In addition, we intend to use our relationships with our existing customers to aid in the generation of sales of our advanced technology products. For example, the companion animal, livestock, laboratory animal, and wildlife customers for Digital Angel Corporation's visual identification tags and implantable microchip products provide a ready-made market for its Bio-Thermo product. We intend to market VeriChip's security and identification applications to governmental agencies including the agencies that are part of Computer Equity Corporation's customer base. Computer Equity Corporation's key customers include the Departments of Defense, Justice and Agriculture, the United States Postal Service and the Social Security Administration. One of our major strategic initiatives is to obtain FDA permission to market our VeriChip product for healthcare information applications in the United States. If we are successful in obtaining FDA permission, we believe that the healthcare related applications would greatly expand the market for VeriChip.

         OTHER DEVELOPMENTS
         ------------------


         FDA Application for VeriChip
         ----------------------------

         On October 29, 2003, we announced that we had submitted a 510(k) application to the Federal Drug Administration ("FDA") seeking the FDA's approval to market VeriChip's healthcare information applications in the United States. The FDA's ruling in October 2002, that VeriChip is a regulated medical device when marketed to provide information to assist in the diagnosis or treatment of injury or illness, necessitated the 510(k) submission. The timetable for the FDA review process is not defined and we understand that the entire process could take several months or more to run its course. Assuming clearance is obtained from the FDA, we plan to market VeriChip's family of healthcare information applications in the United States using the VeriMed(TM) product name.

         Repayment of all Obligations Under the Debentures
         -------------------------------------------------

         On November 12, 2003, we announced that we had entered into a letter agreement with the holders of our 8.5% Convertible Exchangeable Debentures issued on June 30, 2003. Under the letter agreement, the holders, also referred to as the Purchasers, were required to convert a minimum of 50% of the outstanding principal amount of the Debentures plus all accrued and unpaid interest into shares of our common stock on November 12, 2003, the First Conversion Date, at a conversion price of $0.35 per share. In addition, the Purchasers were required to convert any remaining outstanding principal amount of the Debentures plus accrued interest on or before November 19, 2003, the Second Conversion Date. The conversion price for the Second Conversion Date was 84% of the volume weighted average trading price of our common stock for the five trading days prior to November 17, 2003, which average was $0.4406. As of November 19, 2003, the total principal amount of the Debentures were converted, and accordingly, our obligations under the Debentures have been satisfied in full. We have issued an aggregate of 27.7 million shares of our common stock in connection with the conversions taking place on the First and Second Conversion Dates. In addition, in connection with the Debentures, we issued an aggregate of 0.3 million shares of the Digital Angel Corporation common stock that we owned.

         Securities Purchase Agreements Dated September 30, 2003 and
         -----------------------------------------------------------
           December 2, 2003
           ----------------

         We recently offered 30.0 million shares of our common stock in a public offering registered under the Securities Act of 1993. J.P. Carey Securities, Inc. acted as our placement agent for the offering. An aggregate of 22.0 million of these shares were sold under the terms of three separate securities purchase agreements entered into on September 19, 2003, with each of First Investors Holding Co., Inc., Magellan International LTD and Cranshire Capital, LP., which resulted in gross proceeds to us of approximately $8.0 million before deduction of the 2.0% placement agency fee. In addition, an aggregate of up to 8.0 million of the shares were sold under eight separate securities purchase agreements entered into on December 2, 2003 as amended, with each of First Investors Holding Co., Inc., Magellan International LTD, Elliott Associates, L.P., Islandia, L.P., Midsummer Investment, Ltd., Omicron Master Trust, Portside Growth and Opportunity Fund and Elliott International L.P. To date, we have sold 4.3 million of the shares on two separate settlement dates of December 8, 2003 and December 11, 2003, which resulted in aggregate gross proceeds to us of approximately $2.9 million before deduction of the 2.0% placement agency fee. As of February 9, 2004 we have used approximately $5.1 million of the net proceeds from the
30.0 million share offering. We intend to use the remaining net proceeds from the 30.0 million share offering for general corporate purposes (including working capital requirements, sales and marketing and capital expenditures). Our liquidity and capital requirements are more fully discussed below under "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources from Continuing Operations."


         Sale of WebNet Services, Inc.
         -----------------------------

         Effective December 15, 2003, under the terms of a Stock Purchase Agreement between us and Internet Technologies Group, LLC ("ITG"), we sold 100% of the shares of our wholly-owned subsidiary, WebNet Services, Inc. The purchase price for the shares was $0.4 million, and our estimated loss on the sale, which will be recorded in the fourth quarter of 2003, is approximately $0.3 million. The purchase price is payable in twelve equal monthly installments commencing on January 2, 2004, under the terms of a non-interest bearing promissory note, which is collateralized by shares of WebNet Services, Inc.'s common stock. WebNet Services, Inc. was included in our Advanced Technology segment. We are registering shares of our common stock issued to the former owners of WebNet Services, Inc. in this registration statement. We acquired
WebNet Services, Inc. in July 2000, and under the terms of the acquisition agreement, we were required to issue the shares to the former owners of WebNet Services, Inc. in connection with the earnout provisions of the acquisition agreement. The terms of the acquisition agreement, including the earnout provisions, are more fully discussed in the Selling Security Holders table in this prospectus beginning on page
91. The former owners of WebNet Services, Inc. are the principals of ITG.

         Share Exchange Agreement with Digital Angel Corporation
         -------------------------------------------------------

         On August 14, 2003, we entered into a Share Exchange Agreement with Digital Angel Corporation. The Share Exchange Agreement represents a strategic investment by us, whereby we are increasing our ownership interest in Digital Angel Corporation. As of August 14, 2003, we believed that Digital Angel Corporation's common stock was undervalued, and we desire to maintain a controlling interest in Digital Angel Corporation. Therefore, we consider the additional investment in Digital Angel Corporation to be a strategically advantageous undertaking. The Share Exchange Agreement provides for us to purchase 3.0 million new shares of Digital Angel Corporation's common stock at $2.64 per share and for us to receive a warrant to purchase up to 1.0 million shares of Digital Angel Corporation's common stock. The aggregate purchase price for the 3.0 million shares is $7.9 million. The purchase price is payable in shares of our common stock equal to the aggregate purchase price divided by the average of the volume weighted average price of our common stock for the ten trading days immediately proceeding the closing date (the "Per Share Exchange Price"). Under the terms of the Share Exchange Agreement, the closing date is scheduled to occur on the business day following the effective date of this registration statement. If the Per Share Exchange Price is less than $0.40, we have the option to postpone the closing date for a period not to exceed thirty calendar days or to terminate the Share Exchange Agreement. The warrant gives us the right to purchase a total of 1.0 million shares of Digital Angel Corporation's common stock for a period of five years from February 1, 2004. The exercise price of the warrant is $3.74 per warrant. In addition, Digital Angel Corporation has granted a five-year warrant to the Debenture holders to acquire up to
0.5 million shares of its common stock at an exercise price of $2.64 per share. The warrant was issued in consideration for a waiver from the Debenture holders allowing us to register the shares being issued in connection with this transaction. This registration statement includes 19,800,000 shares of our common stock to be issued to Digital Angel Corporation on the closing date of the Share Exchange Agreement.


         The aggregate purchase price of $7.9 million for the 3.0 million shares of Digital Angel Corporation's common stock was based on the closing price of Digital Angel Corporation's common stock on June 30, 2003, of

$2.64 per share. This price was used because we and Digital Angel Corporation felt that this was a fair price and because it reflected the market price of Digital Angel Corporation's common stock before any impact of the Debentures as a result of the Purchasers potentially hedging their position in Digital Angel Corporation's common stock and thereby affecting the market price of Digital Angel Corporation's stock.


         Under the terms of the Share Exchange Agreement, we were required to file a registration statement covering the sale of the shares of our common stock being exchanged for the 3.0 million shares of Digital Angel Corporation's common stock on or before October 13, 2003, and we are required to use our best efforts to cause the registration statement to be declared effective as soon as possible after the filing thereof. We included these shares in our original filing under this registration statement, which was filed with the Commission on October 6, 2003.


         Payment in Full of Obligations to IBM Credit LLC
         ------------------------------------------------

         Our Third Amended and Restated Term Credit Agreement (the "IBM
Credit Agreement") with IBM Credit contained covenants relating to our financial position and performance, as well as the financial position and performance of Digital Angel Corporation. At December 31, 2002, we did not maintain compliance with the revised financial performance covenant under the IBM Credit Agreement. In addition, under the terms of the IBM Credit Agreement we were required to repay IBM Credit $29.8 million of the $77.2 million outstanding principal balance then owed to them, plus $16.4 million of accrued interest and expenses (totaling approximately $46.2 million), on or before February 28, 2003. We did not make such payment by February 28, 2003, and on March 7, 2003, we received a notice from IBM
Credit declaring the loan in default. Effective April 1, 2003, we entered into a Forbearance Agreement with IBM Credit. In turn, we agreed to dismiss with prejudice a lawsuit we filed against IBM Credit and IBM Corporation in Palm Beach County, Florida on March 6, 2003. Under the terms of the Forbearance Agreement, we had the right to purchase all of our outstanding debt obligations to IBM Credit, totaling approximately $100.0 million (including accrued interest), if we paid IBM Credit $30 million in cash by June 30, 2003. As of June 30, 2003, we made cash payments to IBM Credit totaling $30 million and, thus, we have satisfied in full our debt obligations to IBM Credit. As a result, during the nine-months ended September 30, 2003, we recorded a gain on the forgiveness of debt of approximately $70.0 million, exclusive of the bonuses discussed below.

         On June 30, 2003, our Board of Directors (through the Compensation Committee) approved the payment of approximately $4.3 million in discretionary bonus awards. The bonuses were awarded to directors, executive officers and other employees in recognition of their efforts in achieving the successful repayment of all of our obligations to IBM Credit on June 30, 2003. This repayment resulted in our recording a gain on the forgiveness of debt of approximately $70.0 million in the nine-months ended September 30, 2003. The approval of the bonuses directly reflected the efforts of certain employees/directors in satisfying all of our obligations to IBM Credit and, accordingly, the approval was not subject to further conditions, except for continuation of employment until the bonuses were paid. Our Board of Directors, based on various factors including the contribution of the respective employee/director and our cash needs and availability, determined the allocation of the bonuses among the group of employees/directors and the timing of the payments. Our Board of Directors determined to satisfy the payment of the bonuses in cash. The bonuses were paid to the directors in November 2003, and to executive officers and other employees on various dates in November 2003, December 2003 and January 2004.


         Funding for $30.0 million Payment to IBM Credit
         -----------------------------------------------

         Funding for the $30 million payment to IBM Credit consisted of $17.8 million in net proceeds from the sales of an aggregate of 50.0 million shares of our common stock, $10.0 million in net proceeds from the issuance of our 8.5% Convertible Exchangeable Debentures, and $2.2 million from cash on hand.

         The 50.0 million shares of our common stock were offered on a best efforts basis through the efforts of a placement agent J.P. Carey
Securities, Inc. under the terms of a placement agency agreement.
We agreed to pay J.P. Carey Securities, Inc. a 3% placement agency fee.
In connection with this offering, on May 8, 2003, May 22, 2003 and June 4, 2003, we entered into Securities Purchase Agreements with Cranshire Capital, L.P. and Magellan International Ltd. The Securities Purchase Agreements provided for Cranshire Capital L.P. and Magellan International Ltd. to purchase an aggregate of 20.5 million shares and 29.5 million shares of our common stock, respectively, resulting in net proceeds to us of $17.8 million, after deduction of the 3% placement agency fee.

         Issuance of 8.5% Convertible Exchangeable Debentures
         ----------------------------------------------------

         On June 30, 2003, we entered into the Agreement with Purchasers, collectively referred to herein as the Purchasers or the "Debenture holders." In connection with the Agreement, we issued to the Purchasers the Debentures due November 1, 2005. Subject to the terms under the various agreements, the Debentures were convertible into shares of our common stock or exchangeable for shares of Digital Angel Corporation (AMEX:DOC) common stock owned by us, or a combination thereof, at the Purchasers' option prior to the maturity date of November 1, 2005. On November 12, 2003, we announced that we had entered into a letter agreement with the holders of our Debentures, which we issued on June 30, 2003. Under the letter agreement, the Purchasers were required to convert a minimum of 50% of the outstanding principal amount of the Debentures plus all accrued and unpaid interest into shares of our common stock on November 12, 2003, the First Conversion Date, at a conversion price of $0.35 per share. In addition, the Purchasers were required to convert any remaining outstanding principal amount of the Debentures plus accrued interest on or before November 19, 2003, the Second Conversion Date. The conversion price for the Second Conversion Date was
84% of the volume weighted average trading price of our common stock for the five trading days prior to November 17, 2003, which average was $0.4406.
As of November 19, 2003, the total principal amount of the Debentures has been converted, and accordingly, our obligations under the Debentures have been satisfied in full. We have issued an aggregate of 27.7 million shares of our common stock in connection with the conversions taking place on the First and Second Conversion Dates. In addition, in connection with the Debentures, we have issued an aggregate of 0.3 million shares of the Digital Angel Corporation common stock that we owned.

         In connection with the Debentures, we have granted to the Purchasers warrants (the "Warrants") to acquire approximately 5.35 million shares of our common stock, or 0.95 million shares of Digital Angel Corporation's common stock currently outstanding and owned by us, or a combination of shares from both companies, at the Purchasers' option. The exercise prices are $0.564 and $3.178 for our common stock and Digital Angel Corporation's common stock, respectively. The Warrants are subject to anti-dilution provisions, vest immediately and are exercisable through June 30, 2007.

         The proceeds upon issuance of the Debentures were allocated as follows:

                                                                              (in thousands)
                Face value of Debentures                                          $10,500
                Beneficial conversion feature                                      (3,120)
                Relative fair value of Warrants                                    (1,387)
                                                                              -------------
                Relative fair value of Debentures                                 $ 5,993
                                                                              =============


         The beneficial conversion feature was calculated as the difference between the beneficial conversion price and the fair value of the Company's common stock, multiplied by the number of shares into which the Debentures were convertible in accordance with the Emerging Issues Task Force ("EITF")
- 00-27. The beneficial conversion feature was recorded as a reduction in the value assigned to the Debentures (original issue discount) and an increase in additional paid-in-capital. The fair value of the Warrants was estimated using the Black-Scholes valuation model. The value assigned to the Warrants was recorded as a reduction in the value assigned to the Debentures (original issue discount) and an increase in long-term liabilities. The liability for the Warrants, to the extent potentially settleable in shares of the Digital Angel Corporation common stock owned by us, will be revalued at each reporting period and any resulting increase will result in a charge to operations. We will be required to record an impairment loss if the carrying value of the Digital Angel Corporation common stock underlying the Warrants exceeds the exercise price. Should the Purchasers elect to exercise the Warrants into shares of the Digital Angel Corporation common stock, such exercise may result in our recording a gain on the transaction. As a result of the repayment of all of the Debentures, the remaining balance of the original issue discount of approximately $4.0 million will be recorded as additional interest expense during the fourth quarter of 2003. In addition, the difference between the fair market value of our common stock and the conversion prices on each of the First and Second Conversion Dates will be recorded as additional interest expense during the fourth quarter of 2003.


         In connection with the Debentures, we incurred a placement agency fee of $430,000 and we reimbursed one of the Purchasers $50,000 for legal, administrative, due diligence and other expenses incurred to prepare and negotiate the transaction documents. We realized net proceeds of $10.0 million from the issuance of the Debentures, after deduction of the placement agency fee and transaction document costs. To date, we have not realized any proceeds from the issuance of the Warrants, as the Warrants have not yet been exercised. The Debentures are more fully described in Note 4 to our Condensed Consolidated Financial Statements.

         As a result of the complete satisfaction of all of our obligations to IBM Credit, we entered into an Amended and Restated Trust Agreement dated June 30, 2003, with the Digital Angel Share Trust ("Trust"). Under the terms of the revised trust agreement, the Trust retained all of its rights, title and interest in 15.0 million shares of the Digital Angel Corporation common stock owned by us in consideration of the Debentures and in order to secure and facilitate the payment of our obligations under the Debentures. As a result of the repayment in full of the Debentures on November 19, 2003, we expect to dissolve the Trust in the near future. Currently, Scott R. Silverman, our Chief Executive Officer, serves as the sole advisory board member to the Trust.


         Other

         SEC Informal Inquiry
         --------------------

         The Staff of the Securities and Exchange Commission's Southeast Regional Office is conducting an informal inquiry concerning us. We are fully and voluntarily cooperating with this informal inquiry. At this point, we are unable to determine whether this informal investigation may lead to potentially adverse action.

         Severance Agreements
         --------------------

         Included in this registration statement are 56.0 million, 4.8 million and 7.5 million shares of our common stock being issued to Richard
J. Sullivan, Jerome C. Artigliere and Garrett Sullivan (no relation to Richard J. Sullivan), respectively, under three separate severance agreements as discussed below:

         On March 21, 2003, Richard J. Sullivan, our then Chairman of the Board of Directors and Chief Executive Officer, retired from such positions. Our Board of Directors negotiated a severance agreement with Richard Sullivan under which he is to receive a one-time payment of 56.0 million shares of our common stock. In addition, stock options held by him exercisable for approximately 10.9 million shares of our common stock were re-priced. The options surrendered had exercise prices ranging from $0.15 to $0.32 per share and were replaced with options exercisable at $0.01 per share. All of the re-priced options have been exercised. Richard Sullivan's severance agreement provides that the payment of shares and re-pricing of options provided for under that agreement is in lieu of all future compensation and other benefits that would have been owed to him under his employment agreement. Richard Sullivan's employment agreement provided for:

             o an annual salary of $450,000 and an annual bonus of not less than $140,000 for the term of his employment agreement (which was due to expire March 1, 2008, roughly five years later);

             o supplemental compensation of $2,250,000 (to be paid in 60 equal monthly payments of $37,500 each), in the event of a termination of his employment for any reason other than a termination due to his material default under the agreement; and

             o a lump sum payment of $12,105,000, upon the occurrence of a "Triggering Event," defined under the employment agreement to include a change of control of us or his ceasing to serve as our Chairman of the Board of Chief Executive Officer for any reason other than due to his material default, with us having the option to pay this amount in cash or in our common stock or any combination of the two. In the event we opted to make any portion of the payment in our common stock, the agreement stipulated that the common stock is to be valued at the average closing price of the stock on the Nasdaq National Market (our stock was, at the time the agreement was entered into, listed on the Nasdaq National Market but has since been transferred to the Nasdaq SmallCap Market) over the last five business days prior to the date of the Triggering Event.

         In total, the employment agreement obligated us to pay Richard Sullivan roughly $17.3 million under, or in connection with, the termination of his employment agreement. In view of our cash constraints and our need at the time to dedicate our cash resources to satisfying our obligations to IBM Credit, we commenced negotiations with Richard Sullivan that led to the proposed terms of his severance agreement. The severance agreement requires us to make approximately $3.9 million less in payments to Richard Sullivan than would have been owed to him under his employment agreement.

         Richard J. Sullivan currently serves as Chairman of the Board of our subsidiary, Digital Angel Corporation. On December 1, 2003, Digital Angel Corporation announced that Richard J. Sullivan plans to retire from Digital Angel Corporation's Board of Directors on or before Digital Angel Corporation's next annual shareholders meeting.

         On March 21, 2003, Jerome C. Artigliere our then Senior Vice President and Chief Operating Officer, resigned from such positions. Under the terms of his severance agreement, Mr. Artigliere is to receive 4.8 million shares of our common stock. In addition, stock options held by him exercisable for approximately 2.3 million shares of our common stock were re-priced. The options surrendered had exercise prices ranging from $0.15 to $0.32 per share and were replaced with options exercisable at $0.01 per share. All of the re-priced options have been exercised. Mr. Artigliere's severance agreement provides that the payment of shares and re-pricing of options provided under that agreement is in lieu of all future compensation and other benefits that would have been owed to him under his employment agreement. That agreement required us to make payments of approximately $1.5 million to Mr. Artigliere.

         As a result of the termination of Richard Sullivan's employment with us, a "triggering event" provision in the severance agreement we entered into with Garrett Sullivan, our former Vice Chairman of the Board (who is not related to Richard Sullivan) at the time of his ceasing to serve in such capacity in December 2001, has been triggered. We recently negotiated a settlement of our obligations under Garrett Sullivan's severance agreement that requires us to issue to him 7.5 million shares of our common stock. We issued the shares to Garrett Sullivan on August 19, 2003. At the advice of Garrett Sullivan's financial advisor, in September 2003, Garrett Sullivan surrendered the shares to us. In accordance with the terms of a letter agreement between Garrett Sullivan and us dated October 20, 2003, we will reissue the shares to him upon the effectiveness of this registration statement.

         Our shareholders have approved the issuance of the common stock and have ratified the re-pricing of the options under the terms of the severance agreements with Richard J. Sullivan and Jerome C. Artigliere, and they have approved the issuance of the common stock under the agreements entered into with Garrett Sullivan. The terms of each of the severance agreements were subject to shareholder approval, in accordance with applicable Nasdaq rules, because the agreements (i) are deemed to be compensatory arrangements under which our common stock may be acquired by officers or directors, and (ii) in Richard Sullivan's case, such issuance may have result in his potentially holding more than 20% of the outstanding shares of our common stock following the issuance of the shares and exercise of options covered by his severance agreement.

         As a result of the terminations of Messrs. Sullivan and Artigliere, we recorded severance expense of $22.0 million during the six-months ended June 30, 2003, including $2.5 million resulting from the re-priced options. On July 25, 2003, our shareholders approved the terms of the severance agreement with Richard Sullivan, as discussed above. Since our obligation under the severance agreement was less than our obligation under Richard Sullivan's employment agreement, we reversed approximately $3.9 million of such severance expense during the three-months ending September 30, 2003.

         Resignation and Appointments
         ----------------------------



         On December 1, 2003, Digital Angel Corporation announced that Scott
R. Silverman, our Chief Executive Officer, had been named Vice Chairman of Digital Angel Corporation and that Richard J. Sullivan, our former Chairman, plans to retire from the Board of Directors of Digital Angel Corporation on or before Digital Angel Corporation's next annual shareholders meeting.

         RAW MATERIALS AND SUPPLIES

         To date, we have not been materially adversely affected by the inability to obtain raw material or products.

         Our principal manufacturing subcontractors and suppliers by segment are as follows:

         Advanced Technology

         Principal Suppliers
         -------------------


         As of March 21, 2003, Computer Equity Corporation's major suppliers were NEC, Graybar, Koss, and Computer Cable Connect, among others. Computer Equity Corporation does enter into contracts with its suppliers. Computer Equity Corporation is generally obligated to make net payments to its suppliers' within 30 days of the suppliers' invoice date.

         The VeriChip product is licensed from Digital Angel Corporation under an exclusive product and technology license with a remaining term of approximately ten years.



         Digital Angel Corporation

         Principal Suppliers
         -------------------

         Our Digital Angel Corporation segment relies solely on a production arrangement with Raytheon Corporation for the assembly of its patented syringe-injectable microchips, which are used in all of our implantable electronic identification products. The loss of, or any significant reduction in, the production could have an adverse effect on our and Digital Angel Corporation's businesses. In addition to Raytheon, Digital Angel Corporation's principal suppliers are EM Microelectronics-Marin SA, Ashland Distribution Company, Creation Technologies and TSI Molding, Inc. Digital Angel Corporation does not have contracts or supply arrangements with these suppliers.

         InfoTech USA, Inc

         Principal Suppliers
         -------------------


         Over 80% of InfoTech USA, Inc.'s purchases during 2002 were from its top four suppliers as follows: Support Net, 34%, Ingram, 25%, IBM, 11%,
Tech Data, 16%. InfoTech USA, Inc. does enter into contracts with its suppliers and is generally obligated to make net payments to its suppliers' within 30 days of the suppliers' invoice date.

         SEASONALITY

         No material portion of our business is considered to be seasonal.

         BACKLOG


         At January 23, 2004, we, and our subsidiaries had a backlog of orders of approximately $54.4 million. We expect the majority of this backlog to be filled in 2003 and 2004.


         COMPLIANCE WITH ENVIRONMENTAL REGULATIONS

         Federal, state, and local laws or regulations which have been enacted or adopted regulating the discharge of materials into the environment have not had, and under present conditions we do not foresee that they will have, a material adverse effect on our capital expenditures, earnings, cash flows or our competitive position. We will continue to monitor our operations with respect to potential environmental issues, including changes in legally mandated standards.

         EMPLOYEES

         At January 23, 2004, we employed approximately 393 employees.


         GEOGRAPHIC AREAS

         Currently, we operate in two geographic areas: the United States, which comprises the majority of our operations and the United Kingdom. Our United Kingdom operations consist of one company in our Digital Angel Corporation segment. The majority of our revenues and expenses in each geographic area, both from Continuing and Discontinued Operations, were generated in the same currencies, except as noted below.

         Previously, we operated in Canada. Our Canadian operation was comprised of an automotive manufacturing and engineering company, which was part of our Discontinued Operations, and which we disposed of in January 2002. Approximately 41% and 40% of the manufacturing and engineering company's revenues were generated in U.S. dollars for the years ended December 31, 2001 and 2000, respectively, while 94% and 100% of its expenses were incurred in Canadian dollars during the same respective periods.

         From mid-December 2000 to April 2002, we operated a United Kingdom company in our Advanced Technology segment. Approximately 89% of this company's revenues were generated in foreign currencies during 2002 and 2001, while 45% of its expenses were generated in foreign currencies.

         We did not incur any significant foreign currency gains or losses during the nine-months ended September 30, 2003, and the three years ended December 31, 2002.

         Revenues are attributed to geographic areas based on the location of the assets producing the revenue. Information concerning principal geographic areas as of and for the three years ended December 31, 2002 was as follows (in thousands):

                                                                           UNITED
                                UNITED STATES         CANADA              KINGDOM            CONSOLIDATED
                             ---------------------------------------------------------------------------------
2002
Net revenue                           $88,190         $---                $11,410                 $99,600
Long-lived tangible assets             15,379          ---                    855                  16,234
Deferred tax asset                      1,236          ---                    ---                   1,236
--------------------------------------------------------------------------------------------------------------

2001
Net revenue                          $138,887         $---                $17,427                $156,314
Long-lived tangible assets             19,193          ---                    992                  20,185
Deferred tax asset                      1,167          ---                   ---                    1,167
--------------------------------------------------------------------------------------------------------------

2000
Net revenue                          $118,849         $766                $15,151                $134,766
Long-lived tangible assets             20,044          ---                  1,324                  21,368
Deferred tax asset (liability)         21,426         (204)                   564                  21,786
--------------------------------------------------------------------------------------------------------------

         PROPERTIES


         At December 31, 2003, we were obligated under leases for approximately 163,040 square feet of facilities, of which 105,313 square feet was for office facilities and 57,727 square feet was for factory and warehouse space. These leases expire at various dates through 2042. In addition, we owned 111,977 square feet of office and manufacturing facilities, of which 78,800 square feet was for manufacturing, factory and warehouse use and 33,177 square feet was for office space.


         The following table sets forth our owned and leased properties by business divisions:

                                                          FACTORY /
                                                OFFICE    WAREHOUSE      TOTAL
                                                ------    ---------      -----
                                                   (AMOUNTS IN SQUARE FEET)

Advanced Technology                             59,331      10,727       70,058
Digital Angel Corporation                       49,458     124,800      174,258
InfoTech USA, Inc.                               9,119       1,000       10,119
Corporate (1)                                   20,582          --       20,582
                                               -------     -------      -------
         Total                                 138,490     136,527      275,017
                                               =======     =======      =======

(1) Includes office space leased to others.

         The following table sets forth the principal locations of our properties:

                                                         FACTORY /
                                              OFFICE     WAREHOUSE       TOTAL
                                              ------     ---------       -----
                                                  (AMOUNTS IN SQUARE FEET)
California                                    30,957        6,000        36,957
Florida                                        3,894           --         3,894
Maryland                                      15,000        4,800        19,800
Minnesota                                      6,000       74,000        80,000
New Hampshire                                 15,856        5,464        21,320
New Jersey (1)                                20,838        1,000        21,838
New York                                       2,622           --         2,622
Virginia                                      21,173        5,263        26,436
United Kingdom                                22,150       40,000        62,150
                                             -------      -------       -------
         Total                               138,490      136,527       275,017
                                             =======      =======       =======

(1) Includes office space leased to others

         FAS No. 143, Accounting for Asset Retirement Obligations is effective for fiscal years beginning after June 15, 2002. SFAS 143 requires legal obligations associated with the retirement of long-lived assets to be recognized at their fair value at the time the obligations are incurred. Upon initial recognition of a liability, that cost should be capitalized as part of the related long-lived asset and allocated to expense over the useful life of the asset. We adopted FAS 143 on January 1, 2003. Application of the new rules did not have a significant impact on our financial position and results of operations, as we do not currently have any legal obligations associated with the retirement of long-lived assets or leased facilities.

         LEGAL PROCEEDINGS


         We, and certain of our subsidiaries, are parties to various legal actions as either plaintiff or defendant and accordingly, have recorded certain reserves of $1.2 million in our financial statements as of September 30, 2003. In our opinion, these proceedings are not likely to have a material adverse affect on our financial position, our cash flows or our overall trends in results. The estimate of the potential impact on our financial position, our overall results of operations or our cash flows for these proceedings could change in the future.

         On January 31, 2002, Treeline, Inc. filed a complaint in the Common Pleas Court of Cuyahoga County, Ohio against us, and one of our subsidiaries, STR, Inc., now known as ARJANG, Inc. ("STR") and another defendant who was formerly an executive of STR, alleging that STR breached its lease agreement with Treeline, Inc. in connection with a facility no longer being used by us. On May 15, 2003, we settled the dispute with Treeline, Inc., subject to certain conditions subsequent. The settlement provided for the issuance of 1.1 million shares of our common stock.


         On March 31, 2002, 510 Ryerson Road, Inc. filed a lawsuit against us and one of our subsidiaries in connection with a lease for a facility that we vacated prior to the expiration of the lease and which is no longer in use. The plaintiffs have demanded relief in the amount of $2.0 million. We have entered into a settlement agreement with the plaintiffs pursuant to which we would issue to the plaintiff shares having a value of, or pay the plaintiff an amount in cash equal to, approximately $1.1 million plus interest. The payment is due on or about March 15, 2004.

         On May 20, 2002, a purported securities fraud class action was filed against us and one of our directors. In the following weeks, fourteen virtually identical complaints were consolidated into a single action, In re Applied Digital Solutions Litigation, which was filed in the United States District Court for the Southern District of Florida. In March 2003, we entered into a memorandum of understanding to settle the pending lawsuit. The settlement of $5.6 million will be entirely covered by proceeds from insurance, and is subject to approval by the District Court. In December 2003, the District Court issued a preliminary approval of the class action settlement and directed that Class Members be given notice of the Settlement. The final hearing, at which the Court will consider whether to issue its final approval and enter final judgment, is set for March 19, 2004.

         On September 25, 2002, The Bank of Scotland filed a complaint in the Court of Session in Edinburgh, Scotland against the Company alleging that it owed them money under the terms of an agreement dated December 18, 2000, governing the Senior Term Loan and Overdraft Facilities ("Loan Agreement"). Under the terms of the

Loan Agreement, Caledonian Venture Holding Limited (also referred to as Transatlantic Software Corporation) was purchased by the Company through the issuance of the Company's common stock. The complaint alleged that we are liable for a shortfall of approximately $565,000 created under the price protection provision of the loan. During the second quarter of 2003, the plaintiff voluntarily dismissed this action. The plaintiff agreed to pay our attorney's fees in connection with the case.

         On May 29, 2001, Janet Silva, individually and as Guardian ad Litem for Jonathan Silva, a minor, and the Estate of Clarence William Silva, Jr. (collectively, "Plaintiffs") filed suit against Customized Services Administrators, Incorporated ("CSA"), Pricesmart, Inc. ("Pricesmart"), Commercial Union Insurance Company ("Commercial Union"), CGU Insurance Group, and Digital Angel Corporation (collectively the "Defendants") in the Superior Court of the State of California in and for the County of Santa Clara. The allegations of the complaint arose from a vacation guarantee insurance policy (the "Insurance Contract") allegedly purchased by Plaintiffs from Defendants on March 6, 2000. The complaint alleges, among other things, that the Defendants breached the terms of the insurance policy, defrauded Plaintiffs, acted in bad faith, and engaged in deceptive and unlawful business practices, resulting in the wrongful death of Clarence William Silva, Jr. (the "Deceased") and the intentional infliction of emotional distress on Plaintiffs. The Plaintiffs sought damages in an unspecified amount. Effective September 9, 2003, this lawsuit was settled and the Plaintiffs executed a Full Release and Covenant Not to Sue in which the Plaintiffs agreed to forgo any action against Digital Angel Corporation in consideration for a payment within Digital Angel Corporation's insurance limits.

                           SELECTED FINANCIAL DATA

         You should read the following selected consolidated financial data in conjunction with our consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus. The statement of operations data for the nine-months ended September 30, 2003 and 2002, and the balance sheet data as of September 30, 2003, are derived from our interim Condensed Consolidated Financial Statements. The statement of operations and balance sheet data for the years ended and as of December 31, 2002, 2001, 2000, 1999 and 1998 are derived from our consolidated financial statements. In accordance with the requirements of FAS 145, we have reclassified the $9.5 million gain on extinguishment of debt recorded in 2001 as a component of continuing operations. This amount was previously recorded as extraordinary. In the opinion of management, our unaudited interim consolidated financial statements include all adjustments, which are only normally recurring adjustments, necessary for a fair presentation of the financial position and results of operations for the unaudited periods. The historical results are not necessarily indicative of results to be expected for future periods and results for the nine-month period ended September 30, 2003, are not necessarily indicative of results that may be expected for the entire year ending December 31, 2003.


                                    NINE-MONTHS ENDED SEPTEMBER 30,                FOR THE FISCAL YEAR ENDED DECEMBER 31,
                                    -------------------------------   ------------------------------------------------------------
                                         2003            2002          2002         2001         2000         1999          1998
                                         ----            ----          ----         ----         ----         ----          ----
                                     (UNAUDITED)     (UNAUDITED)
                                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)

STATEMENT OF OPERATIONS DATA:
Net revenue                           $ 69,797         $ 78,400       $ 99,600   $  156,314    $  134,766    $129,064     $ 74,343
 Cost of goods and services sold
   (exclusive of depreciation
   and amortization shown separately
   below)                               47,344           51,117         67,718      109,839        82,475      74,299       39,856
 Selling, general and administrative
   expense                              47,006           54,635         66,450      102,316        61,996      58,960       32,120
 Research and development                4,464            2,474          3,518        8,610         2,504          --           --
 Depreciation and amortization           1,824            3,747          4,773       28,899        11,073       6,560        2,913
 Asset impairment restructuring and
   unusual costs                            --              784         69,382       71,719         6,383       2,550           --
(Gain) loss on extinguishment of
  debt                                 (69,968)              --             --       (9,465)           --         249            --
(Gain) loss on sale of subsidiary
  and assets                                --               --           (132)       6,058          (486)    (20,075)        (733)
 Interest and other income                (674)          (1,388)        (2,356)      (2,076)       (1,095)       (422)        (291)
 Interest expense                       11,066           12,574         17,524        8,555         5,901       3,478        1,070
                                      --------         --------       --------   ----------    ----------    --------     --------
 Income (loss) from continuing
   operations before provision
   (benefit) for taxes, minority
   interest, losses attributable
   to capital transactions of
   subsidiary and equity in
   net loss of affiliate                28,736          (45,543)      (127,277)    (168,141)      (33,985)      3,465         (592)
 Provision (benefit) for income
   taxes                                   758              200            326       20,870        (5,040)      1,091          670
                                      --------         --------       --------   ----------    ----------    --------     --------
 Income (loss) from continuing
   operations before minority
   interest, losses attributable
   to capital transactions of
   subsidiary and equity in net
   loss of affiliate                    27,978          (45,743)      (127,603)    (189,011)      (28,945)      2,374       (1,262)
 Minority interest                      (1,681)            (762)       (18,474)        (718)          229         (46)         120
 Net loss on capital transactions of
   subsidiary                              324            2,620          2,437           --            --          --           --
 Loss attributable to changes in
   minority interest as a result
   of capital transactions of
   subsidiary                              577            2,024          2,048           --            --          --           --
 Equity in net loss of affiliate            --              291            291          328            --          --           --
                                      --------         --------       --------   ----------    ----------    --------     --------
 Income (loss) from continuing
   operations                           28,758          (49,916)      (113,905)    (188,621)      (29,174)      2,420       (1,382)
 Income (loss) from discontinued
   operations, net of income taxes          --               --             --          213       (75,702)      3,012        6,072
 (Loss) income on disposal of
   discontinued operations, including
   provision for operating losses
   during phase-out period, net of
     tax benefit                          (492)             105          1,420      (16,695)       (7,266)         --           --
                                      --------         --------       --------   ----------    ----------    --------     --------
 Net income (loss)                      28,266          (49,811)      (112,485)    (205,103)     (112,142)      5,432        4,690
 Preferred stock dividends and
   other                                    --               --             --       (1,147)         (191)         --          (44)
 Accretion of beneficial conversion
   feature of preferred stock               --               --             --       (9,392)       (3,857)         --           --
                                      --------         --------       --------   ----------    ----------    --------     --------
 Net income (loss) available to
   common Shareholders                $ 28,266         $(49,811)      $(112,485) $ (215,642)   $ (116,190)   $  5,432     $  4,646
                                      ========         ========       =========  ==========    ==========    ========     ========

                                    NINE-MONTHS ENDED SEPTEMBER 30,              FOR THE FISCAL YEAR ENDED DECEMBER 31,
                                    -------------------------------   -------------------------------------------------------------
                                         2003            2002            2002        2001         2000          1999         1998
                                         ----            ----            ----        ----         ----          ----         ----
                                      (UNAUDITED)     (UNAUDITED)
                                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
 Net income (loss) per common share
   - basic:
    Continuing operations             $    0.09        $   (0.19)     $   (0.42) $    (1.17)   $    (0.52)   $    0.06    $   (0.05)
    Discontinued operations                 --                --             --       (0.10)        (1.30)        0.06         0.19
                                      ---------        ---------      ---------- -----------   ----------    ---------    ---------
      Net income (loss) per common
        share-basic                   $    0.09        $   (0.19)     $   (0.42) $    (1.27)   $    (1.82)   $    0.12    $    0.14
                                      =========        =========      =========  ==========    ==========    =========    =========

 Net income per (loss) common share
   - diluted:
    Continuing operations             $    0.09        $   (0.19)     $   (0.42) $    (1.17)   $    (0.52)   $    0.05    $   (0.05)
    Discontinued operations                  --               --             --       (0.10)        (1.30)        0.06         0.17
                                      ---------        ---------      ---------- -----------   ----------    ---------    ---------
      Net income (loss)per common
        share-diluted                 $    0.09        $   (0.19)     $   (0.42) $    (1.27)   $    (1.82)   $    0.11    $    0.12
                                      =========        =========      =========  ==========    ==========    =========    =========

 Average common shares outstanding:
    Basic                               315,380          265,001        269,232     170,009        63,825       46,814       32,318
    Diluted                             334,625          265,001        269,232     170,009        63,825       50,086       34,800


                                                 AS OF SEPTEMBER 30,                    AS OF DECEMBER 31,
                                                 ------------------- -----------------------------------------------------
                                                       2003             2002        2001      2000       1999       1998
                                                       ----             ----        ----      ----       ----       ----
                                                    (UNAUDITED)                       (AMOUNTS IN THOUSANDS)
        BALANCE SHEET DATA:
        Cash and cash equivalents                    $  5,271        $   5,818   $   3,696  $  8,039  $   2,181   $  1,936
        Due from buyers of divested subsidiary             --               --       2,625        --     31,302         --
        Property and equipment                          9,379            9,822      20,185    21,368      6,649      8,933
        Goodwill                                       68,246           67,818      90,831   166,024     24,285     23,786
        Net (liabilities) assets of
        discontinued operations                        (9,648)          (9,368)     (9,460)    8,076     75,284     37,320
        Total assets                                  116,603          117,233     167,489   319,451    186,605     71,613
        Long-term debt                                  6,305            3,346       2,586    69,146     33,260      1,864
        Total debt                                     15,094           85,225      86,422    74,374     62,915     26,055
        Minority interest                              17,897           18,422       4,460     4,879      1,292      1,300
        Redeemable preferred stock and option              --               --       5,180    18,620         --         --
        Stockholders' equity (deficit)                 19,652          (36,092)     28,119   160,562     92,936     67,560

         Effective January 1, 2002, we adopted Statement of Financial Accounting Standard No. 142 Goodwill and Other Intangible Assets (FAS 142). FAS 142 requires that goodwill and certain intangibles no longer be amortized, but instead tested for impairment at least annually.

         The following table presents the impact of FAS 142 on our selected financial data as indicated:

                                                                 YEAR ENDED     YEAR ENDED    YEAR ENDED
                                                                DECEMBER 31,   DECEMBER 31,  DECEMBER 31,
                                                                    2001           2000          1999
                                                                    ----           ----          ----
          Net (loss) income available to common stockholders:
          Net (loss) income available to common stockholders
            As reported                                           $(215,642)     $(116,190)     $ 5,432
          Add back: Goodwill amortization                            21,312          9,415        2,602
          Add back: Equity method investment amortization             1,161             --           --
                                                                  ---------      ---------      -------
          Adjusted net (loss) income                              $(193,169)     $(106,775)     $ 8,034
                                                                  =========      =========      =======

          Earnings (loss) per common share - basic
          Net (loss) income per share - basic, as reported        $    (1.27)    $    (1.82)    $  0.12
          Goodwill amortization                                         0.12           0.15        0.05
          Equity method investment amortization                         0.01            --           --
                                                                  ----------     ---------      -------
          Adjusted net (loss) income - basic                      $    (1.14)    $    (1.67)    $  0.17
                                                                  ==========     ==========     =======

          Earnings (loss) per share - diluted
          Net (loss) income per share - diluted, as reported      $    (1.27)    $    (1.82)    $  0.11
          Goodwill amortization                                         0.12           0.15        0.05
          Equity method investment amortization                         0.01            --           --
                                                                  ----------     ---------      -------
          Adjusted net (loss) income per share - diluted          $    (1.14)    $    (1.67)    $  0.16
                                                                  ==========     ==========     =======

         We have adopted FAS 145 effective January 1, 2003. Under FAS 145, gains and losses on the extinguishment of debt are included as part of continuing operations. SFAS 145 requires all periods presented to be consistent, and, as such, gains and losses on extinguishment of debt previously recorded as extraordinary must be reclassified from extraordinary treatment and presented as a component of continuing operations.

                  SELECTED QUARTERLY RESULTS OF OPERATIONS


         The following table sets forth, for the periods indicated, our consolidated financial information for the last twelve quarters. We prepared this information using our unaudited interim Consolidated Financial Statements that, in our opinion, have been prepared on a basis consistent with our annual Consolidated Financial Statements. We believe that these interim Consolidated Financial Statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this information when read in conjunction with our financial statements and notes to financial statements. The operating results for any quarter do not necessarily indicate the results expected for any future period.


         Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standard No. 142 Goodwill and Other Intangible Assets (FAS 142). FAS 142 requires that goodwill and certain intangibles no longer be amortized, but instead tested for impairment at least annually. The following table includes the impact of FAS 142 on net loss and net loss per share for each of the 2001 quarters presented as if the standard had been in effect beginning January 1, 2000. In addition, in accordance with the requirements of FAS 145, we have reclassified the $9.5 million gain on extinguishment of debt recorded in 2001 as a component of continuing operations. This amount was previously recorded as extraordinary.

                                                                 FIRST      SECOND       THIRD      FOURTH       FULL
                                                                QUARTER    QUARTER      QUARTER   QUARTER(1)     YEAR
                                                                -------    -------      -------   ----------     ----
                                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)

       2003
       Total revenue                                            $ 25,106  $  20,889    $  23,802        N/A   $  69,797
       Net income (loss) from continuing operations              (26,783)    56,801       (1,259)       N/A      28,758
       (Loss) income from discontinued operations                   (157)      (435)          99        N/A        (492)
       Basic net income (loss) per share from continuing
         operations                                                (0.10)      0.18           --        N/A        0.09
       Basic net income (loss) per share from discontinued
         operations                                                   --         --           --        N/A          --
       Diluted net income (loss) per share from continuing
         operations                                                (0.10)      0.18           --        N/A        0.09
       Diluted net income (loss) per share from discontinued
         operations                                                   --      (0.01)          --        N/A         --

       2002
       Total revenue                                            $ 28,219  $  25,836    $  23,903  $  21,642   $  99,600
       Net income (loss) from continuing operations              (24,692)   (19,473)      (5,751)   (63,989)   (113,905)
       Net income (loss) from discontinued operations                687       (463)        (119)     1,315       1,420
       Basic and diluted net income (loss) per share from
         continuing operations                                     (0.10)     (0.07)       (0.02)     (0.23)      (0.42)
       Basic and diluted net income (loss) per share from
         discontinued operations                                    0.01      (0.01)          --         --          --

       2001 - AS REPORTED
       Net operating revenue                                    $ 47,409  $  39,871    $  41,366  $  27,668   $ 156,314
       Loss from continuing operations                           (11,393)   (19,881)    (109,349)   (47,998)   (188,621)
       (Loss) income from discontinued operations                    213    (21,789)        (748)     5,842     (16,482)
       Net loss                                                  (11,180)   (41,670)    (110,097)   (42,156)   (205,103)
       Basic loss per share from continuing operations             (0.13)     (0.15)       (0.56)     (0.18)      (1.17)
       Diluted loss per share from continuing operations           (0.13)     (0.15)       (0.56)     (0.18)      (1.17)
       Basic loss per share from discontinued operations              --      (0.16)          --       0.02       (0.10)
       Diluted loss per share from discontinued operations            --      (0.16)          --       0.02       (0.10)

       2001 - ADJUSTED FOR CHANGE IN METHOD OF ACCOUNTING FOR
         GOODWILL
       Net operating revenue                                    $ 47,409  $  39,871   $   41,366  $  27,668   $ 156,314
       Loss from continuing operations                            (5,865)   (13,756)    (103,036)   (43,491)   (166,148)
       (Loss) income from discontinued operations                    213    (21,789)        (748)     5,842     (16,482)
       Net loss                                                   (5,652)   (35,545)    (103,784)   (37,649)   (182,630)
       Basic loss per share from continuing operations             (0.06)     (0.10)       (0.52)     (0.18)      (0.97)
       Diluted loss per share from continuing operations           (0.06)     (0.10)       (0.52)     (0.18)      (0.97)
       Basic loss per share from discontinued operations              --      (0.16)          --       0.02       (0.10)
       Diluted loss per share from discontinued operations            --      (0.16)          --       0.02       (0.10)

      (1) The term N/A in the above table means "not applicable" as we have not yet completed and or reported on our results for the fourth quarter ended December 30, 2003.

                   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS


         The following discussion and analysis of our financial condition and results of operations should be read in conjunction with "Selected Financial Data" and our Consolidated Financial Statements and the notes to those financial statements included elsewhere in this prospectus. Our discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Our actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under "Risk Factors," "Business" and elsewhere in this prospectus.


         OVERVIEW


         Our company, Applied Digital Solutions, Inc., together with our subsidiaries, is an advanced technology development company. We grew significantly through acquisitions, and since 1996 we have completed 51 acquisitions. During the last half of 2001 and during 2002, we sold or closed many of the businesses that we had acquired that we believed did not enhance our strategy of becoming a leading advanced technology development company. These companies were primarily telephone system providers, software developers, software consultants, networking integrators, computer hardware suppliers or were engaged in other businesses or had a customer basis that we believed did not promote or complement our current business strategy. As of September 30, 2003, our business operations consisted of the operations of six wholly owned-subsidiaries, which we collectively refer to as the Advanced Technology segment, and two majority-owned subsidiaries, Digital Angel Corporation (AMEX:DOC), and InfoTech USA, Inc. (OTC:IFTH), formerly known as SysComm International Corporation. Currently, we own approximately 65.3% of Digital Angel Corporation and 52.5% of InfoTech USA, Inc.

         GOING CONCERN


         Historically we have suffered losses and have not generated positive cash flows from operations. This raises doubt about our ability to continue as a going concern. The audit reports of Eisner LLP for the year ended December 31, 2002, and of Pricewaterhouse Coopers LLP, for each of the two-years ended December 31, 2001 and 2000, contain an explanatory paragraph expressing doubt about our ability to continue as a going concern, as a result of payment and covenant defaults under our credit agreement with IBM Credit LLC ("IBM Credit"), which are more fully discussed in Note 4 to our Condensed Consolidated Financial Statements, as well as our historical losses and the negative cash flows from our operations, as more fully discussed in Note 1 to our Condensed Consolidated Financial Statements. On June 30, 2003, we repaid all of our obligations to IBM Credit, which resolved one of the major factors impacting our ability to continue as a going concern. This repayment is more fully discussed in Note 4 to the Condensed Consolidated Financial Statements. In addition, on November 19, 2003, we satisfied in full our obligations under the Debentures, as more fully discussed in the prospectus on page 24. Digital Angel Corporation has suffered losses and has not generated positive cash flows from operations, as more fully discussed in Note 1 to our Condensed Consolidated Financial Statements. In addition, the audit reports of Eisner LLP for the year ended December 31, 2002, and of Pricewaterhouse Coopers LLP, for each of the two-years ended December 31, 2001 and 2000, contain an explanatory paragraph expressing doubt about Digital Angel Corporation's ability to continue as a going concern.


         Excluding the effects of a one-time gain on the forgiveness of debt of $70.0 million in the nine-months ended September 30, 2003, we incurred consolidated net losses from continuing operations of $1.3 million and $41.2 million for the three and nine-months ended September 30, 2003, respectively. Additionally, we incurred consolidated net losses from continuing operations of $5.8 million and $49.9 million for the three and nine-months ended September 30, 2002, respectively. As of September 30, 2003, we had an accumulative deficit of $388.8 million. Our consolidated operating activities used cash of $5.0 million and provided cash of $0.7 million during the nine-months ended September 30, 2003 and 2002, respectively. At September 30, 2003, cash and cash equivalents was $5.3 million.

         Our significant sources of revenue include (a) sales of voice, data and video telecommunications networks, (b) electronic visual identification tags and implantable microchips for the companion animal, livestock, laboratory animal, fish and wildlife markets, (c) computer hardware and computer services, and (d) GPS enabled search and rescue equipment, intelligent communications products and services for telemetry, mobile data and radio communications.

         (Loss) income from continuing operations before taxes, minority interest, losses (gains) attributable to capital transactions of subsidiary and equity in loss of affiliate from each of our segments during the three and nine-months ended September 30, 2003 and 2002, was as follows (we evaluate performance based on stand-alone segment operating income as presented below):

                                                               THREE-MONTHS ENDED               NINE-MONTHS ENDED
                                                                 SEPTEMBER 30,                    SEPTEMBER 30,
                                                                 (In thousands)                   (In thousands)
                                                          ---------------------------     ---------------------------
                                                               2003           2002              2003          2002
                                                               ----           ----              ----          ----
              INCOME (LOSS) FROM CONTINUING OPERATIONS
               BEFORE TAXES, MINORITY INTEREST, LOSSES
               (GAINS) ATTRIBUTABLE TO CAPITAL
               TRANSACTIONS OF SUBSIDIARY AND EQUITY IN
               LOSS OF AFFILIATE BY SEGMENT:

              Advanced Technology                               $481           $(90)             $974         $(113)
              Digital Angel Corporation (1)                   (2,625)          (976)           (5,038)       (4,250)
              InfoTech USA, Inc.                                (108)           (33)             (731)          (62)
              All Other                                           44            (27)              373           117
              Corporate / Eliminations (2)                       (73)        (4,482)           33,158       (41,235)
                                                          ---------------------------     ---------------------------
              Total                                          $(2,281)       $(5,608)          $28,736      $(45,543)
                                                          ===========================     ===========================

         (1) For Digital Angel Corporation, the loss for the nine-months ended September 30, 2002 excludes $1.8 million of interest expense associated with our obligations to IBM Credit and $18.7 million of non-cash compensation expense associated with pre-merger Digital Angel options which were converted into options to acquire MAS stock, all of such expenses having been reflected as additional expense in the separate financial statement of Digital Angel Corporation included in its Form 10-Q dated September 30, 2002. The $1.8 million of interest expense and the $18.7 million of non-cash compensation expense are reflected in "Corporate/Eliminations" for the nine--months ended September 30, 2002.

         (Loss) income from continuing operations before taxes, minority interest, losses attributable to capital transactions of subsidiary and equity in loss of affiliate from each of our segments during 2002, 2001 and 2000 was as follows (we evaluate performance based on stand-alone segment operating income as presented below):

                                                                           YEAR ENDED DECEMBER 31,
                                                                       2002         2001         2000
                                                                       ----         ----         ----
              (LOSS) INCOME FROM CONTINUING OPERATIONS BEFORE
               TAXES, MINORITY INTEREST, LOSSES ATTRIBUTABLE
               TO CAPITAL TRANSACTIONS OF SUBSIDIARY AND EQUITY
               IN LOSS OF AFFILIATE BY SEGMENT:                                 (in thousands)
                                                                                --------------

              Advanced Technology                                         $(786)    $(41,493)    $(1,544)
              Digital Angel Corporation (1) (2)                         (76,439)     (16,262)     (3,816)
              InfoTech USA, Inc.                                           (422)      (1,322)        923
              All Other                                                    (320)     (71,636)     (5,714)
              "Corporate/Eliminations" (2)                              (49,310)     (46,893)    (23,834)
                                                                    ------------ ------------ -----------
              Total                                                   $(127,277)   $(177,606)   $(33,985)
                                                                    ============ ============ ===========

         (1) For Digital Angel Corporation, the loss for 2002 includes goodwill impairment of $62.2 million and impairment of certain software of $6.4 million.

         (2) For Digital Angel Corporation, amount for 2002 excludes $1.8 million of interest expense associated with our obligation to IBM Credit and $18.7 million of non-cash compensation expense associated with pre-merger Digital Angel options which were converted into options to acquire MAS stock, both of which have been reflected as additional expense in the separate financial statement of Digital Angel Corporation included in its Form 10-K dated December 31, 2002. The $1.8 million of interest expense and $18.7 million of non-cash compensation expense are reflected in "Corporate/Eliminations" for 2002.

         We are unable to predict our operating profits or losses for the future periods. Our profitability and liquidity depends on many factors including the success of our marketing programs, the maintenance and reduction of expenses and our ability to successfully develop and bring to market our new products and technologies. We have established a management plan to mitigate the effect of our going concern uncertainty conditions over the next twelve months. The major components of our plan are discussed below under Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources from Continuing Operations." Assuming we are successful in achieving our plan, and including the funds that we have generated from the sales of our common stock under our 30.0 million share offering, which is more fully discussed on page 25, we should have sufficient working capital to satisfy our short-term needs over the next twelve months.

         We hope to continue to grow our revenues. We see a possible increase in sales of voice, data and video telecommunications networks to government agencies due to being awarded additional government contracts, such as the CONNECTIONS contract that we were awarded in January 2003. We anticipate an increase in sales of visual identification tags and implantable microchips to the companion animal, livestock, laboratory animal, fish and wildlife markets, and the expansion of our visual identification tags and implantable microchip product lines into new products such as our Bio-Thermo product. Also, we believe that concerns over the safety and source of animal and other food sources will increase the markets for Digital Angel Corporation's products. We expect revenue from our InfoTech USA, Inc. segment to decrease as we shift our focus from sales of lower-margin computer hardware products to sales of higher-margin products and technology services. Overall, in the short-term, our cost of products and services sold (exclusive of depreciation and amortization) will most likely increase as a result of competitive pressures. However, we are hoping that our cost of products and services sold (exclusive of depreciation and amortization) as a percentage of revenue will decrease once we begin selling significant quantities of our advanced technology products. To date, we have not recorded any significant revenues from our advanced technology products.


CRITICAL ACCOUNTING POLICIES

         Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. As such, some accounting policies have a significant impact on the amount reported in these financial statements. The preparation of our financial statements requires us to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of our financial statements, and the reported amounts of revenue and expenses during the reporting period. There can be no assurance that actual results will not differ from those estimates. We believe our most critical accounting policies include revenue recognition, software revenue recognition, VeriChip revenue recognition, stock-based compensation, proprietary software in development, goodwill and other intangible assets and legal contingencies as explained below.

REVENUE RECOGNITION

Advanced Technology Revenue Recognition
---------------------------------------

         Computer Equity Corporation Revenue Recognition
         -----------------------------------------------

         The largest company in the Advanced Technology segment is Computer Equity Corporation. This company supplies voice, data and video telecommunications networks and related products to government agencies. These products include voice mail, Internet cabling, phones and telephone wiring. Services are a minor part of the business and usually consist of small jobs such as phone moves. Computer Equity Corporation also receives monthly revenues from product related maintenance contracts, which revenues represent the smallest portion of their business. For product sales, we recognize revenue after the products are shipped and title has transferred, provided that a purchase order has been received or a contract has been executed, there are no uncertainties regarding customer acceptance, the sales price is fixed and determinable and collectibility is deemed probable. If uncertainties regarding customer acceptance exists, revenue is recognized when such uncertainties are resolved. Hardware sales for products that are shipped to a customer's site and require modification or installation are recognized when the work is complete and accepted by the customer. We do not experience significant product returns, and therefore, management is of the opinion that no allowance for sales returns is necessary. We have no obligation for warranties on new hardware sales, because the manufacturer provides the warranty. Services and phone installation jobs are billed and the revenue recognized following the completion of the work and the receipt of a written acceptance from the customer. Revenue from maintenance contracts is recognized ratably over the term of the contract.

         Other Advanced Technology Companies Revenue Recognition (Excluding
         ------------------------------------------------------------------
VeriChip Corporation)
---------------------

         The other companies in the Advanced Technology segment that provide programming, consulting and software licensing services recognize revenue based on the expended actual direct labor hours in the job times the standard billing rate and adjusted to realizable value, if necessary. It is our policy to record contract losses in their entirety in the period in which such losses are foreseeable. We do not offer a warranty policy for services to our customers. Revenue from license royalties is recognized when licensed products are shipped. There are no significant post-contract support obligations at the time of revenue recognition. Our accounting policy regarding vendor and post-contract support obligations is based on the terms of the customers' contract, billable upon the occurrence of the post-sale support. Costs of goods sold are recorded as the related revenue is recognized.

         For product sales, we recognize revenue after the products are shipped and title has transferred, provided that a purchase order has been received or a contract has been executed, there are no uncertainties regarding customer acceptance, the sale price is fixed and determinable and collectibility is deemed probable. If uncertainties regarding customer acceptance exists, revenue is recognized when such uncertainties are resolved. Hardware sales for products that are shipped to a customer's site and require modification or installation are recognized when the work is complete and accepted by the customer. We do not experience significant product returns, and therefore, management is of the opinion that no allowance for sales returns is necessary. We have no obligation for warranties on new hardware sales, because the manufacturer provides the warranty.

         VeriChip Revenue Recognition
         ----------------------------

         VeriChip revenue is comprised of the sale of VeriChip microchips, VeriChip scanners, and a nominal distributorship fee. Generally, the distributorship rights include the rights to market, promote and sell the product(s) in a specific territory under the VeriChip name and trademarks for a specific period of time. We are currently amending our distributor agreements such that the distributor strives to meet annual marketing goals, or quotas, as agreed-upon by the distributor and us, by ordering and taking delivery from us predetermined quantities of product each year through the term of the contract. Failure to meet the quota shall constitute a material breach of the contract and the loss of distributorship exclusivity privileges within the territory. To renew a preexisting agreement, the distributor must request so in-writing 30 days prior to the expiration of the contract. We, at our own discretion, may then negotiate in good faith with the distributor for a renewal of the agreement.

         VeriChip is a miniaturized, implantable RFID for use in a variety of identification and information applications. About the size of a grain of rice, each VeriChip contains a unique identification number that can be used to access a subscriber-supplied database providing personal related information

         To complement the VeriChip microchip, the VeriChip Proprietary Scanner is a scanning device that activates and reads the RFID within the microchip. The scanner emits a small amount of radio frequency energy that energizes the dormant VeriChip, which then emits a radio frequency signal containing the VeriChip identification number.


         Originally, the Company entered into distributorship agreements whereby the customer would pay an up-front fee in exchange for the exclusive right to market, promote and sell VeriChip Products within the agreed-upon territory. Under this arrangement, the distribution fee was not credited against or applied towards amounts due for any products subsequently ordered by the distributor. However, it soon became clear that there was more realizable value via a relationship where distributors could apply up-front monies in exchange for product. We found that distributors expressed reluctance to pay fees without receiving a tangible product in return. After time, it became clear that the standard for entrants into comparable unestablished marketplaces was to not charge up-front fees. In an effort to retain our customer base, management redefined its business strategy and amended its existing contracts to stipulate that $1.00 of up-front money would be allocated to the distribution fee, and the remaining amounts were customer deposits, which were applied against future purchases of VeriChip microchips and scanners. The advantage to this was that the customer was able to receive a tangible product to directly supply the resellers, as opposed to fronting additional money to purchase additional product.


         Product Sales

         Revenue from the sale of products such as VeriChip microchips and VeriChip scanners is recorded at gross with a separate display of cost of sales. Until the amount of returns can be reasonably estimated, we do not recognize revenues until after the products are shipped and title has transferred, provided that a purchase order has been received or a contract has been executed, there are no uncertainties regarding customer acceptance, the sales price is fixed and determinable, the period of time the distributor has to return the products as provided in their distributor agreement has expired and collectibility is reasonably assured. Once the amount of returns can be reasonably estimated, revenues (net of expected returns) will be recognized at the time of shipment and the passage of title, assuming there are no uncertainties regarding customer acceptance. If uncertainties regarding customer acceptance exist, revenue will not be recognized until such uncertainties are resolved. As of September 30, 2003, $20 thousand was recorded as deferred revenue.

         Monitoring Services

         When offered, monitoring services will be sold as a stand-alone contract and treated as a separate earnings process from product sales. Revenues from this service will be recognized on a straight-line basis over the term of the service agreement. Since the final use of the product is unknown at the time it is shipped to the distributor, end users will have the option of choosing from a number of non-proprietary monitoring services or choose none at all, and the monitoring services are not essential to the functionality of all chips; we will not attempt to bundle the revenue from the sale of chips with potential future revenues from a monitoring service.

Digital Angel Corporation Revenue Recognition
---------------------------------------------


         For product sales, Digital Angel Corporation recognizes revenue at the time product is shipped and title has transferred, provided that a purchase order has been received or a contract has been executed, there are no uncertainties regarding customer acceptance, the sales price is fixed and determinable and collectibility is deemed probable. If uncertainties regarding customer acceptance exist, revenue is recognized when such uncertainties are resolved. There are no significant post-contract support obligations at the time of revenue recognition. Digital Angel Corporation's accounting policy regarding vendor and post contract support obligations is based on the terms of the customers' contracts, billable upon occurrence of the post-sale support. Costs of goods sold are recorded as the related revenue is recognized. Digital Angel Corporation does not offer a warranty policy for services to customers. It is Digital Angel Corporation's policy to record contract losses in their entirety in the period in which such losses are foreseeable. For non-fixed fee jobs, revenue is recognized based on the actual direct labor hours in the job multiplied by the standard billing rate and adjusted to realizable value, if necessary. Revenues from contracts that provide services are recognized ratably over the term of the contract. Fixed fee revenues from contracts for services are recorded when earned and exclude reimbursable costs. Reimbursable costs incurred in performing such services are presented on a net basis and include transportation, medical and communication costs. Other revenues are recognized at the time services or goods are provided.

InfoTech USA, Inc. Revenue Recognition
--------------------------------------

         For product sales, InfoTech USA, Inc. recognizes revenue in accordance with the applicable products' shipping terms. InfoTech USA, Inc. has no obligation for warranties on new product sales. The manufacturer provides the warranty. For consulting and professional services, InfoTech USA, Inc. recognizes revenue based on the direct labor hours incurred times the standard billing rate, adjusted to realizable value, if necessary. Revenues from sales contracts involving both products and consulting and other services are allocated to each element based on vendor specific objective evidence of fair value, regardless of any separate prices that may be stated in the contract. Vendor specific objective evidence of fair value is the price charged when the elements are sold separately. If an element is not yet being sold separately, the fair value is the price established by management having the relevant authority to do so. It is considered probable that the price established by management will not change before the separate introduction of the element.


STOCK-BASED COMPENSATION

         We account for our employee stock-based compensation plans in accordance with APB Opinion No. 25 (APB No. 25), Accounting for Stock Issued to Employees and Financial Accounting Standards Board Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation--an Interpretation of APB Opinion No. 25, and the disclosure provisions of SFAS No. 123 (SFAS No. 123), Accounting for Stock-Based Compensation. Accordingly, no compensation cost is recognized for any of our fixed stock options granted to employees when the exercise price of each option equals or exceeds the fair value of the underlying common stock as of the grant date for each stock option. When options are granted to employees and directors at a price less than fair market value on the date of the grant, compensation expense is calculated based on the intrinsic value or the difference between the exercise price and the fair value on the date of the grant, and the compensation is recognized over the vesting period of the options. If the options are fully vested, the expense is recognized immediately. Changes in the terms of stock option grants, such as extensions of the vesting period or changes in the exercise price, result in variable accounting in accordance with APB Opinion No. 25. Accordingly, compensation expense is measured in accordance with APB No. 25 and recognized over the vesting period. If the modified grant is fully vested, any additional compensation costs are recognized immediately. Under variable accounting, changes in the underlying price of our stock may have a significant impact to earnings. A rise in the stock price would be treated as additional compensation expense and a decrease in the stock price would result in a reduction of reported compensation expense. During 2001, we re-priced 19.3 million stock options. As a result, we have recorded non-cash compensation expense of $0.7 million and $5.3 million in 2002 and 2001, respectively. In addition, on September 24, 2001, we issued 3.9 million options to employees and directors with exercise prices of $0.15 per share, or $0.02 per share less than the fair market value of the underlying common stock on the date of grant. We have recognized compensation expense of $0.1 million associated with these options. The compensation expense was amortized over the vesting period of the options.

         We account for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123.

PROPRIETARY SOFTWARE IN DEVELOPMENT

         In accordance with Statement of Financial Accounting Standards
(FAS) 86, Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed, we have capitalized certain computer software development costs upon the establishment of technological feasibility. Technological feasibility is considered to have occurred upon completion of a detailed program design that has been confirmed by documenting and tracing the detail program design to product specifications and has been reviewed for high-risk development issues, or to the extent a detailed program design is not pursued, upon completion of a working model that has been confirmed by testing to be consistent with the product design. Amortization is provided based on the greater of the ratios that current gross revenues for a product bear to the total of current and anticipated future gross revenues for that product, or the straight-line method over the estimated useful life of the product. The estimated useful life for the straight-line method is determined to be 2 to 5 years. Future events such as market conditions, customer demand, or technological obsolescence could cause us to conclude that the software is impaired. The determination of the possible impairment expense requires management to make estimates that affect our consolidated financial statements.

GOODWILL AND OTHER INTANGIBLE ASSETS

         Up through 2001, we reviewed goodwill and other intangible assets quarterly for impairment whenever events or changes in business circumstances indicated that the remaining useful life may have warranted revision or that the carrying amount of the long-lived asset may not have been fully recoverable. Included in factors considered were significant customer losses, changes in profitability due to sudden economic or competitive factors, change in managements' strategy for the business unit, letters of intent received for the sale of the business unit, or other factors arising in the quarterly period. We annually performed undiscounted cash flows analyses by business unit to determine if impairment existed. For purposes of these analyses, earnings before interest, taxes, depreciation and amortization were used as the measure of cash flow. When impairment was determined to exist, any related impairment loss was calculated based on fair value. Fair value was determined based on discounted cash flows and where available, market related information. The discount rate utilized by us was the rate of return expected from the market or the rate of return for a similar investment with similar risks. We recorded goodwill impairment charges of $63.6 million and $0.8 million during 2001 and 2000, respectively.


         On January 1, 2002 we adopted Statement of Financial Accounting Standards No. 142, Goodwill and Intangible Assets (SFAS 142). SFAS 142 eliminates the amortization of goodwill and instead requires that goodwill be tested for impairment at least annually. Intangible assets deemed to have indefinite life under SFAS 142, such as goodwill, are no longer amortized, but instead reviewed at least annually for impairment. Goodwill amortization amounted to $21.3 million during 2001. Intangible assets with finite lives are amortized over the useful life. As part of the implementation of SFAS 142, we were required to complete a transitional impairment test of goodwill and other intangible assets. There was no impairment of goodwill upon the adoption of FAS 142. Annually, we will test our goodwill and intangible assets for impairment as a part of our annual business planning cycle during the fourth quarter of each fiscal year. Based upon this annual test in the fourth quarter of 2002, we recorded a goodwill impairment of approximately $62.2 million at December 31, 2002, for goodwill associated with our Digital Angel Corporation segment. In addition, future events such as market conditions or operational performance of our acquired businesses could cause us to conclude that additional impairment exists. Any resulting impairment loss could also have a material adverse impact on our financial condition and results of operations.

LEGAL CONTINGENCIES

         We are currently involved in certain legal proceedings. We have accrued our estimate of the probable costs for the resolution of these claims. This estimate has been developed in consultation with outside counsel handling our defense in these matters and is based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. We do not believe these proceedings will have a material adverse effect on our consolidated financial position. It is possible, however, that future results of operations for any particular quarterly or annual period could be materially affected by changes in our estimates.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

         In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations (FAS No. 143), which was effective for fiscal years beginning after June 15, 2002. FAS No.143 requires legal obligations associated with the retirement of long-lived assets to be recognized at their fair value at the time the obligations are incurred. Upon initial recognition of a liability, that cost should be capitalized as part of the related long-lived asset and allocated to expense over the useful life of the asset. We adopted FAS 143 on January 1, 2003. Application of the new rules did not have a significant impact on our financial position and results of operations as we do not currently have any legal obligations associated with the retirement of long-lived assets or leased facilities.

         In May 2002, the FASB issued SFAS 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections (FAS No. 145). FAS No. 145 eliminates Statement 4 (and Statement 64, as it amends Statement 4), which requires gains and losses from extinguishments of debt to be aggregated and, if material, classified as an extraordinary item. Also, the exception to applying Opinion 30 is eliminated. This statement is effective for years beginning after May 2002 for the provisions related to the rescission of Statements 4 and 64, and for all transactions entered into beginning May 2002 for the provision related to the amendment of Statement 13. The adoption of FAS No. 145 had the effect of reducing our loss from continuing operations and eliminating an extraordinary gain as previously reported for the year ended December 31, 2001, and of reducing our income from continuing operations and eliminating an extraordinary loss as previously reported for the year ended December 31, 1999.


         In June 2002, the FASB issued SFAS 146, Accounting for Costs Associated with Exit or Disposal Activities (FAS No. 146). This statement requires recording costs associated with exit or disposal activities at their fair values when a liability has been incurred. Under previous guidance, certain exit costs were accrued upon management's commitment to an exit plan. Adoption of this Statement was required with the beginning of fiscal year 2003. We adopted this statement on January 1, 2003. The adoption of FAS No. 146 did not have a material impact on our operations or financial position.


         In December 2002, the FASB issued SFAS 148, Accounting for Stock-Based Compensation -- Transition and Disclosure, an amendment of FASB Statement No. 123 (FAS No. 148). This Statement amends SFAS 123, Accounting for Stock-Based Compensation (FAS No. 123), to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation. It also amends the disclosure provisions of that Statement to require prominent disclosure about the effects on reported net income of an entity's accounting policy decisions with respect to stock-based employee compensation. Finally, this Statement amends APB Opinion No. 28, Interim Financial Reporting, to require disclosure about those effects in interim financial information. We intend to continue to account for stock-based compensation based on the provisions of APB Opinion No. 25. FAS No. 148's amendment of the transition and annual disclosure provisions of FAS No. 123 are effective for fiscal years ending after December 15, 2002, and the disclosure requirements for interim financial statements are effective for interim periods beginning after December 15, 2002. We have adopted the disclosure provisions of FAS No. 148 effective December 31, 2002.

         In November, 2002, the FASB issued FIN 45, Disclosure in Management's Discussion and Analysis about Off-Balance Sheet Arrangements and Aggregate Contractual Obligations (FIN 45). FIN 45 requires a registrant to provide an explanation of its off-balance sheet arrangements in a separately captioned subsection of the "Management's Discussion and Analysis" section of a registrant's disclosure documents. It also requires registrants to provide an overview of certain known contractual obligations in a tabular format. We must adopt the disclosure provisions of FIN 45 in our registration statements, annual reports, proxy statements or information statements that are required to include our financial statements for the year ended December 31, 2003.

         On January 17, 2003, the FASB issued FIN 46, Consolidation of Variable Interest Entities (FIN 46). The primary objectives of FIN 46 are to provide guidance on the identification of entities for which control is achieved through means other than through voting rights ("variable interest entities" or VIEs") and how to determine when and which business enterprise should consolidate the VIE (the "primary beneficiary"). This new model for consolidation applies to an entity which either (1) the equity investors (if any) do not have a controlling financial interest or (2) the equity investment at risk is insufficient to finance that entity's activities without receiving additional subordinated financial support from other parties. In addition, FIN 46 requires that both the primary beneficiary and all other enterprises with a significant variable interest in a VIE make additional disclosures. FIN 46 is effective immediately for VIEs created after January 31, 2003. A company with a variable interest in a VIE created before February 1, 2003, must apply the provisions of FIN 46 no later than the beginning of the first fiscal year or interim period beginning after June 15, 2003. The adoption of FIN 46 did not have an impact on our financial position or results of operations.


         In May 2003, the FASB issued SFAS 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity (FAS No. 150). FAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. FAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. It is to be implemented by reporting the cumulative effect of a change in accounting principle for financial instruments created before the issuance date of the statement and still existing at the beginning of the interim period of adoption. Restatement is not permitted. We adopted the provisions of FAS No. 150 effective July 1, 2003. The adoption of FAS No. 150 did not have an impact on our financial position or results of operations.

                      RESULTS OF CONTINUING OPERATIONS


     The following table summarizes our results of operations as a percentage of net operating revenue for the three and nine-month periods ended September 30, 2003 and 2002, and is derived from the unaudited Condensed Consolidated Statements of Operations in Part I, Item 1 of this report.

                                                                      ------------------------ ------------------------
                                                                          RELATIONSHIP TO          RELATIONSHIP TO
                                                                              REVENUE                  REVENUE
                                                                        THREE-MONTHS ENDED        NINE-MONTHS ENDED
                                                                           SEPTEMBER 30,            SEPTEMBER 30,
                                                                      ------------------------ ------------------------
                                                                            2003        2002        2003         2002
                                                                            ----        ----        ----         ----
                                                                             %           %           %            %
                                                                             -           -           -            -
Product revenue                                                             78.8        81.4        81.9         81.4
Service revenue                                                             21.2        18.6        18.1         18.6
                                                                      ------------------------ ------------------------
Total revenue                                                              100.0       100.0       100.0        100.0
Cost of products sold (exclusive of depreciation and
    amortization shown separately below)                                    62.9        54.7        60.5         56.9
Cost of services sold                                                        6.5         8.1         7.3          8.3
                                                                      ------------------------ ------------------------
Total cost of products and services sold (exclusive
    of depreciation and amortization shown separately below)                69.4        62.8        67.8         65.2
Selling, general and administrative expenses                                21.3        30.7        67.3         69.7
Research and development                                                     7.7         3.6         6.4          3.2
Depreciation and amortization                                                2.5         5.2         2.6          4.8
Asset impairment                                                              --          --          --          1.0
Interest and other income                                                   (1.0)       (3.0)       (1.0)        (1.8)
Loss (gain) on forgiveness of debt                                           1.9          --      (100.2)          --
Interest expense                                                             7.8        23.9        15.9         16.0
                                                                      ------------------------ ------------------------
(Loss) income from continuing operations before taxes,
    minority interest, losses (gains) attributable to
    capital transactions of subsidiary and equity in net loss
    of affiliate                                                            (9.6)      (23.2)       41.2        (58.1)
(Benefit) provision for income taxes                                        (0.1)        0.4         1.1          0.2
                                                                      ------------------------ ------------------------
(Loss) income from continuing operations before minority
    interest, losses (gains) attributable to capital
    transactions of subsidiary and equity in net loss of
    affiliate                                                               (9.5)      (23.6)       40.1        (58.3)
Minority interest                                                           (3.1)       (1.3)       (2.4)        (1.0)
Net loss on capital transactions of subsidiary                               0.4         0.5         0.5          3.3
Loss attributable to changes in minority interest as a
  result of capital transactions of subsidiary                              (1.5)        1.0         0.8          2.6
Equity in net loss of affiliate                                               --          --          --          0.4
                                                                      ------------------------ ------------------------
(Loss) income from continuing operations                                    (5.3)      (23.8)       41.2        (63.6)
Change in estimate on loss on disposal and operating losses
    during the phase out period                                              0.4        (0.5)       (0.7)         0.1
                                                                      -------------------------------------------------
Net (loss) income                                                           (4.9)      (24.3)       40.5        (63.5)
                                                                      =================================================

         Our sources of revenue consist of sales of products and services from our three operating segments. Our significant sources of revenue for the nine-months ended September 30, 2003, were as follows:


                                                                                                Percentage of
Sources of Revenue:                                                                             Total Revenue
-------------------                                                                             -------------
Sales of voice, data and video telecommunications networks to government agencies                       36.1%

Electronic visual identification tags and implantable microchips for the companion
  animal, livestock, laboratory animal, fish and wildlife markets                                       26.3%

Sales of IT hardware and services from our InfoTech USA, Inc. segment                                   15.4%

GPS enabled search and rescue equipment, intelligent communications products and
  services for telemetry, mobile data and radio communications                                          11.4%

Other products and services (individually, none of these products and services
  exceeded 10% of our total revenues for the nine-months ended September 30, 2003)                      10.8%
                                                                                                -------------
Total                                                                                                  100.0%
                                                                                                =============


         Our significant cost of products and services sold (exclusive of depreciation and amortization shown separately below) and cost of products and services sold (exclusive of depreciation and amortization shown separately below) as a percentage of revenue by product type for the nine-months ended September 30, 2003, were as follows:

                                                                                                         COST OF
                                                                                                       PRODUCTS AND
                                                                                    COST OF            SERVICES SOLD
                                                                                  PRODUCTS AND         (EXCLUSIVE OF
                                                                                  SERVICES SOLD         DEPRECIATION
                                                                                 (EXCLUSIVE OF              AND
                                                                                  DEPRECIATION         AMORTIZATION
Cost of Products and Services Sold (Exclusive of Depreciation and                     AND            SHOWN SEPARATELY
Amortization Shown Separately Below) and Cost of Products and Services            AMORTIZATION            BELOW)
Sold (Exclusive of Depreciation and Amortization Shown Separately Below)        SHOWN SEPARATELY      AS A PERCENTAGE
as a Percentage of Revenue by Product Type:                                          BELOW)              OF REVENUE
-------------------------------------------                                          ------              ----------
                                                                                 (IN THOUSANDS)
Sales of voice, data and video telecommunications networks to government
  agencies                                                                           $20,246             80.4%
Visual identification tags and implantable microchips for the companion
  animal, livestock, laboratory animal, fish and wildlife markets                     10,437             56.9%
Sales of IT hardware and services from our InfoTech USA, Inc. segment                  8,919             83.1%
GPS enabled search and rescue equipment, intelligent communications
  products and services for telemetry, mobile data and radio communications            4,062             51.2%
Other products and services                                                            3,680             48.3%
                                                                               --------------------------------
Total                                                                                $47,344             67.8%
                                                                               ================================

         REVENUE

         Revenue from continuing operations for the three-months ended September 30, 2003 and 2002, remained constant at $23.8 million and $24.2 million, respectively. Revenue from continuing operations for the nine-months ended September 30, 2003, decreased $8.6 million, or 11.0%, to $69.8 million from $78.4 million for the nine-months ended September 30, 2002.

         Revenue from continuing operations during the three and nine-months ended September 30, 2003 and 2002, by segment was as follows:


                                                          THREE-MONTHS ENDED SEPTEMBER 30,
                                                                   (IN THOUSANDS)
                                 ------------------------------------------------------------------------------------
                                                     2003                                     2002
                                                     ----                                     ----
                                 ------------------------------------------------------------------------------------
                                      Product       Service        Total       Product       Service          Total
                                      -------       -------        -----       -------       -------          -----

     Advanced Technology              $ 8,514        $2,737      $11,251       $ 7,019        $2,970        $ 9,989
     Digital Angel Corporation          6,814         1,512        8,326         8,796           826          9,622
     InfoTech USA, Inc.                 3,419           806        4,225         3,850           691          4,541
     All Other                             --            --           --            --            --             --
     Corporate / Eliminations              --            --           --            --            18             18
                                 ------------------------------------------------------------------------------------
     Total                            $18,747        $5,055      $23,802       $19,665        $4,505        $24,170
                                 ==========================================  ========================================

                                                           NINE-MONTHS ENDED SEPTEMBER 30,
                                                                   (IN THOUSANDS)
                                 ------------------------------------------------------------------------------------
                                                     2003                                     2002
                                                     ----                                     ----
                                 ------------------------------------------------------------------------------------
                                      Product       Service        Total       Product       Service          Total
                                      -------       -------        -----       -------       -------          -----

     Advanced Technology              $22,768       $ 8,303      $31,071       $20,451       $ 9,954        $30,405
     Digital Angel Corporation         25,710         2,287       27,997        24,676         2,035         26,711
     InfoTech USA, Inc.                 8,686         2,043       10,729        17,670         2,171         19,841
     All Other                             --            --           --         1,014           375          1,389
     Corporate / Eliminations              --            --           --            --            54             54
                                 ------------------------------------------------------------------------------------
     Total                            $57,164       $12,633      $69,797       $63,811       $14,589        $78,400
                                 ==========================================  ========================================


         Advanced Technology segment's revenue increased $1.3 million and $0.7 million in the three and nine-month periods ended September 30, 2003, respectively, when compared to the three and nine-month periods ended September 30, 2002. Product revenue increased by $1.5 million, or 21.3%, and service revenue decreased by $0.2 million, or 7.8%, in the three-months ended September 30, 2003, as compared to the three-months ended September 30, 2002. Product revenue increased by $2.3 million, or 11.3%, and service revenue decreased by $1.7 million, or 16.6%, in the nine-months ended September 30, 2003, as compared to the nine-months ended September 30, 2002. We attribute the increase in product revenue during the three and nine-months ended September 30, 2003, to Computer Equity Corporation's government contract projects. Government contract revenue increased as a result of higher revenues under the WACS contract. We attribute the decrease in service revenue during the three and nine-months ended September 30, 2003, to the sale of one of the businesses in this group during the fourth quarter of 2002, which contributed approximately $0.9 million of the decrease for the nine-months ended September 30, 2003, and to reduced sales of website and software support and other technology services, which contributed approximately $0.8 million of the decrease for the nine-months ended September 30, 2003.


         Digital Angel Corporation segment's revenue decreased $1.3 million and increased $1.3 million in the three and nine-month periods ended September 30, 2003, respectively, when compared to the three and nine-month periods ended September 30, 2002. Product revenue decreased by $2.0 million, or 22.5%, and service revenue increased by $0.7 million, or 83.1%, in the three-months ended September 30, 2003, as compared to the three-months ended September 30, 2002. Product revenue increased by $1.0 million, or 4.2%, and service revenue increased by $0.3 million, or 12.4%, in the nine-months ended September 30, 2003, as compared to the nine-months ended September 30, 2002. We attribute the decrease in product revenue for the three-months ended September 30, 2003, primarily to fewer sales to fish and wildlife industry customers of approximately $1.3 million. We attribute the increase in product sales for the nine-months ended September 30, 2003, primarily to an increase in sales to customers. These increases are partially offset by a decrease of approximately $0.6 million in sales to our companion animal microchip customers. Our fish and wildlife industry customers consist of the Army Corp of Engineers, Biomark, Inc., the Department of Energy and Pacific Marine Fisheries. We attribute the increases in service revenue for the three and nine-months ended September 30, 2003, primarily to Animal Applications' engineering service revenue, which contributed approximately $0.8 million of the increase and to our medical systems division, which contributed $0.4 million of the increase. These increases were partially offset by a decrease in revenue from our wireless and monitoring division. The engineering service revenue results from research and development performed for certain of our fish and wildlife customers.


         InfoTech USA, Inc. segment's revenue decreased $0.3 million and $9.1 million in the three and nine-months ended September 30, 2003, respectively, when compared to the amounts for the three and nine-months ended September 30, 2002. Product revenue decreased by $0.4 million, or 11.2%, and service revenue increased by $0.1 million, or 16.6%, in the three-months ended September 30, 2003, as compared to the three-months ended September 30, 2002. Product revenue decreased by $9.0 million, or 50.8%, and service revenue decreased by $0.1 million, or 5.9%, in the nine-months ended September 30, 2003, as compared to the nine-months ended September 30, 2002. We attribute the decreases in product revenue for both periods and the decrease in service revenue during the nine-months ended September 30, 2003, primarily to a continued soft market for both product sales and service sales, and also to our decision in April 2002 to cease selling some of our lower-margin computer hardware and focus on selling higher-margin products and related technical services. The lower-margin computer hardware products were mid-range Unix based computers, which offered little opportunity for adjunct sales of related higher-margin technical services. InfoTech USA, Inc.'s current offering of higher-margin products and related technical services include Intel based computers and servers, which provide InfoTech USA, Inc. with an opportunity to provide add-on higher-margined technical services. We attribute the increase in services revenue for the three-months ended September 30, 2003, to an increase in sales requiring technical services. These services included installation and configuration of an enterprise storage area network.

         All Other had no revenue for the three-months ended September 30, 2003 and 2002, and for the nine-months ended September 30, 2003, as compared to revenue of $1.4 million during the nine-months ended September 30, 2002. The decreases in revenue were due to the sale or closure of all of the business units comprising this group during the last half of 2001 and the first half of 2002.


         COST OF PRODUCTS AND SERVICES SOLD (EXCLUSIVE OF DEPRECIATION AND AMORTIZATION SHOWN SEPARATELY BELOW)

         Cost of products and services sold (exclusive of depreciation and amortization shown separately below) from continuing operations for the three-months ended September 30, 2003, increased $1.3 million, or 8.6%, to $16.5 million from $15.2 million for the three-months ended September 30, 2002. Cost of products and services sold (exclusive of depreciation and amortization shown separately below) from continuing operations for the nine-months ended September 30, 2003, decreased $3.8 million, or 7.4%, to $47.3 million from $51.1 million for the nine-months ended September 30, 2002. Cost of products and services sold (exclusive of depreciation and amortization shown separately below) as a percentage of revenue was 69.4% and 67.8% of revenue, respectively, for the three and nine-months ended September 30, 2003, and 62.8% and 65.2% of revenue, respectively, for the three and nine-months ended September 30, 2002.

         Cost of products and services sold (exclusive of depreciation and amortization shown separately below) from continuing operations during the three and nine-months ended September 30, 2003 and 2002, by segment was as follows:

                                                 THREE-MONTHS ENDED SEPTEMBER 30,
                                                           (IN THOUSANDS)
                               -----------------------------------------------------------------------
                                                    2003                              2002
                               -----------------------------------------------------------------------
                                  Product         Service    Total       Product   Service     Total
                                  -------         -------    -----       -------   -------     -----
Advanced Technology               $ 7,720         $  806    $ 8,526      $ 5,580    $1,205    $ 7,055
Digital Angel Corporation           4,360            186      4,546        4,378       370      4,748
InfoTech USA, Inc.                  2,888            570      3,458        3,005       360      3,365
All Other                              --             --         --           --        --         --
Corporate / Eliminations               --             --         --           --        --         --
                               -----------------------------------------------------------------------
Total                             $14,968         $1,562    $16,530      $13,233    $1,935    $15,168
                               =====================================  ================================


                                     48


                                                  NINE-MONTHS ENDED SEPTEMBER 30,
                                                           (IN THOUSANDS)
                               -----------------------------------------------------------------------
                                                    2003                              2002
                               -----------------------------------------------------------------------
                                  Product         Service    Total       Product   Service     Total
                                  -------         -------    -----       -------   -------     -----
Advanced Technology               $19,910         $2,982    $22,892      $15,774    $4,403    $20,177
Digital Angel Corporation          14,736            797     15,533       13,445       936     14,381
InfoTech USA, Inc.                  7,566          1,353      8,919       15,174     1,161     16,335
All Other                              --             --         --          188        36        224
Corporate / Eliminations               --             --         --           --        --         --
                               -----------------------------------------------------------------------
Total                             $42,212         $5,132    $47,344      $44,581    $6,536    $51,117
                               =====================================  ================================

         Cost of products and services sold (exclusive of depreciation and amortization shown separately below) as a percentage of revenue from continuing operations during the three and nine-months ended September 30, 2003 and 2002, by segment was as follows:

                                               THREE-MONTHS ENDED SEPTEMBER 30,
                             -----------------------------------------------------------------
                                            2003                               2002
                             -----------------------------------------------------------------
                                Product  Service    Total       Product    Service    Total
                                -------  -------    -----       -------    -------    -----
                                      %        %        %             %          %        %
                                      -        -        -             -          -        -
Advanced Technology                90.7     29.4     75.8          83.3       40.6     70.6
Digital Angel Corporation          64.0     12.3     54.6          49.8       44.8     49.3
InfoTech USA, Inc.                 84.5     70.7     81.8          78.1       52.1     74.1
All Other                            --       --       --            --         --       --
Corporate / Eliminations             --       --       --            --         --       --
                             -----------------------------------------------------------------
Total                              78.8     30.9     69.4          67.3       43.0     62.8
                             ================================  ===============================



                                                NINE-MONTHS ENDED SEPTEMBER 30,
                             -----------------------------------------------------------------
                                            2003                               2002
                             -----------------------------------------------------------------
                                Product  Service    Total       Product    Service    Total
                                -------  -------    -----       -------    -------    -----
                                      %        %        %             %          %        %
                                      -        -        -             -          -        -
Advanced Technology                87.4     35.9     73.7          77.1       44.2     56.4
Digital Angel Corporation          57.3     34.8     55.5          54.5       46.0     53.8
InfoTech USA, Inc.                 87.1     66.2     83.1          85.9       53.5     82.3
All Other                            --       --       --          18.5        9.6     16.1
Corporate / Eliminations             --       --       --            --         --       --
                             -----------------------------------------------------------------
Total                              73.8     40.6     67.8          69.9       44.8     65.2
                             ================================  ===============================

         Advanced Technology segment's cost of products and services sold (exclusive of depreciation and amortization shown separately below) increased $1.5 million in the three-months ended September 30, 2003, and cost of products and services sold (exclusive of depreciation and amortization shown separately below) as a percentage of revenue increased to 75.8% from 70.6% when compared to the three-months ended September 30 2002. Cost of products and services sold (exclusive of depreciation and amortization shown separately below) increased $2.7 million in the nine-months ended September 30, 2003, and cost of products and services (exclusive of depreciation and amortization shown separately below) sold as a percentage of revenue increased to 73.7% from

56.4% when compared to the nine-months ended September 30, 2002. We attribute the increase in cost of products and services (exclusive of depreciation and amortization shown separately below) sold and in cost of products and services sold (exclusive of depreciation and amortization shown separately below) as a percentage of revenue in the three and nine-months ended September 30, 2003, primarily to higher costs associated with government contract sales. We anticipate that our costs associated with government contract sales will continue to range from 75.0% to 80.0% of revenue in the future.

         Digital Angel Corporation segment's cost of products and services sold (exclusive of depreciation and amortization shown separately below) decreased $0.2 million in the three-months ended September 30, 2003, as compared to the three-months ended September 30, 2002, and cost of products and services sold (exclusive of depreciation and amortization shown separately below) as a percentage of revenue increased to 54.6% in the three-months ended September 30, 2003, from 49.3% in the three-months ended September 30, 2002. Cost of products and services sold (exclusive of depreciation and amortization shown separately below) increased $1.2 million in the nine-months ended September 30, 2003, as compared to the nine-months ended September 30, 2002, while cost of products and services (exclusive of depreciation and amortization shown separately below) as a percentage of revenue increased to 55.5% in the nine-months ended September 30, 2003, from 53.8% in the nine-months ended September 30, 2002. We attribute the decrease in cost of products and services sold (exclusive of depreciation and amortization shown separately below) for the three months ended September 30, 2003, primarily to the reduced sales of our companion animal microchips during the period. We attribute the increase in cost of products and services sold (exclusive of depreciation and amortization shown separately below) for the nine-months ended September 30, 2003, primarily to the previously mentioned increase in revenue from sales to our fish and wildlife industry customers products. We attribute the increases in cost of products and services sold (exclusive of depreciation and amortization shown separately below) as a percentage of revenue primarily to increased overhead expenses at our Animal Applications division. We expect our cost of products and services (exclusive of depreciation and amortization shown separately below) as a percentage of revenue to remain the same in the future.

         InfoTech USA, Inc. segment's cost of products and services sold (exclusive of depreciation and amortization shown separately below) increased $0.1 million in the three-months ended September 30, 2003, as compared to the three-months ended September 30, 2002, and cost of products and services sold (exclusive of depreciation and amortization shown separately below) as a percentage of revenue increased to 81.8% in the three-months ended September 30, 2003, from 74.1% in the three-months ended September 30, 2002. Cost of products and services sold (exclusive of depreciation and amortization shown separately below) decreased $7.4 million in the nine-months ended September 30, 2003, as compared to the three-months ended September 30, 2002, and cost of products and services sold (exclusive of depreciation and amortization shown separately below) as a percentage of revenue remained relatively constant at 83.1% in the nine-months ended September 30, 2003, versus 82.3% in the nine-months ended September 30, 2002. The decrease in cost of products and services sold (exclusive of depreciation and amortization shown separately below) during the nine-months ended September 30, 2003, was primarily due to a change in product mix toward higher margined, lower cost products.

         All Other had no cost of products and services sold (exclusive of depreciation and amortization shown separately below) for the three-months ended September 30, 2003 and 2002, and the nine-months ended September 30, 2003, compared to cost of products and services sold (exclusive of depreciation and amortization shown separately below) of $0.2 million during the nine-months ended September 30, 2002, due to the sale or closure of all of the business units comprising this group during the last half of 2001 and the first half of 2002.





         SELLING, GENERAL AND ADMINISTRATIVE EXPENSE

         Selling, general and administrative expense from continuing operations was $5.1 million in the three-months ended September 30, 2003, a decrease of $2.4 million, or 31.7%, from $7.4 million in the three-months ended September 30, 2002. Selling, general and administrative expense from continuing operations was $47.0 million in the nine-months ended
September 30, 2003, a decrease of $7.6 million, or 14.0%, from $54.6 million in the nine-months ended September 30, 2002. As a percentage of total revenue, selling, general and administrative expense from continuing operations decreased to 21.3% in the three-months ended September 30, 2003, from 30.7% in the three-months ended September 30, 2002, and decreased to 67.3% in the nine-months ended September 30, 2003, from 69.7% in the nine-months ended September 30, 2002.

         Selling, general and administrative expense from continuing operations during the three and nine-months ended September 30, 2003 and 2002, by segment was as follows:

                                             THREE-MONTHS ENDED              NINE-MONTHS ENDED
                                               SEPTEMBER 30,                   SEPTEMBER 30,
                                               (In thousands)                 (In thousands)
                                      -----------------------------     --------------------------
                                             2003          2002              2003         2002
                                             ----          ----              ----         ----
     Advanced Technology                    $ 2,151       $3,106            $ 6,824      $ 9,508
     Digital Angel Corporation                4,215        4,051             12,115       11,322
     InfoTech USA, Inc.                         849        1,125              2,411        3,224
     All Other                                  (44)          11               (373)       1,067
     Corporate / Eliminations                (2,096)        (863)            26,028       29,514
                                      -----------------------------     --------------------------
     Total                                  $ 5,075       $7,430            $47,005      $54,635
                                      =============================     ==========================

         Selling, general and administrative expense as a percentage of revenue for each of the operating segments was:

                                                   THREE-MONTHS ENDED              NINE-MONTHS ENDED
                                                      SEPTEMBER 30,                   SEPTEMBER 30,
                                              ---------------------------      -------------------------
                                                  2003           2002              2003         2002
                                                  ----           ----              ----         ----
                                                   %              %                 %             %
                                                   -              -                 -             -
     Advanced Technology                         19.1           31.1               22.0         31.3
     Digital Angel Corporation                   50.6           42.1               43.3         42.4
     InfoTech USA, Inc.                          20.1           24.8               22.5         16.2
     All Other                                     --             --                 --           --
     Corporate / Eliminations (1)                (8.8)          (3.6)              37.3         38.1
                                              ---------------------------      -------------------------
     Total                                       21.3           30.7               67.3         69.7
                                              ===========================      =========================

(1) Corporate's percentage has been calculated as a percentage of total revenue.

         Advanced Technology segment's selling, general and administrative expense decreased $0.9 million, or 30.3%, to $2.2 million in the three-months ended September 30, 2003 from $3.1 million in the three-months ended September 30, 2002. Selling, general and administrative expense decreased $2.7 million, or 28.2%, to $6.8 million in the nine-months ended September 30, 2003, from $9.5 million in the nine-months ended September 30, 2002. As a percentage of revenue, selling, general and administrative expense decreased in the three and nine-months ended September 30, 2003. We attribute the decrease for the three-months ended September 30, 2003, primarily to introductory marketing and promotional costs associated with our VeriChip product of approximately $0.5 million, which were incurred during the three-months ended September 30, 2002, and to the sale of one of the businesses in this group during the fourth quarter of 2002. This business incurred approximately $0.3 million of selling, general and administrative expense during the three-months ended September 30, 2002. We attribute the decrease for the nine-months ended September 30, 2003, primarily to a decrease of approximately $1.3 million in legal and other costs associated with a lawsuit that was settled on July 15, 2002, and to the sale of one of the businesses in this group during the fourth quarter of 2002. This business incurred approximately $0.7 million of selling, general and administrative expense during the nine-months ended September 30, 2002. Other cost saving measures also contributed to the decrease.

         Digital Angel Corporation segment's selling, general and administrative expense increased $0.2 million, or 4.0%, to $4.2 million in the three-months ended September 30, 2003, from $4.1 million in the three-months ended September 30, 2002. Selling, general and administrative expense increased $0.8 million, or 7.0%, to $12.1 million in the nine-months ended September 30, 2003, from $11.3 million in the nine-months ended September 30, 2002. We attribute the increases for the nine-months ended September 30, 2003, primarily to additional consulting expenses associated with the VeriChip product of approximately $0.6 million, the payment of a $0.2 million credit termination fee to Wells Fargo and additional expenses of $0.4 million for our GPS and Radio and Communications division. These increases were partially offset by a decrease in selling, general and administrative expense for our Wireless and Monitoring division. As a percentage of revenue, selling, general and administrative expense increased during the three-months ended September 30, 2003, due primarily to the reduction in sales during the period and the additional expenses noted above. As a percentage of revenue, selling, general and administrative expense remained relatively constant during the nine-months ended September 30, 2003, as compared to the nine-months ended September 30, 2002.

         InfoTech USA, Inc. segment's selling, general and administrative expense decreased $0.3 million, or 24.5%, to $0.8 million in the three-months ended September 30, 2003, from $1.1 million in the three-months ended September 30, 2002. Selling, general and administrative expense decreased $0.8 million, or 25.2%, to $2.4 million in the nine-months ended September 30, 2003, from $3.2 million in the nine-months ended September 30, 2002. We attribute the decreases primarily to layoffs, and costs related to the aborted VeriChip merger, which were expensed during the three-months ended September 30, 2002. The costs related to the VeriChip merger were approximately $0.3 million in both the three and nine-months ended September 30, 2002. The layoffs reduced selling, general and administration expense by approximately $0.1 million and $0.5 million in the three and nine-months ended September 30, 2003, respectively. As a percentage of revenue, selling, general and administrative expense decreased in the three-months ended September 30, 2003, due primarily to the VeriChip merger expenses, and increased in the nine-months ended September 30, 2003, due to the decrease in sales.

         All Other's selling, general and administrative expense was a credit of $44 thousand in the three-months ended September 30, 2003, compared to an expense of $11 thousand in the three-months ended September 30, 2002. Selling, general and administrative expense decreased $1.4 million, or 135.0%, to a credit of $0.4 million in the nine-months ended September 30, 2003, from $1.1 million in the nine-months ended September 30, 2002. The decreases resulted primarily from the settlement of certain litigation for less than anticipated during the three and nine-months ended September 30, 2003, and the sale or closure of all of the business units comprising this group during the last half of 2001 and the first half of 2002.

         "Corporate / Eliminations" selling, general and administrative expense decreased $1.2 million, or 142.9%, resulting in a credit of $2.1 million for the three-months ended September 30, 2003, compared to a credit of $0.9 million in the three-months ended September 30, 2002. We attribute this decrease primarily to the reduction of severance expense of $3.9 million. On July 25, 2003, our shareholders approved the terms of Richard Sullivan's (our former Chairman and Chief Executive Officer) severance agreement. Since our obligation to Richard Sullivan under his severance agreement was less than our obligation to him under his employment agreement, we reversed approximately $3.9 million of severance expense during the three-months ending September 30, 2003. Partially offsetting this decrease was a fluctuation of non-cash compensation expense associated with the re-pricing of 19.3 million stock options during 2001. During the three-months ended September 30, 2003, we reversed approximately $0.5 million in non-cash compensation expense associated with the re-priced options compared to a reversal of $2.9 million during the three-months ended September 2002. The options had original exercise prices ranging from $0.69 to $6.34 per share and were modified to change the exercise price to $0.15 per share. Due to the modification, these options are being accounted for as variable options under APB Opinion No. 25 and fluctuations in our common stock price result in increases and decreases of non-cash compensation expense until the options are exercised, forfeited or expired. Also partially offsetting the decrease was a reversal during the three-months ended September 30, 2002, of the valuation allowance associated with a note receivable of approximately $0.9 million.

         Selling, general and administrative expense decreased $3.5 million, or 11.9%, to $26.0 million in the nine-months ended September 30, 2003, from $29.5 million in the nine-months ended September 30, 2002. We attribute the majority of the decrease to the following factors: a) we incurred a charge of approximately $3.9 million during the nine-months ended September 30, 2002, for valuation reserves associated with notes receivable for stock issuances from certain current and former officers and directors. The officers and directors received no cash proceeds from these loans. In September 2000, when the notes were originated, we notified these officers and directors that we intended to pay their annual interest as part of their compensation expense/directors remuneration and to provide a gross-up for the associated income taxes. Annual interest payments were due on September 27, 2001 and September 27, 2002. We chose not to pay the interest and related tax gross-up. In addition, the principal amount of the notes and a final annual interest payment became due on September 27, 2003. We, therefore, consider such notes to be in default and have begun steps to foreclose on the underlying collateral (all of the stock) in satisfaction of the notes. Our decision to take this action relates in part to the passage of the corporate reform legislation under the Sarbanes-Oxley Act of 2002, which, among other things, prohibits further extension of credit to officers and directors; b) we reduced approximately $1.5 million and incurred approximately $0.5 million in non-cash compensation expense during the nine-months ended September 30, 2003 and 2002, respectively, due primarily to re-pricing 19.3 million stock options during 2001; and c) we recorded non-cash compensation expense associated with pre-merger Digital Angel options of approximately $18.7 million during the nine-months ended September 30, 2002. Under the terms of the merger, options to acquire shares of pre-merger Digital Angel common stock were converted into options to acquire shares of MAS common stock. The transaction resulted in a new measurement date for the options. As all of the option holders were our employees or directors, these options were considered fixed awards under APB Opinion No. 25 and expense was recorded for the intrinsic value of the options converted. Partially offsetting these decreases were the following: a) we incurred approximately $17.9 million in severance expense during the nine-months ended September 30, 2003, which resulted from the termination of executive officers and director during the nine-months ended September 30, 2003, including $2.5 million resulting from re-pricing stock options. (An additional $0.2 million of severance expense associated with these terminations is included in the Advance Technology segment's selling, general and administrative expense for the nine-months ended September 30, 2003); and b) we incurred $4.3 million in bonus expense during the nine-months ended September 30, 2003. The bonuses, which may be paid in cash (subject to availability) or in shares of our common stock based upon mutual agreement of the recipient and us, subject to any regulatory or necessary approvals, were awarded to directors, executive officers and other employees in recognition of their efforts in achieving the successful repayment of all obligations to IBM Credit. The amount and timing of the payment of these bonuses will depend on various factors, including (among others) the rate of our business growth, our research and development efforts and pipeline, the effort and timing involved in obtaining FDA and other necessary approvals for our VeriChip product's healthcare information applications, capital equipment needs, the requirements of our customers, and opportunities discovered or presented to us.

         RESEARCH AND DEVELOPMENT

         Research and development expense from continuing operations was $1.8 million and $0.9 million for the three-months ended September 30, 2003, and 2002, respectively. Research and development expense from continuing operations was $4.5 million and $2.5 million for the nine-months ended September 30, 2003 and 2002, respectively. Research and development expense increased to 7.7% of revenue in the three-months ended September 30, 2003, from 3.6% of revenue in the three-months ended September 30, 2002, and increased to 6.4% of revenue in the nine-months ended September 30, 2003, from 3.2% of revenue in the nine-months ended September 30, 2002. Research and development expense relates primarily to the development of our products, Digital Angel, VeriChip, Thermo Life, Bio-Thermo and PLD, and Digital Angel Corporation's Sarbe (locator beacon) project.

         Research and development expense from continuing operations during the three and nine-months ended September 30, 2003 and 2002, by segment was as follows:

                                                               THREE-MONTHS ENDED               NINE-MONTHS ENDED
                                                                 SEPTEMBER 30,                    SEPTEMBER 30,
                                                                 (In thousands)                  (In thousands)
                                                          ----------------------------      ------------------------
                                                               2003           2002            2003         2002
                                                               ----           ----            ----         ----
     Advanced Technology                                      $   46          $ 32           $  147       $  148
     Digital Angel Corporation                                 1,551           747            3,634        2,228
     InfoTech USA, Inc.                                           --            --               --           --
     All Other                                                    --            --               --           --
     Corporate / Eliminations                                    242            97              683           98
                                                          ----------------------------      ------------------------
     Total                                                    $1,839          $876           $4,464       $2,474
                                                          ============================      ========================

         DEPRECIATION AND AMORTIZATION

         Depreciation and amortization expense from continuing operations was $0.6 million and $1.3 million for the three-months ended September 30, 2003 and 2002, respectively. Depreciation and amortization expense from continuing operations was $1.8 million and $3.7 million for the nine-months ended September 30, 2003 and 2002, respectively. Depreciation and amortization expense decreased to 2.5% of revenue in the three-months ended September 30, 2003, from 5.2% of revenue in the three-months ended September 30, 2002, and decreased to 2.6% of revenue in the nine-months ended September 30, 2003, from 4.8% of revenue in the nine-months ended September 30, 2002.

         Depreciation and amortization expense from continuing operations during the three and nine-months ended September 30, 2003 and 2002, by segment was as follows:

                                                               THREE-MONTHS ENDED               NINE-MONTHS ENDED
                                                                 SEPTEMBER 30,                    SEPTEMBER 30,
                                                                 (In thousands)                  (In thousands)
                                                          ----------------------------      ------------------------
                                                               2003           2002            2003         2002
                                                               ----           ----            ----         ----
     Advanced Technology                                       $ 57          $  158          $  191       $  407
     Digital Angel Corporation                                  437             968           1,305        2,900
     InfoTech USA, Inc.                                          56              62             167          205
     All Other                                                   --              --              --            9
     Corporate / Eliminations                                    38              69             161          226
                                                          -----------------------------     --------------------------
     Total                                                     $588          $1,257          $1,824       $3,747
                                                          =============================     ==========================

         Advanced Technology segment's depreciation and amortization expense decreased by $0.1 million, or 63.9%, to $0.1 million in the three-months ended September 30, 2003, from $0.2 million in the three-months ended September 30, 2002. Depreciation and amortization expense decreased by $0.2 million, or 53.1%, to $0.2 million in the nine-months ended September 30, 2003, from $0.4 million in the nine-months ended September 30, 2002. We attribute the decrease to fully depreciating certain assets during 2002 and 2003, our decision to limit our expenditures for property and equipment and the sale of one of the business units within this group during the fourth quarter of 2002.

         Digital Angel Corporation segment's depreciation and amortization expense decreased by $0.5 million, or 54.9%, to $0.4 million in the three-months ended September 30, 2003, from $1.0 million in the three-months ended September 30, 2002. Depreciation and amortization expense decreased by $1.6 million, or 55.0%, to $1.3 million in the nine-months ended September 30, 2003, from $2.9 million in the nine-months ended September 30, 2002. We attribute the decreases primarily to the exclusion of depreciation expense for a license to a digital encryption and distribution software system that Digital Angel Corporation impaired during the fourth quarter of 2002. In connection with this system, Digital Angel Corporation incurred $0.5 million and $1.5 million of depreciation expense in the three and nine-months ended September 30, 2002, respectively.

         InfoTech USA, Inc. segment's depreciation and amortization expense decreased slightly during the three and nine-months ended September 30, 2003, as compared to the three and nine-months ended September 30, 2002. We attribute the decreases primarily to the sale of the Shirley, New York facility during the three-months ended March 31, 2002, and to fully depreciating certain assets during 2002 and 2003.

         All Other's depreciation and amortization expense decreased due to the sale or closure of all of the business units comprising this group during the last half of 2001 and the first half of 2002.

         "Corporate/Elimination's" depreciation and amortization expense decreased in the three and nine-months ended September 30, 2003, as compared to the three and nine-months ended September 30, 2002. We attribute the decreases primarily to our decision to limit our expenditures for property and equipment and to fully depreciating certain assets during 2002 and 2003.

         ASSET IMPAIRMENT

         During the economic slowdown of 2001 and 2002, and partially resulting from the terrorist attacks on September 11, 2001, we experienced deteriorating sales for certain of our businesses. This resulted in the shut down of several of our businesses during 2001. Also, letters of intent that we received during the third quarter of 2001 related to the sales of certain of our businesses had indicated a decline in their fair market values. The sales of these businesses were due to our financial condition and did not comprise an entire business segment. Based upon these developments, we reassessed our future expected operating cash flows and business valuations. This reassessment resulted in Corporate/Eliminations incurring asset impairments of $0.8 million for the nine-months ended September 30, 2002.

         INTEREST AND OTHER INCOME AND INTEREST EXPENSE

         Interest income was $0.2 million and $0.7 million, for the three-months ended September 30, 2003 and 2002, respectively, and $0.7 million and $1.4 million for the nine-months ended September 30, 2003 and 2002, respectively. Interest income is earned primarily from short-term investments and notes receivable.

         Interest expense was $1.9 million and $5.8 million, for the three-months ended September 30, 2003 and 2002, respectively, and $11.1 million and $12.6 million for the nine-months ended September 30, 2003 and 2002, respectively. Interest expense is primarily a function of the level of outstanding debt and the associated interest rate. The decrease in interest expense during the three and nine-months ended September 30, 2003, is due primarily to the repayment of all of our obligations to IBM Credit on June 30. 2003.

         INCOME TAXES

         Our effective (benefit) income tax rates were (1.1)% and 1.9% in the three-months ended September 30, 2003 and 2002, respectively, and 2.6% and 0.0% in the nine-months ended September 30, 2003 and 2002, respectively. Differences in the effective income tax rate from the statutory federal income tax rate arise primarily from the timing of the recognition of net operating loss carryforwards and state taxes net of federal benefits. In addition, during the nine-months ended September 30, 2003, we recorded approximately $1.0 million in alternative minimum tax.


         NET LOSS ON CAPITAL TRANSACTIONS OF SUBSIDIARY AND LOSSES ATTRIBUTABLE TO CHANGES IN MINORITY INTEREST AS A RESULT OF CAPITAL TRANSACTIONS OF SUBSIDIARY

         Gains where realizable and losses on issuance of shares of stock by our consolidated subsidiary, Digital Angel Corporation, are reflected in the consolidated statement of operations. We determined that such recognition of gains and losses on issuances of shares of stock by Digital Angel Corporation was appropriate since the shares issued to date were not sales of unissued shares in a public offering, we do not plan to reacquire the shares issued and the value of the proceeds could be objectively determined. During the nine-months ended September 30, 2002, the Company recorded a net loss of $0.4 million occasioned by the merger transaction, comprised of a loss of approximately $5.1 million resulting from the exercise of 1.5 million pre-merger Digital Angel options (representing the difference between the carrying amount of the Company's pro-rata share of its investment in pre-merger Digital Angel and the exercise price of the options) and a gain of approximately $4.7 million from the deemed sale of 22.85% of the AWG, as a result of the merger with MAS. In addition, during the three-months ended September 30, 2003 and 2002, and the nine-months ended September 30, 2003 and 2002, we recorded a gain (loss) of $0.3 million, ($0.4) million, ($0.9) million and ($4.2) million, respectively, on the issuances of 0.1 million, 0.1 million, 0.5 million and 1.0 million shares of Digital Angel Corporation common stock, respectively, resulting primarily from the exercise of Digital Angel Corporation stock options. The gain (loss) represents the difference between the carrying amount of our pro-rata share of our investment in Digital Angel Corporation and the net proceeds from the issuances of the stock and other changes in our minority interest ownership of Digital Angel Corporation as a result of the stock issuances. We anticipate that in the future we will continue to realize gains and losses on the issuances of stock by Digital Angel Corporation.


         RESULTS OF DISCONTINUED OPERATIONS

         On March 1, 2001, our Board of Directors approved a plan to offer for sale our Intellesale business segment and all of our other "noncore businesses." Prior to approving the plan, the assets and results of operations of the noncore businesses had been segregated for external and internal financial reporting purposes from the assets and results of operations of the Company. All of these noncore businesses were part of their own reporting unit for segment reporting purposes and all of these businesses were being held for sale. These five individually managed businesses, operated in manufacturing and fabricating industries apart from our core businesses. Accordingly, the operating results of these entities have been reclassified and reported as discontinued operations for all periods presented. As of March 1, 2002, we had sold or closed substantially all of the businesses comprising Discontinued Operations and there were two insignificant companies remaining. One of the remaining businesses was sold effective May 2002, and the other was sold in July 2003. Proceeds from the sales of Discontinued Operations companies were primarily used to repay amounts outstanding under the IBM Credit Agreement.

         During the three-months ended September 30, 2003 and 2002, Discontinued Operations incurred a (decrease) increase in the estimated loss on disposal and operating losses during the phase out period of $(0.1) million and $0.1 million, respectively, and during the nine-months ended September 30, 2003 and 2002, Discontinued Operations incurred an increase (decrease) in the estimated operating loss on disposal and operating losses during the phase out period of $0.5 million and $(0.1) million, respectively. The primary reason for the reduction in estimated losses during the three-months ended September 30, 2003, and the nine-months ended September 30, 2002, was a reduction in carrying costs as certain of these items were settled during the periods for amounts less than previously anticipated. Carrying costs include the cancellation of facility leases, employment contract buyouts, sales tax liabilities and litigation reserves. The primary reasons for the increase in estimated losses during the nine-months ended September 30, 2003, were an increase in carrying costs and the loss of $0.1 million on the sale of the one remaining business unit in this group, which was sold in July 2003, as well as the operations of the remaining business, and the primary reason for the increase in the three-months ended September 30, 2002, was the operations of the one remaining business unit.

         The following table sets forth the roll forward of the liabilities for estimated loss on sale and operating losses and carrying costs from December 31, 2002, through September 30, 2003:

                                                                Balance                                             Balance
Type of Cost                                          December 31, 2002      Additions      Deductions   September 30, 2003
----------------------------------------------------------------------------------------------------------------------------

Estimated loss on sale, net of change in
  estimated operating losses                                     $   --           $176            $176               $   --
Carrying costs                                                    4,908            316             111                5,113
                                                      ----------------------------------------------------------------------
Total                                                            $4,908           $492            $287               $5,113
                                                      ======================================================================

                      RESULTS OF CONTINUING OPERATIONS

         The following table sets forth data expressed as a percentage of total revenue for the years indicated.


                                                                     PERCENTAGE OF TOTAL REVENUE
                                                            --------------------------------------------
                                                                2002             2001             2000
                                                                  %               %                %
                                                            --------------------------------------------
         Product revenue                                        81.3             72.4             77.7
         Service revenue                                        18.7             27.6             22.3
                                                            --------------------------------------------
           Total revenue                                       100.0            100.0            100.0
                                                            --------------------------------------------
         Cost of products sold (exclusive of
           depreciation and amortization shown
           separately below)                                    58.6             55.4             51.1
         Cost of services sold                                   9.4             14.8             10.1
                                                            --------------------------------------------
         Total cost of products and services sold
             (exclusive of depreciation and
             amortization shown separately below)               68.0             70.3             61.2
         Selling, general and administrative expense            66.7             65.5             46.0
         Research and development expense                        3.5              5.5              1.9
         Interest and non-cash charges:
         Gain on extinguishment of debt                                          (6.0)
         Asset impairment                                       69.7             45.9              4.7
         Depreciation and amortization                           4.8             18.5              8.2
         Loss (gain) on sales of subsidiaries and
           business assets                                      (0.1)             3.9              0.4
         Interest and other income                              (2.4)            (1.3)            (0.8)
         Interest expense                                       17.6              5.5              4.4
                                                            --------------------------------------------
         Loss before provision (benefit) for income
           taxes, minority interest and equity in net loss
           of affiliate                                       (127.8)          (107.6)           (25.2)
         Provision (benefit) for income taxes                    0.3             13.4             (3.7)
                                                            --------------------------------------------
         Loss from continuing operations before minority
           interest and equity in net loss of affiliate       (128.1)          (121.0)           (21.5)
         Minority interest                                     (18.5)            (0.5)             0.2
         Net loss on capital transactions of subsidiary          2.4               --               --
         Loss attributable to changes in minority
           interest as a result of capital transactions
           of subsidiary                                         2.1               --               --
         Equity in net loss of affiliate                         0.3              0.2               --
                                                            --------------------------------------------
         Loss from continuing operations                      (114.4)          (120.7)           (21.6)
         Income (loss) from discontinued operations, net
           of income taxes                                        --              0.1            (56.2)
                                                            --------------------------------------------
         Loss on disposal and operating income (losses)
           during the phase out period                           1.4            (10.7)            (5.4)
                                                            --------------------------------------------
         Net loss                                             (113.0)          (131.2)           (83.2)
         Preferred stock dividends and other                      --             (0.7)            (0.1)
                                                            --------------------------------------------
         Accretion of beneficial conversion feature of
           preferred stock                                        --             (6.0)            (2.9)
                                                            --------------------------------------------
         Net loss available to common stockholders            (113.0)          (138.0)           (86.2)
                                                            ============================================

         Our significant sources of revenue for 2002 were as follows:

                                                                                     PERCENTAGE OF
Sources of Revenue:                                                                  TOTAL REVENUE
-------------------                                                                  -------------

Sales of voice, data and video telecommunications networks to government agencies         31.5%

Electronic visual identification tags and implantable microchips for the
  companion animal, livestock, laboratory animal, fish and wildlife markets               20.5%

Sales of IT hardware and services from our InfoTech USA, Inc. segment                     22.8%

GPS enabled search and rescue equipment, intelligent communications products
  and services for telemetry, mobile data and radio communications                        10.1%

Other products and services (individually, none of these products and services
  exceeded 10% of our total revenues for 2002)                                            15.1%
                                                                                       ----------
Total                                                                                    100.0%
                                                                                       ==========


         Our significant cost of products and services sold (exclusive of depreciation and amortization shown separately below) and cost of products and services sold (exclusive of depreciation and amortization shown separately below) as a percentage of revenue by product type for 2002 were as follows:

                                                                                                         COST OF
                                                                                                       PRODUCTS AND
                                                                                    COST OF            SERVICES SOLD
                                                                                  PRODUCTS AND         (EXCLUSIVE OF
                                                                                  SERVICES SOLD         DEPRECIATION
                                                                                 (EXCLUSIVE OF              AND
                                                                                  DEPRECIATION         AMORTIZATION
Cost of Products and Services Sold (Exclusive of Depreciation and                     AND            SHOWN SEPARATELY
Amortization Shown Separately Below) and Cost of Products and Services            AMORTIZATION            BELOW)
Sold (Exclusive of Depreciation and Amortization Shown Separately Below)        SHOWN SEPARATELY      AS A PERCENTAGE
as a Percentage of Revenue by Product Type:                                          BELOW)              OF REVENUE
-------------------------------------------                                          ------              ----------
                                                                                 (IN THOUSANDS)

Sales of voice, data and video telecommunications networks to government agencies      $23,335             74.5%

Visual identification tags and implantable microchips for the companion
  animal, livestock, laboratory animal, fish and wildlife markets                       12,291             60.3%

Sales of IT hardware and services from our InfoTech USA, Inc. segment                   18,571             81.7%

GPS enabled search and rescue equipment, intelligent communications
  products and services for telemetry, mobile data and radio communications              5,144             51.3%

Other products and services                                                              8,377             55.3%
                                                                                    --------------------------------
Total                                                                                  $67,718             68.0%
                                                                                    ================================

         REVENUE

         Revenue from continuing operations for 2002 was $99.6 million, a decrease of $56.7 million, or 36.3%, from $156.3 million in 2001. Revenue for 2001 represents an increase of $21.5 million, or 16.0% from $134.8 million in 2000. The decrease in 2002 was primarily attributable to the sale or closure of all businesses that were not cash positive or that did not fit into our strategy of becoming an advanced technology development company. The increase in 2001 was primarily attributable to the growth through acquisitions.

         Revenue for each of the continuing operating segments was:

                                              2002                          2001                            2000
                                  ---------------------------   -----------------------------    ------------------------------
                                  PRODUCT   SERVICE    TOTAL     PRODUCT   SERVICE     TOTAL      PRODUCT    SERVICE     TOTAL
                                  -------   -------    -----     -------   -------     -----      -------    -------     -----
                                                                  (AMOUNTS IN THOUSANDS)

     Advanced Technology          $28,991   $12,939   $41,930   $ 28,123   $16,447   $ 44,570    $ 24,384    $ 7,970   $ 32,354
     Digital Angel Corporation     30,876     2,685    33,561     33,220     2,518     35,738      19,605      2,647     22,252
     InfoTech USA, Inc.            20,056     2,665    22,721     30,075     4,100     34,175      24,774      2,514     27,288
     All Other                      1,013       375     1,388     21,318    19,974     41,292      35,805     16,876     52,681
     Corporate                         --        --        --        411       128        539         191          0        191
     ---------------------------------------------------------------------------------------------------------------------------
     Total                        $80,936   $18,664   $99,600   $113,147   $43,167   $156,314    $104,759    $30,007   $134,766
     ===========================================================================================================================

         Changes during the years were:

         Our Advanced Technology segment's revenue decreased $2.6 million from 2001 to 2002. Product revenue increased by $0.9 million, or 3.1%, while service revenue decreased by $3.5 million, or 21.3%. We attribute the decrease in revenue in 2002 to a soft market for sales of networking hardware, call center and relationship management software products and reduced technology services for all of the businesses in this segment, with the exception of Computer Equity Corporation. The most significant decrease in revenue was from our computer networking business, which experienced a decrease of $3.6 million in revenue. This business was sold during the fourth quarter of 2002. Computer Equity Corporation's product revenue increased $3.9 million in 2002, primarily as a result of additional sales under its WACS contract. Computer Equity Corporation's service revenue remained relatively constant at $4.8 million in 2002 and 2001. Computer Equity Corporation's revenue accounted for 74.7% of this segment's revenue for 2002. During 2001, this segment experienced an increase in sales due primarily to the inclusion of twelve months of operating results for two significant acquisitions acquired in 2000. These two significant acquisitions include Computer Equity Corporation, acquired on June 1, 2000, which contributed $10.0 million of the increase, and Pacific Decision Sciences Corporation, acquired on October 1, 2000, which contributed $3.9 million of the increase.


         Our Digital Angel Corporation segment's revenue decreased $2.2 million, or 6.1%, from 2001 to 2002. Product revenue decreased by $2.3 million, or 7.1%, while service revenue increased by $0.2 million, or 6.6%. We attribute the decrease in product sales for 2002 primarily to a decrease in shipments of visual identification tags, which contributed approximately $1.4 million of the decrease, a decrease in the shipment of the Animal Application division's electronic identification products, which contributed approximately $0.3 million of the decrease, a decrease in the GPS and Radio Communication division's control product sales, which contributed approximately $1.1 million of the decrease, partially offset by an increase of $0.6 million in the Medical Systems division's product revenue. We attribute the increase in service revenue to the acquisition of the Medical Systems division in March 2002, which contributed approximately $1.2 million of the increase in service revenue during 2002. This was partly offset by a decrease in service revenue from the Wireless and Monitoring division of approximately $1.0 million. Revenue increased $13.5 million, or 60.8%, from 2000 to 2001. The increase in revenue in 2001 was primarily the result of the acquisitions of Timely Technology Corp. in April 2000, which contributed $0.9 million of the increase, and Destron Fearing Corporation in September 2000, which contributed $15.5 million of the increase. These increases were partially offset by a reduction in revenue from our one existing business in this segment.


         Our InfoTech USA, Inc. segment's revenue decreased $11.5 million, or 33.5%, from 2001 to 2002. Product revenue decreased by $10.0 million, or 33.3%, while service revenue decreased by $1.4 million, or 35.0%. The decrease in product and service sales was primarily a result of an industry wide softening in demand that existed throughout 2002. Additionally, product sales declined as a result of a decision in April 2002, to cease selling certain lower-margin computer hardware products and to focus on sales of higher-margin products and related technical services. The lower-margin computer hardware products were mid-range Unix based computers, which offered little opportunity for adjunct sales of related higher-margined technical services. InfoTech USA, Inc.'s current offering of higher-margin products and related technical services include Intel based computers and servers, which provide InfoTech USA, Inc. with an opportunity to provide add-on higher-margined technical services. Revenue increased $6.9 million, or 25.2%, from 2000 to 2001. Both product and service revenue increased as a result of internal growth and the acquisition of InfoTech USA, Inc.

         All Other's revenue decreased $39.9 million, or 96.6%, from 2001 to 2002. Product revenue decreased by $20.3 million, or 95.2%, while service revenue decreased by $19.6 million, or 98.1%. Revenue decreased $11.4 million, or 21.6%, from 2000 to 2001. The decreases in revenue in 2002 as compared to 2001, and in 2001 as compared to 2000, were due to the sale or closure of all of the business units comprising this group during the last half of 2001 and the first half of 2002.


         COST OF PRODUCTS AND SERVICES SOLD (EXCLUSIVE OF DEPRECIATION AND AMORTIZATION SHOWN SEPARATELY BELOW)

         Cost of products and services sold (exclusive of depreciation and amortization shown separately below) from continuing operations for 2002 was $67.7 million, a decrease of $42.1 million, or 38.3% from $109.8 million in 2001. Cost of products and services sold (exclusive of depreciation and amortization shown separately below) for 2001 represents an increase of $27.3 million, or 33.1% from $82.5 million in 2000. As a percentage of revenue, cost of products and services sold (exclusive of depreciation and amortization shown separately below) was 68.0%, 70.3%, and 61.2% for the years ended December 31, 2002, 2001 and 2000, respectively.

         Cost of products and services sold (exclusive of depreciation and amortization shown separately below) from continuing operations for each operating segment was:

                                       2002                            2001                                 2000
                           ----------------------------    ----------------------------       --------------------------------
                           PRODUCT   SERVICE     TOTAL     PRODUCT   SERVICE     TOTAL        PRODUCT       SERVICE     TOTAL
                           -------   -------     -----     -------   -------     -----        -------       -------     -----
                                                             (AMOUNTS IN THOUSANDS)
Advanced Technology        $23,352   $ 5,651    $29,003    $21,256   $ 7,854   $ 29,110       $15,899       $ 2,855    $18,754
Digital Angel Corporation   17,705     2,216     19,921     20,252     2,047     22,299        11,519         1,434     12,953
InfoTech USA, Inc.          17,151     1,420     18,571     27,062     1,759     28,821        20,012         1,473     21,485
All Other                      187        36        223     18,100    11,509     29,609        21,469         7,814     29,283
Corporate                       --        --         --         --        --         --            --            --         --
------------------------------------------------------------------------------------------------------------------------------
                           $58,395   $ 9,323    $67,718    $86,670   $23,169   $109,839       $68,899       $13,576    $82,475
==============================================================================================================================

         Cost of products and services sold (exclusive of depreciation and amortization shown separately below) as a percentage of revenue for each operating segment was:

                                       2002                            2001                                 2000
                           ----------------------------    ----------------------------       --------------------------------
                           PRODUCT   SERVICE     TOTAL     PRODUCT   SERVICE     TOTAL        PRODUCT       SERVICE     TOTAL
                           -------   -------     -----     -------   -------     -----        -------       -------     -----
                              %         %          %          %         %          %             %             %          %
                              -         -          -          -         -          -             -             -          -
Advanced Technology         80.5      43.7       69.2       75.6      47.8       65.3           65.2         35.8        58.0
Digital Angel Corporation   57.3      82.5       59.4       61.0      81.3       62.4           58.8         54.2        58.2
InfoTech USA, Inc.          85.5      53.3       81.7       90.0      42.9       84.3           80.8         58.6        78.7
All Other                   18.2       9.6       15.9       84.9      57.6       71.7           60.0         46.3        55.6
Corporate                     --        --         --         --        --         --             --           --          --
------------------------------------------------------------------------------------------------------------------------------
                            72.1      50.0       68.0       76.6      53.7       70.3           65.8         45.2        61.2
==============================================================================================================================

         Changes during the years were:

         Our Advanced Technology segment's cost of products and services sold (exclusive of depreciation and amortization shown separately below) remained relatively constant in 2002, as compared to 2001, at $29.0 million and $29.1 million, respectively. Cost of products sold (exclusive of depreciation and amortization shown separately below) increased by $2.1 million in 2002, as compared to 2001. As a percentage of revenue cost of products and services sold (exclusive of depreciation and amortization shown separately below) increased to 69.2% in 2002, as compared to 65.3% in 2001. We attribute the increase in cost of products sold (exclusive of depreciation and amortization shown separately below) primarily to the increase in costs of approximately $4.8 million associated with the increase in revenue of Computer Equity Corporation. Partially offsetting this increase was a reduction in cost of products sold (exclusive of depreciation and amortization shown separately below) of approximately $2.2 million related to our computer networking business, which was sold in the fourth quarter of 2002. Cost of products and services sold (exclusive of depreciation and amortization shown separately below) increased approximately $10.4 million in 2001 as compared to 2000. As a percentage of revenue cost of products and services sold (exclusive of depreciation and amortization shown separately below) increased to 65.3% in 2001 as compared to 58.0% in 2000. During 2001, this segment experienced an increase in cost of products and services sold (exclusive of depreciation and amortization shown separately below) due primarily to the inclusion of twelve months of operating results for two significant businesses acquired in 2000. These two significant acquisitions were Computer Equity Corporation, acquired on June 1, 2000, and Pacific Decision Sciences Corporation, acquired on October 1, 2000. Companies acquired in 2000 contributed $12.8 million of the increase in cost of products and services sold (exclusive of depreciation and amortization shown separately below) in 2001, which was partially offset by a reduction in costs from our existing businesses.

         Our Digital Angel Corporation segment's cost of products and services sold (exclusive of depreciation and amortization shown separately below) decreased $2.4 million, or 10.7%, in 2002, as compared to 2001. As a percentage of revenue, cost of products and services sold (exclusive of depreciation and amortization shown separately below) decreased to 59.4% in 2002 from 62.4% in 2001. We attribute the decrease in cost of products and services sold (exclusive of depreciation and amortization shown separately below) in 2002 to a decrease in revenue in our Animal Applications, Wireless and Monitoring, and GPS and Radio Communications divisions. This was partially offset by an increase in cost of products and services sold (exclusive of depreciation and amortization shown separately below) related to our Medical Systems division, which we acquired in March 2002. Cost of products and services sold (exclusive of depreciation and amortization shown separately below) increased by $9.3 million, or 72.2%, in 2001, as compared to 2000. As a percentage of revenue, cost of products and services sold (exclusive of depreciation and amortization shown separately below) increased to 62.4% in 2001 from 58.2% in 2000. Cost of products and services sold (exclusive of depreciation and amortization shown separately below) increased in 2001 primarily as a result of the acquisitions of Timely Technology Corp. in April 2000, which contributed $0.6 million of the increase, and Destron Fearing Corporation in September 2000, which contributed $9.8 million of the increase. These increases were partially offset by a reduction in cost of products and services sold (exclusive of depreciation and amortization shown separately below) from our existing business in this group. Cost of products and services sold (exclusive of depreciation and amortization shown separately below) increased as a percentage of revenue in 2001, primarily because the businesses acquired in 2000 experience higher costs of sales than our one existing business in this segment.

         Our InfoTech USA, Inc. segment's cost of products sold (exclusive of depreciation and amortization shown separately below) decreased $9.9 million, or 36.6%, in 2002, as compared to 2001, while cost of services sold decreased by $0.3 million in 2002, as compared to 2001. As a percentage of revenue, cost of products and services sold (exclusive of depreciation and amortization shown separately below) remained relatively stable at 81.7% versus 84.3% in 2002 and 2001, respectively. The decrease in cost of products sold (exclusive of depreciation and amortization shown separately below) was primarily due to the overall decrease in revenue resulting from the soft market in the IT industry. Cost of products and services sold (exclusive of depreciation and amortization shown separately below) increased $7.3 million, or 34.1%, in 2001, as compared to 2000. As a percentage of revenue, cost of products and services (exclusive of depreciation and amortization shown separately below) increased to 84.3% in 2001, as compared to 78.7% in 2000. We attribute the increase in cost of products and services sold (exclusive of depreciation and amortization shown separately below) in 2001 to internal growth and the acquisition of InfoTech USA, Inc. We attribute the increase in cost of products and services sold (exclusive of depreciation and amortization shown separately below) as a percentage of revenue primarily to the poor performance of the economy and the technology sector in particular, which resulted in increased incentives to our customers during 2001 as compared to 2000.

         Our All Other segment's cost of products and services sold (exclusive of depreciation and amortization shown separately below) decreased by $29.4 million, or 99.3%, from 2001 to 2002. As a percentage of revenue, cost of products and services sold (exclusive of depreciation and amortization shown separately below) decreased to 15.9% in 2002, as compared to 71.7% in 2001. Cost of products and services sold (exclusive of depreciation and amortization shown separately below) remained relatively constant in 2001, as compared to 2000 at approximately $29.6 million and $29.3 million, respectively. As a percentage of revenue, cost of products and services sold (exclusive of depreciation and amortization shown separately below) increased to 71.7% in 2001, as compared to 55.6% in 2000. The decrease in cost of products and services sold (exclusive of depreciation and amortization shown separately below) in 2002 is primarily due to the sale or closure of the business units comprising this segment during the last half of 2001 and the first half of 2002. We attribute the increase in cost of products and services sold (exclusive of depreciation and amortization shown separately below) as a percentage of revenue in 2001 primarily to inventory reserves of $4.3 million.

         SELLING, GENERAL AND ADMINISTRATIVE EXPENSE

         Selling, general and administrative expense from continuing operations were $66.5 million in 2002, a decrease of $35.9 million, or 35.1%, over the $102.3 million reported in 2001. Selling, general and administrative expenses from continuing operations increased $40.3 million in 2001, or 65.0%, over the $62.0 million reported in 2000. As a percentage of revenue, selling, general and administrative expenses from continuing operations have increased to 66.5% in 2002, from 65.5% in 2001 and 46.0% in 2000.

         Selling, general and administrative expense for each of the operating segments was:

                                                                2002            2001             2000
                                                                ----            ----             ----
                                                                     (AMOUNTS IN THOUSANDS)

Advanced Technology                                            $12,100        $ 12,273          $10,570
Digital Angel Corporation                                       15,615           9,595            7,810
InfoTech USA, Inc.                                               4,171           5,451            4,075
All Other                                                        1,504          28,876           23,041
Corporate (1)                                                   33,060          46,121           16,500
--------------------------------------------------------------------------------------------------------
                                                               $66,450        $102,316          $61,996
========================================================================================================

         Selling, general and administrative expense as a percentage of revenue for each of the operating segments was:

                                                              2002           2001            2000
                                                              ----           ----            ----
                                                               %              %               %
                                                              ----           ----            ----
Advanced Technology                                           28.9           27.5            32.7
Digital Angel Corporation                                     46.4           26.8            35.1
InfoTech USA, Inc.                                            18.4           16.0            14.9
All Other                                                    108.4           69.9            43.7
Corporate (1)                                                 33.1           29.5            12.2
-------------------------------------------------------------------------------------------------------
                                                              66.5           65.5            46.0
=======================================================================================================

(1)   Corporate's percentage has been calculated as a percentage of total revenue.

         Changes during the years were:

         Our Advanced Technology segment's selling, general and administrative expense decreased $0.2 million, or 1.4%, to $12.1 million in 2002 from $12.3 million in 2001. We attribute the decrease primarily to the reduction in revenues and the corresponding overhead for the majority of the businesses within this segment. As a percentage of revenue, selling, general and administrative expense decreased 1.4% in 2002 as compared to 2001. Selling, general and administrative expenses increased $1.7 million, or 16.1%, to $12.3 million in 2001 from $10.6 million in 2000. The acquisition of Computer Equity Corporation in June 2000 contributed $2.6 million of the increase and $1.2 million resulted from bad debt reserves. These increases were partially offset by staff reductions and other cost saving measures. Selling expense decreased as a percentage of revenue in 2001 as compared to 2000, as companies acquired in 2000 incurred less selling, general and administrative expenses as a percentage of revenue than the existing businesses.

         Our Digital Angel Corporation segment's selling, general and administrative expenses increased by $6.0 million, or 62.7%, to $15.6 million in 2002 from $9.6 million in 2001. As a percentage of revenue, selling, general and administrative expenses increased to 46.4% as compared to 26.8% in 2001. The increase in 2002 relates to expenses associated with the merger of pre-merger Digital Angel and MAS during the first quarter of 2002 of approximately $2.1 million, approximately $2.5 million in expenses associated with the introduction of the Digital Angel product, approximately $0.6 million of additional commission and marketing expense in the GPS and Radio Communications division, and approximately $0.8 million of expense attributable to the Medical Systems division which was acquired in March 2002. Selling, general and administrative expense increased by $1.8 million, or 23.1% to $9.6 million in 2001 from $7.8 million in 2000. The increase in 2001 was the result of the acquisitions during 2000 of Destron Fearing Corporation, which contributed $2.9 million of the increase, and Timely Technology Corp., which contributed $0.4 million of the increase. These increases were partially offset by a decrease in selling, general and administrative expense from our one existing business in this segment.

         Our InfoTech USA, Inc. segment's selling, general and administrative expenses decreased $1.3 million, or 23.5%, to $4.2 million in 2002 from $5.5 million in 2001. The decrease in expenses was due to several cost savings measures taken in 2002, including the centralization of the service and administrative operations and the closure of two other small offices, which contributed $0.2 million of the decrease. Also, we reduced our work force and payments of sales commissions, both of which were related to the decline in revenue, which contributed $0.8 million of the decrease. Selling, general and administrative expense increased to $5.5 million in 2001 from $4.1 million in 2000. The increase in 2001 was due to the acquisition of InfoTech USA, Inc. in the fourth quarter of 2000.

         All Other's selling, general and administrative expenses decreased $27.4 million, or 94.8%, to $1.5 million in 2002 from $28.9 million in 2001. The decrease resulted from the sale or closure of all of the business units comprising this group during the last half of 2001 and the first half of 2002. Selling, general and administrative expenses increased $5.8 million, or 25.3%, to $28.9 million in 2001 from $23.0 million in 2000. We attribute the increase to the acquisition of a software provider in December 2000.

         Corporate/Eliminations selling, general and administrative expenses decreased $13.1 million, or 28.3%, to $33.1 million in 2002 from $46.1 million in 2001. We attribute the decrease in 2002 primarily to the one-time costs incurred during 2001, as more fully discussed below, and to a reduction in legal fees of approximately $1.7 million. Partially offsetting the decrease were increases as discussed below:

         o Pursuant to the terms of the pre-merger Digital Angel and MAS merger agreement, which became effective March 27, 2002, options to acquire shares of pre-merger Digital Angel common stock were converted into options to acquire shares of MAS common stock. The transaction resulted in a new measurement date for the options and, as a result, we recorded non-cash compensation expense of approximately $18.7 million during 2002. As all of the option holders were our employees or directors, these options were considered fixed awards under APB Opinion No. 25 and expense was recorded for the intrinsic value of the options converted;

         o We incurred an increase in professional fees associated with accounting and auditing services during 2002 of approximately $1.2 million; and

         o During 2002, we incurred non-cash compensation expense of approximately $0.5 million associated with interest payments that were due on September 27, 2001 and September 27, 2002. We have chosen not to pay the interest and related tax gross-up. We, therefore, consider such notes to be in default and have begun steps to foreclose on the underlying collateral (all of the stock) in satisfaction of the notes. Our decision to take this action relates in part to the passage of the recent corporate reform legislation under the Sarbanes-Oxley Act of 2002, which, among other things, prohibits further extension of credit to officers and directors.

         Corporate/Eliminations selling, general and administrative expenses increased $29.6 million, or 179.5% to $46.1 million in 2001 from $16.5 million in 2000. The significant increase was primarily as a result of an increase in bad debt reserves on notes and other receivables of $21.9 million. The reserves were considered necessary based upon several factors that occurred during the third and fourth quarters of 2001. These included:

             o A debtor declared bankruptcy, which resulted in a reserve of $2.5 million;

             o A $6.2 million note receivable, plus accrued interest, associated with a business sold in December 2000 was deemed uncollectible as the debtor has experienced significant business interruptions to a business located in New York directly related to September 11, 2001;

             o Three debtors are delinquent under required payment obligations resulting in a reserve of $3.4 million; and

             o A $9.0 million note received for issuance of shares of the Company's common stock was deemed uncollectible based upon the financial condition of the debtor.

         Also contributing to the increase in 2001 were:

             o $5.3 million of non-cash compensation expense due primarily to re-pricing 19.3 million stock options in September 2001. The re-priced options had original exercise prices ranging from $0.69 to $6.34 per share and were modified to change the exercise price to $0.15 per share. Due to the modification, these options are being accounted for as variable options under APB Opinion No. 25 and, accordingly, fluctuations in our common stock price result in increases and decreases of non-cash compensation expense until the options are exercised, forfeited or expired; and

             o   $3.6 million in litigation reserves.

         Partially offsetting the increase was a reduction in personnel-related expenses of approximately $2.0 million.

         RESEARCH AND DEVELOPMENT EXPENSE

         Research and development expense from continuing operations for 2002 was $3.5 million, a decrease of $5.1 million, or 59.1%, over the $8.6 million reported in 2001. As a percentage of revenue, research and development expense decreased to 3.5% in 2002 from 5.5% in 2001.

         Research and development expense for each of the operating segments was:

                                                      2002         2001         2000
                                                      ----         ----         ----
                                                          (AMOUNTS IN THOUSANDS)

Advanced Technology                                  $  861       $3,321       $  269
Digital Angel Corporation                             2,422        5,071        2,235
All Other                                                --          218           --
Corporate                                               235           --           --
---------------------------------------------------------------------------------------
                                                     $3,518       $8,610       $2,504
=======================================================================================

         Research and development expense relates primarily to the development of our products, Digital Angel, Thermo Life, VeriChip and Bio-Thermo and to software development costs. The research and development expense associated with software development was $0.9 million, $3.3 million and $0.3 million in 2002, 2001 and 2000, respectively.

         GAIN ON EXTINGUISHMENT OF DEBT


         During the year ended December 31, 2001, we recorded an extraordinary gain as a result of settling certain disputes between us and the former owners of Bostek, Inc. and an affiliate. As part of the settlement agreement, the parties agreed to forgive a $9.5 million payable and the former owners of Bostek agreed to invest up to $6.0 million in shares of our common stock provided that we register approximately 3.0 million shares of our common stock by June 15, 2001. We were successful in meeting the June 15, 2001, registration deadline and, accordingly, the extinguishment of the $9.5 million payable was recorded in 2001 as an extraordinary gain. See "CHANGE IN METHOD OF ACCOUNTING FOR EXTINGUISHMENT OF DEBT - IMPACT
OF FAS 145" below.

CHANGE IN METHOD OF ACCOUNTING FOR EXTINGUISHMENT OF DEBT - IMPACT OF FAS 145

         As required, we have adopted FAS 145 effective January 1, 2003. Under FAS 145, gains and losses on the extinguishment of debt are included as part of continuing operations. SFAS 145 requires all periods presented to be consistent, and, as such, gains and losses on extinguishment of debt previously recorded as extraordinary must be reclassified from extraordinary treatment and presented as a component of continuing operations.

         ASSET IMPAIRMENT

         Asset impairment during the years ended December 31, 2002, 2001 and 2000 was:

                                                       2002         2001        2000
                                                       ----         ----        ----
                                                          (AMOUNTS IN THOUSANDS)

Goodwill:

Advanced Technology                                  $    --      $30,453      $   --
  Digital Angel Corporation                           62,185          726          --
  All Other                                               --       32,427         818
--------------------------------------------------------------------------------------
       Total goodwill                                 62,185       63,606         818
Property and equipment                                 6,860        2,372          --
Investment in ATEC and Burling stock                      --           --       5,565
Software and other                                       337        5,741          --
--------------------------------------------------------------------------------------
                                                     $69,382      $71,719      $6,383
======================================================================================


         As of December 31, 2002, the net book value of our goodwill was $67.8 million. There was no impairment of goodwill upon the adoption of FAS 142 on January 1, 2002. However, based upon our annual review for impairment during the fourth quarter of 2002, we recorded an impairment charge of $62.2 million associated with our Digital Angel Corporation segment. The impairment relates to the goodwill associated with the acquisition of MAS in March 2002, and to Digital Angel Corporation's Wireless and Monitoring segment.

     Methodology for Assigning Goodwill to Reporting Units:

     In accordance with FAS 142, upon adoption, we were required to allocate goodwill to our various reporting units. At January 1, 2002, our reporting units consisted of the following (our reporting units listed below are those businesses, which have goodwill and for which discrete financial information is available and upon which segment management makes operating decisions):

         *   Advanced Technology segment's Computer Equity Corporation;
         *   Advanced Technology segment's P-Tech., Inc.;
         *   Advanced Technology segment's Pacific Decision Sciences;
         * Pre-merger Digital Angel Corporation's Animal Applications division;
         * Pre-merger Digital Angel Corporation's Wireless and Monitoring division;
         * Pre-merger Digital Angel Corporation's GPS and Radio Communications division; and
         *   InfoTech USA, Inc.

     The goodwill assigned to our reporting units was based on the goodwill resulting from our acquisition of the reporting unit, with the goodwill attributable to the merger of Destron Fearing Corporation, which was a publicly held company trading on the Nasdaq (Destron), and Digital Angel.net Inc. (DA.net) allocated between the Animal Applications and the Wireless and Monitoring reporting units. The merger of Destron and DA.net occurred in September 2000. The goodwill resulting from the Destron and DA.net merger was approximately $74.7 million, of which $50.7 million was allocated to Animal Applications and $24.0 was allocated to Wireless and Monitoring. (The Wireless and Monitoring reporting unit also included the goodwill associated with the acquisition of Timely Technology Corp., of approximately $7.5 million).

     We believe that a portion of the goodwill resulting from the Destron and DA.net merger was due to the synergies of the combined companies. There were several potential benefits/synergies of the merger that we believed would contribute to the success of the combination. These potential benefits/synergies included:

         o the acceleration of the opportunities of the Digital Angel technology through the combination with Destron and the current products it offers, which establishes a company with stronger capabilities;

         o the combination of Digital Angel.net Inc. and Destron, with its injectable microchip technology and its current products in the animal identification markets, provide broader product offerings for the combined company;

         o improvement in the purchasing power of the combined company as compared to either company standing alone, resulting in reduced costs;

         o the management team of the combined company having greater depth of knowledge of the injectable microchip and animal identification industries and more business experience than that of either company standing alone;

         o the potential to expand the market presence of Digital Angel.net and Destron's products globally through a larger combined sales force and geographically more extensive sales and distribution channels;

         o the complementary nature of each company's product offerings as an extension of the offerings of the other company;

         o increased product diversification and penetration of each company's customer base;

         o   similarities in corporate culture; and

         o the opportunity for expanded research and development of the combined product offerings, including potential new product offerings.

     Since none of the assets and liabilities resulting from the merger had been assigned to the Wireless and Monitoring reporting unit, we determined the allocation of the goodwill between the Animal Applications and Wireless and Monitoring reporting units based upon guidance provided in FAS 142. FAS 142 states that, "the methodology used to determine the amount of goodwill to assign to a reporting unit shall be reasonable and supportable and shall be applied in a consistent manner." Since Destron was a publicly held company at the time of the merger, and as a result, its fair market value was readily determinable, we allocated to the Animal Applications reporting unit the amount of goodwill equal to Destron's fair market value prior to our public announcement of the potential merger, which was approximately $50.7 million. This resulted in our allocation of approximately $24.0 million to the Wireless and Monitoring reporting unit, which we believed represented the fair market value of the unit at that point in time, based on our belief in the market potential for the Digital Angel product, coupled with the synergies of the combined companies, as discussed above. On November 26, 2001, we launched the Digital Product and during 2002, we marketed the product extensively. Despite our aggressive marketing campaign, the Digital Angel product did not achieve our forecasted revenues during 2002. (Sales of the Digital Angel product were affected, in part, by the lack of GPS tracking capabilities within buildings. We are currently working on a second-generation Digital Angel product to include assisted capabilities to enhance these "line of sight" issues). Therefore, during the fourth quarter of 2002, we recorded an impairment charge of approximately $31.5 of the goodwill associated with the Wireless and Monitoring reporting unit as more fully discussed below.

     We engaged an independent valuation firm to review and evaluate the goodwill of Digital Angel Corporation, as reflected on our books for the year-ended December 31, 2002. Independently, the valuation firm reviewed the goodwill of the various reporting units (Animal Applications, Wireless and Monitoring, GPS and Radio Communications and Medical Systems) at the request of Digital Angel Corporation. Digital Angel Corporation's management compiled the cash flow forecasts, growth rates, gross margin, fixed and variable cost structure, depreciation and amortization expenses, corporate overhead, tax rates, and capital expenditures, among other data and assumptions related to the financial projections upon which the valuation reports were based. The valuation firm's methodology including residual or terminal enterprise values were based on the following factors: risk free rate of 10 years; current leverage (E/V); leveraged beta - Bloomberg; unleveraged beta; risk premium; cost of equity; after-tax cost of debt; and weighted average cost of capital. These variables generated a discount rate calculation.

     Residual or Terminal Enterprise Value Calculation:

     The independent valuation firm was engaged by Digital Angel Corporation to perform a company comparable analysis utilizing financial and market information on publicly traded companies that are considered to be generally comparable to the Animal Applications, Wireless and Monitoring, GPS and Radio Communications and Medical Systems reporting units. Each analysis provided a benchmark for determining the terminal values for each business unit to be utilized in its discounted cash flow analysis. The analysis generated a multiple for each reporting unit, which was incorporated into the appropriate business unit's discounted cash flow model.

     Discounted Cash Flows:

     Discounted cash flow analyses were prepared for each of the reporting units, to compare their carrying values with the discounted present values of their cash flows, which indicated that the goodwill associated with Digital Angel Corporation was impaired.

     These analyses were subjected to tests of reasonableness by our independent auditors in light of the operating history of the respective business units, the newness of the technology, particularly with respect to the Digital Angel product, and the reliability of achieving forecast results and growth expectations. Neither we nor Digital Angel Corporation had a historical track record of achieving forecasts for new or existing technology products. The Digital Angel watch and pager is the primary revenue driver for the Digital Angel Corporation's Wireless and Monitoring division. The Digital Angel product itself had minimal sales despite an intensive marketing campaign for the product. The poor sales are partly explained by continuing R&D development efforts to enhance the product to make it user friendly, and an over estimation of consumer demand as a result of a challenging economic environment (i.e. consumers considered the Digital Watch a discretionary luxury item) and an uncertain marketplace (we overestimated consumer demand for an innovative and new technology to be introduced into the consumer marketplace). As a result of such evaluation, an impairment charge of approximately $62.2 million was determined by us to be reasonable, of which $30.7 million was associated with Digital Angel Corporation's Medical Systems division, which was acquired on March 27, 2002, and $31.5 million was associated with Digital Angel Corporation's Wireless and Monitoring division. Future goodwill impairment reviews may result in additional write-downs. Such determination involves the use of estimates and assumptions, which may be difficult to accurately measure or value.

         In addition, Digital Angel Corporation impaired $6.4 million of software associated with its Wireless and Monitoring segment. The write off related to an exclusive license to a digital encryption and distribution software system. The charge is included in the Consolidated Statement of Operations under the caption Asset Impairment.


         As a result of the economic slowdown during 2001, we experienced deteriorating sales for certain of our businesses. In addition, management concluded that a full transition to an advanced technology company required the sale or closure of all units that did not fit into our new business model or were not cash-flow positive. This resulted in the shutdown of several of our businesses during the third and fourth quarters of 2001 and the first quarter of 2002. Also, letters of intent that we had received during the last half of 2001 and the first quarter of 2002 related to the sale of certain of our businesses indicated a decline in their fair values. The sale of these businesses did not comprise the sale of an entire business segment. Based upon these developments, we reassessed our future expected operating cash flows and business valuations and at December 31, 2001, we performed undiscounted cash flow analyses by business unit to determine if an impairment existed. For purposes of these analyses, earnings before interest, taxes, depreciation and amortization were used as the measure of cash flow. When an impairment was determined to exist, any related impairment loss was calculated based on fair value. Fair value was determined based on discounted cash flows. The discount rate utilized by us was the rate of return expected from the market or the rate of return for a similar investment with similar risks. This reassessment resulted in the asset impairments listed above during 2001.

         As a result of the restructuring and revision to our business model, the plan to implement an enterprise wide software system purchased in 2000 was discontinued during the third quarter of 2001, at which time the associated software costs were fully written off and the computer hardware was written down to its estimated net realizable value. During 2002, the remaining value of the equipment, which was no longer deemed saleable of approximately $0.5 million was written off.

         In addition to the impairments above, during 2002 and 2001, we recorded inventory reserves of $1.4 million and $4.0 million, respectively, and bad debt reserves of $1.3 million and $26.0 million, respectively. The inventory reserves are included in our financial statements in cost of products and the bad debt reserves are included in selling, general and administrative expense.

         DEPRECIATION AND AMORTIZATION

         Depreciation and amortization expense from continuing operations for 2002 was $4.8 million, a decrease of $24.1 million, or 83.5%, over the $28.9 million reported in 2001. The 2001 expense represents an increase of $17.8 million, or 161.0% over the $11.1 million reported in 2000. As a percentage of revenue, depreciation and amortization expense was 4.8%, 18.5% and 8.2% in 2002, 2001 and 2000, respectively.

         Under FAS 142, which we adopted on January 1, 2002, goodwill and certain other intangible assets are no longer amortized. We incurred $22.5 million and $9.4 million in goodwill and equity method investment amortization during 2001 and 2000, respectively.

         In conjunction with our review for impairment of goodwill and other intangible assets in the fourth quarter of 2000, we reviewed the useful lives assigned to acquisitions and, effective October 1, 2000, changed the lives to periods ranging from 5 to 10 years, down from periods ranging from 10 to 20 years to reflect current economic trends associated with the nature of recent acquisitions made. This change in the fourth quarter of 2000 increased amortization expense by $7.2 million and $3.5 million in 2001 and 2000, respectively.

         Depreciation and amortization expense from continuing operations by segments was as follows:

                                                            2002            2001         2000
                                                            ----            ----         ----
                                                                (AMOUNTS IN THOUSANDS)

Advanced Technology                                        $  569         $ 9,088      $ 2,990
Digital Angel Corporation                                   3,638          12,298        2,962
InfoTech USA, Inc.                                            261             503          176
All Other                                                       9           4,768        3,366
Corporate                                                     296           2,242        1,579
-----------------------------------------------------------------------------------------------
Total                                                      $4,773         $28,899      $11,073
===============================================================================================

         We attribute the decreases in 2002 primarily to a reduction in goodwill amortization as a result of the adoption of FAS 142. In addition, All Other's depreciation and amortization expense decreased due to the sale or closure of all of the business units comprising this group during the last half of 2001 and the first half of 2002. "Corporate / Eliminations" depreciation and amortization expense decreased primarily as a result of the impairment and sale of software and other corporate assets during the last half of 2001.

         The increases in 2001 as compared to 2000 reflect the increased goodwill amortization associated with the business acquisitions during 2000, and the change in goodwill lives noted above.

         LOSS/GAIN ON SALES OF SUBSIDIARIES AND BUSINESS ASSETS

         The gain (loss) on sale of subsidiaries and business assets was $0.1 million, $(6.1) million, and $0.5 million for the years ended December 31, 2002, 2001 and 2000, respectively. The loss on the sales of subsidiaries and business assets of $6.1 million for 2001 was due to sales of the business assets of our wholly-owned subsidiaries as follows: ADS Retail Inc., Signal Processors, Limited, ACT Wireless Corp. and our ATI Communications companies. In addition, we sold our 85% ownership interest in Atlantic Systems, Inc. Proceeds from the sales were $3.5 million and were used primarily to repay debt.

         INTEREST AND OTHER INCOME AND INTEREST EXPENSE

         Interest and other income was $2.4 million, $2.1 million and $1.1 million for 2002, 2001 and 2000, respectively. Interest income is earned primarily from short-term investments and notes receivable.

         Interest expense was $17.5 million, $8.6 million and $5.9 million for 2002, 2001 and 2000, respectively. Interest expense is a function of the level of outstanding debt and is principally associated with notes payable and term loans.

     INCOME TAXES

     We had effective income tax (benefit) rates of 0.3%, 12.4%, and (14.8)% in 2002, 2001 and 2000, respectively. Differences in the effective income tax rates from the statutory federal income tax rate arise from goodwill amortization associated with acquisitions, state taxes net of federal benefits and the increase or reduction of valuation allowances related to net operating loss carryforwards and other deferred tax assets. As of December 31, 2002, we have provided a valuation allowance to fully reserve our net operating loss carryforwards and our other existing net deferred tax assets. Our tax provision for 2001 was primarily the result of an increase in the valuation allowance due to the losses incurred during the year ended December 31, 2001, as well as our projections of future taxable income.


     NET LOSS ON CAPITAL TRANSACTIONS OF SUBSIDIARY AND LOSS ATTRIBUTABLE TO CHANGES IN MINORITY INTEREST AS A RESULT OF CAPITAL TRANSACTIONS OF SUBSIDIARY

     Gains where realizable and losses on issuance of shares of stock by our consolidated subsidiary, Digital Angel Corporation, are reflected in the consolidated statement of operations. We determined that such recognition of gains and losses on issuances of shares of stock by Digital Angel
Corporation was appropriate since the shares issued to date were not sales of unissued shares in a public offering, we do not plan to reacquire the shares issued and the value of the proceeds could be objectively determined. During 2002, we recorded a net loss of $2.4 million occasioned by the merger of pre-merger Digital Angel and MAS, comprised of a loss of approximately $5.1 million resulting from the exercise of 1.5 million pre-merger Digital Angel options (representing the difference between the carrying amount of our pro-rata share of the investment in pre-merger Digital Angel and the exercise price of the options), a gain of approximately $4.7 million from the deemed sale of 22.85% of the AWG, as a result of the merger with MAS, and a loss of $2.0 million on the issuances of 1.1 million shares of Digital Angel Corporation common stock resulting primarily from the exercise of stock options. The loss represents the difference between the carrying amount of our pro-rata share of our investment in Digital Angel Corporation and the net proceeds from the issuances of the stock. In addition, during 2002, we recorded a loss of $2.0 million attributable to changes in our minority interest ownership of Digital Angel Corporation as a result of the stock issuances. We anticipate that in the future we will continue to realize gains and losses on the issuances of stock by Digital Angel Corporation.

     RESULTS OF DISCONTINUED OPERATIONS

     The following discloses the results of Intellesale and all other non-core businesses comprising discontinued operations for the period January 1 through March 1, 2001 and the year ended December 31, 2000:


Discontinued Intellesale business:                                            January 1,
                                                                               through
                                                                               March 1,           Year Ended
                                                                                 2001                2000
                                                                                 ----                ----
                                                                                  (amounts in thousands)
Product revenue                                                                 $7,965            $ 95,666
Service revenue                                                                    370               6,826
                                                                  -----------------------------------------
Total revenue                                                                    8,335             102,492
Cost of products sold (exclusive of depreciation and
   amortization shown separately below)                                          6,974             104,396
Cost of services sold                                                               --               5,315
                                                                  -----------------------------------------
Total cost of products and services sold (exclusive
   of depreciation and amortization shown separately
   below)                                                                        6,974             109,711

Selling, general and administrative expenses                                     1,602              32,772
Gain on sale of subsidiary                                                          --              (5,145)
Depreciation and amortization                                                      121               2,949
Impairment of investments                                                           --              46,600
Benefit for income taxes                                                          (151)            (13,357)
Minority interest                                                                  (11)                140
                                                                  -----------------------------------------
Loss from discontinued Intellesale businesses                                   $ (200)           $(71,178)
                                                                  =========================================

Discontinued non-core business:                                               January 1,
                                                                               through
                                                                               March 1,           Year Ended
                                                                                 2001                2000
                                                                                 ----                ----
                                                                                  (amounts in thousands)
Product revenue                                                                  $5,074           $42,235
Service revenue                                                                     476                --
                                                                        ----------------------------------
Total revenue                                                                     5,550            42,235
Cost of products sold (exclusive of depreciation and
   amortization shown separately below)                                           3,525            33,428
Cost of services sold                                                               259                --
                                                                        ----------------------------------
Total cost of products and services sold (exclusive
   of depreciation and amortization shown separately
   below)                                                                         3,784            33,428

Selling, general and administrative expenses                                        932             7,926
Loss on sale of subsidiary                                                           --               528
Depreciation and amortization                                                       143             1,268
Interest, net                                                                        29               187
Impairment of investments                                                            --             3,619
Provision (benefit) for income taxes                                                185              (257)
Minority interest                                                                    64                61
                                                                        ----------------------------------
 Income (loss) from discontinued non-core businesses                               $413           $(4,525)
                                                                        ==================================


                                     68


Total Discontinued Operations:                                                 January 1,
                                                                                through
                                                                                March 1,        Year Ended
                                                                                  2001             2000
                                                                                  ----             ----
                                                                                  (amounts in thousands)
Product revenue                                                                 $13,039          $137,901
Service revenue                                                                     846             6,826
                                                                          --------------------------------
Total revenue                                                                    13,885           144,727
Cost of products sold (exclusive
   of depreciation and amortization shown separately
   below)                                                                        10,499           137,824
Cost of services sold                                                               259             5,315
                                                                          --------------------------------
Total cost of products and services sold (exclusive
   of depreciation and amortization shown separately
   below)                                                                        10,758           143,139
                                                                          --------------------------------
Selling, general and administrative expenses                                      2,534            40,697
Gain on sale of subsidiary                                                           --            (4,617)
Depreciation and amortization                                                       264             4,217
Interest, net                                                                        29               187
Impairment of investments                                                            --            50,219
Provision (benefit) for income taxes                                                 34           (13,614)
Minority interest                                                                    53               201
                                                                          --------------------------------
Income (loss) from discontinued operations                                        $ 213          $(75,702)
                                                                          ================================



     The above results do not include any allocated or common overhead expenses. Included in Interest, net, above are interest charges based on the debt of one of these businesses that was repaid when the business was sold in January 2002.


     As of March 27, 2003, we have sold or closed substantially all of the businesses comprising Discontinued Operations. There is one insignificant company remaining, which had revenue and net loss for the year ended December 31, 2002 of $0.7 million and $0.2 million, respectively. We anticipate selling this remaining company in the next several months. Proceeds from the sales of Discontinued Operations companies were used to repay amounts outstanding under our credit agreement with IBM Credit. Any additional proceeds on the sale of the remaining business will also be used to repay debt.


     Provision for operating losses and carrying costs during the phase-out period included the estimated loss on sale of the business units as well as operating and other disposal costs incurred in selling the businesses. Carrying costs include the cancellation of facility leases, employment contract buyouts, sales tax liabilities and reserves for certain legal expenses related to on-going litigation.

     During 2002 and 2001, Discontinued Operations incurred a change in estimated loss on disposal and operating losses accrued on the measurement date of $1.4 million and $(16.7) million, respectively. The primary reason for the reduction in estimated losses for 2002 was due to the settlement of litigation for an amount less than anticipated. The primary reasons for the excess losses in 2001 were due to inventory write-downs of $4.5 million during the second quarter of 2001, a decrease in estimated sales proceeds as certain of the businesses were closed in the second and third quarters of 2001, an increase in legal expenses related to ongoing litigation, additional sales tax liabilities and additional facility lease costs.

     The business closures in 2001 were the result of a combination of the deteriorating market conditions for the technology sector as well as our strategic decision to reallocate funding to our core businesses. We also increased our estimated loss on the sale of Innovative Vacuum Solutions, Inc., which was sold during the second quarter of 2001, by $0.2 million and on Ground Effects Ltd., which was sold in the first quarter of 2002, by $1.2 million.

     We do not anticipate a further loss on sale of the remaining business comprising Discontinued Operations. However, actual losses could differ from our estimates and any adjustments will be reflected in our future financial statements. During the years ended December 31, 2002, 2001 and 2000, the estimated amounts recorded were as follows:

-------------------------------------------------------------------------------------------------------------
                                                                              YEAR ENDED DECEMBER 31,
                                                                          2002         2001         2000
                                                                          ----         ----         ----
                                                                               (amounts in thousands)
Operating losses and estimated loss on the sale of business units           $684      $13,010     $1,619
Carrying Costs                                                            (2,104)       3,685      6,954

Less: Benefit for income taxes                                                --           --     (1,307)
                                                                   ------------------------------------------
                                                                         $(1,420)     $16,695     $7,266
=============================================================================================================


     The following table sets forth the roll forward of the liabilities for operating losses and carrying costs from December 31, 2000, through December 31, 2002.

                                        BALANCE                                              BALANCE
                                     DECEMBER 31,                                         DECEMBER 31,
          TYPE OF COST                   2000            ADDITIONS      DEDUCTIONS            2001
          ------------                   ----            ---------      ----------            ----
Operating losses and
   estimated loss on sale            $     1,619        $    13,010     $    13,456       $     1,173
Carrying costs                             6,954              3,685           3,421             7,218
                                     -----------        -----------     -----------       -----------
Total                                $     8,573        $    16,695     $    16,877       $     8,391
                                     ===========        ===========     ===========       ===========
                                        BALANCE                                              BALANCE
                                     DECEMBER 31,                                         DECEMBER 31,
          TYPE OF COST                   2001            ADDITIONS      DEDUCTIONS            2002
          ------------                   ----            ---------      ----------            ----
Operating losses and
   estimated loss on sale            $     1,173        $       684     $     1,857       $        --
Carrying costs(1)                          7,218             (2,104)            206             4,908
                                     -----------        ------------    -----------       -----------
Total                                $     8,391        $    (1,420)    $     2,063       $     4,908
                                     ===========        ============    ===========       ===========


     (1) Carrying costs at December 31, 2002, include all estimated costs to dispose of the discontinued businesses including $2.0 million for future lease commitments, $1.8 million for severance and employment contract settlements, $1.0 million for sales tax liabilities and $0.1 million for litigation settlement.


     During 2000, Intellesale refocused its business model away from the Internet segment and began concentrating on its traditional business of asset management and brokerage services and the sale of refurbished and new desktop and notebook computers, monitors and related components as a wholesale, business to business supplier. The transition resulted in significantly reduced revenues from its Bostek business unit in the first half of 2000 compared to substantial sales from this unit in the second half of 1999, contributing to the decline in revenue from 1999 to 2000. Cost of products and services sold (exclusive of depreciation and amortization) was significantly impacted by lower margin business in the first half of 2000 coupled with an inventory charge of $8.5 million, as discussed below.

     In the second quarter of 2000, Intellesale recorded a pre-tax charge of $17.0 million. Included in this charge was an inventory reserve of $8.5 million for products Intellesale expected to sell below cost (included in cost of goods sold), $5.5 million related to specific accounts and other receivables, and $3.0 million related to fees and expenses incurred in connection with Intellesale's cancelled public offering and certain other intangible assets. This charge reflects the segment's decreasing revenue trend, higher quarterly cost of products and services sold (exclusive of depreciation and amortization) and the expansion of Intellesale's infrastructure into a major warehouse facility. In addition, a more competitive business environment resulting from an overall slowdown in Intellesale's business segment, and management's attention to the Bostek operational and legal issues contributed to the negative results. The impact of the loss resulted in Intellesale restructuring its overhead and refocusing its business model away from the Internet segment and back to its traditional business lines. This restructuring was completed in the fourth quarter of 2000 and during that quarter an additional $5.5 million of inventory acquired for retail distribution was written down to realizable value.

     LIQUIDITY AND CAPITAL RESOURCES FROM CONTINUING OPERATIONS

     As of September 30, 2003, cash and cash equivalents totaled $5.3 million, a decrease of $0.5 million, or 8.6%, from $5.8 million at December 31, 2002.

     Cash of $5.0 million was used by operations and cash of $0.7 million was provided by operations during the nine-months ended September 30, 2003, and 2002, respectively. In the nine-months ended September 30, 2003, cash was used primarily to purchase inventory. In the nine-months ended September 30, 2002, cash was provided primarily by collections on accounts receivable and a decrease in current assets.

     Accounts and unbilled receivables, net of allowance for doubtful accounts, decreased by $1.4 million, or 8.5%, to $15.1 million at September 30, 2003, from $16.5 million at December 31, 2002. We attribute the decrease primarily to increased collections during the current period.

     Inventory levels increased by $3.4 million, or 53.1%, to $9.8 million at September 30, 2003, from $6.4 million at December 31, 2002. We attribute the increase primarily to an increase in work-in process related to government contract projects and the accumulation of inventory by Digital Angel Corporation in anticipation of future sales.

     Accounts payable increased by $2.8 million, or 28.6%, to $12.6 million at September 30, 2003, from $9.8 million at December 31, 2002, due primarily to the increase in inventory.

     Accrued interest decreased by $10.0 million, or 99.0%, from $10.1 million at December 31, 2002, due primarily to the payment in full of all obligations to IBM Credit on June 30, 2003.

     Investing activities provided cash of $0.3 million and $5.0 million in the nine-months ended September 30, 2003 and 2002, respectively. In the nine-months ended September 30, 2003, cash was provided primarily by collections on notes receivable of $1.5 million and used primarily to purchase property and equipment of $1.0 million. In the nine-months ended September 30, 2002, cash was provided primarily by collections of amounts due from buyers of divested subsidiaries of $2.6 million, proceeds from the sale of property and equipment of $2.5 million, proceeds from the sale of subsidiaries and business assets of $1.1 million and collection on notes receivable of $1.0 million. Partially offsetting the amounts provided were cash used to purchase property and equipment of $1.4 million and cash used by Discontinued Operations of $0.5 million.


     Financing activities provided cash of $4.1 million in the nine-months ended September 30, 2003, and used cash of $2.3 million in the nine-months ended September 30, 2002. In the nine-months ended September 30, 2003, cash of $20.8 million was provided from the issuances of common stock, $10.0 million was provided from the issuance of the Debentures and $2.0 million was provided from the issuance of long-term debt. During the nine-months ended September 30, 2003, $27.6 million of cash was used to repay notes payable. In the nine-months ended September 30, 2002, cash was used primarily to repay $6.4 million against long-term debt and notes payable. Partially offsetting the use of cash during the nine-months ended September 30, 2002, was cash of $1.7 million provided from the issuance of common shares, cash of $1.3 million provided by long-term debt and cash of $1.2 million from the collection of notes receivable for shares issued.


     Debt Covenant Compliance and Liquidity

     On March 1, 2002, we and the Digital Angel Share Trust entered into the IBM Credit Agreement with IBM Credit, which became effective on March 27, 2002, the effective date of the merger between pre-merger Digital Angel and MAS. At December 31, 2002, we failed to maintain compliance with the financial performance covenant under the IBM Credit Agreement. In addition, as of June 30, 2003, March 31, 2003, and December 31, 2002, Digital Angel Corporation failed to maintain compliance with certain financial covenants under its credit agreement with its prior lender, Wells Fargo. Wells Fargo provided Digital Angel Corporation with waivers of such non-compliance. IBM did not provide a waiver. Digital Angel Corporation terminated its lending arrangement with Well Fargo on August 28, 2003, as more fully discussed in
Note 4 to the Condensed Consolidated Financial Statements.

         Under the terms of the IBM Credit Agreement we were required to repay IBM Credit $29.8 million of the $77.2 million outstanding principal balance owed to them plus $16.4 million of accrued interest and expenses (totaling approximately $46.2 million), on or before February 28, 2003. We did not make such payment by February 28, 2003, and on March 3, 2003, IBM Credit notified us that we had until March 6, 2003, to make the payment. Our failure to comply with the payment terms imposed by the IBM Credit Agreement and our failure to maintain compliance with the financial performance covenant constituted events of default under the IBM Credit Agreement. On March 7, 2003, we received a letter from IBM Credit declaring the loan in default and indicating that IBM Credit would exercise any and/or all of its remedies.

     Effective April 1, 2003, we entered into a Forbearance Agreement with IBM Credit. Under the terms of the Forbearance Agreement, we had the right to purchase all of our outstanding debt obligations to IBM Credit, totaling approximately $100.0 million (including accrued interest), if we paid IBM Credit $30 million in cash by June 30, 2003. As of June 30, 2003, we made cash payments to IBM Credit totaling $30.0 million and, thus, we have satisfied in full our debt obligations to IBM Credit. As a result, we recorded a gain on the forgiveness of debt of approximately $70.0 million in the nine-months ended September 30, 2003.

     Funding for the $30.0 million payment to IBM Credit consisted of $17.8 million in net proceeds from the sales of an aggregate of 50.0 million shares of our common stock, $10.0 million in net proceeds from the issuance of the Debentures, and $2.2 million from cash on hand.

     The 50.0 million shares of our common stock were purchased under the Securities Purchase Agreements. The purchases resulted in net proceeds to us of $17.8 million, after deduction of the 3% fee to our placement agent, J.P. Carey Securities, Inc. The details of the Securities Purchase Agreements are more fully described in Note 4 to our Condensed Consolidated Financial Statements.

     On June 30, 2003, we entered into the Agreement with certain Purchasers. In connection with the Agreement, we issued to the Purchasers Debentures due November 1, 2005. Subject to the terms under the various agreements, the Debentures were convertible into shares of our common stock or exchangeable for shares of Digital Angel Corporation common stock owned by us, or a combination thereof at any time at the option of the Purchasers, through the maturity date of November 1, 2005. On November 12, 2003, we announced that we had entered in a letter agreement with the Purchasers. Under the terms of the letter agreement, the Purchasers were required to convert a minimum of 50% of the outstanding principal amount of the Debentures plus all accrued and unpaid interest into shares of our common stock on November 12, 2003, the First Conversion Date. The conversion price was $0.35 per share. In addition, per the terms of the letter agreement, the Purchasers were required to convert any remaining outstanding principal amount of the Debentures plus accrued interest on or before November 19, 2003, the Second Conversion Date. The conversion price for the Second Conversion Date was 84% of the volume-weighted average trading price of our common stock for the five trading days prior to November 17, 2003 (the "Discounted VWAP"), which average was $0.4406. As of November 19, 2003, the total principal amount of the Debentures has been converted, and accordingly, our obligations under the Debentures have been satisfied in full. We have issued an aggregate of 27.7 million shares of our common stock in connection with the conversions taking place on the First and Second Conversion Dates. In addition, in connection with the Debentures, we have issued an aggregate of 0.3 million shares of the Digital Angel Corporation common stock that we owned.


     We have recently offered up to 30.0 million shares of our common stock in a public offering registered under the Securities Act of 1993. J.P. Carey Securities, Inc. acted as our placement agent for the offering. An aggregate of 22.0 million of these shares were sold under the terms of three separate securities purchase agreements entered into on September 19, 2003, with each of First Investors Holding Co., Inc., Magellan International LTD and Cranshire Capital, LP., which resulted in gross proceeds to us of approximately $8.0 million before deduction of the 2.0% placement agency fee. In addition, an aggregate of 8.0 million of the shares were sold under eight separate securities purchase agreements entered into on December 2, 2003, as amended, with each of First Investors Holding Co., Inc., Magellan International LTD, Elliott Associates, L.P., Islandia, L.P., Midsummer Investment, Ltd., Omicron Master Trust, Portside Growth and Opportunity Fund and Elliott International L.P., which resulted in aggregate gross proceeds to us of approximately $2.9 million before deduction of the 2.0% placement agency fee. To date, we have used approximately $5.1 million of the net proceeds from the 30.0 million share offering. We intend to use the remaining net proceeds for general corporate purposes (including working capital requirements, sales and marketing and capital expenditures).

     The repayment of all of our debt obligations to IBM Credit resolved one of the major factors impacting our ability to continue as a going concern. The repayment of all of our obligations under the Debentures and the sale of
30.0 million shares of our common stock under our share offering, as discussed above, have also contributed to our ability to continue as a going concern. Our ability to continue as a going concern is also predicated upon numerous factors with varying levels of importance including our ability to:


              o First, we must successfully implement our business plans, manage expenditures according to our budget, and generate positive cash flow from operations so that we can become profitable and generate sufficient cash flow to meet our operating needs;

              o Second, we must develop an effective marketing and sales strategy in order to grow our business and compete successfully in our markets;

              o Third, we must obtain the necessary approvals to expand the market for the VeriChip product;


              o Fourth, we must realize positive cash flow with respect to our investment in Digital Angel Corporation in order to provide us with an appropriate return on our investment; and

              o Fifth, we must complete the development of the second generation Digital Angel product in order to improve the product's salability.





     We have established a management plan to mitigate the effect of our going concern uncertainty conditions over the next twelve months. The major components of our plan are as follows:

     o To attempt to establish a sustainable positive cash flow business model;

     o To attempt to produce additional cash flow and revenue from our advanced technology products - Digital Angel(TM), Thermo Life(TM), VeriChip(TM), Bio-Thermo(TM) and PLD;

     o To generate additional liquidity through divestiture of business units and assets that are not critical to our long-term strategy;

     o To increase our ownership equity position in Digital Angel Corporation by purchasing 3.0 million shares of the Company's common stock at $2.64 per share payable in shares of our common stock; and

     o To position Digital Angel Corporation for growth with a new management team and through strategic acquisitions such as OuterLink Corporation.

     It is the opinion of our management that the likelihood of the above plan being effectively implemented is good. On a consolidated reporting basis, cash of $5.0 million was used by operations for the nine-months ended September 30, 2003. Digital Angel Corporation used approximately $3.5 million, while our remaining operations used $1.5 million. Our goal is to establish a sustainable positive cash flow business model.


     We believe that we will be able to generate sufficient revenues and related cash flow in the next twelve months from the Advanced Technology segment to cover the operating expenses of this segment as well as our corporate overhead (exclusive of the corporate overhead of Digital Angel Corporation and InfoTech USA, Inc.). The primary source of revenue for the Advanced Technology segment is Computer Equity Corporation. For the nine-months ended September 30, 2003, the Advanced Technology segment reported gross revenue of $31.1 million. Of this amount, Computer Equity Corporation represented $25.2 million or 81.3% of the total revenue. The future revenue outlook for Computer Equity Corporation appears to be positive. In January 2003, Computer Equity Corporation's wholly owned subsidiary, GTI, was one of seventeen companies awarded the federal government's CONNECTIONS contract, which replaced the previous WACS contract. The CONNECTIONS contract has a three-year base term and five successive one-year renewal options. The CONNECTIONS contract is similar to the WACS contract in that it will allow Computer Equity Corporation to provide government agencies with equipment and services for campus and building communications networks and related infrastructure without the need to follow the full procurement process for a new contract. During the remainder of 2003 and beyond our focus will be to generate significant revenue and cash flow from our advanced technology products. We hope to realize positive cash flow in the next twelve months and beyond as these products gain customer acceptance and awareness throughout the world.


     As of September 30, 2003, the Advanced Technology segment and "Corporate/Eliminations" had a combined cash balance of $3.7 million, InfoTech USA, Inc. had a cash balance of $0.9 million, and Digital Angel Corporation had a cash balance of $0.7 million. The specific components and the approximate amount of funds that we anticipate that we will need to continue operating for the next twelve months are as follows:

              o To fund operations (excluding research and development) - none, as we expect to achieve cash flow from operations exclusive of research and development expense;

              o   To fund research and development - $4.0 million;

              o   To fund capital expenditures - $1.5 million; and

              o   To fund principal debt payments - $1.0 million.

     The nature of our business is such that it does not require a material cash outlay for capital expenditures, and we have no plans to make significant investments in capital expenditures for the next twelve months. We estimate that our Advanced Technology segment's capital expenditures for the next twelve months will be approximately $0.5 million, that Digital
Angel Corporation's capital expenditures for 2003 will be approximately $1.0 million and that InfoTech USA, Inc.'s capital expenditures for the next twelve months will be de minimus. For the twelve months ending September 30, 2003, we anticipate the cash outlay for our research and development efforts relating to our advanced technology products to be approximately $1.0 million and that Digital Angel Corporation's cash outlay for such efforts will be approximately $3.0 million. InfoTech USA, Inc. does not incur research and development expense.

     Contractual Obligations

     The following table shows the aggregate of our contractual cash obligations as of September 30, 2003:


                                                                         LESS THAN                                  AFTER
CONTRACTUAL CASH OBLIGATIONS                             TOTAL             1 YEAR      1-3 YEARS     4-5 YEARS     5 YEARS
--------------------------------------------------------------------------------------------------------------------------
                                                                              (AMOUNTS IN THOUSANDS)
--------------------------------------------------------------------------------------------------------------------------
Notes payable, long-term debt and other (1)
   long-term liabilities                                $15,824            $5,413        $8,170         $120        $2,121

Operating leases                                         17,084             1,656         1,778        1,160        12,490

Employment related contracts                              4,028             1,573         1,604          276           575
                                                 -------------------------------------------------------------------------
  Total contractual cash obligations                    $36,936            $8,642       $11,552       $1,556       $15,186
                                                 =========================================================================

         (1) Subsequent to September 30, 2003, $10.0 million of the cash obligations reflected in notes payable-long term and other were settled in shares of our common stock as a result of the satisfaction of all of our obligations under the Debentures as more fully discussed in this prospectus on page 24.


     If we are able to achieve positive cash flow from operations and to rely on our various other sources of liquidity as discussed below, we believe that we should have sufficient working capital to satisfy our short-term needs over the next twelve months.

     Sources of Liquidity

     Our operating activities did not provide positive cash flow during the nine-months ended September 30, 2003, or during 2002 and 2001. In addition, during the nine-months ended September 30, 2003, we used $2.2 million of our cash on hand to fund a portion of the $30 million debt payment to IBM Credit under the terms of the Forbearance Agreement.


     Our sources of liquidity may include proceeds from the sale of common stock and preferred shares, proceeds from the sale of businesses, proceeds from the sale of the Digital Angel Corporation common stock owned by us, proceeds from the exercise of stock options and warrants, and the raising of other forms of debt or equity through private placement or public offerings. However, these options may not be available, or if available, they may not be on favorable terms. Our capital requirements depend on a variety of factors, including but not limited to, the rate of increase or decrease in our existing business base, the success, timing, and amount of investment required to bring new products on-line, revenue growth or decline, and potential acquisitions.

     Failure to generate positive cash flow from operations will have a materially adverse effect on our business, financial condition and results of operations.

     Outlook


     We are constantly looking for ways to maximize shareholder value. As such, we are continually seeking operational efficiencies and synergies within our operating segment as well as evaluating acquisitions of businesses and customer bases which complement our operations. These strategic initiatives may include acquisitions, raising additional funds through debt or equity offerings, or the divestiture of business units that are not critical to our long-term strategy or other restructuring or rationalization of existing operations. We will continue to review all alternatives to ensure maximum appreciation of our shareholders' investments. However, initiatives may not be found, or if found, they may not be on terms favorable to us.


QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

     Digital Angel Corporation has a foreign subsidiary operating in the United Kingdom. Our United States companies may export and import to and from other countries. Our operations may therefore be subject to volatility because of currency fluctuations, inflation and changes in political and economic conditions in these countries.


     We presently do not use any derivative financial instruments to hedge our exposure to adverse fluctuations in interest rates, foreign exchange rates, fluctuations in commodity prices or other market risks, nor do we invest in speculative financial instruments. Our borrowings under the Debentures bore interest at a fixed rate. Digital Angel Corporation's borrowings under its loan agreements with Laurus bear interest at prime plus 1.75% to prime plus 2.75%. Our interest income is sensitive to changes in the general level of U.S. interest rates, particularly since the majority of our investments are in short-term investments.


     Due to the nature of our short-term investments, we have concluded that there is no material market risk exposure and, therefore, no quantitative tabular disclosures are required. Due to the de minimus amounts of foreign currency exchange gains and losses and translation adjustments during the three-and nine-months ended September 30, 2003, a sensitivity analysis of fluctuations in foreign currency exchange rates is not required.

     The table below presents the principal amount and weighted-average interest rate for our debt portfolio:


                                                                       Fair Value at
     Dollars in Millions                                            September 30, 2003
     --------------------------------------------------------------------------------------------
      Total notes payable and long-term debt(1)                            $15.1
      Notes payable and long-term debt bearing
          interest at fixed interest rates(1)                              $10.1
      Weighted-average interest rate for the nine-months
          ended September 30, 2003                                          25.8%

(1) Subsequent to September 30, 2003, $10.0 million of the notes payable and long-term debt bearing interest at fixed interest rates were settled in shares of our common stock as a result of the satisfaction of all of our obligations under the Debentures as more fully discussed in this prospectus on page 24.

                                 MANAGEMENT

         Our directors are:


         Scott R. Silverman: Mr. Silverman, age 40, had served since August 2001 as a special advisor to the Board of Directors. In March 2002, he was appointed to the Board of Directors and named President. In March 2003, he was appointed Chairman of the Board and Chief Executive Officer. From September 1999 to March 2002, Mr. Silverman operated his own private investment-banking firm and prior to that time, from October 1996 to September 1999, he served in various capacities for us including positions related to business development, corporate development and legal affairs. From July 1995 to September 1996, he served as President of ATI Communications, Inc., one of our subsidiaries. He began his career as an attorney specializing in commercial litigation and communications law at the law firm of Cooper Perskie in Atlantic City, New Jersey, and Philadelphia, Pennsylvania. Mr. Silverman is a graduate of the University of Pennsylvania and Villanova University School of Law.

         J. Michael Norris: Mr. Norris, age 57, was appointed a director on January 12, 2004, and serves as an independent member of the Audit Committee of the Board of Directors. Mr. Norris served as the former Chairman and Chief Executive Officer of Next Level Communications before it was acquired by Motorola in the spring of 2003. Prior to joining Next Level Communications, Mr. Norris was a Senior Vice President and General Manager of the Network Management Group where he was responsible for Motorola's global Cellular Operating Joint Ventures, International Satellite Gateway Operations and Wireless Resale Operations for approximately 10 years. Mr. Norris holds a bachelor's degree with a specialization in economics and a master's degree with a specialization in finance, from Rollins College, Winter Park, Florida.

         Daniel E. Penni: Mr. Penni, age 56, has served as a director since March 1995, and is Chairman of the Compensation Committee and serves on the Audit Committee of the Board of Directors. Since March 1998, he has been an Area Executive Vice President for Arthur J. Gallagher & Co. (NYSE:AJG). He has worked in many sales and administrative roles in the insurance business since 1969. He is the managing member of the Norsman Group Northeast, LLC, a private sales and marketing company focused on Internet-based education and marketing and serves as Treasurer and Chairman of the Finance Committee of the Board of Trustees of the Massachusetts College of Pharmacy and Health Sciences. Mr. Penni graduated with a Bachelor of Science degree in 1969 from the School of Management at Boston College.


         Dennis G. Rawan: Mr. Rawan, age 60, was appointed a director effective December 10, 2002, and serves as Chairman of the Audit Committee of the Board of Directors. Mr. Rawan was Chief Financial Officer of Expo International, Inc. (Expo) from 1996 until his retirement in 2000. Expo provides information technology products and services to the event industry. For over 20 years prior to joining Expo, Mr. Rawan was a certified public accountant (CPA) providing audit, review, tax and financial statement preparation services for a variety of clients. From 1970 to 1988, while working as a CPA, Mr. Rawan taught graduate level accounting courses at Babson College. Mr. Rawan earned a Bachelor of Arts degree and a Master of Business Administration degree from Northeastern University.


         Constance K. Weaver: Ms. Weaver, age 51, was elected to the Board of Directors in July 1998, and serves on the Compensation Committee of the Board of Directors. Ms. Weaver is Executive Vice President, Public Relations, Marketing Communications and Brand Management for AT&T Corporation (AT&T) (NYSE:T). From 1996 to October 2002, Ms. Weaver was Vice President, Investor Relations and Financial Communications for AT&T. From 1995 through 1996, she was Senior Director, Investor Relations and Financial Communications for Microsoft Corporation. From 1993 to 1995, she was Vice President, Investor Relations, and, from 1991 to 1993, she was Director of Investor Relations for MCI Communications, Inc. She earned a Bachelor of Science degree from the University of Maryland in 1975 and has completed post-graduate financial management, marketing and strategic planning courses at The Wharton School of the University of Pennsylvania, Stanford University, Columbia University and Imede (Switzerland).


         Michael S. Zarriello: Mr. Zarriello, age 53, was appointed a director effective May 9, 2003, and serves on the Audit Committee of the Board of Directors. Mr. Zarriello was a Senior Managing Director of Jesup & Lamont Securities Corporation and President of Jesup & Lamont Merchant Partners LLC from 1998 to 2003. From 1989 to 1997, Mr. Zarriello was a Managing Director-Principal of Bear Stearns & Co., Inc. and from 1989 to 1991 he served as Chief Financial Officer of the Principal Activities Group that invested the Bear Stearns' capital in middle market companies. Prior to that time, he has held positions as Chief Financial Officer of United States Leather
                                     76

Holdings, Inc., Chief Financial Officer of Avon Products, Inc. Healthcare Division and Assistant Corporate Controller for Avon. He graduated with a Bachelors of Science degree from the State University of New York at Albany; he holds a Masters in Business Administration from Fairleigh Dickinson University and an Advanced Professional Certificate from New York University. Mr. Zarriello holds several licenses from the National Association of Securities Dealers.

         Our executive officers are:


     NAME                     AGE                      POSITION                             POSITION HELD SINCE
     ----                     ---                      --------                             -------------------
Scott R. Silverman             40      Chairman of the Board and Chief Executive Officer    (March 2003 - Chairman and CEO)

Kevin H. McLaughlin            61      President and Chief Operating Officer                (March 2003 - Chief Operating Officer)
                                                                                            (May 2003 - President)

Michael E. Krawitz             34      Executive Vice President, General Counsel and        (April 1999 - General Counsel) (March
                                       Secretary                                            2003 - Secretary) (April 2003 -
                                                                                            Executive Vice President)

Evan C. McKeown                45      Senior Vice President and Chief Financial Officer    (March 2002 - Chief Financial Officer)
                                                                                            (March 2003 - Senior Vice President)

Peter Y. Zhou                  64      Vice President and Chief Scientist                   (January 2000 - Vice President and
                                                                                            Chief Scientist)


         Following is a summary of the background and business experience of our executive officers other than Scott R. Silverman (whose background and business experience is described above in connection with his status as a director of ours):

         Kevin H. McLaughlin: Mr. McLaughlin, age 61, was appointed our President in May 2003 and our Chief Operating Officer in March 2003. From April 12, 2002, Mr. McLaughlin served as a director and Chief Executive Officer of InfoTech USA, Inc., our 52.5% owned subsidiary. Prior to that time, he served as Chief Executive Officer of Computer Equity Corporation, our wholly-owned subsidiary. Mr. McLaughlin joined the Company as Vice President of Sales and Marketing in June 2000. From June 1995 to May 2000, he served as Senior Vice President of Sales for SCB Computer Technology, Inc.

         Michael E. Krawitz: Mr. Krawitz, age 34, joined us as Assistant Vice President and General Counsel in April 1999, and was appointed Vice President and Assistant Secretary in December 1999, Senior Vice President in December 2000, Secretary in March 2003 and Executive Vice President in April 2003. From 1994 to April 1999, Mr. Krawitz was an attorney with Fried, Frank, Harris, Shriver & Jacobson in New York. Mr. Krawitz earned a Bachelor of Arts degree from Cornell University in 1991 and a juris doctorate from Harvard Law School in 1994.

         Evan C. McKeown: Mr. McKeown, age 45, joined us as Vice President, Chief Accounting Officer and Corporate Controller in March 2001. He was appointed Vice President, Chief Financial Officer in March 2002 and Senior Vice President in March 2003. Prior to joining us, Mr. McKeown served as Corporate Controller at Orius Corporation in West Palm Beach, Florida. From 1992 to 1999, he served as Controller and then Chief Financial Officer of Zajac, Inc., in Portland, Maine. Mr. McKeown has more that 20 years experience in accounting and financial reporting, including serving as a Tax Manager for Ernst & Young and public accountant with Coopers & Lybrand. He is a graduate of the University of Maine and is a certified public accountant.

         Peter Zhou: Dr. Zhou, age 64, joined us as Vice President and Chief Scientist in January 2000. From 1988 to 1999, Dr. Zhou served as Vice President, Technology for Sentry Technology Corp., and from 1985 to 1988, he served as Research Investigator for the University of Pennsylvania's Department of Science & Engineering. Prior to that, he was a research scientist for Max-Planck Institute, Metallforschung in Stuttgart, Germany and a post-doctoral research fellow at the University of Pennsylvania.
Dr. Zhou has a PhD in materials science/solid state physics from the University of Pennsylvania and a Master of Sciences degree in physics from the Beijing University of Sciences and Technology.

         DIRECTORSHIPS


         Mr. McLaughlin serves on the Boards of Directors of InfoTech USA, Inc. and Digital Angel Corporation and Messrs. Silverman and Zarriello serve on the Board of Directors of Digital Angel Corporation. No other directors or executive officers hold directorships in any other company that has a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940.


         BOARD COMMITTEES AND MEETINGS

         We have standing Audit and Compensation Committees of the Board of Directors.


         The Audit Committee consists of J. Michael Norris, Dennis G. Rawan, Daniel E. Penni and Michael S. Zarriello. Mr. Rawan is the Chairman of the Audit Committee. The Audit Committee recommends for approval by the Board of Directors a firm of certified public accountants whose duty it is to audit our consolidated financial statements for the fiscal year in which they are appointed, and monitors the effectiveness of the audit effort, the internal and financial accounting organization and controls and financial reporting. The Audit Committee held five meetings during 2002. The duties of the Audit Committee are also to oversee and evaluate our independent certified public accountants, to meet with our independent certified public accountants to review the scope and results of the audit, to approve non-audit services provided to us by its independent certified public accountants, and to consider various accounting and auditing matters related to our system of internal controls, financial management practices and other matters. The Audit Committee complies with the provisions of the Sarbanes-Oxley Act of 2002. The Audit Committee members are independent as defined in Rule 4200(a)(15) of the National Association of Securities Dealers listing standards, as applicable and as may be modified or supplemented and as defined by the Sarbanes-Oxley Act of 2002.


         The Compensation Committee consists of Daniel E. Penni and Constance
K. Weaver. Mr. Penni is Chairman of the Compensation Committee. The Compensation Committee administers our 1996 Non-Qualified Stock Option Plan, the 1999 Flexible Stock Plan, the 2003 Flexible Stock Plan and the 1999 Employees Stock Purchase Plan, including the review and grant of stock options to officers and other employees under such plans, and recommends the adoption of new plans. The Compensation Committee also reviews and approves various other compensation policies and matters and reviews and approves salaries and other matters relating to our executive officers. The Compensation Committee reviews all senior corporate employees after the end of each fiscal year to determine compensation for the subsequent year. Particular attention is paid to each employee's contributions to our current and future success along with their salary level as compared to the market value of personnel with similar skills and responsibilities. The
Compensation Committee also looks at accomplishments, which are above and beyond management's normal expectations for their positions. The
Compensation Committee met two times and acted by written consent eight times during 2002.

         The Board of Directors held eight meetings during 2002 and acted by written consent 32 times. During the year, all Directors attended 75% or more of the meetings of the Board of Directors and Committees to which they were assigned.

                           EXECUTIVE COMPENSATION

     The following table sets forth certain summary information concerning the total remuneration paid in 2002 and the two prior fiscal years to our Chief Executive Officer and our four other most highly compensated executive officers (collectively, the "Named Executive Officers").


                                                     SUMMARY COMPENSATION TABLE

                                                                                     LONG-TERM COMPENSATION
                                                                            ----------------------------------------
                                              ANNUAL COMPENSATION                       AWARDS               PAYOUTS
                                     -------------------------------------  -------------------------------  -------
                                                                            RESTRICTED
                                                              OTHER ANNUAL    STOCK        OPTIONS /          LTIP       ALL OTHER
    NAME AND PRINCIPAL                SALARY         BONUS    COMPENSATION    AWARDS          SARS           PAYOUTS   COMPENSATION
       POSITION (1)          YEAR       ($)         ($)(2)       ($)(3)        ($)           (#)(4)            (#)          ($)
       ------------          ----       ---         ------       ------        ---           ------            ---          ---
Richard J. Sullivan (5)      2002    $450,000      $140,000     $326,841     $           6,000,000(9)                       $--
  Former Chairman, CEO       2001     450,000       448,801       57,424          --    10,875,000(10),(11)     --           --
   and Secretary             2000     450,000       180,000      936,672          --     4,000,000(12)          --           --

Scott R. Silverman (6)       2002     165,577        22,030        2,563          --     2,900,000(13)          --           --
  Chairman, CEO, and         2001          --            --           --          --       243,750(14)          --           --
    President                2000          --            --           --          --            --              --           --

Jerome C. Artigliere (7)     2002     178,365        22,030       31,588          --     2,750,000(15)          --           --
  Former Senior Vice,        2001     175,000        14,174       87,688          --     1,363,375(10),(16)     --           --
   President, COO and        2000     134,616        35,000           --          --       100,000(17)          --           --
   Assistant Treasurer

Michael E. Krawitz (8)       2002     170,769        22,030           --          --     1,950,000(18)          --           --
  Executive Vice President,  2001     160,000        14,174           --          --       504,000(9),(19)      --           --
   General Counsel and       2000     151,853        35,000           --          --       100,000(20)          --           --
   Secretary

Peter Zhou                   2002     216,058         7,500           --          --       200,000(21)          --           --
  Vice President, Chief      2001     212,839            --           --          --       322,750(9),(22)      --           --
   Scientist                 2000     151,456        25,000           --          --       478,125(23)          --           --

---------------
(1)   See "Related Party Transactions."
(2) The amounts in the Bonus column were discretionary awards granted by the Compensation Committee in consideration of the contributions of the respective named executive officers.
(3)   Other annual compensation includes: (a) in 2002, for Richard J.
      Sullivan $296,190 related to the difference between the price used to determine the number of shares of common stock issued to Mr. Sullivan in lieu of cash compensation and the market price of stock at the time of issuance, a general expense allowance of $17,362, an auto allowance of $10,242 and a payment of $3,047 for a tax gross up, for Mr.
      Silverman, an auto allowance of $2,563, and for Mr. Artigliere a general expense allowance of $25,000 and an auto allowance of $6,588; (b) in 2001, for Richard J. Sullivan, a general expense allowance of $39,673 and an auto allowance of $17,751, and for Jerome C. Artigliere, $50,000 in moving expenses, a general expense allowance of $30,000 and an auto allowance of $7,688; and (c) in 2000, for Richard J. Sullivan, $936,672 of other compensation representing the fair value of property (a two bedroom condominium in Ocean Ridge, Florida) paid to Richard J.
      Sullivan, including the associated payment of taxes on his behalf, pursuant to his employment agreement.
(4) Indicates number of securities underlying options. Includes options granted by our subsidiaries.
(5)   Mr. Sullivan retired in March 2003.
(6) Mr. Silverman joined us as a Director and President in March 2002. He assumed the positions of Chairman of the Board of Directors and Chief Executive Officer in March 2003.
(7)   Mr. Artigliere resigned in March 2003.
(8) Mr. Krawitz assumed the position of Secretary in March 2003 and Executive Vice President in April 2003.
(9) Includes 3,200,000 options granted by us, 1,000,000 options granted by Digital Angel Corporation, 350,000 options granted by InfoTech USA, Inc., 1,450,000 options granted by VeriChip Corporation.
(10) Includes options granted in prior years that were re-priced during 2001 as follows: (a) for Richard J. Sullivan, 7,675,000; (b) for
      Jerome C. Artigliere, 254,000; (c) for Michael E. Krawitz, 154,000;
      and (d) for Peter Zhou, 129,000.
(11) Includes 10,675,000 options granted by us, 200,000 options granted by InfoTech USA.
(12)  Includes 4,000,000 options granted by us.
(13) Includes 1,600,000 options granted by us, 350,000 options granted by InfoTech USA, Inc., 950,000 options granted by VeriChip Corporation.
(14) Includes 93,750 options granted by Digital Angel Corporation, 50,000 options granted by Digital Angel Corporation, 100,000 options granted by InfoTech USA, Inc.
(15) Includes 1,300,000 options granted by us, 500,000 options granted by InfoTech USA, Inc., 950,000 options granted by VeriChip Corporation.
(16) Includes 1,129,000 options granted by us, 234,375 options granted by Digital Angel Corporation.
(17)  Includes 100,000 granted by us.
(18) Includes 1,000,000 options granted by us, 950,000 options granted by VeriChip Corporation.
(19) Includes 504,000 options granted by us, 46,875 options granted by Digital Angel Corporation.
(20)  Includes 100,000 granted by us.
(21)  Includes 200,000 granted by us.
(22)  Includes 229,000 granted by us, 93,750 options granted by Digital
      Angel Corporation.
(23)  Includes 150,000 granted by us, 328,125 options granted by Digital
      Angel Corporation.

     The following table contains information concerning the grant of stock options under all of our stock option plans and under all of our subsidiary stock option plans to the Named Executive Officers during 2002:

                                                      OPTION GRANTS IN 2002
                                                        INDIVIDUAL GRANTS
--------------------------------------------------------------------------------------------- -----------------------------------
                                                                                              Potential Realizable Value At
                                                                                              Assumed Rates of Stock Appreciation
                                                                                              for Option Term
--------------------------------------------------------------------------------------------- -----------------------------------
                                                  % of Total
                                                  Options
                      Number of Securities        Granted to
                      Underlying Options          Employees in  Exercise
       Name           Granted(#)                  2002          Price($/Sh)   Expiration Date       5%($)               10%($)
--------------------  --------------------       -------------  ----------   ---------------- ----------------    ---------------
Richard J. Sullivan           1,200,000   (1)       11.9%       $0.32 (7)       February-08        $130,666           $296,457
                              2,000,000   (1)       19.8         0.28 (7)           July-08         190,654            432,592
                              1,000,000   (2)       27.1         3.39               June-13         711,025          1,855,353
                                350,000   (3)       13.6         0.28               June-10         167,248            400,648
                              1,000,000   (4)       14.5         0.05           February-10         477,850          1,144,709
                                450,000   (5)        6.5         0.05              April-11         248,284            611,631

Scott R. Silverman            1,000,000   (1)        9.9         0.32           February-08         108,888            247,048
                                600,000   (1)        5.9         0.28               July-08          57,196            129,778
                                350,000   (3)       13.6         0.28               June-10         167,248            400,648
                                500,000   (4)        7.2         0.05           February-10         238,925            572,354
                                450,000   (5)        6.5         0.05              April-11         248,284            611,631

Jerome C. Artigliere            850,000   (1)        8.4         0.32           February-08          92,555            209,990
                                450,000   (1)        4.4         0.28               July-08          42,897             97,333
                                500,000   (3)       19.4         0.28               June-10         238,925            572,354
                                500,000   (4)        7.2         0.05           February-10         238,925            572,354
                                450,000   (5)        6.5         0.05              April-11         248,284            611,631

Michael E. Krawitz              600,000   (1)        5.9         0.32           February-08          65,333            148,229
                                400,000   (1)        4.0         0.28               July-08          38,131             86,518
                                350,000   (3)       13.6         0.28               June-10         167,248            400,648
                                500,000   (4)        7.2         0.05           February-10         238,925            572,354
                                440,000   (5)        6.4         0.05              April-11         242,767            598,039

Peter Zhou                      150,000   (1)        1.5         0.32           February-08          16,333             37,057
                                 50,000   (1)        0.5         0.28               July-08           4,766             10,815

-------------------
(1) These options were granted under the 1999 Flexible Stock Plan at an exercise price equal to the fair market value of our common stock on the date of grant. These options vest one year from the date of grant.

(2) Digital Angel Corporation granted these options at an exercise price equal to the fair market value of our common stock on the date of grant. These options vest one year from the date of grant.

(3) InfoTech USA, Inc. granted these options at an exercise price equal to the fair market value of our common stock on the date of grant. These options vest one year from the date of grant.

(4) VeriChip Corporation granted these options at an exercise price equal to the fair market value of our common stock on the date of grant. These options vest one year from the date of grant.

(5) VeriChip Corporation granted these options at an exercise price equal to the fair market value of our common stock on the date of grant. These options vest two years from the date of grant.

(6) The table excludes 23,669 options that were granted to Mr. Artigliere and 12,657 options that were granted to Mr. Krawitz. These options were granted under the 1999 Employees Stock Purchase Plan at a price per share equal to 85% of the fair market value of our common stock on (i) the date on which the option was granted (i.e., the first business day of the offering) and (ii) the date on which the option was exercised (i.e., the last business day of the offering), whichever is less.

(7) Mr. Sullivan's and Mr. Artigliere's options were re-priced on March 24, 2003. The new options are exercisable at $0.01 per share. All other term remain unchanged.


     The terms of the 1996 Non-Qualified Stock Option Plan and the 1999 Flexible Stock Plan include change of control provisions. Upon a change of control, as defined in the plans, all stock options become fully vested, exercisable or payable.

     The following table sets forth information with respect to the Named Executive Officers concerning the exercise of options during 2002 and unexercised options held on December 31, 2002:


AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES


                                                                     Number of Securities         Value of Unexercised
                                                                     Underlying Unexercised       In-The-Money Options
                                          Exercised in 2002        Options at Year End 2002(#)  at Year End 2002($)(2)
                                     ----------------------------- ---------------------------- -----------------------------
                                   Shares Acquired     Value
Name                               Upon Exercise(#) Realized($)(1) Exercisable    Unexercisable Exercisable    Unexercisable
---------------------------------- ---------------- -------------- -------------- ------------- -------------- --------------
Richard J. Sullivan
 Applied Digital Solutions, Inc.       646,297      $  171,837      8,285,000(3)   3,300,000(3)   $2,154,100       $377,000
    Digital Angel Corporation(4)       937,500       5,293,750              -              -               -              -
              InfoTech USA, Inc.             -               -        200,000        350,000               -              -
            VeriChip Corporation             -               -              -      1,450,000               -        290,000

Scott R. Silverman
 Applied Digital Solutions, Inc.             -               -        325,000      1,600,000          84,500        168,000
       Digital Angel Corporation        93,750         366,830              -              -               -              -
              InfoTech USA, Inc.             -               -        100,000        350,000               -              -
            VeriChip Corporation             -               -              -        950,000               -        190,000

Jerome C. Artigliere
 Applied Digital Solutions, Inc.       104,577           4.049      1,029,000      1,300,000         267,540        135,000
       Digital Angel Corporation             -               -        234,375              -         440,156              -
              InfoTech USA, Inc.             -               -              -        500,000               -              -
            VeriChip Corporation             -               -              -        950,000               -        190,000

Michael E. Krawitz
 Applied Digital Solutions, Inc.        13,178             828        504,000      1,000,000          131,04        106,000
       Digital Angel Corporation         3,000          19,962        114,188              -         214,445              -
              InfoTech USA, Inc.             -               -        100,000        350,000               -              -
            VeriChip Corporation             -               -              -        940,000               -        188,000

Peter Zhou
 Applied Digital Solutions, Inc.       100,000          58,000        112,333        216,667          26,787         24,333
       Digital Angel Corporation       150,000         529,595        271,875              -         491,581              -
              InfoTech USA, Inc.             -               -              -              -               -              -
            VeriChip Corporation             -               -              -        100,000               -              -

---------------------------
(1) The values realized represents the aggregate market value of the shares covered by the option on the date of exercise less the aggregate exercise price paid by the executive officer, but do not include deduction for taxes or other expenses associated with the exercise of the option or the sale of the underlying shares.

(2) The value of the unexercised in-the-money options at December 31, 2002, is based upon the following fair market values of $0.41 for the options exercisable into shares of our common stock (based on the closing price of our common stock as reported on the Nasdaq SmallCap Market on December 31, 2002); $2.55 for options exercisable into shares of Digital Angel Corporation's common stock (based upon the closing price of Digital Angel Corporations common stock as reported on the American Stock Exchange on December 31, 2002; $0.17 for options exercisable into shares of InfoTech USA, Inc.'s common stock (based on the closing price of InfoTech USA, Inc.'s common stock on the OTC Bulletin Board on December 31, 2002; and $0.25 for options exercisable into shares of VeriChip Corporation's common stock based upon the estimated fair value on December 31, 2002. The values shown are net of the option exercise price, but do not include deduction for taxes or other expenses associated with the exercise of the option or the sale of the underlying shares.

(3) Includes 600,000 exercisable and 100,000 unexercisable options, which are owned by Mr. Sullivan's wife.

(4) To our knowledge, Mr. Sullivan has not sold the 937,500 shares he received upon exercise of the Digital Angel Corporation stock options. Moreover, the actual fair value on the date of exercise may be discounted because it was conceivable at the time he exercised the options that the merger of pre-merger Digital Angel and MAS might not close.


     INCENTIVE PLANS

     Cash and Stock Incentive Compensation Programs. To reward performance, we provide our executive officers and our divisional executive officers with additional compensation in the form of a cash bonus and/or stock awards. No fixed formula or weighting is applied by the Compensation Committee to corporate performance versus individual performance in determining these awards. The amounts of such awards are determined by the Compensation Committee acting in its discretion. Such determination, except in the case of the award for the Chairman, is made after considering the recommendations of the Chairman and President and such other matters as the Compensation Committee deems relevant. The Compensation Committee, acting in its discretion, may determine to pay a lesser award than the maximum specified. The amount of the total incentive is divided between cash and stock at the discretion of the Compensation Committee.

     Stock Options and Other Awards Granted under the 1996 Non-Qualified Stock Option Plan, the 1999 Flexible Stock Plan and the 2003 Flexible Stock Plan. The 1996 Non-Qualified Stock Option Plan, the 1999 Flexible Stock Plan and the 2003 Flexible Stock Plan are long-term plans designed to link rewards with shareholder value over time. Stock options are granted to aid in the retention of employees and to align the interests of employees with shareholders. The value of the stock options to an employee increases as the price of our stock increases above the fair market value on the grant date, and the employee must remain in our employ for the period required for the stock option to be exercisable, thus providing an incentive to remain in the Company's employ.

     These Plans allow grants of stock options to all of our employees, including executive officers. Grants to our executive officers and to officers of our subsidiaries are made at the discretion of the Compensation Committee. The Compensation Committee may also make available a pool of options to each subsidiary to be granted at the discretion of such subsidiary's president.


     The 2003 Flexible Stock Plan is also designed to encourage ownership of our common stock by employees, directors and other individuals, and to promote and further the best interests of us by granting cash and other stock awards. We also intend to grant awards of our common stock in lieu of payments of cash compensation pursuant to the mutual agreement with the participant.

     Stock Options Granted under the 1999 Employee Stock Purchase Plan. The 1999 Employee Stock Purchase Plan, which is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code, provides eligible employees with an opportunity to accumulate, through payroll deductions, funds to be used toward the purchase of our stock pursuant to options granted under the plan. Options granted in connection with an offering under the plan, permit the option holder to purchase our stock at a price per share equal to 85% of the fair market value of the stock on (i) the date on which the option is granted (i.e., the first business day of the offering) and (ii) the date on which the option is exercised (i.e., the last business day of the offering), whichever is less.
Section 423 of the Internal Revenue Code also provides certain favorable tax consequences to the option holder, provided that the stock acquired under the plan is held for a specified minimum period of time.


     Other than as otherwise disclosed herein, we have no plans pursuant to which cash or non-cash compensation was paid or distributed during the last fiscal year, or is proposed to be paid or distributed in the future, to the individuals described above.

     COMPENSATION OF DIRECTORS


     Our non-employee directors receive a fixed quarterly fee in the amount of $5,000. In addition, non-employee directors receive a quarterly fee in the amount of $1,000 for each committee of which they are a member. Reasonable travel expenses are reimbursed when incurred. During 2002, Mr. Penni and Ms. Weaver each received $28,000 in additional non-cash compensation in the form of our common stock, which resulted from the difference between the price used to determine the number of shares of common stock issued to Mr. Penni and Ms. Weaver in payment of their standard directors fees and the market price of our common stock at the time of issuance. Individuals who become directors are automatically granted an initial option to purchase 25,000 shares of common stock on the date they become directors. Each of such options is granted pursuant to our 1996 Non-Qualified Stock Option Plan or the 1999 Flexible Stock Plan on terms and conditions determined by the Board of Directors. During 2002, Messrs. Penni and Rawan and Ms. Weaver were granted 200,000, 25,000 and 200,000 options to purchase shares of common stock, respectively. Mr. Rawan's options were issued in connection with his appointment to the Board of Directors in December 2002. Mr. Penni and Ms. Weaver's options were annual option awards. The amount of options granted was discretionary and was determined by the Compensation Committee of the Board of Directors. Directors who are not also executive officers are not eligible to participate in any of our other benefit plans.


     COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None.

     EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN CONTROL ARRANGEMENTS

     We have entered into an employment agreement with the following Named Executive Officer:

     Name                                   Length               Commencing                   Base Salary
-------------------------------------   --------------      -------------------------    ---------------------
     Michael E. Krawitz                     5 Years              April 12, 1999                  185,000     (1)

(1) Effective April 2003.

     We have not entered into an employment contract with any of our other executive officers.

         In March 1999, we entered into an employment agreement with Michael Krawitz, Executive Vice President, General Counsel, and Secretary. The agreement was amended in June 1999 and in April 2000. The agreement provides that in the event Mr. Krawitz's employment is terminated either by us other than for "cause" or by Mr. Krawitz for "good reason," Mr. Krawitz will continue to receive his base compensation for the remainder of the employment term under the agreement as if such termination had not occurred. Upon any such termination, the payment of any other benefits will be determined by the Board of Directors in accordance with our plans, policies and practices.

         On March 21, 2003, Richard J. Sullivan, our then Chairman of the Board of Directors and Chief Executive Officer, retired from such positions. Our Board of Directors negotiated a severance agreement with Richard Sullivan under which he is to receive a one-time payment of 56.0 million shares of our common stock. In addition, stock options held by him exercisable for approximately 10.9 million shares of our common stock were re-priced and exercised. Richard Sullivan's severance agreement provides that the payment of shares and re-pricing of options provided for under that agreement is in lieu of all future compensation and other benefits that would have been owed to him under his employment agreement. Richard Sullivan's employment agreement provided for:

              o an annual salary of $450,000 and an annual bonus of not less than $140,000 for the term of his employment agreement (which was due to expire March 1, 2008, roughly five years later);

              o supplemental compensation of $2,250,000 (to be paid in 60 equal monthly payments of $37,500 each), in the event of a termination of his employment for any reason other than a termination due to his material default under the agreement; and

              o a lump sum payment of $12,105,000, upon the occurrence of a "Triggering Event," defined under the employment agreement to include a change of control of us or his ceasing to serve as our Chairman of the Board and Chief Executive Officer for any reason other than due to his material default, with our having the option to pay this amount in cash or our common stock or any combination of the two. In the event we opted to make any portion of the payment in common stock, the agreement stipulated that the common stock is to be valued at the average closing price of the stock on the Nasdaq National Market (our stock was, at the time the agreement was entered into, listed on the Nasdaq National Market but has since been transferred to the Nasdaq SmallCap Market) over the last five business days prior to the date of the Triggering Event.


         In total, the employment agreement obligated us to pay Richard Sullivan roughly $17.3 million under or in connection with the termination of his employment agreement. In view of our cash constraints and our need to dedicate essentially all of our cash resources to satisfying our obligations to IBM Credit, we commenced negotiations with Richard Sullivan that led to the proposed terms of his severance agreement.


         Richard J. Sullivan currently serves as Chairman of the Board of our subsidiary, Digital Angel Corporation. On December 1, 2003, Digital Angel Corporation announced that Richard J. Sullivan plans to retire from Digital Angel Corporation's Board of Directors on or before Digital Angel Corporation's next annual shareholders meeting.

         On March 21, 2003, Jerome C. Artigliere, our then Senior Vice President and Chief Operating Officer, resigned from such positions. Under the terms of his severance agreement, Mr. Artigliere is to receive 4.8 million shares of our common stock. In addition, stock options held by him exercisable for approximately 2.3 million shares of our common stock were re-priced and exercised. Mr. Artigliere's severance agreement provides that the payment of shares and re-pricing of options provided under that agreement is in lieu of all future compensation and other benefits that would have been owed to him under his employment agreement. His employment agreement required us to make payments of approximately $1.5 million to Mr. Artigliere.


         As a result of the termination of Richard Sullivan's employment with us, a "triggering event" provision in the severance agreement the Company entered into with Garrett Sullivan, our former Vice Chairman of the Board (who is not related to Richard Sullivan), at the time of his ceasing to serve in such capacity in December 2001, has been triggered. We recently negotiated a settlement of our obligations under Garrett Sullivan's severance agreement that required us to issue to him 7.5 million shares of our common stock. We issued the shares to Garrett Sullivan on August 19, 2003. In September 2003, on the advice of his financial advisor, Garrett Sullivan surrendered the shares to us. We will reissue the shares to him upon the effectiveness of this registration statement.

 PRINCIPAL SHAREHOLDERS


         The following table shows information regarding beneficial ownership of our common stock as of February 9, 2004, and as adjusted to reflect the sale of the common stock in this offering for:


         o    each of our directors and named executive officers;

         o    all directors and executive officers as a group; and


                                                                    NUMBER OF
                                                                    SHARES OF         PERCENT OF
                                                                     COMMON             COMMON
                                                                      STOCK             STOCK
                                                                  BENEFICIALLY       BENEFICIALLY
                 NAME OF BENEFICIAL OWNER                           OWNED (1)           OWNED
                 ------------------------                           ---------           -----
      Richard J. Sullivan                                              122,222 (2)          *
      400 Royal Palm Way, Palm Beach, FL 33480

      Scott R. Silverman                                             1,945,000              *
      400 Royal Palm Way, Palm Beach, FL 33480

      J. Michael Norris                                                     --             --
      400 Royal Palm Way, Palm Beach, FL 33480

      Daniel E. Penni                                                1,912,638              *
      260 Eliot Street, Ashland, MA 01721

      Dennis G. Rawan                                                   13,333              *
      400 Royal Palm Way, Palm Beach, FL 33480

      Constance K. Weaver                                            1,329,173              *
      295 North Maple Ave, Basking Ridge, NJ 07920

      Michael S. Zarriello                                              24,519              *
      400 Royal Palm Way, Palm Beach, FL 33480

      Kevin H. McLaughlin                                              402,333              *
      400 Royal Palm Way, Palm Beach, FL 33480

      Jerome C. Artigliere                                                 700              *
      400 Royal Palm Way, Palm Beach, FL 33480

      Michael E. Krawitz                                             1,561,344              *
      400 Royal Palm Way, Palm Beach, FL 33480

      Evan C. McKeown                                                  250,682              *
      400 Royal Palm Way, Palm Beach, FL 33480

      Peter Zhou                                                       352,526              *
      5750 Division Street, Riverside, CA 92506                     ----------           ----

      All directors and executive officers as a group
        (13 persons)                                                 8,316,784            1.6%

---------
* Represents less than 1% of the issued and outstanding shares of our common stock.
(1) This table includes presently exercisable stock options and options that are exercisable within sixty days of February 9, 2004, in accordance with Rule 13d-3(d) under the Securities Exchange Act of 1934. The following directors and executive officers hold the number of exercisable options set forth following their respective names: Richard J. Sullivan - 100,000; Scott R. Silverman - 1,925,000; Daniel E. Penni - 1,164,000; Dennis G. Rawan - 8,333; Constance K. Weaver - 989,000;
     Kevin H. McLaughlin -391,333; Michael E. Krawitz - 1,504,000; Evan C. McKeown - 249,334; Peter Zhou - 329,000; and all directors and officers as a group - 7,034,000.
(2) Includes 100,000 presently exercisable options and 22,222 shares of common stock owned by Mr. Sullivan's spouse.

         The following table shows information regarding beneficial ownership of our 65.3% subsidiary, Digital Angel Corporation, as of February 9, 2004:

         o    each of our directors and named executive officers;

         o    all directors and executive officers as a group; and

                                                                    NUMBER OF
                                                                    SHARES OF         PERCENT OF
                                                                     COMMON             COMMON
                                                                      STOCK             STOCK
                                                                  BENEFICIALLY       BENEFICIALLY
                 NAME OF BENEFICIAL OWNER                           OWNED (1)           OWNED
                 ------------------------                           ---------           -----
      Richard J. Sullivan                                            2,081,250 (2)        6.7%
      400 Royal Palm Way, Palm Beach, FL 33480

      Scott R. Silverman                                                78,450              *
      400 Royal Palm Way, Palm Beach, FL 33480

      J. Michael Norris                                                     --             --
      400 Royal Palm Way, Palm Beach, FL 33480

      Daniel E. Penni                                                   93,750              *
      260 Eliot Street, Ashland, MA 01721

      Dennis G. Rawan                                                       --             --
      400 Royal Palm Way, Palm Beach, FL 33480

      Constance K. Weaver                                               82,950              *
      295 North Maple Ave, Basking Ridge, NJ 07920

      Michael S. Zarriello                                                  --             --
      400 Royal Palm Way, Palm Beach, FL 33480

      Kevin H. McLaughlin                                                   --             --
      400 Royal Palm Way, Palm Beach, FL 33480

      Jerome C. Artigliere                                                  --             --
      400 Royal Palm Way, Palm Beach, FL 33480

      Michael E. Krawitz                                               114,118              *
      400 Royal Palm Way, Palm Beach, FL 33480

      Evan C. McKeown                                                       --             --
      400 Royal Palm Way, Palm Beach, FL 33480

      Peter Zhou                                                       271,875              *
      5750 Division Street, Riverside, CA 92506                      ---------            ---

      All directors and executive officers as a group
        (13 persons)                                                 2,740,206            8.8%

---------
* Represents less than 1% of the issued and outstanding shares of our common stock.
(1) This table includes presently exercisable stock options and options that are exercisable within sixty days of February 9, 2004, in accordance with Rule 13d-3(d) under the Securities Exchange Act of 1934. The following directors and executive officers hold the number of exercisable options set forth following their respective names: Richard
     J. Sullivan - 1,143,750; Scott R. Silverman - 50,000; Constance K. Weaver - 82,950; Michael E. Krawitz - 114,118; Peter Zhou - 271,875; and all directors and officers as a group - 1,680,506.
(2) Includes 93,750 presently exercisable options owned by Mr. Sullivan's spouse.

         The following table shows information regarding beneficial ownership of our 52.5% subsidiary, InfoTech USA, Inc. as of February 9, 2004:

         o    each of our directors and named executive officers;

         o    all directors and executive officers as a group; and

                                                                    NUMBER OF
                                                                    SHARES OF         PERCENT OF
                                                                     COMMON             COMMON
                                                                      STOCK             STOCK
                                                                  BENEFICIALLY       BENEFICIALLY
                 NAME OF BENEFICIAL OWNER                           OWNED (1)           OWNED
                 ------------------------                           ---------           -----
      Richard J. Sullivan                                                   --             --%
      400 Royal Palm Way, Palm Beach, FL 33480

      Scott R. Silverman                                               450,000            6.8%
      400 Royal Palm Way, Palm Beach, FL 33480

      J. Michael Norris                                                     --             --
      400 Royal Palm Way, Palm Beach, FL 33480

      Daniel E. Penni                                                       --             --
      260 Eliot Street, Ashland, MA 01721

      Dennis G. Rawan                                                       --             --
      400 Royal Palm Way, Palm Beach, FL 33480

      Constance K. Weaver                                                   --             --
      295 North Maple Ave, Basking Ridge, NJ 07920

      Michael S. Zarriello                                                  --             --
      400 Royal Palm Way, Palm Beach, FL 33480

      Kevin H. McLaughlin                                              350,000            5.3%
      400 Royal Palm Way, Palm Beach, FL 33480

      Jerome C. Artigliere                                             500,000            7.5%
      400 Royal Palm Way, Palm Beach, FL 33480

      Michael E. Krawitz                                               450,000            6.8%
      400 Royal Palm Way, Palm Beach, FL 33480

      Evan C. McKeown                                                       --             --
      400 Royal Palm Way, Palm Beach, FL 33480

      Peter Zhou                                                            --             --
      5750 Division Street, Riverside, CA 92506                      ---------           ----

      All directors and executive officers as a group
        (13 persons)                                                 1,750,000           26.3%

---------
(1) This table includes presently exercisable stock options and options that are exercisable within sixty days of February 9, 2004, in accordance with Rule 13d-3(d) under the Securities Exchange Act of 1934. The following directors and executive officers hold the number of exercisable options set forth following their respective names:
     Scott R. Silverman - 450,000; Kevin H. McLaughlin - 350,000; Jerome C. Artigliere - 500,000; Michael E. Krawitz - 450,000; and all directors and officers as a group - 1,750,000.


         The following table shows information regarding beneficial ownership of our wholly-owned subsidiary, VeriChip Corporation, as of February 9, 2004:

         o    each of our directors and named executive officers;

         o    all directors and executive officers as a group; and

                                                                    NUMBER OF
                                                                    SHARES OF         PERCENT OF
                                                                     COMMON             COMMON
                                                                      STOCK             STOCK
                                                                  BENEFICIALLY       BENEFICIALLY
                 NAME OF BENEFICIAL OWNER                           OWNED (1)           OWNED
                 ------------------------                           ---------           -----
      Richard J. Sullivan                                            1,550,000 (2)        6.3%
      400 Royal Palm Way, Palm Beach, FL 33480

      Scott R. Silverman                                               950,000            3.8%
      400 Royal Palm Way, Palm Beach, FL 33480

      J. Michael Norris                                                     --             --
      400 Royal Palm Way, Palm Beach, FL 33480

      Daniel E. Penni                                                  100,000              *
      260 Eliot Street, Ashland, MA 01721

      Dennis G. Rawan                                                       --             --
      400 Royal Palm Way, Palm Beach, FL 33480

      Constance K. Weaver                                              100,000              *
      295 North Maple Ave, Basking Ridge, NJ 07920

      Michael S. Zarriello                                                  --             --
      400 Royal Palm Way, Palm Beach, FL 33480

      Kevin H. McLaughlin                                                   --             --
      400 Royal Palm Way, Palm Beach, FL 33480

      Jerome C. Artigliere                                             950,000            3.8%
      400 Royal Palm Way, Palm Beach, FL 33480

      Michael E. Krawitz                                               940,000            3.8%
      400 Royal Palm Way, Palm Beach, FL 33480

      Evan C. McKeown                                                  100,000              *
      400 Royal Palm Way, Palm Beach, FL 33480

      Peter Zhou                                                            --             --
      5750 Division Street, Riverside, CA 92506                      ---------           ----

      All directors and executive officers as a group
        (13 persons)                                                 4,765,000           19.2%

---------
* Represents less than 1% of the issued and outstanding shares of VeriChip Corporation's common stock.

(1) This table includes presently exercisable stock options and options that are exercisable within sixty days of February 9, 2004, in accordance with Rule 13d-3(d) under the Securities Exchange Act of 1934. The following directors and executive officers hold the number of exercisable options set forth following their respective names: Richard
     J. Sullivan - 1,550,000; Scott R. Silverman - 950,000; Daniel E. Penni
     - 100,000; Constance K. Weaver - 100,000; Jerome C. Artigliere - 950,000; Michael E. Krawitz - 940,000; Evan McKeown - 100,000;
     and all directors and officers as a group - 4,765,000.

(2) Includes 100,000 presently exercisable options owned by Mr. Sullivan's spouse.

                         RELATED PARTY TRANSACTIONS

INDEBTEDNESS OF MANAGEMENT


         Daniel E. Penni, a member of our Board of Directors, has executed a revolving line of credit promissory note in favor of Applied Digital Solutions Financial Corp., the Company's subsidiary, in the amount of $450,000. The promissory note, which was executed on March 23, 1999, is payable on demand, with interest payable monthly on the unpaid principal balance at the rate equal to one percentage point above the base rate announced by State Street Bank and Trust Company (which interest rate shall fluctuate contemporaneously with changes in such base rate). On February 9, 2004, the interest rate equaled approximately 5.0%. The largest principal amount outstanding under the promissory note during 2002 was $420,000, and as of February 9, 2004, $390,000 had been advanced under this note. Accrued interest at February 9, 2004, was $2,159. On August 11, 2003, Mr. Penni, and his broker, Robert W. Baird & Co. entered into a Stock Sale Plan, whereunder Mr. Penni's broker will effect a sale commencing on September 1, 2003, of 50,000 shares of our common stock owned by Mr. Penni, at a price of $0.50 per share or better, on the first trading day of each month. The plan shall terminate upon the sale of an aggregate of 600,000 shares of our common stock. Mr. Penni has agreed to remit the net proceeds (net of broker commissions, fees, applicable income taxes and other charges, if any) realized from the sales to us until such time as his obligations under the promissory note are repaid in full.


         Mr. Richard Sullivan, our former Chairman of the Board, Chief Executive Officer and Secretary, executed a promissory note in our favor in the amount of $59,711. The promissory note was payable on demand and interest accrued at a rate of 7.0% per annum. The largest amount outstanding under the promissory note during 2002 was $59,711, plus accrued interest, and on March 21, 2003, this note was paid in full. On September 27, 2000, the following named executive officers and directors exercised options granted to them under the Company's 1999 Flexible Stock Plan to purchase shares of our common stock. Under the terms of the grant, the named executive officers each executed and delivered a non-recourse, interest bearing promissory note and stock pledge agreement to us in consideration for the purchase of the shares (the officers and directors received no cash proceeds from these loans) as follows:


Named Executive Officer                                    Amount          Interest Rate   Due Date
-----------------------                                    ------          -------------   --------
Richard J. Sullivan                                      $1,375,000             6.0%       September 27, 2003
Jerome C. Artigliere                                         57,750             6.0        September 27, 2003
Kevin H. McLaughlin                                          30,250             6.0        September 27, 2003
Michael E. Krawitz                                           57,750             6.0        September 27, 2003
Peter Zhou                                                   57,750             6.0        September 27, 2003

Directors                                                   Amount        Interest Rate    Due Date
---------                                                   ------        -------------    --------
Daniel E. Penni                                            $236,500             6.0%       September 27, 2003
Constance K. Weaver                                         236,500             6.0        September 27, 2003

         In September 2000, when the loans were originated, we notified these officers and directors that we intended to pay their annual interest as part of their compensation expense/directors remuneration and to provide a gross-up for the associated income taxes. Annual interest payments were due on September 27, 2001 and September 27, 2002. We have chosen not to pay the interest and related tax gross-up. In addition, the principal balance and a final interest payment became due on September 27, 2003. We, therefore, consider such notes to be in default and are in the process of foreclosing on the underlying collateral (all of our stock) in satisfaction of the notes. Our decision to take this action relates in part to the passage of the recent corporate reform legislation under the Sarbanes-Oxley Act of 2002, which, among other things, prohibits further extension of credit to officers and directors.

         As of February 9, 2004, Marc Sherman, the former Chief Executive Officer of Intellesale, Inc. and brother-in-law of Constance Weaver, a member of our Board of Directors, is indebted to us for $993,058. This amount represents the amount due to us under seven promissory notes with principal balances aggregating $795,000, plus accrued interest of $198,058. Six of the promissory notes with an aggregate principal balance of $595,000 were executed during a six-month period beginning March 26, 1998 through September 10, 1998. These six promissory notes are due on demand and bear interest at the rate of 6% per annum. The seventh promissory note is a non-interest bearing promissory note in the amount of $200,000, which was executed on January 1, 1999. The proceeds of the $200,000 note were used by Mr. Sherman to acquire 100,000 shares of our common stock. This note is due upon the sale of such common stock by Mr. Sherman. The largest principal amount outstanding under the seven promissory notes during 2002 was $795,000.


         Mr. Sherman was also indebted to us under a mortgage note with a principal balance of $825,000. The mortgage note was executed on January 1, 1999. During 2001, the highest balance outstanding on the note was $345,119. The note, which had an interest rate equal to the prime rate published by the Wall Street Journal plus 1%, was paid in full in May 2001.

         TRANSACTIONS WITH SUBSIDIARIES

         Digital Angel Corporation


         During the nine-months ended September 30, 2003 and during 2002, the Digital Angel Corporation paid us approximately $36,500 and $300,000 for research services, respectively. Other transactions, primarily for research services and insurance premiums, resulted in a $526,151 payment due to us from Digital Angel Corporation at September 30, 2003. Currently, we owned approximately 65.3% of Digital Angel Corporation's outstanding common stock. Our former Chairman of the Board and Chief Executive Officer, Richard J. Sullivan, is Chairman of the Board of Directors of Digital Angel Corporation and our current Chief Executive Officer and Chairman of the Board of Directors is Vice Chairman of Digital Angel Corporation.


         Before March 27, 2002, we provided certain general and administrative services to pre-merger Digital Angel, including finance, legal, benefits and other miscellaneous items. The costs of these services were about $200,000 for the year ended December 31, 2002. We also charged pre-merger Digital Angel $1.8 million of interest expense in 2002, which was converted to pre-merger Digital Angel's capital by us. In addition, during 2002, accrued expenses of $300,000 were relieved and contributed to pre-merger Digital Angel's capital by us.

         All of the transactions noted above between us and Digital Angel Corporation have been eliminated in consolidation.

         InfoTech USA, Inc.


         On June 22, 2003, we borrowed $1.0 million from InfoTech
USA, Inc. under the terms of a commercial loan agreement and a term note. The loan accrues interest at an annual rate of 16% and interest is payable monthly beginning on July 31, 2003, with principal and accrued interest due June 30, 2004. As of February 9, 2004, $1.0 million was outstanding under the note and accrued interest was $17,778. Under the terms of a Stock Pledge Agreement, the Company has pledged 750,000 shares of Digital Angel Corporation common stock that it owns as collateral for the loan. The proceeds of the loan were used to fund operations.

         Beginning in April 2002, and for the period of time during which Kevin McLaughlin served as InfoTech USA, Inc.'s President, Chief Executive Officer and Chief Operating Officer, we had a financial arrangement with InfoTech USA, Inc. whereby the salary, bonus and benefits for Mr. McLaughlin were paid by us. InfoTech USA, Inc. reimbursed us for all payroll and benefit-related expenses incurred as a result of such financial arrangement on a monthly basis. Mr. McLaughlin resigned as InfoTech USA, Inc.'s President, Chief Executive Officer and Chief Operating Officer on March 10, 2003. In addition, InfoTech USA, Inc. reimburses us on a monthly basis for various business insurance coverages and other miscellaneous business expenses. During the nine-months ended September 30, 2003, and the fiscal year ending December 31, 2002, InfoTech USA, Inc. reimbursed us approximately $133,910 and $415,073, respectively, for such expenses.


         All of the transactions noted above between us and InfoTech USA, Inc. have been eliminated in consolidation.

CHANGE IN CONTROL

         There are no arrangements known to us, including any pledge by any person of securities of us, the operation of which may at a subsequent date result in a change in control of us.

SARBANES-OXLEY ACT OF 2002

         The Sarbanes-Oxley Act of 2002, referred to herein as the Act, makes it unlawful for a public company to make material modifications to any existing loans made to its executive officers and directors. The Act does not provide guidance as to whether a company's election not to make demand on a demand promissory note will be deemed a material modification.

         SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

         During 2002, we granted 10,126,000 options under our 1999 Flexible Stock Plan and 1996 Non-Qualified Stock Option Plan. As of December 31, 2002, the following shares of our common stock were authorized for issuance under our equity compensation plans:

         EQUITY COMPENSATION PLAN INFORMATION


                                (a)                       (b)                 (c)
Plan Category(1)(3)             Number of securities to   Weighted-average    Number of securities
                                be issued upon exercise   exercise price      remaining available for
                                of outstanding options,   per share of        future issuance under
                                warrants and rights       outstanding         equity compensation
                                                          options, warrants   plans (excluding
                                                          and rights          securities reflected in
                                                                              column (a))
Equity compensation plans
  approved by security holders                34,039,000               $0.71                  7,183,000  (2)
Equity compensation plans not
  approved by security holders                        --                  --                         --
                                ------------------------- ------------------- --------------------------
Total                                         34,039,000               $0.71                  7,183,000
                                ========================= =================== ==========================


(1) A narrative description of the material terms of our equity compensation plans is set forth in Note 13 to our consolidated financial statements, which are set forth in our Annual Report on Form 10-K/A filed with the Securities and Exchange Commission on April 4, 2003.

(2) Includes 6,900,000 shares available for future issuance under our 1999 Employees Stock Purchase Plan.

(3) In addition to the equity compensation information listed above, as of February 9, 2004, we have 6,620,000 options outstanding and 7,046,926 shares available for future issuance under our 2003 Flexible Stock Plan.

                          SELLING SECURITY HOLDERS

         The following table sets forth information regarding the ownership of our common stock by the selling shareholders and the shares being offered under this prospectus.


         This prospectus relates in part to the resales of up to 74,209,151 shares of our common stock, par value $.001 per share, which may be under the terms of three separate severance agreements with our former officers and directors as more fully described in this prospectus on page 28, in connection with the earnout provisions of our acquisition agreement with the former shareholders of WebNet Services, Inc., as more fully discussed below, and in connection with a legal settlement between us and 510 Ryerson Road, Inc. as more fully discussed below.

         Prior to March 21, 2003, Mr. Richard J. Sullivan was our Chairman of the Board and Chief Executive Officer. He currently serves as Chairman of our majority-owned subsidiary Digital Angel Corporation. Prior to March 21, 2003, Mr. Jerome C. Artigliere was our Chief Operating Officer and prior to December 31, 2001, Mr. Garrett Sullivan was our Vice Chairman. The shares being offered by these former officers and directors are being issued to them in connection with their severance agreements.

         Effective July 1, 2000, we entered into an acquisition agreement with the former shareholders of WebNet Services, Inc., Steven P. Couture, Raymond D. Maggi, and Jeffrey M. Couture, whereby we acquired 100% of WebNet Services, Inc. WebNet Services, Inc. is a network integrator and website developer. The acquisition price was $1.0 million. Under the terms of the agreement, contingent earnout payments were due upon the attainment of certain earnings targets for the twelve months ended June 30, 2003, (the "First Earnout Period"). A second earnout payment, which was due upon the attainment of certain earning targets for the twelve months ended June 30, 2004, is not longer required because we have sold WebNet Services, Inc. effective December 15, 2003, as more fully discussed in this prospectus on page 25. For the First Earnout Period, an earnout payment of $408,332 was due and payable in shares of our common stock, calculated as follows:


                  Earnings target achieved                    $214,583
                  Earnout multiple                                  x4 (1)
                                                               -------
                                                              $858,332
                  Less base amount                            (450,000) (1)
                                                              --------
                  Earnout payment                             $408,332
                                                              --------

         (1) Defined in the acquisition agreement.

         This registration statement includes the 959,151 shares of our common stock issued on October 8, 2003, to the former shareholders of WebNet Services, Inc. in payment of the first earnout as follows:

                  Steven P. Couture                       326,111
                  Raymond D. Maggi                        316,520
                  Jeffrey M. Couture                      316,520

         Per the agreed upon terms, the number of shares of our common stock to be issued in payment of the first earnout was determined based upon the average of the closing price of our common stock for the eighteen consecutive trading days ended September 26, 2003. Messrs. Steven P. Couture, Raymond D. Maggi and Jeffrey M. Couture are employees of WebNet Services, Inc.

         On March 31, 2002, 510 Ryerson Road, Inc. filed a lawsuit against us and one of our subsidiaries in connection with a lease for a facility that we vacated prior to the expiration of the lease and which is no longer in use. The plaintiffs had demanded relief in the amount of $2.0 million. We have entered into a settlement agreement with the plaintiffs pursuant to which we would issue to the plaintiff shares having a value of, or pay the plaintiff an amount in cash equal to, approximately $1.1 million plus interest. The payment is due on or about March 15, 2004. This registration statement includes 5.0 million shares of our common stock that we plan to issue in connection with this settlement.

         We are registering the shares in order to permit the selling shareholders to offer the shares of our common stock for resale from time to time.


         The selling shareholders may sell all, some or none of its shares in this offering. See "Plan of Distribution" beginning on page 96 below.

                                         DEEMED OWNERSHIP PRIOR TO THE    NUMBER OF SHARES           OWNERSHIP AFTER
    SELLING SHAREHOLDERS                            OFFERING               OFFERED HEREBY              THE OFFERING
    --------------------                ---------------------------------------------------------------------------------------
                                            SHARES              %                                SHARES              %
                                            ------             ---                               ------             ---
    Richard J. Sullivan                  56,122,222           11.12%         56,000,000 (1)      122,222             *
    Jerome C. Artigliere                  4,750,700             *             4,750,000 (2)          700             *
    Garrett Sullivan                      7,500,000            1.49           7,500,000 (3)           --             *
    Steven P. Couture                       326,111             *               326,111 (4)           --             *
    Raymond D. Maggi                        336,520             *               316,520 (5)       20,000             *
    Jeffrey M. Couture                      449,951             *               316,520 (6)      133,431             *
    510 Ryerson Road, Inc.                5,000,000             *             5,000,000 (7)           --             *
                                        ---------------------------------------------------------------------------------------
       Total                             74,485,504           14.76%         74,209,151          276,353             *
                                        =======================================================================================

-------------------
*        Represents less than 1% of the shares outstanding.

(1) Represents shares to be issued to the selling shareholder in connection with a severance agreement, which transaction is exempt from registration pursuant to the Securities Act of 1933. The transaction documents included an acknowledgement that the sale was not registered, and that the shares of underlying common stock must be held until registered unless an exemption from registration is available. In addition, the instruments representing the shares were legended to indicate that they were restricted. Richard J. Sullivan has sole voting and dispositive powers with respect to the shares.

(2) Represents shares to be issued to the selling shareholder in connection with a severance agreement, which transaction is exempt from registration pursuant to the Securities Act of 1933. The transaction documents included an acknowledgement that the sale was not registered, and that the shares of underlying common stock must be held until registered unless an exemption from registration is available. In addition, the instruments representing the shares were legended to indicate that they were restricted. Jerome C. Artigliere has sole voting and dispositive powers with respect to the shares.

(3) Represents shares to be issued to the selling shareholder in connection with a severance agreement, which transaction is exempt from registration pursuant to the Securities Act of 1933. The transaction documents included an acknowledgement that the sale was not registered, and that the shares of underlying common stock must be held until registered unless an exemption from registration is available. In addition, the instruments representing the shares were legended to indicate that they were restricted. Garrett Sullivan has sole voting and dispositive powers with respect to the shares.

(4) Represents shares issued to the selling shareholder in connection with the "earnout" provision of the agreement of sale relating to a prior private transaction directly negotiated by the shareholders in connection with the sale of their business to us, which transaction was exempt from registration pursuant to Rule 4(2) of the Securities Act of 1933. The transaction documents included an acknowledgement that the sale was not registered, and that the shares of underlying common stock must be held until registered unless an exemption from registration is available. In addition, the instruments representing the shares were legended to indicate that they were restricted. Steven P. Couture has sole voting and dispositive powers with respect to the shares.

(5) Represents shares issued to the selling shareholder in connection with the "earnout" provision of the agreement of sale relating to a prior private transaction directly negotiated by the shareholders in connection with the sale of their business to us, which transaction was exempt from registration pursuant to Rule 4(2) of the Securities Act of 1933. The transaction documents included an acknowledgement that the sale was not registered, and that the shares of underlying common stock must be held until registered unless an exemption from registration is available. In addition, the instruments representing the shares were legended to indicate that they were restricted. Raymond D. Maggi has sole voting and dispositive powers with respect to the shares.

(6) Represents shares issued to the selling shareholder in connection with the "earnout" provision of the agreement of sale relating to a prior private transaction directly negotiated by the shareholders in connection with the sale of their business to us, which transaction was exempt from registration pursuant to Rule 4(2) of the Securities Act of 1933. The transaction documents included an acknowledgement that the sale was not registered, and that the shares of underlying common stock must be held until registered unless an exemption from registration is available. In addition, the instruments representing the shares were legended to indicate that they were restricted. Jeffrey M. Couture has sole voting and dispositive powers with respect to the shares.

(7) Represents shares issued to the selling shareholder(s) in connection with a legal settlement between the selling shareholder and us. The transaction documents included an acknowledgement that the sale was not registered, and that the shares of underlying

                                     92

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


         common stock must be held until registered unless an exemption from registration is available. In addition, the instruments representing the shares were legended to indicate that they were restricted. Albert Safer, President and Director, has sole voting and dispositive powers with respect to the shares.


                        DESCRIPTION OF CAPITAL STOCK

         The following description of our capital stock is subject to The General and Business Corporation Law of Missouri and to provisions contained in our Articles of Incorporation and Bylaws, copies of which are exhibits to our registration statement on Form S-1 of which this prospectus is a part and which are incorporated by reference into this prospectus. Reference is made to such exhibits for a detailed description of the provisions thereof summarized below.

AUTHORIZED CAPITAL

         Our authorized capital stock consists of 560,000,000 shares of common stock, $.001 par value, and 5,000,000 shares of preferred stock, $10.00 par value. Holders of our common stock have no preemptive or other subscription rights.

COMMON STOCK


         As of February 9, 2004, there were 411,693,991 shares of our common stock outstanding and approximately 2,637 holders of record of our common stock.

         The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of the shareholders. Holders of our common stock do not have cumulative voting rights. Therefore, holders of more than 50% of the shares of our common stock are able to elect all directors eligible for election each year. The holders of common stock are entitled to dividends and other distributions out of assets legally available if and when declared by our Board of Directors. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to share pro rata in the distribution of all of our assets remaining available for distribution after satisfaction of all liabilities, including any prior rights of any preferred stock which may be outstanding. There are no redemption or sinking fund provisions applicable to our common stock.

         The transfer agent and registrar for our common stock is The Registrar and Transfer Co.


PREFERRED STOCK

         Preferred stock may be created and issued from time to time by our board of directors, with such rights and preferences as it may determine. Because of its broad discretion with respect to the creation and issuance of any series of preferred stock without shareholder approval, our board of directors could adversely affect the voting power of our common stock. The issuance of preferred stock may also have the effect of delaying, deferring or preventing a change in control of us.

OPTIONS AND WARRANTS


         As of February 9, 2004, there were options held by our employees and others to purchase an aggregate of 24,818,300 shares of our common stock at a weighted average exercise price of $0.93 per share.

         As of February 9, 2004, there was an aggregate of 11,986,256 shares issued an outstanding warrants to purchase an aggregate of 11,986,256 shares of our common stock at a weighted average exercise price of $0.64 per share as follows:


         o issued and outstanding warrants to purchase 5,789,428 shares of our common stock at a weighted average exercise price of $0.15 per share.


         o warrants issued in connection with the sale of Series C preferred stock to purchase up to 844,055 shares of our common stock at $4.48 per share, subject to adjustment; and

         o the Warrants to purchase up to 5,352,773 shares of our common stock at $0.564 per share, subject to adjustment. The Warrants are more fully described on page 27.

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

         The warrants are not securities authorized for issuance under our equity compensation plans, and all of the warrants are currently exercisable. Of the outstanding options, 17,761,488 options are now exercisable at a weighted average exercise price of $1.13 per share, and the rest become exercisable at various times over the next three years.


         The warrants issued in connection with the Series C preferred stock and the Warrants are subject to adjustment upon:

         o the issuance of shares of common stock, or options or other rights to acquire common stock, at an issuance price lower than the exercise price under the warrants;

         o the declaration or payment of a dividend or other distribution on our common stock;

         o issuance of any other of our securities on a basis which would otherwise dilute the purchase rights granted by the warrants.

         The exercise price of the warrants issued in connection with the Series C preferred stock may be paid in cash, in shares of common stock or by surrendering other warrants. The exercise price of the Warrants must be paid in cash, however, if at any time after one year from the date of issuance of the Warrants there is not an effective registration statement registering the underlying shares, the warrant exercise price may be made by means of a cashless exercise.


         The following is a reconciliation of the number of equity compensation options and warrants outstanding as of December 31, 2002, and the number outstanding as of February 9, 2004:

                                                       NUMBER OF
                                                        OPTIONS
                                                      ----------

Equity compensation options and warrants
  outstanding on December 31, 2002                    34,039,000
 Granted                                               7,304,000
 Exercised                                           (16,060,100)
 Forfeited                                              (464,600)
                                                      ----------
 Equity compensation options and warrants
  outstanding on February 9, 2004                     24,818,300
                                                      ==========


         8.5% CONVERTIBLE EXCHANGEABLE DEBENTURES


         On June 30, 2003, we sold our 8.5% Convertible Exchangeable Debentures in the aggregate principal amount of $10,500,000, which were convertible into shares of our common stock or exchangeable for shares of Digital Angel Corporation (AMEX:DOC) common stock owned by us, or a combination thereof, at any time at the Purchasers' option prior to the maturity date of November 1, 2005. On November 12, 2003, we announced that we had entered into a letter agreement with the holders of our Debentures. Under the letter agreement, the Purchasers were required to convert a minimum of 50% of the outstanding principal amount of the Debentures plus all accrued and unpaid interest into shares of our common stock on November 12, 2003, the First Conversion Date, at a conversion price of $0.35 per share. In addition, the Purchasers were required to convert any remaining outstanding principal amount of the Debentures plus accrued interest on or before November 19, 2003, the Second Conversion Date. The conversion price for the Second Conversion Date was 84% of the volume weighted average trading price of our common stock for the five trading days prior to November 17, 2003, which average was $0.4406. As of November 19, 2003, the total principal amount of the Debentures has been converted, and accordingly, our obligations under the Debentures have been satisfied in full. We have issued an aggregate of 27.7 million shares of our common stock in connection with the conversions taking place on the First and Second Conversion Dates. In addition, prior to November 19, 2003, we had issued an aggregate of 0.3 million shares of the Digital Angel Corporation common stock that we owned in connection with the Debentures. The Debentures are more fully described in Note 4 to our Condensed Consolidated Financial Statements.

         As of February 9, 2004, we own approximately 19.3 million shares of Digital Angel Corporation's common stock, or approximately 65.3% of the shares outstanding. We have entered into a Share Exchange Agreement with Digital Angel Corporation dated August 14, 2003, whereby we have agreed to purchase an additional 3.0 million shares of their common stock as more fully discussed on page 25. Upon closing of the transaction, we will own approximately 68.5% of the outstanding shares of Digital Angel Corporation's common stock.


         INDEMNIFICATION

         Our bylaws require us to indemnify each of our directors and officers to the fullest extent permitted by law. An amendment to such article does not affect the liability of any director for any act or omission occurring prior to the effective time of such amendment.

            PRICE RANGE OF COMMON STOCK AND DIVIDEND INFORMATION

         Our common stock has traded on the SmallCap since November 12, 2002, under the symbol "ADSX." Prior to November 12, 2002, our common stock traded on the Nasdaq National Market at all times, except for the period between July 12, 2002 and July 30, 2002, when our common stock traded on the Pink Sheets under the symbol "ADSX.PK."


         The following table shows, for the periods indicated, the high and low sale prices per share of our common stock based on published financial sources.

                                                                               HIGH            LOW
                                                                               ----            ---

         2001
         ----
         First Quarter                                                        $ 2.97           $0.75
         Second Quarter                                                         1.75            0.39
         Third Quarter                                                          0.48            0.11
         Fourth Quarter                                                         0.67            0.18

         2002
         ----
         First Quarter                                                        $ 0.55           $0.28
         Second Quarter                                                         2.40            0.29
         Third Quarter                                                          0.84            0.03
         Fourth Quarter                                                         0.70            0.36

         2003
         ----
         First Quarter                                                         $0.64            $.18
         Second Quarter                                                         0.61            0.35
         Third Quarter                                                          0.55            0.37
         Fourth Quarter                                                         0.50            0.28

         2004
         ----
         First Quarter (through February 9, 2004)                              $0.49           $0.38


DIVIDENDS

         We have never paid cash dividends on our common stock and we do not intend to do so in the foreseeable future. We intend to use any funds we generate to provide for our operations.

                            PLAN OF DISTRIBUTION


         Subject to the terms of a share exchange agreement, referred to as the Share Exchange Agreement, we have agreed to sell to Digital Angel Corporation up to 19,800,000 shares of our common stock. Under the terms of the Share Exchange Agreement, dated August 14, 2003, we have agreed to make a strategic investment in Digital Angel Corporation whereby we are acquiring an additional 3.0 million shares of Digital Angel Corporation's common stock at a purchase price of $7,920,000. The Share Exchange Agreement provides for us to receive a warrant to purchase up to 1.0 million shares of Digital Angel Corporation's common stock. The warrant gives us the right to purchase a total of 1.0 million shares of Digital Angel Corporation's common stock for a period of five years from February 1, 2004. The exercise price of the warrant is $3.74 per warrant.

         On August 14, 2003, we believed that Digital Angel Corporation's common stock was undervalued, and we desire to maintain a controlling interest in Digital Angel Corporation. Therefore, we consider an additional investment in Digital Angel Corporation to be a strategically advantageous undertaking. We currently own 19.3 million shares of Digital Angel Corporation's common stock. Upon closing of the share exchange transaction, we will own approximately 22.3 million shares or approximately 68.5% of the outstanding shares of Digital Angel Corporation's common stock. The closing of the exchange of the Digital Angel Corporation common stock in consideration for shares of our common stock shall occur on the business day following the effective date of this registration statement, also referred to as the closing date. The per share exchange price for shares of our common stock issuable under the Share Exchange Agreement on the closing date shall equal the average of the volume weighted average price of our common stock for the ten (10) trading days immediately preceding (and not including) the closing date. In the event that the per share exchange price of our common stock is less than a floor price of $0.40, then we shall have the option, to (x) postpone the closing date for a period not to exceed thirty calendar (30) days, such alternative closing date within the thirty
(30) day postponement period as may be mutually agreed upon by Digital Angel Corporation and us, and with the express understanding that the floor price closing condition shall be applicable on such alternative closing date, or
(y) to terminate the Share Exchange Agreement. Thus, we are registering 19,800,000 shares of our common stock calculated by dividing the purchase price of $7,920,000 by the minimum exchange price of $0.40 per share.

         Pursuant to the Share Exchange Agreement, we have agreed with Digital Angel Corporation to use our best efforts to maintain a current registration statement until the date when all of the shares of our common stock covered by the registration statement have been sold. Reference is made to the Share Exchange Agreement, which is incorporated by reference to this registration statement, of which this prospectus forms a part, for its complete terms and provisions.

         Digital Angel Corporation does not currently have any formal or informal agreements or arrangmenets, or immediate plans to distribute the shares of common stock covered by the registration statement. If Digital Angel Corporation notifies us that a material arrangement has been entered into with a broker-dealer or other third party for the sale of shares through a block trade, special offering, exchange, distribution or secondary distribution or a purchase by a broker or dealer or other third party, then we will file a post-effective amendment that includes any other facts that are material to the transaction.


         The selling shareholders or any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

         o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

         o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

         o an exchange distribution in accordance with the rules of the applicable exchange;

         o    privately negotiated transactions;

         o settlement of short sales made after the date of this prospectus;

         o broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

         o    a combination of any such methods of sale; and

         o    any other method permitted pursuant to applicable law.


         The selling shareholders may also sell shares that qualify for sale pursuant to Rule 144 under the Securities Act, rather than under this prospectus. In effecting sales, broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Broker-dealers may agree to sell a specified number of such shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for us or a selling shareholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter markets or otherwise at prices and on terms then prevailing at the time of sale, at prices other than related to the then-current market price or in negotiated transactions. In connection with such resales, broker-dealers may pay to or receive from the purchasers such share for commissions as described above.

         The selling shareholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling shareholders to include such non-sale pledgee, transferee or other successors in interest as selling shareholders under this prospectus.


         The selling shareholders also may transfer the shares of common stock in other circumstances not involving the sale of the shares, in which case such non-sale transferees, pledgees, donees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.


         Digital Angel Corporation is a statutory underwriter within the meaning of the Securities Act of 1933, as amended. Because Digital Angel Corporation is a statutory underwriter, any profits realized by it are deemed underwriting compensation, and Digital Angel Corporation is subject to the prospectus delivery requirements of the Securities Act of 1933, as amended.


         The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling shareholders have informed us that none of them have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

         We will receive no portion of the proceeds from the sale of the shares and will bear all of the costs relating to the registration of this offering (other than any fees and expenses of counsel for the selling shareholders). Any commissions, discounts or other fees payable to a broker, dealer, underwriter, agent or market maker in connection with the sale of any of the shares will be borne by the selling shareholders.

         Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

                                LEGAL MATTERS

         Holland & Knight LLP (a registered limited liability partnership), Miami, Florida, relying on the opinion of special Missouri counsel, Bryan Cave LLP, has issued an opinion as to the legality of the common stock.

                                   EXPERTS


         The Consolidated Financial Statements of Applied Digital Solutions, Inc. and subsidiaries as of December 31, 2002 and for the year ended December 31, 2002, included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to our ability to continue as a going concern as described in Notes 1 and 2 to the financial statements) of Eisner LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         The Consolidated Financial Statements of Applied Digital Solutions, Inc. and subsidiaries as of December 31, 2001 and for each of the two years in the period ended December 31, 2001, included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to our ability to continue as a going concern as described in Notes 1 and 2 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


                     WHERE YOU CAN FIND MORE INFORMATION

         We have filed a registration statement, of which this prospectus is a part, with the SEC under the Securities Act with respect to our common stock. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, parts of which are omitted as permitted by the rules and regulations of the SEC. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. For further information pertaining to us and our common stock, we refer you to our registration statement and the exhibits thereto, copies of which may be inspected without charge at the SEC's Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. Information concerning the operation of the SEC's Public Reference Room is available by calling the SEC at 1-800-SEC-0330. Copies of all or any part of the registration statement may be obtained at prescribed rates from the SEC. The SEC also makes our filings available to the public on its Internet site (http:\\www.sec.gov). Quotations relating to our common stock appear on Nasdaq, and such reports, proxy statements and other information concerning us can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. Such periodic reports, proxy and information statements and other information are available for inspection and copying at the public reference facilities and Internet site of the SEC referred to above.

         WEBSITE ACCESS TO INFORMATION AND DISCLOSURE OF WEB ACCESS TO COMPANY REPORTS

         Our website address is: http://www.adsx.com. We make available free of charge through our website our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K, and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with the SEC.

         WE HAVE NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION CONCERNING THIS OFFERING EXCEPT THE INFORMATION AND REPRESENTATIONS WHICH ARE CONTAINED IN THIS PROSPECTUS OR WHICH ARE INCORPORATED BY REFERENCE IN THIS PROSPECTUS. IF ANYONE GIVES OR MAKES ANY OTHER INFORMATION OR REPRESENTATION, YOU SHOULD NOT RELY ON IT. THIS PROSPECTUS IS NOT AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO PURCHASE BY ANY PERSON IN ANY CIRCUMSTANCES IN WHICH AN OFFER OR SOLICITATION IS UNLAWFUL. YOU SHOULD NOT INTERPRET THE DELIVERY OF THIS PROSPECTUS OR ANY SALE MADE HEREUNDER AS AN INDICATION THAT THERE HAS BEEN NO CHANGE IN OUR AFFAIRS SINCE THE DATE OF THIS PROSPECTUS. YOU SHOULD ALSO BE AWARE THAT THE INFORMATION IN THIS PROSPECTUS MAY CHANGE AFTER THIS DATE.

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                      APPLIED DIGITAL SOLUTIONS, INC.
                 INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                      AND FINANCIAL STATEMENT SCHEDULE

CONTENTS
------------------------------------------------------------------------------


                                                                          PAGE

REPORT OF MANAGEMENT ......................................................F-2

REPORTS OF INDEPENDENT ACCOUNTANTS.........................................F-3

CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2002 AND 2001...............F-5

CONSOLIDATED STATEMENTS OF OPERATIONS FOR EACH OF THE YEARS IN THE THREE
         YEAR PERIOD ENDED DECEMBER 31, 2002...............................F-6

CONSOLIDATED STATEMENTS OF PREFERRED STOCK, COMMON STOCK AND OTHER
         STOCKHOLDERS' (DEFICIT) EQUITY FOR EACH OF THE YEARS IN
         THE THREE YEAR PERIOD ENDED DECEMBER 31, 2002.....................F-7

CONSOLIDATED STATEMENTS OF CASH FLOWS FOR EACH OF THE YEARS IN THE
         THREE YEAR PERIOD ENDED DECEMBER 31, 2002........................F-10

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS................................F-11


SCHEDULE OF VALUATION AND QUALIFYING ACCOUNTS.............................F-69

UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL INFORMATION:

CONDENSED CONSOLIDATED BALANCE SHEETS AS OF SEPTEMBER 30, 2003
         (UNAUDITED) AND DECEMBER 31, 2002................................F-70

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE THREE AND
         NINE-MONTHS ENDED SEPTEMBER 30, 2003 AND 2002 (UNAUDITED)........F-71

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
         FOR THE NINE-MONTHS ENDED SEPTEMBER 30, 2003 (UNAUDITED).........F-72

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE NINE-MONTHS ENDED
         SEPTEMBER 30, 2003 AND 2002 (UNAUDITED)..........................F-73

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)..........F-74


                                                                ------------
                                                                    Page F-1

                            REPORT OF MANAGEMENT

Management is responsible for the preparation, integrity and objectivity of the accompanying financial statements and related information. These statements have been prepared in conformity with accounting principles generally accepted in the United States of America, and include amounts that are based on our best judgments with due consideration given to materiality.

Management maintains a system of internal accounting controls. The system is designed to provide reasonable assurance, at reasonable cost, that assets are safeguarded and that transactions and events are recorded properly. The internal accounting control system is augmented by appropriate reviews by management, written policies and guidelines, careful selection and training of qualified personnel and a written Code of Business Conduct adopted by the Company's Board of Directors, applicable to all employees of the Company and its subsidiaries. In our opinion, the Company's internal accounting controls provide reasonable assurance that assets are safeguarded against material loss from unauthorized use or disposition and that the financial records are reliable for preparing financial statements and other data and for maintaining accountability of assets.

Eisner LLP, the Company's independent accountants, were recommended by the Audit Committee of the Board of Directors and selected by the Board of Directors. Eisner LLP maintains an understanding of internal controls and conducts such tests and other auditing procedures considered necessary in the circumstances to express their opinion in the report that follows.

The Audit Committee of the Company's Board of Directors meets with the independent accountants, management and internal auditors periodically to discuss internal accounting controls and auditing and financial reporting matters. The Committee reviews with the independent accountants, the scope and results of the audit effort. The Committee also meets periodically with the independent accountants and the director of internal audit without management present to ensure that the independent accountants and the director of internal audit have free access to the Committee.

SCOTT R. SILVERMAN                                     EVAN C. MCKEOWN
Chairman of the Board of Directors,                    Vice President and
Chief Executive Officer and President                  Chief Financial Officer

March 31, 2003

                                                                ------------
                                                                    Page F-2

                      REPORT OF INDEPENDENT ACCOUNTANTS


Board of Directors and Stockholders
Applied Digital Solutions, Inc.

We have audited the accompanying consolidated balance sheet of Applied Digital Solutions, Inc. and subsidiaries (the "Company") as of December 31, 2002, and the related consolidated statements of operations, preferred stock, common stock and other stockholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Applied Digital Solutions, Inc. and subsidiaries as of December 31, 2002, and the consolidated results of their operations and their consolidated cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in
Note 2 to the consolidated financial statements, the Company has experienced a substantial net loss, has a working capital deficit, a net capital deficiency and was informed by a lender that the Company was in default on its loan agreement. These matters, among others, raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 1 to the consolidated financial statements, in 2002, the Company adopted the new standard addressing financial accounting and reporting for goodwill subsequent to an acquisition.

In connection with our audit of the financial statements referred to above, we audited the financial schedule of Valuation and Qualifying Accounts for 2002. In our opinion, this financial schedule, when considered in relation to the financial statements taken as a whole, presents fairly, in all material respects, the information stated therein.

Eisner LLP
New York, New York
March 27, 2003


                                                                ------------
                                                                    Page F-3

                      REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
    Shareholders of Applied Digital Solutions, Inc.

In our opinion, the consolidated financial statements as of December 31, 2001 and for the years ended December 31, 2001 and 2000 listed in the index appearing on page F-1, present fairly, in all material respects, the financial position of Applied Digital Solutions, Inc. and its subsidiaries at December 31, 2001 and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule for the years ended December 31, 2001 and 2000 listed in the index on page F-1 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Notes 1 and 2 to the financial statements, the Company has suffered significant losses from continuing operations and discontinued operations and was in violation of certain covenants and payment obligations of its debt agreement at December 31, 2001. The Company amended its credit agreement on March 27, 2002. This debt agreement requires the Company to maintain compliance with certain covenants. In order to maintain compliance with these covenants, the Company will be required to substantially improve its operating results in 2002. If the Company violates these covenants in 2002, it could result in the lender's declaration that amounts are due and immediately payable. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

PricewaterhouseCoopers LLP
St. Louis, Missouri
March 27, 2002, except for the segment
information for 2001 and 2000 as included in Note 25, which is as of August 23, 2002, and Note 19, which is as of May 30, 2003.

                                                                ------------
                                                                    Page F-4

                                 APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
------------------------------------------------------------------------------------------------------------------
                                          CONSOLIDATED BALANCE SHEETS
                                        (IN THOUSANDS, EXCEPT PAR VALUE)

                                                                                              DECEMBER 31,
                                                                                       --------------------------
                                                                                           2002          2001
                                                                                       ------------ -------------
                                       ASSETS
CURRENT ASSETS
    Cash and cash equivalents                                                           $   5,818     $   3,696
    Due from buyers of divested subsidiaries                                                   --         2,625
    Accounts receivable and unbilled receivables (net of allowance
      for doubtful accounts of $1,263 in 2002 and $2,581 in 2001)                          16,548        21,871
    Inventories                                                                             6,409         6,174
    Notes receivable                                                                        2,801         2,256
    Other current assets                                                                    2,920         4,786
-----------------------------------------------------------------------------------------------------------------
TOTAL CURRENT ASSETS                                                                       34,496        41,408

PROPERTY AND EQUIPMENT, NET                                                                 9,822        20,185

NOTES RECEIVABLE, NET                                                                         758         4,004

GOODWILL, NET                                                                              67,818        90,831

INVESTMENT IN AFFILIATE                                                                        --         6,779

OTHER ASSETS, NET                                                                           4,339         4,282
-----------------------------------------------------------------------------------------------------------------

                                                                                        $ 117,233     $ 167,489
=================================================================================================================

                   LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY

CURRENT LIABILITIES
    Notes payable and current maturities of long-term debt                              $  81,879     $  83,836
    Accounts payable                                                                        9,761        15,441
    Accrued interest                                                                       10,149         2,173
    Other accrued expenses                                                                 19,145        15,006
    Put accrual                                                                               200           200
    Net liabilities of Discontinued Operations                                              9,368         9,460
-----------------------------------------------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES                                                                 130,502       126,116

LONG-TERM DEBT AND NOTES PAYABLE                                                            3,346         2,586
OTHER LONG-TERM LIABILITIES                                                                 1,055         1,028
-----------------------------------------------------------------------------------------------------------------

TOTAL LIABILITIES                                                                         134,903       129,730
-----------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES
-----------------------------------------------------------------------------------------------------------------
MINORITY INTEREST                                                                          18,422         4,460
-----------------------------------------------------------------------------------------------------------------
REDEEMABLE PREFERRED STOCK OPTIONS - SERIES C                                                  --         5,180
-----------------------------------------------------------------------------------------------------------------
PREFERRED STOCK, COMMON STOCK AND OTHER STOCKHOLDERS' (DEFICIT) EQUITY
    Preferred shares: Authorized 5,000 shares in 2002 and 2001 of $10 par value;
      special voting, no shares issued or outstanding in 2002 and 2001, Class B voting,
      no shares issued or outstanding in 2002 and 2001                                         --            --
    Common shares: Authorized 435,000 shares in 2002 and 345,000 shares in 2001 of
      $.001 par value; 285,069 shares issued and 284,134 shares outstanding in 2002
      and 252,449 shares issued and 251,514 shares outstanding in 2001                        285           252
    Additional paid-in capital                                                            377,621       342,189
    Accumulated deficit                                                                  (417,066)     (304,581)
    Common stock warrants                                                                   5,650         3,293
    Treasury stock (carried at cost, 935 shares in 2002 and 2001)                          (1,777)       (1,777)
    Accumulated other comprehensive income (loss)                                              31          (747)
    Notes received for shares issued                                                         (836)      (10,510)
-----------------------------------------------------------------------------------------------------------------
TOTAL PREFERRED STOCK, COMMON STOCK, AND OTHER STOCKHOLDERS' (DEFICIT) EQUITY             (36,092)       28,119
-----------------------------------------------------------------------------------------------------------------

                                                                                        $ 117,233     $ 167,489
=================================================================================================================

                         See the accompanying notes to consolidated financial statements.

                                                                ------------
                                                                    Page F-5

                                        APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
------------------------------------------------------------------------------------------------------------------------------
                                             CONSOLIDATED STATEMENTS OF OPERATIONS
                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                       FOR THE YEARS ENDED DECEMBER 31,
                                                                                ----------------------------------------------
                                                                                     2002            2001            2000
                                                                                 ---------------------------------------------
PRODUCT REVENUE                                                                    $  80,936      $ 113,147       $ 104,759
SERVICE REVENUE                                                                       18,664         43,167          30,007
------------------------------------------------------------------------------------------------------------------------------
TOTAL REVENUE                                                                         99,600        156,314         134,766
COST OF PRODUCTS SOLD (EXCLUSIVE OF DEPRECIATION AND AMORTIZATION
  SHOWN SEPARATELY BELOW)                                                             58,395         86,670          68,899
COST OF SERVICES SOLD                                                                  9,323         23,169          13,576
------------------------------------------------------------------------------------------------------------------------------
TOTAL COST OF PRODUCTS AND SERVICES SOLD (EXCLUSIVE OF
  DEPRECIATION AND AMORTIZATION SHOWN SEPARATELY BELOW)                               67,718        109,839          82,475

SELLING, GENERAL AND ADMINISTRATIVE EXPENSE                                           66,450        102,316          61,996
RESEARCH AND DEVELOPMENT EXPENSE                                                       3,518          8,610           2,504

INTEREST AND NON-CASH CHARGES:
GAIN ON EXTINGUISHMENT OF DEBT                                                                        9,465
ASSET IMPAIRMENT                                                                      69,382         71,719           6,383
DEPRECIATION AND AMORTIZATION                                                          4,773         28,899          11,073
(GAIN) LOSS ON SALE OF SUBSIDIARIES AND BUSINESS ASSETS                                 (132)         6,058            (486)
INTEREST AND OTHER INCOME                                                             (2,356)        (2,076)         (1,095)
INTEREST EXPENSE                                                                      17,524          8,555           5,901
------------------------------------------------------------------------------------------------------------------------------
LOSS FROM CONTINUING OPERATIONS BEFORE PROVISION (BENEFIT)
  FOR INCOME TAXES AND MINORITY INTEREST                                            (127,277)      (168,141)        (33,985)

PROVISION (BENEFIT) FOR INCOME TAXES                                                     326         20,870          (5,040)
------------------------------------------------------------------------------------------------------------------------------
LOSS FROM CONTINUING OPERATIONS BEFORE MINORITY INTEREST                            (127,603)      (189,011)        (28,945)
MINORITY INTEREST                                                                    (18,474)          (718)            229
NET LOSS ON CAPITAL TRANSACTIONS OF SUBSIDIARY                                         2,437             --              --
LOSS ATTRIBUTABLE TO CHANGES IN MINORITY INTEREST AS A RESULT
  OF CAPITAL TRANSACTIONS OF SUBSIDIARY                                                2,048             --              --
EQUITY IN NET LOSS OF AFFILIATE                                                          291            328              --
------------------------------------------------------------------------------------------------------------------------------
LOSS FROM CONTINUING OPERATIONS                                                     (113,905)      (188,621)        (29,174)
INCOME (LOSS) FROM DISCONTINUED OPERATIONS, NET OF INCOME TAXES
  (BENEFIT) OF $0 IN 2002, $0 IN 2001 AND $(13,614) IN 2000                               --            213         (75,702)
CHANGE IN ESTIMATE ON LOSS ON DISPOSAL AND OPERATING
  LOSSES DURING THE PHASE OUT PERIOD                                                   1,420        (16,695)         (7,266)
------------------------------------------------------------------------------------------------------------------------------
NET LOSS                                                                            (112,485)      (205,103)       (112,142)
PREFERRED STOCK DIVIDENDS AND OTHER                                                       --          1,147             191
ACCRETION OF BENEFICIAL CONVERSION FEATURE OF
  REDEEMABLE PREFERRED STOCK - SERIES C                                                   --          9,392           3,857
------------------------------------------------------------------------------------------------------------------------------
NET LOSS AVAILABLE TO COMMON SHAREHOLDERS                                          $(112,485)     $(215,642)      $(116,190)
==============================================================================================================================

EARNINGS (LOSS) PER COMMON SHARE - BASIC AND DILUTED
  LOSS FROM CONTINUING OPERATIONS                                                  $   (0.42)     $   (1.17)      $   (0.52)
  (LOSS) INCOME FROM DISCONTINUED OPERATIONS                                              --           (.10)          (1.30)

------------------------------------------------------------------------------------------------------------------------------
NET LOSS PER COMMON SHARE - BASIC AND DILUTED                                      $   (0.42)     $   (1.27)      $   (1.82)
==============================================================================================================================
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING -                               269,232        170,009          63,825
  BASIC AND DILUTED
==============================================================================================================================

See the accompanying notes to consolidated financial statements.

                                                                ------------
                                                                    Page F-6

                                   APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
---------------------------------------------------------------------------------------------------------------------
                                      CONSOLIDATED STATEMENTS OF PREFERRED STOCK
                                 COMMON STOCK AND OTHER STOCKHOLDERS' (DEFICIT) EQUITY
                                                      PAGE 1 OF 3
                                  FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000
                                                    (IN THOUSANDS)

                                                                                                       RETAINED
                                             PREFERRED STOCK        COMMON STOCK         ADDITIONAL    EARNINGS
                                         --------------------------------------------     PAID-IN    (ACCUMULATED
                                            NUMBER     AMOUNT    NUMBER        AMOUNT     CAPITAL      DEFICIT)
                                         ----------------------------------------------------------------------------
BALANCE - DECEMBER 31, 1999                   --        $--      51,116         $ 51      $ 87,470    $  12,664
 (BROUGHT FORWARD)
   Net loss                                   --         --          --           --            --     (112,142)
   Comprehensive loss -
     Foreign currency translation             --         --          --           --            --           --
                                                                                                     -----------
   Total comprehensive loss                   --         --          --           --            --     (112,142)
   Issuance of warrants attached to
    redeemable preferred shares               --         --          --           --            --           --
   Accretion of beneficial conversion
    feature of redeemable preferred
    shares                                    --         --          --           --        (3,857)          --
   Dividends accrued on redeemable
    preferred stock                           --         --          --           --          (191)          --
   Beneficial conversion feature of
    redeemable preferred stock                --         --          --           --         3,857           --
   Issuance of common shares                  --         --       1,862(1)         2         4,838           --
   Issuance of common shares for
    investment in MAS                         --         --       3,123            3         7,997           --
   Issuance of common shares for
    acquisitions                              --         --      46,226           46       160,273           --
   Issuance of common stock warrants
    for acquisition                           --         --          --           --            --           --
   Warrants redeemed for common shares        --         --         736            1         2,118           --
   Notes receivable for shares issued         --         --          --           --            --           --
   Tax effect of exercise of
    nonqualified stock options                --         --          --           --         4,068           --
                                         ----------------------------------------------------------------------------
BALANCE - DECEMBER 31, 2000
 (CARRIED FORWARD)                            --        $--     103,063         $103      $266,573    $ (99,478)


                                                                     ACCUMULATED
                                              COMMON                    OTHER           NOTES         TOTAL
                                              STOCK     TREASURY    COMPREHENSIVE    RECEIVED FOR  STOCKHOLDERS'
                                             WARRANTS    STOCK      (LOSS) INCOME   SHARES ISSUED     EQUITY
                                         ------------------------------------------------------------------------
BALANCE - DECEMBER 31, 1999                  $   --     $(7,313)        $  64         $    --       $  92,936
 (BROUGHT FORWARD)
   Net loss                                      --          --            --              --        (112,142)
   Comprehensive loss -
     Foreign currency translation                --          --          (793)             --            (793)
                                                                       -------                     ------------
   Total comprehensive loss                      --          --          (793)             --        (112,935)
   Issuance of warrants attached to
    redeemable preferred shares                 627          --            --              --             627
   Accretion of beneficial conversion
    feature of redeemable preferred
    shares                                       --          --            --              --          (3,857)
   Dividends accrued on redeemable
    preferred stock                              --          --            --              --            (191)
   Beneficial conversion feature of
    redeemable preferred stock                   --          --            --              --           3,857
   Issuance of common shares                     --          --            --              --           4,840
   Issuance of common shares for
    investment in MAS                            --          --            --              --           8,000
   Issuance of common shares for
    acquisitions                                 --          --            --              --         160,319
   Issuance of common stock warrants
    for acquisition                           1,656          --            --              --           1,656
   Warrants redeemed for common shares         (877)         --            --              --           1,242
   Notes receivable for shares issued            --       4,510(2)         --          (4,510)             --
   Tax effect of exercise of
    nonqualified stock options                   --          --            --              --           4,068
                                         ------------------------------------------------------------------------
BALANCE - DECEMBER 31, 2000
 (CARRIED FORWARD)                           $1,406     $(2,803)        $(729)        $(4,510)      $ 160,562

--------
(1) Includes 208 shares exercised under the employee stock purchase plan and 37 shares issued for services.
(2) Includes 1,640 shares for options exercised.

See the accompanying notes to consolidated financial statements.

                                                                ------------
                                                                    Page F-7




                                   APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
---------------------------------------------------------------------------------------------------------------------
                                      CONSOLIDATED STATEMENTS OF PREFERRED STOCK
                                 COMMON STOCK AND OTHER STOCKHOLDERS' (DEFICIT) EQUITY
                                                      PAGE 2 OF 3
                                  FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000
                                                    (IN THOUSANDS)


                                             PREFERRED STOCK        COMMON STOCK         ADDITIONAL
                                         --------------------------------------------     PAID-IN    (ACCUMULATED
                                            NUMBER     AMOUNT    NUMBER        AMOUNT     CAPITAL      DEFICIT)
                                         --------------------------------------------------------------------------
BALANCE - DECEMBER 31, 2000
 (BROUGHT FORWARD)                            --        $--      103,063        $103      $266,573    $ (99,478)
  Net loss                                    --         --           --          --            --     (205,103)
  Comprehensive loss -
   Foreign currency translation               --         --           --          --            --           --
                                                                                                     ------------
  Total comprehensive loss                    --         --           --          --            --     (205,103)
  Conversion of redeemable
   preferred shares to common shares          --         --       64,811          65        14,485           --
  Accretion of beneficial
   conversion feature of redeemable
   preferred shares                           --         --           --          --        (9,392)          --
  Dividends accrued on redeemable
   preferred stock                            --         --           --          --          (535)          --
  Beneficial conversion feature of
   redeemable preferred stock                 --         --           --          --         9,392           --
  Penalty paid by issuance of
   redeemable preferred stock                 --         --           --          --          (612)          --
  Stock option repricing                      --         --           --          --         5,274           --
  Stock option discounts                      --         --           --          --           246           --
  Issuance of warrants                        --         --           --          --           115           --
  Issuance of common shares                   --         --        7,631           8         1,980           --
  Issuance of common shares for
   software license purchase                  --         --        6,278           6        10,195           --
  Issuance of common shares for
   investment                                 --         --        3,322           3         8,070           --
  Issuance of common shares under
   earnout, put and price
   protection provisions of
   acquisition agreements                     --         --       61,806          61        27,030           --
  Common shares repurchased                   --         --           --          --            --           --
  Note receivable for shares issued           --         --        5,538           6         9,368           --
  Note receivable charged to bad
   debt expense                               --         --           --          --            --           --
                                     ------------------------------------------------------------------------------
BALANCE - DECEMBER 31, 2001                   --        $--      252,449        $252      $342,189    $(304,581)


                                                                     ACCUMULATED
                                             COMMON                     OTHER           NOTES         TOTAL
                                             STOCK      TREASURY    COMPREHENSIVE    RECEIVED FOR  STOCKHOLDERS'
                                            WARRANTS     STOCK      (LOSS) INCOME   SHARES ISSUED     EQUITY
                                         ------------------------------------------------------------------------
BALANCE - DECEMBER 31, 2000
 (BROUGHT FORWARD)                           $1,406     $(2,803)        $(729)        $ (4,510)     $ 160,562
  Net loss                                       --          --            --               --       (205,103)
  Comprehensive loss -
   Foreign currency translation                  --          --           (18)              --            (18)
                                                                      ---------                   ------------
  Total comprehensive loss                       --          --           (18)              --       (205,121)
  Conversion of redeemable
   preferred shares to common shares             --          --            --               --         14,550
  Accretion of beneficial
   conversion feature of redeemable
   preferred shares                              --          --            --               --         (9,392)
  Dividends accrued on redeemable
   preferred stock                               --          --            --               --           (535)
  Beneficial conversion feature of
   redeemable preferred stock                    --          --            --               --          9,392
  Penalty paid by issuance of
   redeemable preferred stock                    --          --            --               --           (612)
  Stock option repricing                         --          --            --               --          5,274
  Stock option discounts                         --          --            --               --            246
  Issuance of warrants                        1,887          --            --               --          2,002
  Issuance of common shares                      --          --            --               --          1,988
  Issuance of common shares for
   software license purchase                     --          --            --               --         10,201
  Issuance of common shares for
   investment                                    --          --            --               --          8,073
  Issuance of common shares under
   earnout, put and price
   protection provisions of
   acquisition agreements                        --          --            --               --         27,091
  Common shares repurchased                      --      (4,600)           --               --         (4,600)
  Note receivable for shares issued              --       5,626            --          (15,000)            --
  Note receivable charged to bad
   debt expense                                  --          --            --            9,000          9,000
                                         ------------------------------------------------------------------------
BALANCE - DECEMBER 31, 2001                  $3,293     $(1,777)        $(747)        $(10,510)     $  28,119


See the accompanying notes to consolidated financial statements.


                                                                ------------
                                                                    Page F-8




                                   APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------------------------------------------
                                      CONSOLIDATED STATEMENTS OF PREFERRED STOCK
                                 COMMON STOCK AND OTHER STOCKHOLDERS' (DEFICIT) EQUITY
                                                      PAGE 3 OF 3
                                  FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000
                                                    (IN THOUSANDS)

                                                                                                       RETAINED
                                             PREFERRED STOCK        COMMON STOCK         ADDITIONAL    EARNINGS
                                         --------------------------------------------     PAID-IN    (ACCUMULATED
                                            NUMBER     AMOUNT    NUMBER        AMOUNT     CAPITAL      DEFICIT)
                                         --------------------------------------------------------------------------
BALANCE - DECEMBER 31, 2001
 (BROUGHT FORWARD)                            --        $--     252,449         $252      $342,189    $(304,581)
  Net loss                                    --         --          --           --            --     (112,485)
  Comprehensive loss -
   Foreign currency translation               --         --          --           --            --           --

  Total comprehensive loss                    --         --          --           --            --     (112,485)
  Expiration of redeemable preferred
   Stock options - Series C                   --         --          --           --         5,180           --
  Adjustment for notes received for
   shares issued                                                                            (4,424)
  Allowance for uncollectible portion
   of note receivable                         --         --          --         --              --           --
  Collection of notes receivable
   received for shares issued                 --         --          --         --              --           --
  Treasury stock transaction                  --         --          --         --           1,878           --
  Retirement of treasury stock                --         --        (984)        (1)         (1,877)          --
  Shares issuable for settlement of
   liability                                  --         --                     --              63           --
  Obligation for shares issuable in
   settlement of liability                    --         --          --         --             (63)          --
  Stock option repricing                      --         --          --         --             254           --
  Stock options - Digital Angel
   Corporation                                --         --          --         --          18,800           --
  Stock options - VeriChip
   Corporation                                                                                 200           --
  Issuance of warrants                        --         --          --        --               --           --
  Issuance of warrants - Digital
   Angel  Corporation                         --         --          --         --             163           --
  Issuance of warrants - VeriChip
   Corporation                                --         --          --         --              44           --
  Remeasurement of warrants-
   Digital Angel Corporation                  --         --          --         --           1,066           --
  Issuance of common shares for
   exercise of stock options                  --         --       7,458          8           1,169           --
  Issuance of common shares and
   options for services, compensation
   and other                                  --         --      26,146         26          12,979           --
                                        ------------------------------------------------------------------------

BALANCE - DECEMBER 31, 2002                   --        $--     285,069      $ 285        $377,621    $(417,066)
                                        ========================================================================

                                                                     ACCUMULATED
                                             COMMON                     OTHER           NOTES         TOTAL
                                             STOCK      TREASURY    COMPREHENSIVE    RECEIVED FOR  STOCKHOLDERS'
                                            WARRANTS     STOCK      (LOSS) INCOME   SHARES ISSUED     EQUITY
                                         ------------------------------------------------------------------------
BALANCE - DECEMBER 31, 2001
 (BROUGHT FORWARD)                           $3,293     $(1,777)       $ (747)        $(10,510)      $  28,119
  Net loss                                       --          --            --               --        (112,485)
  Comprehensive loss -
   Foreign currency translation                  --          --           778               --             778
                                                                                                    -------------
  Total comprehensive loss                       --          --           778               --        (111,707)
  Expiration of redeemable preferred
   Stock options - Series C                      --          --            --               --           5,180
  Adjustment for notes received for
   shares issued                                                                         4,424              --
  Allowance for uncollectible portion
   of note receivable                            --          --            --            4,094           4,094
  Collection of notes receivable
   received for shares issued                    --          --            --            1,156           1,156
  Treasury stock transaction                     --      (1,878)           --               --              --
  Retirement of treasury stock                   --       1,878            --               --              --
  Shares issuable for settlement of
   liability                                     --          --            --               --              63
  Obligation for shares issuable in
   settlement of liability                       --          --            --               --             (63)
  Stock option repricing                         --          --            --               --             254
  Stock options - Digital Angel
   Corporation                                   --          --            --               --          18,800
  Stock options - VeriChip
   Corporation                                   --          --            --               --             200
  Issuance of warrants                        2,357          --            --               --           2,357
  Issuance of warrants - Digital
   Angel  Corporation                            --          --            --               --             163
  Issuance of warrants - VeriChip
   Corporation                                   --          --            --               --              44
  Remeasurement of warrants-
   Digital Angel Corporation                     --          --            --               --           1,066
  Issuance of common shares for
   exercise of stock options                     --          --            --               --           1,177
  Issuance of common shares and
   options for services, compensation
   and other                                     --          --            --               --          13,005
                                        -------------------------------------------------------------------------

BALANCE - DECEMBER 31, 2002                  $5,650     $(1,777)       $   31         $   (836)      $ (36,092)
                                        =========================================================================

See the accompanying notes to consolidated financial statements.

                                                                ------------
                                                                    Page F-9

                                   APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
---------------------------------------------------------------------------------------------------------------------
                                       CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                   (IN THOUSANDS)

                                                                               FOR THE YEARS ENDED DECEMBER 31,
                                                                        ---------------------------------------------
                                                                            2002             2001            2000
                                                                        ---------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
    Net (loss) income                                                     $(112,485)      $(205,103)      $(112,142)
    Adjustments to reconcile net loss
      to net cash used in operating activities:
        Asset impairment, restructuring and unusual charges                  69,382          71,719           6,383
        (Income) loss from discontinued operations                           (1,420)         16,482          82,968
        Depreciation and amortization                                         4,773          28,899          11,073
        Non-cash interest expense                                             5,770              --              --
        Deferred income taxes                                                   (69)         21,435          (3,365)
        Impairment of notes receivable                                        4,472          21,873              --
        Interest income on notes received for shares issued                    (475)             --              --
        Net loss on capital transactions of subsidiary                        2,437              --              --
        Loss attributable to changes in minority interest
          as a result of capital transactions of subsidiary                   2,048              --              --
        Gain from extinguishment of debt                                         --          (9,465)             --
        Minority interest                                                   (18,474)           (718)            229
        (Gain) loss on sale of subsidiaries and business assets                (132)          6,058            (486)
        Gain on sale of equipment and assets                                   (406)             --            (466)
        Non-cash compensation and administrative expenses                    20,143           5,274              --
        Equity in net loss of affiliate                                         291             328              --
        Issuance of stock for services                                        2,958              --              --
        Net change in operating assets and liabilities                       17,166          28,365          (5,577)
        Net cash provided by (used in) discontinued operations                  116          (3,127)        (22,035)
---------------------------------------------------------------------------------------------------------------------
NET CASH USED IN OPERATING ACTIVITIES                                        (3,905)        (17,980)        (43,418)
---------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
    Decrease in notes receivable                                              3,155           1,299          31,457
    Received from buyers of divested subsidiaries                             2,625              --              --
    Proceeds from sale of property and equipment                              3,535           1,347             939
    Proceeds from sale of subsidiaries and business assets                    1,382           1,673           2,821
    Payments for property and equipment                                      (1,858)         (2,757)         (8,391)
    Payment for asset and business acquisition (net of cash balances
      acquired)                                                                (261)             --          (9,141)
    Decrease (increase) in other assets                                           3             944            (963)

    Net cash (used in) provided by discontinued operations                     (507)            208           1,708

---------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY INVESTING ACTIVITIES                                     8,074           2,714          18,430
---------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
    Net amounts (paid) borrowed on notes payable                             (4,778)         13,981           2,234
    Proceeds on long-term debt                                                1,287             553          15,971
    Payments for long-term debt                                              (1,422)         (2,485)        (11,553)
    Other financing costs                                                      (875)           (375)           (835)
    Issuance of common shares                                                 1,695             678           6,137
    Collection of notes receivable for shares issued                          1,156              --              --
    Issuance of preferred shares, related options and warrants                   --              --          19,056
    Proceeds from subsidiary issuance of common stock                           630             126              --
    Stock issuance costs                                                       (518)           (798)           (180)
    Net cash (used in) provided by discontinued operations                       --            (757)             16
---------------------------------------------------------------------------------------------------------------------
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES                          (2,825)         10,923          30,846
---------------------------------------------------------------------------------------------------------------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                          1,344          (4,343)          5,858

EFFECT OF EXCHANGE RATES CHANGES ON CASH
  AND CASH EQUIVALENTS                                                          778             --              --

---------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS - BEGINNING OF YEAR                                 3,696           8,039           2,181
---------------------------------------------------------------------------------------------------------------------

CASH AND CASH EQUIVALENTS - END OF YEAR                                   $   5,818       $   3,696       $   8,039
=====================================================================================================================

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
    Income taxes (refunds received) paid                                  $    (971)      $  (2,227)      $     660
    Interest paid                                                             3,778           4,071           5,722
---------------------------------------------------------------------------------------------------------------------
See the accompanying notes to consolidated financial statements.

                                                               -------------
                                                                   Page F-10

------------------------------------------------------------------------------
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               (IN THOUSANDS)


      1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         BASIS OF PRESENTATION

         The accompanying financial statements have been prepared on a going concern basis and do not reflect any adjustments that might result from the outcome of the uncertainties described in Note 2.

         Certain items in the condensed consolidated financial statements for the 2001 and 2000 periods have been reclassified for comparative purposes.

         ORGANIZATION

         Applied Digital Solutions, Inc., a Missouri corporation, and subsidiaries (the "Company") is an advanced technology development company. During the second half of 2001 and during 2002, the Company sold or closed many of the businesses the Company had acquired that it believed did not enhance its strategy of becoming an advanced digital technology development company. The Company has emerged from being a supplier of computer hardware, software and telecommunications products and services to becoming an advanced technology company that focuses on a range of life enhancing, personal safeguard technologies, early warning alert systems, miniaturized power sources and security monitoring systems combined with the comprehensive data management services required to support them. The Company has four such products in various stages of development. They are:

             o Digital Angel(TM), for monitoring and tracking people and objects;

             o  Thermo Life(TM), a thermoelectric generator;

             o VeriChip(TM), an implantable radio frequency verification device that can be used for security, financial, personal identification/safety and other applications; and

             o Bio-Thermo(TM), a temperature-sensing implantable microchip for use in pets, livestock and other animals.

         BUSINESS SEGMENTS

         As a result of the merger of pre-merger Digital Angel and Medical Advisory Systems, Inc. ("MAS"), which occurred on March 27, 2002, the significant restructuring of the Company's business during the past year and our emergence as an advanced technology development company, the Company has re-evaluated and realigned its reporting segments. Effective January 1, 2002, the Company currently operates in three business segments: Advanced Technology, Digital Angel Corporation and InfoTech USA, Inc., formerly SysComm International.

         Prior to January 1, 2002, the Company was organized into three segments: Applications, Services and Advanced Wireless. Prior period information has been restated to present the Company's reportable segments on a comparative basis.

                                                               -------------
                                                                   Page F-11

       APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
       Notes to Consolidated Financial Statements (Continued)

         Advanced Technology

         The business units comprising the Company's Advanced Technology segment represent those business units that the Company believes will provide the necessary synergies, support and infrastructure to allow it to develop, promote and fully-integrate its technology products and services. This segment specializes in voice, data and video telecommunications networks, software, and other networking products and services. In addition, its VeriChip(TM) product has multiple applications in security, personal identification, safety, healthcare (subject to FDA approval) and more. Its customer base includes governmental agencies, commercial operations, and consumers. As of December 31, 2002, 2001 and 2000, revenues from this segment accounted for 42.1%, 28.5% and 24.0%, respectively, of the Company's total revenues. The principal products and services in this segment are as follows:

             o  Voice, data and video telecommunications networks;
             o  Call center and customer relationship management software;
             o  Networking products and services;
             o  Internet access;

             o  Website design and Internet access;

             o  Miniaturized implantable verification chip (VeriChip(TM)); and
             o  Miniaturized power generator (Thermo Life (TM)).


         Approximately $31.3 million, or 74.7% and $27.4 million, or 61.5%, of the Advanced Technology segment's revenues for 2002 and 2001, respectively, were generated by the Company's wholly-owned subsidiary, Computer Equity Corporation. Computer Equity Corporation was acquired effective June 1, 2000. No other products or services provided more than 10.0% of the revenues for this segment during 2002. Networking products and services provided approximately 11.0%, and customer relationship management software provided approximately 11.3% of the revenues for this segment during 2001. No other products or services provided more than 10.0% of revenues during 2001. As of December 31, 2002, the Company has not reported any revenues from the sales of its VeriChip and Thermo Life products.


         Computer Equity Corporation is a telecommunications network integrator and a supplier to the federal government of telephone systems, data networks, video, cable and wire infrastructure and wireless telecommunications of products and services.

         Digital Angel Corporation

         The Digital Angel Corporation segment consists of the business operations of the Company's 73.9% owned subsidiary, Digital Angel Corporation (AMEX:DOC). This segment is engaged in the business of developing and bringing to market proprietary technologies used to identify, locate and monitor people, animals and objects. Before March 27, 2002, the business of Digital Angel Corporation was operated in four divisions: Animal Tracking, Digital Angel Technology, Digital Angel Delivery System, and Radio Communications and Other. With the acquisition of MAS on March 27, 2002, Digital Angel Corporation re-organized into four new divisions: Animal Applications (formerly Animal Tracking), Wireless and Monitoring (a combination of the former Digital Angel Technology and the Digital Angel Delivery System segments), GPS and Radio Communications (formerly Radio Communications and Other), and Medical Systems (formerly Physician Call Center and Other). Medical Systems represents the business activity of the newly acquired MAS. As of December 31, 2002, 2001 and 2000, revenues from this segment accounted for 33.7%, 22.9% and 16.5%, respectively, of our total revenues. The principal products and services in this segment by division are as follows:

         Animal Applications division--develops, manufactures, and markets a broad line of electronic and visual identification devices for the companion animal, livestock, laboratory animal, fish and wildlife markets worldwide. The tracking of cattle and hogs are crucial both for asset management and for disease control and food safety. The principal technologies employed by Animal Applications are electronic ear tags and implantable microchips that use radio frequency transmission. This segment includes the Bio-Thermo(TM) product;

                                                               -------------
                                                                   Page F-12

       APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
       Notes to Consolidated Financial Statements (Continued)


         Wireless and Monitoring division--develops and markets advanced technology to gather location and local sensory data and to communicate that data to an operations center. This segment is continuously developing its technology, which it refers to as its "Digital Angel(TM) technology." The Digital Angel(TM) technology is the integration and miniaturization into marketable products of three technologies: wireless communications (such as cellular), sensors (including bio-sensors) and position location technology (including global positioning systems (GPS) and other systems);

         GPS and Radio Communications division--consists of the design, manufacture and support of secure GPS-enabled search and rescue equipment and intelligent communications products and services for telemetry, mobile data and radio communications applications serving commercial and military markets. In addition, it designs, manufactures and distributes intrinsically safe sounders (horn alarms) for industrial use and other electronic components; and


         Medical Systems division--is the division that was acquired on March 27, 2002. A staff of logistics specialists and physicians provide medical assistance services and interactive medical information services to people traveling anywhere in the world. It also sells a variety of kits containing pharmaceutical and medical supplies.


         Sales of the Animal Applications division's products represented 60.6% and 61.8% of the total revenue from the Digital Angel Corporation segment during 2002 and 2001, respectively. Sales of the GPS and Radio Communications division's products represented 29.8% and 31.2% of this segments revenue during 2002 and 2001, respectively.

         InfoTech USA, Inc., formerly SysComm International

         The InfoTech USA, Inc. segment consists of the business operations of the Company's 52.5% owned subsidiary, InfoTech USA, Inc., formerly SysComm International Corporation (OTC:IFTH). This segment is a full service provider of Information Technology, or IT, products and services. It specializes in tailoring its approach to the individual customer's needs. In 2002, this segment continued its strategy of moving away from a product-driven systems integration business model to a customer-oriented IT strategy-based business model. It has further developed its deliverable IT products and services by adding new consulting and service offerings, and increasing the number of strategic alliances with outside technical service firms and manufacturers of high-end IT products.

         As of December 31, 2002, 2001 and 2000, revenues from this segment accounted for 22.8%, 21.9% and 20.2%, respectively, of the Company's total revenues. The principal products and services in this segment were computer hardware and computer services. The majority of InfoTech USA, Inc.'s revenue during 2002 and 2001 was derived from sales of computer hardware, which provided approximately 88.3% and 89.2% of InfoTech USA, Inc.'s revenue in 2002 and 2001, respectively. InfoTech USA, Inc.'s services consist of IT consulting, installation, project management, design and deployment, computer maintenance and other professional services. No single service accounted for more than 10.0% of InfoTech's revenue in either year.

         All Other

         Business units that were part of the Company's continuing operations and that were closed or sold during 2001 and 2002 are reported as All Other.


         The "Corporate/Eliminations" category includes all amounts recognized upon consolidation of the Company's subsidiaries such as the elimination of intersegment revenues, expenses, assets and liabilities. "Corporate/Eliminations" also includes certain interest expense and other expenses associated with corporate activities and functions. Included in "Corporate/Eliminations" for the year ended December 31, 2002, is a non-cash compensation charge of $18.7 million associated with pre-merger Digital Angel options, which were converted into options to acquire shares of MAS in connection with the merger of pre-merger Digital Angel and MAS.


         On March 1, 2001, the Company's Board of Directors approved a plan to sell or close Intellesale, Inc. and all of the Company's other non-core businesses. The results of operations, financial condition and cash flows now

                                                               -------------
                                                                   Page F-13

       APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
       Notes to Consolidated Financial Statements (Continued)


         reflect these operations as "Discontinued Operations" and prior periods have been restated.

         PRINCIPLES OF CONSOLIDATION

         The financial statements include the accounts of the Company and its wholly-owned and majority-owned subsidiaries, including Digital Angel Corporation and InfoTech USA, Inc. The minority interest represents outstanding voting stock of the subsidiaries not owned by the Company or the Digital Angel Trust (as defined in Note 2). All significant intercompany accounts and transactions have been eliminated in consolidation.

         Our majority-owned subsidiary, InfoTech USA, Inc. operates on a fiscal year ending September 30. InfoTech USA, Inc.'s results of operations have been reflected in the Company's consolidated financial statements on a calendar year basis.

         USE OF ESTIMATES

         The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Although these estimates are based on the knowledge of current events and actions the Company may undertake in the future, they may ultimately differ from actual results. The Company uses estimates, among others, to determine whether any impairment is to be recognized.

         FOREIGN CURRENCIES

         The Company's foreign subsidiaries use their local currency as their functional currency. Results of operations and cash flow are translated at average exchange rates during the period, and assets and liabilities are translated at end of period exchange rates. Translation adjustments resulting from this process are included in accumulated other comprehensive (loss) income in the statement of preferred stock, common stock and other stockholders' (deficit) equity.

         Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred. These amounts are not material to the financial statements.

         CASH AND CASH EQUIVALENTS

         The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

         UNBILLED RECEIVABLES

         Unbilled receivables consist of certain direct costs and profits recorded in excess of amounts currently billable pursuant to contract provisions in connection with system installation projects and software licensing. Unbilled receivables included in accounts receivable was $0.1 million in 2002 and $0.2 million in 2001.

         INVENTORIES

         Inventories consist of raw materials, work in process and finished goods The majority of the components are plastic ear tags, electronic microchips, electronic readers and components as well as products and components related to GPS search and rescue equipment. Inventory is valued at the lower of cost or market, determined by the first-in, first-out method. The Company closely monitors and analyzes inventory for potential obsolescence and slow-moving items based upon the aging of the inventory and the inventory turns by product. Inventory items designated as obsolete or slow moving are reduced to net realizable value.


                                                               -------------
                                                                   Page F-14

       APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
       Notes to Consolidated Financial Statements (Continued)


         PROPERTY AND EQUIPMENT

         Property and equipment are carried at cost, less accumulated depreciation and amortization computed using straight-line and accelerated methods. Building and leasehold improvements are depreciated and amortized over periods ranging from 10 to 40 years and equipment is depreciated over periods ranging from 3 to 10 years. Repairs and maintenance, which do not extend the useful life of the asset, are charged to expense as incurred. Gains and losses on sales and retirements are reflected in income.

         GOODWILL AND OTHER INTANGIBLE ASSETS


         Upon the adoption of SFAS 142 in 2002, the Company discontinued the amortization of goodwill and other intangible assets deemed to have indefinite lives. Instead, the Company is required to test these assets for impairment annually as part of its annual business planning cycle during the fourth quarter of each year. See Note 8. As part of the implementation of SFAS 142, on January 1, 2002, the Company was required to complete a transitional impairment test for goodwill and other intangible assets. The transitional impairment test required the Company to compare the fair value of each of its reporting units to its carrying value. At January 1, 2002, the Company's reporting units consisted of the following (the Company's reporting units listed below are those businesses, which have goodwill and for which discrete financial information is available and upon which segment management makes operating decisions). Goodwill was assigned to each applicable reporting unit as of the date of acquisition.

             o  Advanced Technology segment's Computer Equity Corporation;
             o  Advanced Technology segment's P-Tech., Inc.;
             o  Advanced Technology segment's Pacific Decision Sciences;
             o Pre-merger Digital Angel Corporation's Animal Application division;
             o Pre-merger Digital Angel Corporation's Wireless and Monitoring division;
             o Pre-merger Digital Angel Corporation's GPS and Radio Communications division; and
             o  InfoTech USA, Inc.

         Methodology for Assigning Goodwill to Reporting Units:

         The goodwill assigned to the Company's reporting units was based on the goodwill resulting from its acquisition of the reporting unit, with the goodwill attributable to the merger of Destron Fearing Corporation, which was a publicly held company trading on the Nasdaq (Destron), and Digital Angel.net Inc. (DA.net) allocated between the Animal Applications and the Wireless and Monitoring reporting units. The merger of Destron and DA.net occurred in September 2000. The goodwill resulting from the Destron and DA.net merger was approximately $74.7 million, of which $50.7 million was allocated to Animal Applications and $24.0 was allocated to Wireless and Monitoring. (The Wireless and Monitoring reporting unit also included the goodwill associated with the acquisition of Timely Technology Corp., of approximately $7.5 million).

         The Company believes that a portion of the goodwill resulting from the Destron and DA.net merger was due to the synergies of the combined companies. There were several potential benefits/synergies of the merger that it believed would contribute to the success of the combination. These potential benefits/synergies included:

             o the acceleration of the opportunities of the Digital Angel technology through the combination with Destron and the current products it offers, which establishes a company with stronger capabilities;

             o the combination of Digital Angel.net Inc. and Destron, with its injectable microchip technology and its current products in the animal identification markets, provide broader product offerings for the combined company;

             o improvement in the purchasing power of the combined company as compared to either company standing alone, resulting in reduced costs;

             o the management team of the combined company having greater depth of knowledge of the injectable microchip and animal identification industries and more business experience than that of either company standing alone;

             o the potential to expand the market presence of Digital Angel.net and Destron's products globally through a larger combined sales force and geographically more extensive sales and distribution channels;

             o the complementary nature of each company's product offerings as an extension of the offerings of the other company;

             o increased product diversification and penetration of each company's customer base;

             o  similarities in corporate culture; and

             o the opportunity for expanded research and development of the combined product offerings, including potential new product offerings.

         Since none of the assets and liabilities resulting from the merger had been assigned to the Wireless and Monitoring reporting unit, the Company determined the allocation of the goodwill between the Animal Applications and Wireless and Monitoring reporting units based upon guidance provided in FAS 142. FAS 142 states that, "the methodology used to determine the amount of goodwill to assign to a reporting unit shall be reasonable and supportable and shall be applied in a consistent manner." Since Destron was a publicly held company at the time of the merger, and as a result, its fair market value was readily determinable, the Company allocated to the Animal Applications reporting unit the amount of goodwill equal to Destron's fair market value prior to our public announcement of the potential merger, which was approximately $50.7 million. This resulted in our allocation of approximately $24.0 million to the Wireless and Monitoring reporting unit, which the Company believed represented the fair market value of the unit at that point in time, based on its belief in the market potential for the Digital Angel product, coupled with the synergies of the combined companies, as discussed above. On November 26, 2001, the Company launched the Digital Product and during 2002, it marketed the product extensively. Despite the Company's aggressive marketing campaign, the Digital Angel product did not achieve the company's forecasted revenues during 2002. (Sales of the Digital Angel product were affected, in part, by the lack of GPS tracking capabilities within buildings. The Company is currently working on a second-generation Digital Angel product to include assisted capabilities to enhance these "line of sight" issues). Therefore, during the fourth quarter of 2002, the Company recorded an impairment charge of approximately $31.5 of the goodwill associated with the Wireless and Monitoring reporting unit as more fully discussed below.

         The Company's methodology for estimating the fair value of each reporting unit at January 1, 2002, was a combination of impairment testing both internally (for the Advanced Technology segment's Computer Equity

                                                               -------------
                                                                   Page F-15

       APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
       Notes to Consolidated Financial Statements (Continued)


         Corporation, P-Tech, Inc. and Pacific Decision Sciences reporting units and for the InfoTech USA, Inc. reporting unit based primarily on discounted future cash flows), and externally (by engagement of outside valuation professionals to analyze the reporting units associated with pre-merger Digital Angel Corporation, using a combination of comparable company and discounted cash flow analyses). If the fair value of a reporting unit exceeded its carrying value, then no further testing was required. However, if the carrying value of a reporting unit exceeded its fair value, then an impairment charge was required. Based upon the conclusion of our internal and external impairment testing methodology, the adoption of SFAS 142 did not result in an impairment charge.

         The annual test performed by the Company during the fourth quarter of 2002, resulted in an impairment charge of $62.2 million associated with the Company's Digital Angel Corporation segment, as more fully discussed below. This impairment charge is included in the Consolidated Statements of Operations under Asset Impairment. In the fourth quarter of 2002, the Company tested goodwill at each reporting unit level. At December 31, 2002, the Company's reporting units consisted of the following:

             o  Advanced Technology segment's Computer Equity Corporation;
             o  Advanced Technology segment's P-Tech, Inc.;
             o  Advanced Technology segment's Pacific Decision Sciences;

             o  Digital Angel Corporation's Animal Application division;
             o Digital Angel Corporation's Wireless and Monitoring division;
             o Digital Angel Corporation's GPS and Radio Communications division;
             o Digital Angel Corporation's Medical Systems division (consisting of the business operations of MAS, which was acquired on March 27, 2002); and
             o  InfoTech USA, Inc.


         The Company's methodology for estimating the fair value of each reporting unit during the fourth quarter of 2002 was a combination of impairment testing performed both internally and externally. The tests for the Advanced Technology segment's P-Tech., Inc. and Pacific Decision Sciences reporting units were performed internally based primarily on discounted future cash flows. The tests for the Advanced Technology segment's Computer Equity Corporation, the reporting units associated with Digital Angel Corporation and the InfoTech USA, Inc. reporting unit were performed externally through the engagement of outside valuation professionals who performed valuations using a combination of comparable company and discounted cash flow analyses. If the fair value of a reporting unit exceeded its carrying value, then no further testing was required. However, if the carrying value of a reporting unit exceeded its fair value, then a impairment charge was recorded. When fair value was determined using discounted cash flows, the discount rate utilized by the Company was the rate of return expected from the market or the rate of return for a similar investment with similar risks. The assumptions used in the determination of fair value using discounted cash flows were as follows:

             o Cash flows were generated for periods ranging from 5 to 10 years based on the expected recovery period for the goodwill;

             o Earnings before interest, taxes, depreciation and amortization were used as the measure of cash flow; and

             o A discount rate of 11.0% was used. The rate was determined based on the risk free rate of the 10-year U.S. Treasury Bond plus a market risk premium of 7%.

         RESIDUAL OR TERMINAL ENTERPRISE VALUE CALCULATION:

         An independent valuation firm was engaged by Digital Angel Corporation to perform a company comparable analysis utilizing financial and market information on publicly traded companies that are considered to be generally comparable to Digital Angel's four business units: Animal Applications, Wireless and Monitoring, formerly Digital Angel Systems, GPS and Radio Communications and the Medical Systems, formerly Physicians Call Center and Other. Each analysis provided a benchmark for determining the terminal values for each business unit to be utilized in its discounted cash flow analysis. The analyses generated a multiple for each reporting unit, which was incorporated into the appropriate business unit's discounted cash flow model.


                                                               -------------
                                                                   Page F-16

       APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
       Notes to Consolidated Financial Statements (Continued)


         As of December 31, 2002, Digital Angel Corporation's Wireless and Monitoring segment had not recorded any significant revenues from its Digital Angel product and it had not achieved the revenue projections used as the basis for the Company's impairment tests upon the adoption of FAS 142 on January 1, 2002. In addition, the revenues associated with the Medical Systems business had decreased. At December 31, 2002, the market value of the Company's investment in Digital Angel Corporation (AMEX:DOC) was approximately $50.0 million. In consideration of these factors, the newness of the Digital Angel Technology, the operating history of Digital Angel Corporation, the challenging economic environment and uncertainties in the marketplace along with the independent fair value measurement valuations performed by the independent professionals, the Company concluded that future cash flows from certain operations would not be sufficient to recover $30.7 million of the goodwill associated with Digital Angel Corporation's Medical Systems division, and all of the $31.5 million of goodwill associated with Digital Angel Corporation's Wireless and Monitoring division. Accordingly, these amounts were recorded as impairment charges during the fourth quarter of 2002. The business operations of the reporting units associated with Digital Angel Corporation are described in Note 1. The changes in the carrying amount of goodwill for the year ended December 31, 2002, by reporting unit are as follows (in thousands):


                 COMPUTER                                       WIRELESS   GPS AND
                  EQUITY               PACIFIC      ANIMAL        AND       RADIO
               CORPORATION   P-TECH,  DECISIONS  APPLICATIONS  MONITORING  COMMUNI-     MEDICAL      INFOTECH
                   (1)       INC.(1)  SCIENCES(1)    (2)          (2)      CATIONS(2)  SYSTEMS(2)   USA, INC.(3) CORPORATE   TOTAL
------------------------------------------------------------------------------------------------------------------------------------
Balance
 January 1,
 2002            $13,178      $530      $1,504     $43,971     $ 27,854     $1,051     $     --       $2,154      $ 589    $ 90,831

Acquisitions,
 adjustments
 and earnout
 payments          3,000        --          --                    3,606         63       33,092                    (589)     39,172
Less goodwill
 impairment           --        --          --                  (31,460)        --      (30,725)                            (62,185)
                --------------------------------------------------------------------------------------------------------------------
Balance
 December 31,
 2002            $16,178      $530      $1,504     $43,971     $     --     $1,114     $  2,367       $2,154      $  --    $ 67,818
====================================================================================================================================

    (1) Reporting unit is a component of the Advanced Technology segment.
    (2) Reporting unit is a component of the Digital Angel Corporation segment.
    (3) The InfoTech USA, Inc. segment is a reporting unit.


         Other than goodwill, as discussed above, the Company does not have any intangible assets with an indefinite life.


         PROPRIETARY SOFTWARE IN DEVELOPMENT

         In accordance with Statement of Financial Accounting Standards
         (FAS) 86, Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed, the Company has capitalized certain computer software development costs upon the establishment of technological feasibility. Technological feasibility is considered to have occurred upon completion of a detailed program design which has been confirmed by documenting and tracing the detail program design to product specifications and has been reviewed for high-risk development issues, or to the extent a detailed program design is not pursued, upon completion of a working model that has been confirmed by testing to be consistent with the product design. Amortization is provided based on the greater of the ratios that current gross revenues for a product bear to the total of current and anticipated future gross revenues for that product, or the straight-line method over the estimated useful life of the product. The estimated useful life for the straight-line method is determined to be 2 to 5 years.

         These unamortized computer software and computer software development costs were $2.6 million and $2.4 million, at December 31, 2002 and 2001, respectively. The total amount charged to expense for the amortization


                                                               -------------
                                                                   Page F-17

       APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
       Notes to Consolidated Financial Statements (Continued)


         of these capitalized computer software costs and for amounts written down to net realizable were $2.4 million, $0.7 million and $0.2 million in 2002, 2001 and 2000, respectively. Research and developments costs incurred for the development of computer software were $0.9 million, $3.3 million and $0.3 million in 2002, 2001 and 2000, respectively.

         ADVERTISING COSTS

         The Company expenses production costs of print advertisements the first date the advertisements take place. Advertising expense, included in selling, general and administrative expenses, was $0.3 million in 2002, $0.3 million in 2001, $0.4 million in 2000.

         REVENUE RECOGNITION

         ADVANCED TECHNOLOGY REVENUE RECOGNITION

         Computer Equity Corporation Revenue Recognition
         -----------------------------------------------

         The largest company in the Advanced Technology segment is Computer Equity Corporation. This company supplies voice, data and video telecommunications networks and related products to government agencies. These products include voice mail, Internet cabling, phones and telephone wiring. Services are a minor part of the business and usually consist of small jobs such as phone moves. Computer Equity Corporation also receives monthly revenues from product-related maintenance contracts, which revenues represent the smallest portion of their business. For product sales, we recognize revenue after the products are shipped and title has transferred, provided that a purchase order has been received or a contract has been executed, there are no uncertainties regarding customer acceptance, the sales price is fixed and determinable and collectibility is deemed probable. If uncertainties regarding customer acceptance exists, revenue is recognized when such uncertainties are resolved. Hardware sales for products that are shipped to a customer's site and require modification or installation are recognized when the work is complete and accepted by the customer. We do not experience significant product returns, and therefore, management is of the opinion that no allowance for sales returns is necessary. We have no obligation for warranties on new hardware sales, because the manufacturer provides the warranty. Services and phone installation jobs are billed and the revenue recognized following the completion of the work and the receipt of a written acceptance from the customer. Revenue from maintenance contracts are recognized ratably over the term of the contract.

         Other Advanced Technology Companies Revenue Recognition (Excluding
         ------------------------------------------------------------------
         VeriChip Corporation)
         ---------------------

         The other companies in the Advanced Technology segment that provide programming, consulting and software licensing services recognize revenue based on the expended actual direct labor hours in the job times the standard billing rate and adjusted to realizable value, if necessary. It is the Company's policy to record contract losses in their entirety in the period in which such losses are foreseeable. The Company does not offer a warranty policy for services to our customers. Revenue from license royalties is recognized when licensed products are shipped. There are no significant post-contract support obligations at the time of revenue recognition. Our accounting policy regarding vendor and post-contract support obligations is based on the terms of the customers' contract, billable upon the occurrence of the post-sale support. Costs of goods sold are recorded as the related revenue is recognized.

         For product sales, we recognize revenue after the products are shipped and title has transferred, provided that a purchase order has been received or a contract has been executed, there are no uncertainties regarding customer acceptance, the sale price is fixed and determinable and collectibility is deemed probable. If uncertainties regarding customer acceptance exist, revenue is recognized when such uncertainties are resolved. Hardware sales for products that are shipped to a customer's site and require modification or installation are recognized when the work is complete and accepted by the customer. We do not experience significant product returns, and therefore, management is of the opinion that no allowance for sales returns is necessary. We have no obligation for warranties on new hardware sales because the manufacturer provides the warranty.


                                                               -------------
                                                                   Page F-18

       APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
       Notes to Consolidated Financial Statements (Continued)

         VeriChip Corporation Revenue Recognition
         ----------------------------------------

         The VeriChip microchip is a miniaturized, implantable radio frequency identification device (RFID) for use in a variety of identification and information applications. About the size of a grain of rice, each VeriChip microchip contains a unique identification number that can be used to access a subscriber-supplied database providing personal related information.

         To complement the VeriChip microchip, the proprietary scanner is a scanning device that activates and reads the RFID within the microchip. The scanner emits a small amount of radio frequency energy that energizes the dormant VeriChip, which then emits a radio frequency signal containing the VeriChip identification number. The VeriChip subscriber number then provides instant access to the Global VeriChip Subscriber Registry - through secure password-protected web access to subscriber-supplied information.


         VeriChip revenue is comprised of the sale of VeriChip microchips, scanners, and a distributorship fee. Generally, the distributorship rights include the rights to market, promote and sell the product(s) in a specific territory under the VeriChip name and trademarks for a specific period of time. For these rights, the distributor pays a one-time, upfront, non-refundable fee. As long as minimum annual purchase requirements are satisfied, the customer's exclusive distribution rights are retained. The distributor strives to meet annual marketing goals, or quotas, as agreed-upon by the distributor and the Company, by ordering and taking delivery from the Company of predetermined quantities of product each year through the term of the contract. The purchase requirements typically increase substantially, during the contract period, as the Company and the distributors hope to realize increased sales volumes for the VeriChip microchips and scanners over time.


         Failure to meet the quota constitutes a material breach of the contract and the loss of distributorship exclusivity privileges within the territory. To renew a preexisting agreement, the distributor must request the renewal in-writing thirty (30) days prior to the expiration date of the contract. The Company, at its own discretion, may then negotiate with the distributor for a renewal of the agreement.


         As of December 31, 2002, the Company has not yet recognized revenue associated with its VeriChip product. The Company plans to recognize revenue associated with the distributor rights, product sales and monitoring services in the future based upon the following policy:


         Distributor Rights Fees

         The nonrefundable portion of the upfront fee paid for exclusive distributor rights, if any, will be recognized over the initial term of the distributor agreement. The initial term will start with the first product sale under the agreement, not the contract period itself. The formula used to calculate this amount should be an amount equal to the percentage that each product order represents in relation to the minimum product order quantities required by the agreement. Until the amount of product returns can be reasonably estimated, no revenues will be recognized until the expiration of the period of time the distributor has to accept or reject the products as provided in its agreements.

         If the distributor materially breaches its agreement and this breach results in the loss of its exclusive distributor rights but not its non-exclusive distributor rights, the balance of the non-amortized upfront fees will continue to be recognized ratably over the remaining life of its agreement. The formula previously described will be used to recognize these remaining fees unless no orders are placed. If this is the case, then the recognition of revenue from the remaining portion of non-amortized fees will be delayed until the expiration of the contract term.

         If a contract breach results in the loss of all distributor rights and the only way to remain a distributor is to pay an additional substantial monetary penalty, then the remaining portion of the initial distributor fee will be recognized as revenue in the month in which the contract requirement is breached.

         Approximately $0.2 million of distributor fees were recorded as deferred revenue on our balance sheet at December 31, 2002, and included in accrued expenses.

                                                               -------------
                                                                   Page F-19

       APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
       Notes to Consolidated Financial Statements (Continued)


         Product Sales

         Revenue from the sale of products such as microchips and scanners will be recorded at gross with a separate display of cost of sales. Until the amount of returns can be reasonably estimated, we will not recognize revenues until after the products are shipped and title has transferred, provided that a purchase order has been received or a contract has been executed, there are no uncertainties regarding customer acceptance, the sales price is fixed and determinable, the period of time the distributor has to return the products as provided in its distributor agreement has expired and collectibility is reasonably assured. Once the amount of returns can be reasonably estimated, revenues (net of expected returns) will be recognized at the time of shipment and the passage of title, assuming there are no uncertainties regarding customer acceptance. If uncertainties regarding customer acceptance exist, revenue will not be recognized until such uncertainties are resolved. The period of time to accept or reject products is contract specific. This right of return privilege ranges from fifteen (15) to ninety (90) days. Statement of Financial Accounting Standards No. 48, Revenue Recognition When Right of Return Exists, precludes the recognition of revenue at the time of sale or passage of title unless the amount of returns can be reasonably estimated. The Company is currently unable to reasonably estimate the amount of returns because of the absence of historical precedence. The Company anticipates that it will take approximately one full year to accumulate enough historical data to reasonably estimate product returns. As a result, currently the Company will only recognize revenue from a product sale when the product return period has expired. Until that condition is met, revenue will not be recognized, and it will be recorded as deferred revenue. We had no deferred revenue associated with VeriChip product sales at December 31, 2002.

         Since the final use of the product is unknown at the time it is shipped to the distributor, and end users may choose from a number of non-proprietary monitoring services or choose none at all, and the monitoring services are not essential to the functionality of all chips, the Company does not anticipate bundling the revenue from the sale of chips with potential future revenues from a monitoring service.

         Monitoring Services

         Monitoring services (when offered) will be treated as a separate earnings process from product sales. Revenues from this service will be recognized on a straight-line basis over the term of the service agreement.

         DIGITAL ANGEL CORPORATION REVENUE RECOGNITION

         For product sales, Digital Angel Corporation recognizes revenue at the time product is shipped and title has transferred, provided that a purchase order has been received or a contract has been executed, there are no uncertainties regarding customer acceptance, the sales price is fixed and determinable and collectibility is deemed probable. If uncertainties regarding customer acceptance exists, revenue is recognized when such uncertainties are resolved. There are no significant post-contract support obligations at the time of revenue recognition. Digital Angel Corporation's accounting policy regarding vendor and post contract support obligations is based on the terms of the customers' contracts, billable upon occurrence of the post-sale support. Costs of goods sold are recorded as the related revenue is recognized. Digital Angel Corporation does not offer a warranty policy for services to customers. It is Digital Angel Corporation's policy to record contract losses in their entirety in the period in which such losses are foreseeable. For non-fixed fee jobs, revenue is recognized based on the actual direct labor hours in the job multiplied by the standard billing rate and adjusted to realizable value, if necessary. Revenues from contracts that provide services are recognized ratably over the term of the contract. Fixed fee revenues from contracts for services are recorded when earned and exclude reimbursable costs. Reimbursable costs incurred in performing such services are presented on a net basis and include transportation medical and communication costs. Other revenues are recognized at the time service or goods are provided.

         INFOTECH USA, INC. REVENUE RECOGNITION

         For product sales, InfoTech USA, Inc. recognizes revenue in accordance with the applicable product's shipping terms. InfoTech USA, Inc. has no obligation for warranties on new product sales. The manufacturer provides the warranty. For consulting and professional services, InfoTech USA, Inc. recognizes revenue based on the direct labor

                                                               -------------
                                                                   Page F-20

       APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
       Notes to Consolidated Financial Statements (Continued)


         hours incurred times the standard billing rate, adjusted to realizable value, if necessary. Revenues from sales contracts involving both products and consulting and other services are allocated to each element based on vendor specific objective evidence of fair value, regardless of any separate prices that may be stated in the contract. Vendor specific objective evidence of fair value is the price charged when the elements are sold separately. If an element is not yet being sold separately, the fair value is the price established by management having the relevant authority to do so. It is considered probable that the price established by management will not change before the separate introduction of the element.

         ALL OTHER


         For arrangements where the contract to deliver software require significant production, modification or customization of the software, revenue is recognized using the percentage of completion accounting in accordance with Statement of Position ("SOP") 97-2 and SOP 81-1. The service element of these contracts was essential to the functionality of other elements in the contract and could not be accounted for separately as allowed in SOP 97-2. The cost to complete and extent of progress towards completion of these contracts was reasonably ascertained based on the detailed tracking regarding labor hours expended in accordance with SOP 97-2 and SOP 81-1. Progress payments on the contracts were required and progress was measured using the efforts expended input measure as allowed in SOP 81-1. As of December 31, 2001, the Company had sold or closed the business that recognized revenue using the percentage of completion accounting as outlined above. The amount of revenue recognized using the percentage of completion method for 2001 and 2000 was $6.7 million and $8.8 million, respectively.


         STOCK-BASED COMPENSATION

         As permitted under SFAS No. 123, Accounting for Stock-based Compensation, the Company has elected to continue to follow the guidance of APB Opinion No. 25 (APB No. 25), Accounting for Stock Issued to Employees and Financial Accounting Standards Board Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation--an Interpretation of APB Opinion No. 25, in accounting for its stock-based employee compensation arrangements. Accordingly, no compensation cost is recognized for any of the Company's fixed stock options granted to employees when the exercise price of each option equals or exceeds the fair value of the underlying common stock as of the grant date for each stock option. When options are granted to officers and directors at a price less than the fair market value on the date of grant, compensation expense is calculated based on the difference between the exercise price and the fair market value on the date of grant, and the compensation expense is recognized over the vesting period of the options. If the options are fully vested, the expense is recognized immediately. Changes in the terms of stock option grants, such as extensions of the vesting period or changes in the exercise price, result in variable accounting in accordance with APB Opinion No. 25. Accordingly, compensation expense is measured in accordance with APB No. 25 and recognized over the vesting period. If the modified grant is fully vested, any additional compensation cost is recognized immediately. The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123.

         At December 31, 2002, the Company had four stock-based employee compensation plans, which are described more fully in Note 13 and the Company's subsidiaries had six stock-based employee compensation plans. As permitted under SFAS No. 148, Accounting for Stock-Based Compensation--Transition and Disclosure, which amended SFAS No. 123, Accounting for Stock-Based Compensation, the Company has elected to continue to follow the intrinsic value method in accounting for its stock-based employee compensation arrangement as defined by Accounting Principles Board Opinion ("APB") No. 25, Accounting for Stock Issued to Employees, and related interpretations including Financial Accounting Standards Board Interpretation No. 44, Accounting for Certain Transactions involving Stock Compensation, an interpretation of APB No. 25. The following table illustrates the effect on net loss and loss per share if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation for options granted under its plans as well as to the plans of its subsidiaries:

                                                               -------------
                                                                   Page F-21

       APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
       Notes to Consolidated Financial Statements (Continued)


                                                                 YEAR ENDED DECEMBER 31
                                                 -----------------------------------------------------
                                                      2002                2001                2000
                                                 -----------------------------------------------------
  Net loss available to common shareholders,
    as reported                                    $(112,485)          $(215,642)          $(116,190)
    Deduct: Total stock-based employee
    compensation expense determined under
    fair value-based method for all awards,
    net of related tax effects (1)                    (3,272)             (2,708)             (2,678)
                                                   ----------          ----------          ----------

  Pro forma net loss                               $(115,757)          $(218,350)          $(118,868)

  Loss per share:
    Basic and diluted--as reported                 $  ( 0.42)          $   (1.27)          $   (1.82)
                                                   ----------          ----------          ----------
    Basic and diluted--pro forma                   $   (0.43)          $   (1.28)          $   (1.86)
                                                   ----------          ----------          ----------

       (1) For 2002, amount includes $1.8 million of compensation expense associated with subsidiary options.


         The weighted average per share fair values of grants made in 2002, 2001 and 2000 for the Company's incentive plans were $0.19, $0.36 and $0.67, respectively. The fair values of the options granted were estimated on the grant date using the Black-Scholes option-pricing model based on the following weighted average assumptions:


                                       2002          2001        2000
                                    ----------     --------    --------
Estimated option life               5.5 years      5 years     5 years
Risk free interest rate                  2.89%        4.49%       4.98%
Expected volatility                     76.00%       68.75%      53.32%
Expected dividend yield                  0.00%        0.00%       0.00%


         RESEARCH AND DEVELOPMENT

         Research and development expense consists of personnel costs, supplies, other direct costs and indirect costs, primarily rent and other overhead, of developing new products and technologies and are charged to expense as incurred.


         NET LOSS ON CAPITAL TRANSACTIONS OF SUBSIDIARY AND LOSS
         ATTRIBUTABLE TO CHANGES IN MINORITY INTEREST AS A RESULT OF CAPITAL TRANSACTIONS OF SUBSIDIARY

         Gains where realizable and losses on issuance of shares of stock by a consolidated subsidiary, Digital Angel Corporation, are reflected in the consolidated statement of operations. The Company determined that such recognition of gains and losses on issuances of shares of stock by Digital Angel Corporation was appropriate since the shares issued to date were not sales of unissued shares in a public offering, the Company does not plan to reacquire the shares issued and the value of the proceeds could be objectively determined. During 2002, the Company recorded a net loss of $2.4 million comprised of a loss of approximately $5.1 million resulting from the exercise of 1.5 million pre-merger Digital Angel options (representing the difference between the carrying amount of the Company's pro-rata share of the investment in pre-merger Digital Angel and the exercise price of the options), a gain of approximately $4.7 million from the deemed sale of 22.85% of the Advanced Wireless Group, as a result of the merger with MAS, and a loss of $2.0 million on the issuances of 1.1 million shares of Digital Angel Corporation common stock resulting primarily from the exercise of stock options. The loss represents the difference between the carrying amount of the Company's pro-rata share of its investment in Digital Angel Corporation and the net proceeds from the issuances of the stock. In addition, during 2002, the Company recorded a loss of $2.0 million attributable to changes in its minority interest ownership of Digital Angel Corporation as a

                                                               -------------
                                                                   Page F-22

       APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
       Notes to Consolidated Financial Statements (Continued)


         result of the stock issuances. See Note 28. The merger is more fully described under the heading "Method of Accounting for Digital Angel Corporation" below.


         INCOME TAXES

         The Company accounts for income taxes under the asset and liability approach for the financial accounting and reporting for income taxes. Deferred taxes are recorded based upon the tax impact of items affecting financial reporting and tax filings in different periods. A valuation allowance is provided against net deferred tax assets where the Company determines realization is not currently judged to be more likely than not. Income taxes include U.S. and international taxes. The Company and its 80% or more owned U.S. subsidiaries file a consolidated federal income tax return.

         EARNINGS (LOSS) PER COMMON SHARE AND COMMON SHARE EQUIVALENT

         Income (loss) available to common stockholders has been adjusted to reflect preferred stock dividends and the accretion to the redemption value and beneficial conversion charge associated with the Series C redeemable preferred stock for the purpose of calculating earnings per share ("EPS"). Basic EPS is computed by dividing income (loss) available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS is computed giving effect to all dilutive potential common shares that were outstanding during the period. Dilutive potential common shares consist of incremental shares issuable upon exercise of stock options and warrants and conversion of preferred stock outstanding.

         COMPREHENSIVE INCOME (LOSS)

         The Company's comprehensive accumulated other (loss) income consists of foreign currency translation adjustments, and is reported in the consolidated statements of preferred stock, common stock and other stockholders' (deficit) equity.

         METHOD OF ACCOUNTING FOR DIGITAL ANGEL CORPORATION

         Effective March 27, 2002, the Company's 93% owned subsidiary, Digital Angel Corporation, which we refer to as pre-merger Digital Angel, merged with and into a wholly-owned subsidiary of a publicly traded company, Medical Advisory Systems, Inc. (MAS), and MAS changed its name to Digital Angel Corporation. Under the terms of the merger agreement, each issued and outstanding share of common stock of pre-merger Digital Angel (including each share issued upon exercise of options prior to the effective time of the merger) was cancelled and converted into the right to receive 0.9375 shares of MAS's common stock. The Company obtained 18.75 million shares of MAS common stock in the merger (representing approximately 61% of the shares then outstanding). Prior to the transaction, the Company owned 850,000 shares of MAS, or approximately 16.7%. On December 31, 2002, the Company owned 19.6 million shares, or approximately 73.91% of the shares outstanding. Also, pursuant to the merger agreement, the Company contributed to MAS all of its stock in Timely Technology Corp., a wholly-owned subsidiary, and Signature Industries, Limited, an 85% owned subsidiary. Pre-merger Digital Angel, Timely Technology Corp. and Signature Industries, Limited were collectively referred to as the Advanced Wireless Group (AWG). The merger has been treated as a reverse acquisition for accounting purposes, with the AWG treated as the accounting acquirer.

         The total purchase price of the transaction was $32.0 million, which was comprised of the $25.0 million fair market value of MAS stock outstanding not held by the Company immediately preceding the merger, the $3.4 million estimated fair market value of MAS options and warrants outstanding as well as the direct costs of the acquisition of $3.6 million. The transaction resulted in Digital Angel Corporation allocating approximately $28.3 million of the purchase price to goodwill.

         The consolidated financial statements included in the Company's Form 10-K for the year ended December 31, 2002 include the accounts of Digital Angel Corporation and reflect the outstanding voting stock not owned by the Digital Angel Share Trust (the "Digital Angel Trust") (as defined in Note 2) as a minority ownership interest in Digital Angel Corporation on the balance sheet as of December 31, 2002. Significant intercompany balances and

                                                               -------------
                                                                   Page F-23

       APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
       Notes to Consolidated Financial Statements (Continued)


         transactions have been eliminated in consolidation. Digital Angel Corporation is publicly traded on the American Stock Exchange under the symbol DOC, with a closing market price per share at December 31, 2002, and March 21, 2003, of $2.55 and $1.22, respectively.


         During 2002, the Company recorded a net loss on capital transactions of Digital Angel Corporation and losses attributable to charges in minority interest as a result of capital transactions of Digital Angel Corporation, as more fully described in Note 28.


         By operation of the Digital Angel Trust agreement, the Company's share of Digital Angel Corporation's net assets is effectively restricted. Although Digital Angel Corporation may pay dividends, the Company's access to this subsidiary's funds is restricted. The following condensed consolidating balance sheet data at December 31, 2002, shows, among other things, the Company's investment in Digital Angel Corporation. The following consolidating financial data provides supplementary information about the results of operations and cash flows for 2002.

                                         CONDENSED CONSOLIDATING BALANCE SHEET DATA
                                                     DECEMBER 31, 2002

                                                          APPLIED DIGITAL   DIGITAL ANGEL      CONSOLIDATION
                                                          SOLUTIONS, INC.    CORPORATION       ELIMINATIONS    CONSOLIDATED
                                                     -----------------------------------------------------------------------
                                                                                  (in thousands)
Current Assets
Cash and cash equivalents                                   $  5,604           $   214          $     --        $  5,818
Accounts receivable, net                                      12,422             4,126                --          16,548
Inventories                                                    1,464             4,945                --           6,409
Notes receivable                                               2,801                --                --           2,801
Other current assets                                           1,442             1,478                --           2,920
                                                     -----------------------------------------------------------------------
Total Current Assets                                          23,733            10,763                --          34,496
Property And Equipment, net                                    2,053             7,769                --           9,822
Notes Receivable, net                                            758                --                --             758
Goodwill, net                                                 20,366            47,452                --          67,818
Investment in Digital Angel Corporation                       40,656                --           (40,656)             --
Other Assets, net                                              2,525             1,814                --           4,339
                                                     -----------------------------------------------------------------------
Total Assets                                                $ 90,091           $67,798          $(40,656)       $117,233
                                                     =======================================================================

Current Liabilities
Notes payable and current maturities of long-
  term debt                                                 $ 81,063           $   816          $     --        $ 81,879
Accounts payable and accrued expenses                         31,209             7,846                --          39,055
Put accrual                                                      200                --                --             200
Intercompany (receivable) payable                               (462)              462                --              --
Net liabilities of Discontinued Operations                     9,368                --                --           9,368
                                                     -----------------------------------------------------------------------
Total Current Liabilities                                    121,378             9,124                --        $130,502
Long-Term Debt, Notes Payable and Other Liabilities            1,037             3,364                --           4,401
                                                     -----------------------------------------------------------------------
Total Liabilities                                            122,415            12,488                --         134,903
Minority Interest                                              3,768               298            14,356          18,422
Accumulated other comprehensive income (loss)                     31              (185)              185              31
Other stockholders' (deficit) equity                         (36,123)           55,197           (55,197)        (36,123)
                                                     -----------------------------------------------------------------------
Total Stockholders' (Deficit) Equity                         (36,092)           55,012           (55,012)        (36,092)
                                                     -----------------------------------------------------------------------
Total Liabilities and Stockholders'
  (Deficit) Equity                                          $ 90,091           $67,798          $(40,656)       $117,233
                                                     =======================================================================

                                                               -------------
                                                                   Page F-24

       APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
       Notes to Consolidated Financial Statements (Continued)


                                      CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS DATA
                                                  YEAR ENDED DECEMBER 31, 2002

                                                                     APPLIED
                                                                     DIGITAL        DIGITAL ANGEL     CONSOLIDATION
                                                                 SOLUTIONS, INC.     CORPORATION       ELIMINATIONS   CONSOLIDATED
                                                            -----------------------------------------------------------------------
                                                                                          (in thousands)

Product revenue                                                    $  50,060          $ 30,946          $    (70)      $  80,936
Service revenue                                                       15,979             2,685                --          18,664
                                                            -----------------------------------------------------------------------
  Total revenue                                                       66,039            33,631              ( 70)         99,600
Cost of products sold                                                 40,690            17,705                --          58,395
Cost of services sold                                                  7,107             2,216               --            9,323
                                                            -----------------------------------------------------------------------
  Total cost of products and services sold
    (exclusive of depreciation and amortization shown
    separately below)                                                 47,797            19,921                --          67,718
Selling, general and administrative expenses                          32,218            34,302               (70)         66,450
Intercompany management fees                                            (193)              193                --              --
Research and development                                               1,096             2,422                --           3,518
Asset impairment                                                       5,564            63,818                --          69,382
Depreciation and amortization                                          1,142             3,631                --           4,773
Gain on sale of subsidiaries and business assets                        (132)               --                --            (132)
Interest and other income                                             (1,755)             (601)               --          (2,356)
Interest expense                                                      17,221             2,109            (1,806)         17,524
                                                            -----------------------------------------------------------------------
Loss from continuing operations before taxes, minority
  interest, losses attributable to capital transactions
  of subsidiary and equity in net loss of affiliate                  (36,919)          (92,164)            1,806        (127,277)
Provision for income taxes                                               326                --                --             326
                                                            -----------------------------------------------------------------------
Loss from continuing operations before minority interest,
  losses attributable to capital transactions of
  subsidiary and equity in net loss of affiliate                     (37,245)          (92,164)            1,806        (127,603)
Minority interest                                                    (18,378)              (96)               --         (18,474)
Net loss on capital transactions of subsidiary                         2,437                --                --           2,437
Loss attributable to changes in minority interest as a
  result of capital transactions of subsidiary                         2,048                --                --           2,048
Equity in net loss of affiliate(1)                                    90,553               291           (90,553)            291
                                                             ----------------------------------------------------------------------
Loss from continuing operations                                    $(113,905)         $(92,359)         $ 92,359       $(113,905)
                                                             ======================================================================

       (1) Digital Angel Corporation's separate financial statements include a "push down" of $1.8 million of interest expense associated with the Company's obligation to IBM Credit. Thus the equity in net loss of affiliate on the Company's unconsolidated financial statements differs from Digital Angel Corporation's loss by the $1.8 million.


                                                               -------------
                                                                   Page F-25

       APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
       Notes to Consolidated Financial Statements (Continued)


                                       CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS DATA
                                                    YEAR ENDED DECEMBER 31, 2002

                                                                     APPLIED
                                                                     DIGITAL
                                                                    SOLUTIONS,   DIGITAL ANGEL    CONSOLIDATION
                                                                       INC.       CORPORATION      ELIMINATIONS     CONSOLIDATED
                                                                   ---------------------------------------------------------------
                                                                                           (in thousands)
Cash Flows From Operating Activities
   Net loss                                                         $(21,932)       $(92,359)        $ 1,806         $(112,485)
  Adjustment to reconcile net loss to net cash used in
    operating activities:

   Non-cash adjustments                                                5,229          87,875          (1,806)           91,298
   Net change in operating assets and liabilities                     15,412           1,754              --            17,166
   Net cash provided by discontinued operations                          116              --              --               116
                                                                   ---------------------------------------------------------------
Net Cash Used In Operating Activities                                 (1,175)         (2,730)             --            (3,905)
                                                                   ---------------------------------------------------------------
Cash Flows From Investing Activities
    Decrease in notes receivable                                       3,155              --              --             3,155
    Received from buyers of divested subsidiaries                      2,625              --              --             2,625
    (Increase) decrease in other assets                                 (105)            108              --                 3
    Proceeds from the sale of property and equipment                   3,535              --              --             3,535
    Proceeds from the sale of subsidiaries and business
      assets and investments                                             357           1,025              --             1,382
    Payment for property and equipment                                  (419)         (1,439)             --            (1,858)
    Investment in subsidiaries                                          (684)             --             684                --
    Payment for asset and business acquisitions                            0            (261)             --              (261)
    Net cash used in discontinued operations                            (507)             --              --              (507)
                                                                   ---------------------------------------------------------------
Net Cash Provided By (Used In) Investing Activities                    7,957            (567)            684             8,074
                                                                   ---------------------------------------------------------------

Cash Flows From Financing Activities
    Net amounts borrowed (paid) on notes payable and line
      of credit                                                         (569)         (4,209)             --            (4,778)
    (Payments on) proceeds from line of credit and long-term debt     (4,243)          5,530              --             1,287
    Payments on long-term debt                                        (1,379)            (43)             --            (1,422)
    Other financing costs                                               (875)             --              --              (875)
    Issuance of common shares                                          1,695             631            (631)            1,695
    Collection of notes receivable for shares issued                   1,156              --              --             1,156
    Stock issuance costs                                                (519)             --              --              (519)
    Subsidiary Issuance of Common Shares                                   0              --             631               631
    Intercompany transactions                                              0             684            (684)               --
                                                                   ---------------------------------------------------------------
Net Cash (Used In) Provided By Financing Activities                   (4,734)          2,593            (684)           (2,825)
                                                                   ---------------------------------------------------------------

Net Increase (Decrease) in Cash and Cash Equivalents                   2,048            (704)             --             1,344
Effect of exchange rates changes on cash and cash equivalents            456             322              --               778
Cash and Cash Equivalents- Beginning of Period                         3,100             596              --             3,696
                                                                   ---------------------------------------------------------------
Cash and Cash Equivalents- End of Period                            $  5,604        $    214         $    --         $   5,818
                                                                   ---------------------------------------------------------------




                                                               -------------
                                                                   Page F-26

       APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
       Notes to Consolidated Financial Statements (Continued)


         There are no restrictions on Digital Angel Corporation's ability to declare or pay dividends under the IBM Credit Agreement (defined in Note 2). All of the consolidated assets of the Company, exclusive of the assets of Digital Angel Corporation, are collateral under the IBM Credit Agreement. In addition, the shares of Digital Angel Corporation common stock held in the Digital Angel Trust (as defined in Note 2) also collateralize the amounts outstanding under the IBM Credit Agreement.

         IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

         In July 2001, the Financial Accounting Standards Board (FASB) issued FAS No. 141 Business Combinations and FAS No. 142 Goodwill and Other Intangible Assets. FAS 141 requires business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting, and broadens the criteria for recording intangible assets separate from goodwill. Recorded goodwill and intangibles will be evaluated against these new criteria and may result in certain intangibles being included in goodwill, or alternatively, amounts initially recorded as goodwill may be separately identified and recognized apart from goodwill. FAS 142 requires the use of a non-amortization approach to account for purchased goodwill and certain intangibles. Under a non-amortization approach, goodwill and certain intangibles will not be amortized into results of operations, but instead would be reviewed for impairment and written down and charged to results of operations only in the periods in which the recorded value of goodwill and certain intangibles is more than its fair value. The Company adopted the provisions of each statement, which apply to goodwill and certain intangibles acquired prior to June 30, 2001, on January 1, 2002. The adoption of these standards had the impact of reducing the Company's amortization of goodwill commencing January 1, 2002.

         In June 2001, the FASB issued SFAS 143, Accounting for Asset Retirement Obligations, which is effective for fiscal years beginning after June 15, 2002. SFAS 143 requires legal obligations associated with the retirement of long-lived assets to be recognized at their fair value at the time the obligations are incurred. Upon initial recognition of a liability, that cost should be capitalized as part of the related long-lived asset and allocated to expense over the useful life of the asset. The Company will adopt FAS 143 on January 1, 2003. Application of the new rules is not expected to have a significant impact on the Company's financial position and results of operations as it does not currently have any legal obligations associated with the retirement of long-lived assets or leased facilities.

         In August 2001, the FASB issued SFAS 144, Accounting for the Impairment of Disposal of Long-Lived Assets. This standard supersedes SFAS 121, Accounting for the Impairment of Long-Lived Assets to Be Disposed Of, and provides a single accounting model for long-lived assets to be disposed of. This standard significantly changes the criteria that would have to be met to classify an asset as held-for-sale. This distinction is important because assets to be disposed of are stated at the lower of their fair values or carrying amounts and depreciation is no longer recognized. The new rules will also supercede the provisions of APB Opinion 30, Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, with regard to reporting the effects of a disposal of a segment of a business and will require expected future operating losses from Discontinued Operations to be displayed in Discontinued Operations in the period in which the losses are incurred, rather than as of the measurement date as required by APB 30. This statement is effective for fiscal years beginning after December 15, 2001. The Company adopted this statement on January 1, 2002. The adoption of FAS 144 did not have a material impact on the Company's operations or financial position.

         In May 2002, the FASB issued SFAS 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections (FAS 145). FAS 145 eliminates Statement 4 (and Statement 64, as it amends Statement 4), which requires gains and losses from extinguishments of debt to be aggregated and, if material, classified as an extraordinary item, and thus, also the exception to applying Opinion 30 is eliminated as well. This statement is effective for years beginning after May 2002 for the provisions related to the rescission of Statements 4 and 64, and for all transactions entered into beginning May 2002 for the provision related to the amendment of Statement 13. The adoption of FAS 145 had the effect of reducing the Company's loss from continuing operations and eliminating an extraordinary gain as previously reported for the year ended December 31, 2001.

         In June 2002, the FASB issued Statement No. 146, Accounting for Costs Associated with Exit or Disposal



                                                               -------------
                                                                   Page F-27

       APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
       Notes to Consolidated Financial Statements (Continued)

         Activities. This statement requires recording costs associated with exit or disposal activities at their fair values when a liability has been incurred. Under previous guidance, certain exit costs were accrued upon management's commitment to an exit plan. Adoption of this Statement is required with the beginning of fiscal year 2003. The Company has not yet determined what impact the adoption of FAS 146 will have on its operations and financial position.

         In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation -- Transition and Disclosure an amendment of FASB Statement No. 123. This Statement amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation. It also amends the disclosure provisions of that Statement to require prominent disclosure about the effects on reported net income of an entity's accounting policy decisions with respect to stock-based employee compensation. Finally, this Statement amends APB Opinion No. 28, Interim Financial Reporting, to require disclosure about those effects in interim financial information. The Company intends to continue to account for stock-based compensation based on the provisions of APB Opinion No.
         25. SFAS 148's amendment of the transition and annual disclosure provisions of SFAS 123 are effective for fiscal years ending after December 15, 2002, and the disclosure requirements for interim financial statements are effective for interim periods beginning after December 15, 2002. The Company adopted the disclosure provisions of SFAS 148 on December 31, 2002.

         2. DEBT COVENANT COMPLIANCE AND LIQUIDITY AND GOING CONCERN CONSIDERATIONS

         The Company generated significant net losses during 2002, 2001 and 2000. As a result, the Company was not in compliance with certain financial covenants of its loan agreement as of December 31, 2002, 2001 and 2000. Accordingly, substantial doubt exists about the Company's ability to continue as a going concern. The Company's Second Restated Term and Revolving Credit Agreement with IBM Credit Corporation (IBM Credit) was amended and restated on October 17, 2000 and further amended on March 30, 2001, July 1, 2001, September 15, 2001, November 15, 2001, December 31, 2001, January 31, 2002
         and February 27, 2002. These amendments extended the due dates of principal and interest payments of $4.2 million and $2.9 million, respectively, until April 2, 2002.

         On March 1, 2002, the Company and Digital Angel Trust, a newly created Delaware business trust, entered into the Third Amended and Restated Term Credit Agreement (the IBM Credit Agreement) with IBM Credit, which became effective on March 27, 2002, the effective date of the merger between pre-merger Digital Angel and MAS. Upon completion of the merger, and in satisfaction of a condition to the consent to the merger by IBM Credit, the Company transferred to the Digital Angel Trust, which is controlled by an advisory board, all shares of Digital Angel Corporation common stock owned by it and, as a result, the Digital Angel Trust has legal title to approximately 73.91% of the Digital Angel Corporation common stock at December 31, 2002. The Digital Angel Trust has voting rights with respect to the Digital Angel Corporation common stock until the Company's obligations to IBM Credit are repaid in full. The Company retained beneficial ownership of the shares.

         The IBM Credit Agreement contained covenants relating to the Company's financial position and performance, as well as the financial position and performance of Digital Angel Corporation. On September 30, 2002, the Company entered into an amendment to the IBM Credit Agreement, which revised certain financial covenants relating to its financial performance and the financial position and performance of Digital Angel Corporation for the quarter ended September 30, 2002 and the fiscal year ending December 31, 2002. On November 1, 2002, the Company entered into another amendment to the IBM Credit Agreement, which further revised certain covenants relating to the financial performance of Digital Angel Corporation for the quarter ended September 30, 2002, and the fiscal year ending December 31, 2002. At September 30, 2002, the Company and Digital Angel Corporation were in compliance with the revised covenants under the IBM Credit Agreement. At June 30, 2002, the Company was not in compliance with our Minimum Cumulative Modified EBITDA debt covenant and with other provisions of the IBM Credit Agreement, and Digital Angel Corporation was not in compliance with its Minimum Cumulative Modified EBITDA and Current Assets to Current Liabilities debt covenants. On August 21, 2002, IBM Credit provided the Company with a waiver of such noncompliance. As consideration for the waiver, the Company issued to IBM Credit a five year-warrant to acquire 2.9 million shares of its common stock at $0.15 per share, valued at approximately $1.3 million, and a five year-warrant to purchase approximately 1.8 million shares of its wholly-


                                                               -------------
                                                                   Page F-28

       APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
       Notes to Consolidated Financial Statements (Continued)

         owned subsidiary, VeriChip Corporation's, common stock at $0.05 per share, valued at approximately $44 thousand. At December 31, 2002, the Company was not in compliance with the revised covenants under the IBM Credit Agreement. Digital Angel Corporation did not maintain compliance with certain financial covenants under its credit agreement with its lender, Wells Fargo Business Credit, Inc. (Wells Fargo). Wells Fargo provided Digital Angel Corporation with a waiver of non-compliance. IBM Credit did not provide a waiver.

         Under the terms of the IBM Credit Agreement, the Company was required to repay IBM Credit Corporation $29.8 million of the $77.2 million outstanding principal balance currently owed to them, plus $16.4 million of accrued interest and expenses (totaling approximately $46.2 million), on or before February 28, 2003. The Company did not make such payment by February 28, 2003. On March 3, 2003, IBM Credit notified the Company that it had until March 6, 2003, to make the payment. The Company did not make the payment on March 6, 2003, as required. The Company's failure to comply with the payment terms imposed by the IBM Credit Agreement and to maintain compliance with the financial performance covenant constitute events of default under the IBM Credit Agreement. On March 7, 2003, the Company received a letter from IBM Credit declaring the loan in default and indicating that IBM Credit would exercise any and/or all of its remedies.

         FORBEARANCE AGREEMENT

         On March 27, 2003, the Company announced that it had executed a forbearance agreement term sheet with IBM Credit. The forbearance agreement becomes effective on or about March 31, 2003. In turn, the Company has agreed to dismiss a lawsuit it had filed against IBM Credit and IBM Corporation in Palm Beach County, Florida on March 6, 2003.

         The payment provisions and purchase rights under the terms of the forbearance agreement term sheet are as follows:

             o the Tranche A Loan, consisting of $68.0 million plus accrued interest, must be repaid in full no later than September 30, 2003, provided that all but $3 million of the Tranche A Loan (the "Tranche A Deficiency Amount") will be deemed to be paid in full on such date if less than the full amount of the Tranche A Loan is repaid but all of the net cash proceeds of the Digital Angel Corporation shares held in the Digital Angel Trust are applied to the repayment of the Tranche A Loan. The Tranche A Deficiency Amount (if any) must be repaid no later than March 31, 2004; and

             o the Tranche B Loan, consisting of $9.2 million plus accrued interest, must be repaid in full no later than March 31, 2004. Effective March 25, 2003, the Tranche B Loan will bear interest at seven percent (7%) per annum.

         The Tranche A and B Loans may be purchased under the terms of the forbearance agreement term sheet by or on behalf of the Company as follows:

             o the loans and all the other obligations may be purchased on or before June 30, 2003, for $30 million in cash;

             o the loans and all the other obligations may be purchased on or before September 30, 2003, for $50 million in cash; and

             o the Tranche A Loan may be purchased on or before September 30, 2003, for $40 million in cash with an additional $10 million cash payment due on or before December 31, 2003.

         Payment of the specified amounts by the dates set forth herein will constitute complete satisfaction of any and all of the Company's obligations to IBM Credit under the IBM Credit Agreement, provided that there has not earlier occurred a "Termination Event," as defined.


                                                               -------------
                                                                   Page F-29

       APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
       Notes to Consolidated Financial Statements (Continued)


         In addition, the Company has agreed under the terms of the forbearance agreement term sheet that the Digital Angel Trust will immediately engage an investment bank to pursue the sale of the
         19.6 million shares of Digital Angel Corporation common stock that are currently held in the Digital Angel Trust. All proceeds from the sale of the Digital Angel Corporation common stock will be applied to the loans and other obligations to satisfy the Tranche A payment provisions as discussed above, in the event that the Company has not satisfied its purchase rights by September 30, 2003.

         The forbearance agreement term sheet also modifies other provisions of the IBM Credit Agreement, including but not limited to, the imposition of additional limitations on permitted expenditures.

         At the end of the forbearance period, the provisions of the forbearance agreement shall become of no force and effect. At that time, IBM Credit will be free to exercise and enforce, or to take steps to exercise and enforce, all rights, powers, privileges and remedies available to them under the IBM Credit Agreement, as a result of the payment and covenant defaults existing on March 24, 2003. If the Company is not successful in satisfying the payment obligations under the forbearance agreement or does not comply with the terms of the forbearance agreement or the IBM Credit Agreement, and IBM Credit were to enforce its rights against the collateral securing the obligations to IBM Credit, there would be substantial doubt that the Company would be able to continue operations in the normal course of business.

         The ability of the Company to continue as a going concern is predicated upon numerous issues including its ability to:

             o Raise the funds necessary to satisfy its obligations to IBM Credit;

             o Successfully implement its business plans, manage expenditures according to its budget, and generate positive cash flow from operations;

             o Realize positive cash flow with respect to its investment in Digital Angel Corporation;

             o  Develop an effective marketing and sales strategy;

             o Obtain the necessary approvals to expand the market for its VeriChip product; and


             o Complete the development of its second generation Digital Angel product.


         The Company is continually seeking operational efficiencies and synergies within each of its operating segments as well as evaluating acquisitions of businesses and customer bases which complement its operations. These strategic initiatives may include acquisitions, raising additional funds through debt or equity offerings, or the divesture of non-core business units that are not critical to the Company's long-term strategy or other restructurings or rationalization of existing operations. The Company will continue to review all alternatives to ensure maximum appreciation of our shareholder's investments. There can be no assurance, however, that any initiatives will be found, or if found, that they will be on terms favorable to the Company.

         3.  ACQUISITIONS AND DISPOSITIONS

         On February 27, 2001, the Company acquired 16.6% of the capital stock of MAS, a provider of medical assistance and technical products and services, in a transaction valued at approximately $8.3 million in consideration for 3.3 million shares of its common stock. The Company became the single largest stockholder and controlled two of the seven board seats. The Company accounted for this investment under the equity method of accounting. The excess of the purchase price over the net book value acquired was approximately $7.0 million and was being amortized on a straight-line basis over five years. Under FAS 142, which the Company adopted on January 1, 2002, the goodwill embedded in the Company's equity investment in MAS is no longer amortized. As a result of no longer amortizing this goodwill, the Company's 2002 net income increased by $1.2 million.


                                                               -------------
                                                                   Page F-30

       APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
       Notes to Consolidated Financial Statements (Continued)


         Effective March 27, 2002, the Company's 93% owned subsidiary, pre-merger Digital Angel, merged with MAS. As a result of the merger, the Company now owns approximately 73.91% of Digital Angel Corporation, as more fully discussed in Note 1.

         Unaudited pro forma results of operations for 2002 and 2001 are included below. Such pro forma information assumes that the merger of pre-merger Digital Angel and MAS had occurred as of January 1, 2001 (in thousands).

                                                                                  (UNAUDITED)           (UNAUDITED)
                                                                                   YEAR ENDED           YEAR ENDED
                                                                                  DECEMBER 31,         DECEMBER 31,
                                                                                      2002                 2001
                                                                                      ----                 ----
         Net operating revenue from continuing operations                          $100,486             $161,677
         Loss from continuing operations                                          $(114,595)           $(208,007)
         Loss available to common stockholders from continuing operations         $(114,595)           $(218,546)
         Loss per common share from continuing operations - basic and diluted        $(0.43)              $(1.29)

         DISPOSITIONS

         The gain (loss) on sale of subsidiaries and business assets was $0.1 million, $(6.1) million, and $0.5 million for the years ended December 31, 2002, 2001 and 2000, respectively. The loss on the sale of subsidiaries and business assets of $6.1 million for 2001 was due to sales of the business assets of our wholly-owned subsidiaries as follows: ADS Retail Inc., Signal Processors, Limited, ACT Wireless Corp. and our ATI Communications companies. In addition, the Company sold its 85% ownership interest in Atlantic Systems, Inc. Proceeds from the sales were $3.5 million and were used primarily to repay debt.

         EARNOUT AND PUT AGREEMENTS

         Certain acquisition agreements included additional consideration, generally payable in shares of the Company's common stock, contingent on profits of the acquired subsidiary. Upon earning this additional consideration, the value is recorded as additional goodwill. At December 31, 2002, there is one remaining earnout arrangement. Assuming the current expected profits are achieved, the Company is contingently liable for additional consideration of approximately $0.5 million and $0.5 million in 2003 and 2004, respectively, all of which would be payable in shares of the Company's common stock.

         In January 2001, the Company entered into an agreement with the minority shareholders of Intellesale to terminate all put rights and employment agreements that each shareholder had with or in respect of Intellesale. In exchange, the Company issued an aggregate of 6.6 million shares of the Company's common stock valued at $10.3 million. In addition, during the years ended December 31, 2002 and 2001, 13.6 million common shares valued at $6.6 million and 27.5 million common shares valued at $16.9 million, respectively, were issued to satisfy earnouts and to purchase minority interests.

         4.  INVENTORIES

                                                                      DECEMBER 31,
                                                                      ------------
                                                                  2002          2001
                                                                  ----          ----
                                                                     (in thousands)
         Raw materials                                           $1,725        $1,474
         Work in process                                          1,447           176
         Finished goods                                           4,659         6,226
                                                                 ------        ------
                                                                  7,831         7,876
         Less:  Allowance for excess and obsolescence             1,422         1,702
                                                                 ------        ------

                                                                 $6,409        $6,174
                                                                 ------        ------


                                                               -------------
                                                                   Page F-31

       APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
       Notes to Consolidated Financial Statements (Continued)



         5.  NOTES RECEIVABLE

                                                                                      DECEMBER 31,
                                                                                      ------------
                                                                                 2002               2001
                                                                             ------------------------------
                                                                                     (in thousands)
Due from purchaser of subsidiary, collateralized by pledge of rights to distributions from a joint venture of the purchaser and an unrelated entity, bears interest at the London Interbank Offered Rate plus 1.65%, payable in
quarterly installments of principal and interest totaling $332.                $ 1,023            $ 9,073

Due from purchaser of four subsidiaries, bears interest at 5%, interest payable quarterly, principal due October 2004. Allowance of $2,700 reflected
in allowance for bad debts in 2002 and 2001.                                     2,700              2,700

Due from purchaser of subsidiary, collateralized by pledge of investment securities, bears interest at prime, interest payable semi-annually, principal due November 2004. Allowance of $2,328 reflected in allowance for
bad debts in 2002 and 2001.                                                      2,328              2,328

Due from officers, directors and employees of the Company, unsecured, bear interest at varying interest rates, due on demand. Allowance of $200
reflected in allowance for bad debts in 2001.                                      677                784

Due from individuals and corporations, bearing interest at varying rates above prime, secured by business assets, personal guarantees, and securities, due various dates through July 2004. Allowance of $912 reflected
in allowance for bad debts in 2001.                                                858              1,851

Due from purchaser of divested subsidiary, collateralized by business assets, bears interest at 8%, payable in monthly installments of principal and interest of $10, balance due in February 2006. Allowance of $1,266
reflected in allowance for bad debts in 2002.                                    1,266              1,272

Due from purchaser of divested subsidiary, collateralized by personal guarantee and securities of the purchaser, bears interest at prime plus 1%, payable in monthly installments of interest only through March 2003, and then payable in monthly installments of principal and interest of $11
through December 2007.                                                             497                550

Due from purchaser of divested subsidiary, collateralized, bears interest at
5%, payable in monthly payments of interest, and annual payments of
principal through March 2005.                                                      478                 --

Other                                                                               26                 --

Due from purchaser of business assets, secured by maker's assets, bears interest at 8.7% and provides for monthly payments of principal and interest equal to 10% of the maker's net cash revenue for each preceding month, balance due October 2001. Allowance of $373 reflected in allowance for bad
debts in 2002 and 2001.                                                            373                373
------------------------------------------------------------------------------------------------------------
                                                                                10,226             18,931
Less:  Allowance for bad debts                                                   6,667             12,671
Less:  Current portion                                                           2,801              2,256
------------------------------------------------------------------------------------------------------------

                                                                               $   758            $ 4,004
============================================================================================================

         These notes receivable have been pledged as collateral under the Company's debt agreements. See Note 10.



                                                               -------------
                                                                   Page F-32

       APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
       Notes to Consolidated Financial Statements (Continued)



         6. OTHER CURRENT ASSETS

                                                             DECEMBER 31,
                                                             ------------
                                                         2002           2001
                                                      -------------------------
                                                            (in thousands)
  Deferred tax asset                                    $   13         $  171
  Prepaid expenses                                       2,787          3,336
  Income tax refund receivable                              --            806
  Other                                                    120            473
-------------------------------------------------------------------------------

                                                        $2,920         $4,786
===============================================================================


         7.  PROPERTY AND EQUIPMENT

                                                             DECEMBER 31,
                                                             ------------
                                                         2002           2001
                                                      -------------------------
                                                            (in thousands)
  Land                                                  $   611        $   956
  Building and leasehold improvements                     7,770          8,351
  Equipment                                              14,505         14,387
  Software                                                   94         10,001
-------------------------------------------------------------------------------
                                                         22,980         33,695
  Less: Accumulated depreciation                         13,158         13,510
-------------------------------------------------------------------------------

                                                        $ 9,822        $20,185
===============================================================================

         Included above are vehicles and equipment acquired under capital lease obligations in the amount of $1.0 million and $1.2 million at December 31, 2002 and 2001, respectively. Related accumulated depreciation amounted to $0.7 million at each of December 31, 2002 and 2001.

         Depreciation expense charged against income amounted to $4.1 million, $4.6 million and $2.1 million for the years ended December 31, 2002, 2001 and 2000, respectively. Accumulated depreciation related to disposals of property and equipment amounted to $4.0 million and $0.6 million in 2002 and 2001, respectively.


         During 2002, the Company recorded an impairment charge of $6.4 million to write-down certain software related to its Digital Angel Corporation segment. The write off related to an exclusive license to a digital encryption and distribution software system, which was on longer usable. The charge is included in the Consolidated Statements of Operations under the caption Asset Impairment.


                                                               -------------
                                                                   Page F-33

       APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
       Notes to Consolidated Financial Statements (Continued)


         8.  GOODWILL

         Goodwill consists of the excess of cost over fair value of net tangible and identifiable intangible assets of companies purchased. The Company applies the principles of SFAS 141, and uses the purchase method of accounting for acquisitions of wholly owned and majority owned subsidiaries.

                                                              DECEMBER 31,
                                                              ------------
                                                          2002           2001
                                                      --------------------------
Balance                                                 $123,221       $186,827
Acquisitions and earnout payments                         39,172             --
Less goodwill impairment                                 (62,185)       (63,606)
Accumulated amortization                                 (32,390)       (32,390)
--------------------------------------------------------------------------------

Carrying value                                          $ 67,818       $ 90,831
================================================================================


         Goodwill amortization expense, including in 2001 goodwill amortization associated with the Company's equity investment in MAS of $1.2 million, amounted to $22.5 million and $7.5 million for the years ended December 31, 2001 and 2000, respectively. Accumulated amortization of goodwill related to subsidiaries sold during 2001 and 2000 amounted to $0.1 million and $0.2 million, respectively.

         CHANGE IN METHOD OF ACCOUNTING FOR GOODWILL

         Effective January 1, 2002, the Company adopted SFAS 142. SFAS 142 requires that goodwill and certain intangibles no longer be amortized, but instead tested for impairment at least annually. The Company tests its goodwill and intangible assets for impairment as a part of its annual business planning cycle during the fourth quarter of each fiscal year or earlier depending on specific changes in conditions surrounding the business units.


         The adoption of SFAS 142 did not result in an impairment charge, however, the annual test performed by the Company during the fourth quarter of 2002 resulted in an impairment charge of $62.2 million associated with the Company's Digital Angel Corporation segment. This impairment charge is included in the consolidated statement of operations under the caption Asset Impairment. In the fourth quarter of 2002, the company tested goodwill at each reporting level unit. Goodwill was assigned to each applicable reporting unit as of the date of acquisition. The Company's reporting units are those businesses, which have goodwill, and for which discrete financial information is available and upon which segment management makes operating decisions.


         At December 31, 2002, the Company's reporting units consisted of the following:


             o  Advanced Technology segment's Computer Equity Corporation;
             o  Advanced Technology segment's P-Tech., Inc.;
             o  Advanced Technology segment's Pacific Decision Sciences;
             o  Digital Angel Corporation's Animal Application division;
             o  Digital Angel Corporation's Wireless and Monitoring division;
             o Digital Angel Corporation's GPS and Radio Communications division;
             o Digital Angel Corporation's Medical Systems division (consisting of the business operations of MAS, which was acquired on March 27, 2002); and

             o  InfoTech USA, Inc.


         The fair values of the Company's reporting units were estimated using the expected present value of future cash flows. Based upon these fair value tests, it was determined that certain goodwill was impaired. The impairment relates to the goodwill associated with Digital Angel Corporation's Medical Systems division resulting from the acquisition of MAS in March 2002, and to Digital Angel Corporation's Wireless and Monitoring division. As of December 31, 2002, Digital Angel Corporation's Wireless and Monitoring segment had not recorded any significant revenues from its Digital Angel product and the revenues associated with the Medical Systems business

                                                               -------------
                                                                   Page F-34

       APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
       Notes to Consolidated Financial Statements (Continued)


         had decreased. The impairment charge is more fully described in Notes 1 and 15. In addition, there can be no assurance that future goodwill impairment tests will not result in additional impairment charges.


         The following table presents the impact of SFAS 142 on net loss and net loss per share had the standard been in effect beginning January 1, 2000:

                                                              YEAR ENDED DECEMBER 31,

                                                               2001             2000
                                                            ---------        ---------
                                                                  (in thousands)
Net loss income available to common stockholders:
 Net loss available to common stockholders as reported      $(215,642)       $(116,190)
 Add back: Goodwill amortization                               21,312            9,415
 Add back: Equity method investment amortization                1,161               --
                                                            ---------        ---------
Adjusted net loss income                                    $(193,169)       $(106,775)
                                                            ---------        ---------

Loss per common share - basic
 Net loss per share - basic, as reported                    $   (1.27)       $   (1.82)
 Goodwill amortization                                           0.12             0.15
 Equity method investment amortization                           0.01               --
                                                            ---------        ---------
Adjusted net (loss) income - basic                          $   (1.14)       $   (1.67)
                                                            ---------        ---------

Loss per share - diluted
 Net loss per share - diluted, as reported                  $   (1.27)       $   (1.82)
 Goodwill amortization                                           0.12             0.15
 Equity method investment amortization                           0.01               --
                                                            ---------        ---------
Adjusted net loss per share - diluted                       $   (1.14)       $   (1.67)
                                                            ---------        ---------

         The Company had entered into various earnout arrangements with the selling shareholders of certain acquired subsidiaries. These arrangements provided for additional consideration to be paid in future years if certain earnings levels were met. As of December 31, 2002, the Company is obligated under one remaining earnout arrangement. Payments made under earnout arrangements are added to goodwill as earned.

         9.  OTHER ASSETS

                                                DECEMBER 31,
                                                ------------
                                               2002       2001
                                            --------------------
Proprietary software                         $ 2,636     $2,368
Loan acquisition costs                        10,569      3,746
Other assets                                   2,206      1,120
----------------------------------------------------------------
                                              15,411      7,234
Less:  Accumulated amortization               12,936      5,247
----------------------------------------------------------------
                                               2,475      1,987
Other investments                                202        771
Deferred tax asset                             1,223        996
Other                                            439        528
----------------------------------------------------------------

                                             $ 4,339     $4,282
================================================================

         Amortization of other assets charged against income amounted to $6.4 million, $1.8 million and $1.4 million for the years ended December 31, 2002, 2001 and 2000, respectively. Accumulated amortization of other assets related to subsidiaries sold during 2001 amounted to $3.5 million.

                                                               -------------
                                                                   Page F-35

       APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
       Notes to Consolidated Financial Statements (Continued)



         10.  NOTES PAYABLE AND LONG-TERM DEBT

         On May 25, 1999, the Company entered into a credit agreement with IBM Credit. The credit agreement was amended and restated on October 17, 2000, and further amended on March 30, 2001. Effective July 1, 2001, the Company and IBM Credit amended the credit agreement, extending until October 1, 2001, the payments due on July 1, 2001, which the Company was unable to pay. On September 15, 2001, November 15, 2001, December 31, 2001, January 31, 2002, and
         again on February 27, 2002, the Company and IBM Credit amended the credit agreement further extending the payments due under the agreement until April 2, 2002. On March 1, 2002, the Company entered into the IBM Credit Agreement, which became effective on March 27, 2002 as more fully discussed in Note 2.

         As part of the amendments and restatements to the agreements with IBM Credit as discussed above, the Company paid bank fees of $0.4 million and $0.3 million in March 2002 and April 2001, respectively, and in April 2001, the Company issued a five-year warrant to acquire
         2.9 million shares of common stock to IBM Credit valued at $1.9 million. In March 2002, the Company agreed to re-price these warrants. The re-priced warrants were valued at $1.0 million. In addition, as a result of the merger between pre-merger Digital Angel and MAS, warrants convertible into common stock of Digital Angel Corporation that were previously issued to IBM Credit were revalued using the Black Scholes method, resulting in additional deferred financing costs of $1.1 million. The bank fees and fair value of the warrants have been recorded as deferred financing fees and are being amortized over the life of the debt as interest expense. These deferred financing fees are being amortized through February 28, 2003, the maturity of the principal balance.

         At September 30, 2002, the Company and Digital Angel Corporation were in compliance with the revised covenants under the IBM Credit Agreement. At June 30, 2002, the Company was not in compliance with its Minimum Cumulative Modified EBITDA debt covenant and with other provisions of the IBM Credit Agreement, and Digital Angel Corporation was not in compliance with the Minimum Cumulative Modified EBITDA and Current Assets to Current Liabilities debt covenants. On August 21, 2002, IBM Credit provided the Company with a waiver of such noncompliance. As consideration for the waiver, the Company issued to IBM Credit a five year warrant to acquire 2.9 million shares of the Company's common stock at $0.15 per share, valued at approximately $1.3 million, and a five year-warrant to purchase approximately 1.8 million shares of the Company's wholly-owned subsidiary, VeriChip Corporation's common stock at $0.05 per share, valued at approximately $44 thousand. The fair value of the warrants has been recorded as interest expense in 2002.

         Amounts outstanding under the IBM Credit Agreement carried interest at an annual rate of 17% and matured on February 28, 2003, subject to extensions if certain portions of principal and interest payments were made. Under the terms of the IBM Credit Agreement, the Company was required to repay IBM Credit Corporation $29.8 million of the $77.2 million outstanding principal balance currently owed to them, plus $16.4 million of accrued interest and expenses (totaling approximately $46.2 million), on or before February 28, 2003. The Company did not make such payment by February 28, 2003. On March 3, 2003, IBM Credit notified the Company that it had until March 6, 2003, to make the payment. The Company did not make the payment on March 6, 2003, as required. The Company's failure to comply with the payment terms constitutes an event of default under the IBM Credit Agreement. On March 7, 2003, the Company received a letter from IBM Credit declaring the loan in default and indicating that IBM Credit would exercise any and/or all of its remedies. On March 27, 2003, the Company announced that it had agreed to the terms of a forbearance agreement with IBM Credit. The forbearance agreement, which becomes effective on or about March 31, 2003, allows for the forbearance of the obligations due under the IBM Credit Agreement, provides for more favorable loan repayment terms, reduces the Tranche B interest rate to 7% per annum and provides for purchase rights. The forbearance agreement is more fully described in Note 2.

                                                               -------------
                                                                   Page F-36

       APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
       Notes to Consolidated Financial Statements (Continued)



         The Company's covenants under the IBM Credit Agreement, as amended were as follows:

COVENANT                                                       COVENANT REQUIREMENT
--------                                                       --------------------

                                                 As of the following date not less than:

Current Assets to Current Liabilities       December 31, 2002                                    .11:1

Minimum Cumulative Modified EBITDA          December 31, 2002                              $(7,648,300)


         In addition, the IBM Credit Agreement contained covenants for Digital Angel Corporation, as follows:

COVENANT                                                       COVENANT REQUIREMENT
--------                                                       --------------------

                                                 As of the following date not less than:

Current Assets to Current Liabilities       December 31, 2002                                 1.09:1

Minimum Cumulative Modified EBITDA          December 31, 2002                               $732,000


         The Company did not meet the Minimum Cumulative Modified EBITDA covenant at December 31, 2002. IBM did not provide the Company of a waiver of the default -See Note 2.

         The IBM Credit Agreement also contains restrictions on the declaration and payment of dividends.

         Amounts outstanding under the IBM Credit Agreement are collateralized by a security interest in substantially all of the Company's assets, excluding the assets of the newly merged Digital Angel and MAS. The shares of the Company's subsidiaries, including the MAS common stock held in the Digital Angel Trust, also secure the amounts outstanding under the IBM Credit Agreement.

         See Note 2 for a discussion of the Company's violation of payment obligations and the violation of a financial covenant under the IBM Credit Agreement.

                                                               -------------
                                                                   Page F-37

       APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
       Notes to Consolidated Financial Statements (Continued)



         NOTES PAYABLE AND LONG-TERM DEBT CONSISTS OF THE FOLLOWING:

                                                                                              DECEMBER 31,
                                                                                              ------------
                                                                                        2002               2001
                                                                                     ------------------------------
                                                                                             (in thousands)
Term Loan - IBM Credit, collateralized by all domestic assets of the Company and a pledge of the stock of the Company's subsidiaries, bearing interest at
17% through February 28, 2003, due February 28, 2003; currently bearing
interest at 25%                                                                        $80,655            $    --

Revolving credit line - IBM Credit, collateralized by all domestic assets of the Company and a pledge of the stock of the Company's subsidiaries, bearing interest at the 30-day London Interbank Offered Rate plus 3.25% in 2001,
originally due in May 2002 and subsequently refinanced                                      --             61,060

Term Loan - IBM Credit, collateralized by all domestic assets of the Company and a pledge of the stock of the Company's subsidiaries, bearing interest at the 30-day London Interbank Offered Rate plus 4.0% in 2001, payable in quarterly principal installments of $1,041 plus interest, originally due in
May 2002 and subsequently refinanced                                                        --             21,495

Term loans, payable in monthly or quarterly installments, bearing interest
at rates ranging from 4% to 10%, due through April 2009                                                        77

                                                                                              DECEMBER 31,
                                                                                              ------------
                                                                                        2002               2001
                                                                                     ------------------------------
                                                                                             (in thousands)

INFOTECH USA, INC.
Mortgage notes payable, collateralized by land and building, payable in monthly installments of principal and interest totaling $15,000, bearing
interest at 7.16%, paid in full in March 2002                                               --                880

DIGITAL ANGEL CORPORATION
Mortgage notes payable, collateralized by land and buildings, payable in monthly installments of principal and interest totaling $30,000, bearing
interest at 8.18% in 2002, due through November 2010                                     2,419              2,465

Mortgage notes payable, collateralized by land and building, interest only payable monthly, principal amount of $910 due October 1, 2004, bearing
interest at 12% at December 31, 2002.                                                      910

Line of credit, collateralized by all Digital Angel Corporation assets,
interest payable monthly at prime plus 3%, due in October 2005(1)                          709                 --

Notes payable - other                                                                      299                 11

Capital lease obligations                                                                  233                434
-------------------------------------------------------------------------------------------------------------------
                                                                                        85,225             86,422
Less:  Current maturities                                                               81,879             83,836
-------------------------------------------------------------------------------------------------------------------

                                                                                       $ 3,346            $ 2,586
===================================================================================================================


                                                               -------------
                                                                   Page F-38



       APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
       Notes to Consolidated Financial Statements (Continued)



(1) The Digital Angel Corporation line of credit contains certain financial covenants, including a monthly minimum book net worth and monthly minimum earnings before taxes, and it limits Digital Angel Corporation's capital expenditures during 2002 and 2003. Any breach of the financial covenants by Digital Angel Corporation will constitute an event of default under the line of credit. As of December 31, 2002, Digital Angel Corporation was not in compliance with the minimum book net worth and monthly minimum earnings before taxes covenants. Digital Angel Corporation has obtained a waiver of these covenant violations from Wells Fargo.

         The scheduled payments due based on maturities of long-term debt and amounts subject to acceleration at December 31, 2002 are as follows:

                        YEAR                     AMOUNT
                        ----                     ------
                        2003                    $81,879
                        2004                      1,012
                        2005                         53
                        2006                         54
                        2007                         59
                     Thereafter                   2,168
                                              -----------
                                                $85,225
                                              ===========

         Interest expense on the long and short-term notes payable amounted to $17.5 million, $8.6 million, and $5.9 million for the years ended December 31, 2002, 2001 and 2000, respectively.

         The weighted average interest rate was 21% and 7.3% for the years ended December 31, 2002 and 2001, respectively.
         Certain of the Company's subsidiaries included in discontinued operations also have notes payable and long-term debt as follows:

                                                                                              DECEMBER 31,
                                                                                              ------------
                                                                                           2002           2001
                                                                                         ------------------------
Revolving credit line - IBM Credit, collateralized by all domestic assets of the Company and a pledge of the stock of the Company's subsidiaries, bearing interest at the base rate as announced by the Toronto-Dominion Bank of
Canada plus 1.17% in 2000, due in May 2002. Amounts paid in full upon sale
of the discontinued Canadian subsidiary in January 2002                                    $--           $3,373

Term Loan - IBM Credit, collateralized by all Canadian assets of the Company and a pledge of two-thirds of the stock of the Company's Ground Effects,
Ltd. subsidiary, bearing interest at the base rate as announced by the
Toronto-Dominion Bank of Canada plus 1.17% in 2000, payable in quarterly principal installments of $113 plus interest, due in May 2002. Amounts paid
in full upon sale of the discontinued Canadian subsidiary in January 2002                   --            1,570

Term loans, other                                                                           --               59

Capital lease obligations                                                                   26               38
-----------------------------------------------------------------------------------------------------------------
                                                                                            26            5,040
Less:  Current maturities                                                                   26            5,040
-----------------------------------------------------------------------------------------------------------------

                                                                                           $--           $   --
=================================================================================================================


                                                               -------------
                                                                   Page F-39

       APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
       Notes to Consolidated Financial Statements (Continued)



         The obligations to IBM Credit noted above, were repaid in connection with the sale of Ground Effects, Ltd, which was sold on January 31, 2002.

         11.  FAIR VALUE OF FINANCIAL INSTRUMENTS

         CASH AND CASH EQUIVALENTS

         The carrying amount approximates fair value because of the short maturity of those instruments.

         NOTES RECEIVABLE

         The carrying value of the notes, net of the allowance for doubtful accounts, approximate fair value because either the interest rates of the notes approximate the current rate that the Company could receive on a similar note, or because of the short-term nature of the notes.

         NOTES PAYABLE

         The carrying amount approximates fair value because of the short-term nature of the notes and the current rates approximate market rates.

         LONG-TERM DEBT

         Due to the current default and resulting Forbearance Agreement with respect to the IBM debt, it is not practicable to determine the fair value of the Company's Long-Term Debt.

         ACCOUNTS PAYABLE AND ACCRUED EXPENSES

         The carrying amount approximates fair value.

         12.  REDEEMABLE PREFERRED SHARES - SERIES C

         On October 26, 2000, the Company issued 26,000 shares of Series C convertible preferred stock to a select group of institutional investors in a private placement. The stated value of the preferred stock was $1,000 per share, or an aggregate of $26.0 million, and the purchase price of the preferred stock and the related warrants and options was an aggregate of $20.0 million. The preferred stock was convertible into shares of the Company's common stock at various conversion rates.

         The proceeds upon issuance were allocated to the preferred stock, the detachable warrants and the option based upon their relative fair values. The value assigned to the warrants and option increased the discount on preferred stock, as follows (in thousands):


Face value of preferred stock                           $26,000
Discount on preferred stock                              (6,000)
Preferred stock issuance costs                             (944)
                                                        -------
-----------------------------------------------------------------

Net proceeds                                            $19,056
                                                        =======

Relative fair value of warrants                         $   627
Relative fair value of option                             5,180
Relative fair value of preferred shares                  13,249
                                                        -------
Total                                                   $19,056
                                                        =======


                                                               -------------
                                                                   Page F-40

       APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
       Notes to Consolidated Financial Statements (Continued)


         The beneficial conversion feature was calculated as the difference between the most beneficial conversion price and the fair value of the Company's common stock, multiplied by the number of shares into which the preferred stock was convertible in accordance with EITF 98-5 and 00-27. For the year ended December 31, 2001, the beneficial conversion feature (BCF) associated with the Company's preferred stock charged to earnings per share was $9.4 million. The Company has cumulatively recorded a charge to earnings per share of $13.2 million since the issuance of the preferred stock. As of June 30, 2001, the BCF was fully accreted. As of December 31, 2001, all of the preferred shares have been converted into shares of the Company's common stock.

         The BCF was recorded as a reduction in the value assigned to the preferred stock and an increase in additional paid-in capital. The Company recorded the accretion of the BCF over the period from the date of issuance to the earliest beneficial conversion date available through equity, reducing the income available to common stockholders and earnings per share.


         The holders of the preferred stock also received 0.8 million warrants to purchase up to 0.8 million shares of the Company's common stock. The warrants expire in October 2005. At December 31, 2002, the exercise price was $4.66 per share, subject to adjustment for various events, including the issuance of shares of common stock, or options or other rights to acquire common stock, at an issuance price lower than the exercise price under the warrants. The exercise price may be paid in cash, in shares of common stock or by surrendering warrants. The warrants were valued using the Black-Scholes valuation model. See Note 13 for the valuation and related assumptions.


         OPTION TO ACQUIRE ADDITIONAL PREFERRED STOCK

         The investors had the option to purchase up to an additional $26.0 million in stated value of Series C convertible preferred stock and warrants with an initial conversion price of $5.00 per share, for an aggregate purchase price of $20.0 million, at any time up to ten months following the effective date of the Company's registration statement relating to the common stock issuable on conversion of the initial series of the preferred stock. The additional preferred stock would have had the same preferences, qualifications and rights as the initial preferred stock. The fair value of the option was estimated using the Black-Scholes option-pricing model with the following assumptions: dividend yield of 0%, expected volatility of .40% and a risk free interest rate of 5.5%. The investors elected not to exercise the option and it expired on February 24, 2002. Upon expiration, the value of the option was reclassified to Additional Paid-in-Capital.

         13.  PREFERRED STOCK, COMMON STOCK AND OTHER STOCKHOLDERS' EQUITY

         PREFERRED SHARES

         The Company has authorized 5 million shares of preferred stock, $10.00 par value, to be issued from time to time on such terms as are specified by the board of directors. At December 31, 2002, no preferred shares were issued or outstanding.

         WARRANTS

         The Company has issued warrants convertible into shares of common stock for consideration, as follows (in thousands, except exercise price):


                                                               -------------
                                                                   Page F-41

       APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
       Notes to Consolidated Financial Statements (Continued)


                                                              BALANCE
CLASS OF                                                    DECEMBER 31,   EXERCISE        DATE OF          EXERCISABLE
WARRANTS        AUTHORIZED  ISSUED  EXERCISED   EXPIRED         2002         PRICE          ISSUE             PERIOD
--------        ----------  ------  ---------   -------         ----         -----          -----             ------
Class P             520        520      480        40             --         3.00       September 1997    5 years
Class S             600        600      223                      377         2.00       April 1998        5 years
Class U             250        250       --                      250         8.38       November 1998     5 years
Class V             828        828      429       399             --      .67 -3.32     September 2000    Up to 2.2 years
Class W             800        800       --        --            800         4.66       October 2000      5 years
Class X           2,895      2,895       --        --          2,895         0.15       April 2001        5 years
Class Y           2,895      2,895       --        --          2,895         0.15       August 2002       5 years
                  -----      -----    -----       ---          -----
                  8,788      8,788    1,132       439          7,217
                  -----      -----    -----       ---          -----

         Warrants in classes P through U were issued at the then-current market value of the common stock in consideration for investment banking services provided to the Company.

         Class V warrants were issued in connection with the merger of the Company's wholly owned subsidiary, Digital Angel.net, Inc. into Destron Fearing. These warrants were valued at $1.7 million and included as part of the initial purchase price.

         Class W warrants were issued in connection with the Series C preferred stock issuance. These warrants were valued at $0.6 million, and were recorded as a discount on the preferred stock at issuance.

         Class X warrants were issued to IBM Credit Corporation in connection with an "Acknowledgement, Waiver and Amendment No. 1 to the Second Amended and Restated Term and Revolving Credit Agreement" with IBM Credit. The warrants were valued at $1.9 million. The fair value of the warrants was reflected as deferred financing fees and was amortized as interest expense. Under the terms of the IBM Credit Agreement, which became effective on March 27, 2002, these warrants were re-priced from an exercise price of $1.25 per share to an exercise price of $0.15 per share. The re-priced warrants were valued at $1.0 million.

         Class Y warrants were issued to IBM Credit Corporation in connection with the IBM Credit Agreement. The warrants were valued at $1.3 million. The fair value of the warrants was reflected as deferred financing fees and is being amortized as interest expense.

         The valuation of warrants utilized the following assumptions in the Black-Scholes model:

WARRANT SERIES        DIVIDEND YIELD        VOLATILITY       EXPECTED LIVES (YRS.)         RISK FREE RATES
--------------        --------------        ----------       ---------------------         ---------------
P                           0%                44.03%                 1.69                        8.5%

S & U                       0%                43.69%                 1.69                        8.5%

V                           0%                43.41%                 0.10                        6.4%

W                           0%                43.41%                 1.69                        6.4%

X (initial grant)           0%                53.32%                 5.0                         4.6%

X (re-pricing)              0%                68.75%                 4.0                         4.4%

Y                           0%                68.75%                 5.0                         3.3%

         STOCK OPTION PLANS

         During 1996, the Company adopted a nonqualified stock option plan (the Option Plan). During 2000, the Company adopted a nonqualified Flexible Stock Plan (the Flexible Plan). With the 2000 acquisition of Destron Fearing, the Company acquired two additional stock option plans, an Employee Stock Option Plan and Nonemployee Director Stock Option Plan. The names of the plans were changed to Digital Angel.net Inc. Stock Option Plan (the Employee Plan) and the Digital Angel.net Inc. Nonemployee Director Stock Option Plan (the Director Plan).


                                                               -------------
                                                                   Page F-42

       APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
       Notes to Consolidated Financial Statements (Continued)


         Under the Option Plan, options for 10 million common shares were authorized for issuance to certain officers and employees of the Company as of December 31, 2002, of which 9.8 million have been issued through December 31, 2002. The options may not be exercised until one to three years after the options have been granted, and are exercisable for a period of five years.


         Under the Flexible Plan, the number of shares which may be issued or sold, or for which options, Stock Appreciation Rights (SARs) or Performance Shares may be granted to certain officers and employees of the Company is 36.0 million as of December 31, 2002, of which
         35.9 million options have been issued through December 31, 2002. To date, the Company has not granted SARs under the Flexible Plan. Some of the options may not be exercised until one to three years after the options have been granted, and are exercisable over a period of five years.


         Under the Employee Plan, the Plan authorized the grant of options to the employees to purchase 1.6 million shares of common stock as of December 31, 2002, of which 1.4 million options have been issued through December 31, 2002. The Plan provides for the grant of incentive stock options, as defined in the Internal Revenue Code, and non-incentive options. The Plan has been discontinued with respect to any future grant of options.

         Under the Director Plan, the Plan authorized the grant of options to the nonemployee directors to purchase shares of common stock. As of December 31, 2002, 0.5 million options have been granted of which 0.3 million options have been issued through December 31, 2002. The Plan has been discontinued with respect to any future grant of options.

         A summary of stock option activity for 2002, 2001 and 2000 is as follows (in thousands, except weighted average exercise price):

                                               2002                  2001                   2000
                                       --------------------   --------------------   --------------------

                                                  WEIGHTED-              WEIGHTED-              WEIGHTED-
                                       NUMBER      AVERAGE    NUMBER     AVERAGE     NUMBER      AVERAGE
                                         OF       EXERCISE      OF       EXERCISE      OF        EXERCISE
                                       OPTIONS     PRICE      OPTIONS     PRICE      OPTIONS      PRICE
                                       -------    --------    -------    ---------   -------    ---------

        Outstanding on January 1       30,230     $  0.76     22,457     $  2.87     12,172      $ 3.01
        Granted                        10,126         .32     12,287         .33     13,725        2.76
        Exercised                      (6,290)        .23     (2,369)        .15     (3,257)       2.89
        Forfeited                         (27)       1.09     (2,145)        .88       (183)       3.28
                                       ------     -------     ------     -------     ------      ------
        Outstanding on December 31     34,039        0.71     30,230         .76(1)  22,457        2.87
                                       ------     -------     ------     -------     ------      ------

        Exercisable on December 31     23,721        0.87     19,999         .99(1)  11,821        2.87
                                       ------     -------     ------     -------     ------      ------

        Shares available on
          December 31 for options
          that may be granted             283                  2,043                 12,878
                                       ------                 ------                 ------

--------
(1) Options to acquire 19.3 million shares of the Company's common stock were re-priced during 2001.
    See Note 14.


         The Company incurred approximately $0.7 million and $5.3 million of non-cash compensation expense during 2002 and 2001, respectively, due primarily to re-pricing 19.3 million stock options during 2001. The re-priced options had original exercise prices ranging from $0.69 to $6.34 per share and were modified to change the exercise price to $0.15 per share. Due to the modification, these options are being accounted for as variable options under APB Opinion No. 25 and, accordingly, fluctuations in the Company's common stock price result in increases and decreases of non-cash compensation expense until the options are exercised, forfeited or expire. This non-cash charge is reflected in the condensed consolidated statement of operations in selling, general and administrative expenses. In addition, on September 24, 2001, the company issued 3.9 million options to employees and directors with exercise prices of $0.15 per share, or $0.02 per share less than the fair market value of the underlying common stock on the date of grant. In accordance with APB Opinion No. 25, the Company recognized compensation expense of $0.1 million associated with these options. The compensation expense was amortized over the vesting period of the options. During 2000, a de minimus amount of compensation expense was recorded related to options granted to several employees at a 15% discount to the fair market value on the date of grant.

                                                               -------------
                                                                   Page F-43

       APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
       Notes to Consolidated Financial Statements (Continued)


         The following table summarizes information about stock options at December 31, 2002 (in thousands, except weighted average exercise price):

                                    OUTSTANDING STOCK OPTIONS                  EXERCISABLE STOCK OPTIONS
                            ------------------------------------------         -------------------------
                                            WEIGHTED-
                                             AVERAGE         WEIGHTED-                         WEIGHTED-
                                            REMAINING         AVERAGE                           AVERAGE
      RANGE OF                             CONTRACTUAL       EXERCISE                          EXERCISE
   EXERCISE PRICES          SHARES            LIFE             PRICE           SHARES            PRICE
   ---------------          ------            ----             -----           ------            -----
   $0.01 to $1.00           27,100            4.20             $0.24           16,986            $0.20
   $1.01 to $2.00            1,614            4.00              1.47            1,505             1.49
   $2.01 to $3.00            4,037            2.90              2.51            4,037             2.51
   $3.01 to $4.00              791            2.60              3.53              700             3.56
   $4.01 to $5.00              307            2.20              4.45              306             4.45
   $5.01 to $8.00              190            2.50              5.59              187             5.56
                           -------                             -----          -------            -----
   $0.01 to $8.00           34,039                             $0.71           23,721            $0.87
                           -------                             -----          -------            -----


         The number of options granted for the year ended December 31, 2000 includes 1,903 stock options acquired in conjunction with the Destron Fearing acquisition.

         In addition to the above options, certain wholly-owned subsidiaries of the Company have issued options to various employees, officers and directors. Information pertaining to options granted by Digital Angel Corporation is as follows: During 1999, Digital Angel Corporation adopted a non-qualified stock option plan (the "Stock Option Plan"). In connection with the merger with MAS, Digital Angel Corporation assumed the options granted under the Stock Option Plan under its Amended and Restated Digital Angel Corporation Transition Stock Option Plan ("DAC Stock Option Plan"). As amended, the DAC Stock Option Plan provides 11,195,000 shares of common stock for which options may be granted. As of December 31, 2002, options to purchase 7,816,000 shares were outstanding and 2,137,000 shares were available for the grant of options under the DAC Stock Option Plan. The options vest as determined by Digital Angel Corporation's Board of Directors and are exercisable for a period of no more than ten years.

         Under MAS's nonqualified stock option plan (the "MAS Stock Option Plan") options may be granted at or below the fair market value of the stock and have five and 10 year lives. Options granted to certain individuals vest ratably over three years. As of December 31, 2002, options to purchase 1,150,000 shares were outstanding and 233,000 shares were available for the grant of options under the plan. The MAS Stock Option Plan provides for 1,650,000 shares of common stock for which options may be granted.

                                                               -------------
                                                                   Page F-44

       APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
       Notes to Consolidated Financial Statements (Continued)


         A summary of stock option activity for the aforementioned plans for 2002 is as follows (in thousands, except weighted average exercise price data):

                                                     2002
                                         ---------------------------
                                                           WEIGHTED-
                                                            AVERAGE
                                                           EXERCISE
                                          SHARES            PRICE
                                         ---------        ----------
Outstanding on January 1                    5,148           $ 0.44

Granted                                     3,910             3.39

Assumed in MAS Acquisition                  1,211             4.23

Exercised                                  (2,452)            0.25

Forfeited                                      (1)           10.00
                                         ---------

Outstanding on December 31                  7,816             2.56
                                         ---------

Exercisable on December 31                  3,893             1.70
                                         =========

Shares available for grant on
  December 31                               2,370               --
                                         =========

         The following table summarizes information about the Digital Angel Corporation's stock options at December 31, 2002 (in thousands, except weighted average exercise price data):

                                      OUTSTANDING STOCK OPTIONS                 EXERCISABLE STOCK
                                  ---------------------------------        ---------------------------
                                             WEIGHTED
                                              AVERAGE      WEIGHTED                           WEIGHTED
                                             REMAINING     AVERAGE                            AVERAGE
                                            CONTRACTUAL    EXERCISE                           EXERCISE
RANGE OF EXERCISE                 SHARES       LIFE         PRICE          SHARES              PRICE
$0.01 to $2.00                     2,898       7.31        $ 0.60          2,898               $ 0.60
$2.01 to $4.00                     4,214       9.40          3.43            304                 3.90
$4.01 to $6.00                       550       8.11          4.15            550                 4.15
$6.01 to $8.00                        --         --            --             --                   --
$8.00 to $10.00                      154       7.31         10.00            141                10.00
                                  ------                   ------          -----               ------
                                   7,816       8.49        $ 2.56          3,893               $ 1.70
                                  ======                   ======          =====               ======


         Information pertaining to options granted by the Company's subsidiary, InfoTech USA, Inc., is as follows: In February 1998, InfoTech USA, Inc.'s shareholders approved a stock option plan (the "InfoTech 1998 Plan"), as amended. Under the InfoTech 1998 Plan, 1,000,000 shares of InfoTech USA, Inc.'s common stock are reserved for issuance upon the exercise of options designated as either incentive stock options or non-qualified stock options. The InfoTech 1998 Plan will terminate in February 2008. During 2000, options for the purchase of 110,000 shares of InfoTech USA, Inc.'s common stock were granted to investment bankers, directors and employees of InfoTech USA, Inc. with immediate vesting. All other options granted prior to 2000 vest over a four-year period following the date of grant. All options granted under the InfoTech 1998 Plan expire five years from the date of grant. As of December 31, 2002, 733,000 options have been issued under the InfoTech 1998 Plan and 295,000 options remain outstanding.

         In March 2001, the shareholders of InfoTech USA, Inc. approved the InfoTech USA, Inc. 2001 Flexible Stock Plan (the "InfoTech 2001 Plan"). Under the InfoTech 2001 Plan, the number of shares which may be issued, or for which options, SARs or performance shares may be granted to certain directors, officers and employees of InfoTech USA,


                                                               -------------
                                                                   Page F-45

         Inc. is 2,500,000 per year, plus an annual increase, effective as of the first day of each calendar year, commencing with 2002, equal to 25% of the number of InfoTech USA, Inc.'s outstanding shares as of the first day of such calendar year, but in no event more than 10,000,000 shares in the aggregate. To date, 3,825,000 stock options have been issued under the InfoTech 2001 Plan, and they all remained outstanding as of December 31, 2002. No SARs have been granted as of December 31, 2002. The options may not be exercised until one year after the options have been granted, and are exercisable over a period of ten years.

         Information pertaining to options granted by VeriChip Corporation is as follows: In February 2002, the Board of Directors of VeriChip Corporation approved the VeriChip Corporation 2002 Flexible Stock Plan (the "VeriChip 2002 Plan"). Under the VeriChip 2002 Plan, the number of shares for which options, SARs or performance shares may be granted to certain directors, officers and employees is 8,000,000. As of December 31, 2002, 6,906,000 options have been granted to directors, officers and employees under the plan, with vesting ranging from one to two years from the date of grant. All of the options expire ten years from the vesting date. As of December 31, 2002, no SARs have been granted under the VeriChip 2002 Plan.

         The Company's subsidiary, Thermo Life Corporation also has a stock option plan. As of December 31, 2002, no options or other awards have been granted under this plan.

         All options granted under the stock option plans of the Company's subsidiaries have been issued at fair market value on the date of grant.

         QUALIFIED EMPLOYEE STOCK PURCHASE PLAN

         During 1999, the Company adopted a non-compensatory, qualified Employee Stock Purchase Plan (the Stock Purchase Plan). Under the Stock Purchase Plan, options are granted at an exercise price of the lesser of 85% of the fair market value on the date of grant or 85% of the fair market value on the exercise date. Under the Stock Purchase Plan, options for 9.0 million common shares were authorized for issuance to substantially all full-time employees of the Company, of which 2.1 million shares have been issued and exercised through December 31, 2002. Each participant's options to purchase shares will be automatically exercised for the participant on the exercise dates determined by the board of directors.

         14. NON-CASH COMPENSATION EXPENSE ASSOCIATED WITH OPTIONS AND NOTES RECEIVABLE FOR STOCK ISSUANCES

         Pursuant to the terms of the pre-merger Digital Angel and MAS merger agreement, effective March 27, 2002, options to acquire shares of pre-merger Digital Angel common stock were converted into options to acquire shares of MAS common stock. The transaction resulted in a new measurement date for the options and, as a result, the Company recorded a non-cash compensation expense of approximately $18.7 million on March 27, 2002. This charge is included in the condensed consolidated statement of operations in selling, general and administrative expenses.

         In addition, the Company incurred approximately $0.7 million and $5.3 million of non-cash compensation expense during 2002 and 2001, respectively, due primarily to re-pricing 19.3 million stock options during 2001. The re-priced options had original exercise prices ranging from $0.69 to $6.34 per share and were modified to change the exercise price to $0.15 per share. Due to the modification, these options are being accounted for as variable options under APB Opinion No. 25 and, accordingly, fluctuations in the Company's common stock price result in increases and decreases of non-cash compensation expense until the options are exercised, forfeited or expired. This non-cash charge is reflected in the condensed consolidated statement of operations in selling, general and administrative expenses.

         During 2002, the Company incurred approximately $4.1 million for charges to increase valuation reserves associated with the uncollectibility of notes receivable for stock issuances of which $3.8 million related to notes receivable for stock issuances to directors and officers is held in escrow by the Company.


                                                               -------------
                                                                   Page F-46

       APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
       Notes to Consolidated Financial Statements (Continued)


         15.   ASSET IMPAIRMENT

         Asset impairment during the years ended December 31, 2002, 2001 and 2000 was:

                                                  2002         2001         2000
                                                  ----         ----         ----
                                                      (AMOUNTS IN THOUSANDS)

Goodwill:

  Advanced Technology                           $    --      $30,453       $   --
  Digital Angel Corporation                      62,185          726           --
  All Other                                          --       32,427          818
-----------------------------------------------------------------------------------
      Total goodwill                             62,185       63,606          818
  Property and equipment                          6,860        2,372           --
  Investment in ATEC and Burling stock               --           --        5,565
  Software and other                                337        5,741           --
-----------------------------------------------------------------------------------
                                                $69,382      $71,719       $6,383
===================================================================================


         As of December 31, 2002, the net book value of the Company's goodwill was $67.8 million. There was no impairment of goodwill upon the adoption of FAS 142 on January 1, 2002. However, based upon the Company's annual review for impairment during the fourth quarter of 2002, the Company recorded an impairment charge of $62.2 million associated with its Digital Angel Corporation segment.

         Methodology for Assigning Goodwill to Reporting Units:

         In accordance with FAS 142, upon adoption, the Company was required to allocate goodwill to our various reporting units. At January 1, 2002, our reporting units consisted of the following (the Company's reporting units listed below are those businesses, which have goodwill and for which discrete financial information is available and upon which segment management makes operating decisions):

         *  Advanced Technology segment's Computer Equity Corporation;
         *  Advanced Technology segment's P-Tech., Inc.;
         *  Advanced Technology segment's Pacific Decision Sciences;
         * Pre-merger Digital Angel Corporation's Animal Applications division;
         * Pre-merger Digital Angel Corporation's Wireless and Monitoring division;
         * Pre-merger Digital Angel Corporation's GPS and Radio Communications division; and
         *  InfoTech USA, Inc.

         The goodwill assigned to the Company's reporting units was based on the goodwill resulting from our acquisition of the reporting unit, with the goodwill attributable to the merger of Destron Fearing Corporation, which was a publicly held company trading on the Nasdaq (Destron), and Digital Angel.net Inc. (DA.net) allocated between the Animal Applications and the Wireless and Monitoring reporting units. The merger of Destron and DA.net occurred in September 2000. The goodwill resulting from the Destron and DA.net merger was approximately $74.7 million, of which $50.7 million was allocated to Animal Applications and $24.0 was allocated to Wireless and Monitoring. (The Wireless and Monitoring reporting unit also included the goodwill associated with the acquisition of Timely Technology Corp., of approximately $7.5 million).

         The Company believes that a portion of the goodwill resulting from the Destron and DA.net merger was due to the synergies of the combined companies. There were several potential benefits/synergies of the merger that we believed would contribute to the success of the combination. These potential benefits/synergies included:

             o the acceleration of the opportunities of the Digital Angel technology through the combination with Destron and the current products it offers, which establishes a company with stronger capabilities;

             o the combination of Digital Angel.net Inc. and Destron, with its injectable microchip technology and its current products in the animal identification markets, provide broader product offerings for the combined company;

             o improvement in the purchasing power of the combined company as compared to either company standing alone, resulting in reduced costs;

             o the management team of the combined company having greater depth of knowledge of the injectable microchip and animal identification industries and more business experience than that of either company standing alone;

             o the potential to expand the market presence of Digital Angel.net and Destron's products globally through a larger combined sales force and geographically more extensive sales and distribution channels;

             o the complementary nature of each company's product offerings as an extension of the offerings of the other company;

             o increased product diversification and penetration of each company's customer base;

             o  similarities in corporate culture; and

             o the opportunity for expanded research and development of the combined product offerings, including potential new product offerings.

         Since none of the assets and liabilities resulting from the merger had been assigned to the Wireless and Monitoring reporting unit, the Company determined the allocation of the goodwill between the Animal Applications and Wireless and Monitoring reporting units based upon guidance provided in FAS 142. FAS 142 states that, "the methodology used to determine the amount of goodwill to assign to a reporting unit shall be reasonable and supportable and shall be applied in a consistent manner." Since Destron was a publicly held company at the time of the merger, and as a result, its fair market value was readily determinable, the Company allocated to the Animal Applications reporting unit the amount of goodwill equal to Destron's fair market value prior to our public announcement of the potential merger, which was approximately $50.7 million. This resulted in our allocation of approximately $24.0 million to the Wireless and Monitoring reporting unit, which the Company believed represented the fair market value of the unit at that point in time, based on its belief in the market potential for the Digital Angel product, coupled with the synergies of the combined companies, as discussed above. On November 26, 2001, the Company launched the Digital Product and during 2002, it marketed the product extensively. Despite the Company's aggressive marketing campaign, the Digital Angel product did not achieve the company's forecasted revenues during 2002. (Sales of the Digital Angel product were affected, in part, by the lack of GPS tracking capabilities within buildings. The Company is currently working on a second-generation Digital Angel product to include assisted capabilities to enhance these "line of sight" issues). Therefore, during the fourth quarter of 2002, the Company recorded an impairment charge of approximately $31.5 of the goodwill associated with the Wireless and Monitoring reporting unit as more fully discussed below.

         In the fourth quarter of 2002, the Company tested goodwill at each reporting unit level. The Company's methodology for estimating the fair value of each reporting unit during the fourth quarter of 2002, was a combination of impairment testing performed both internally and externally. The tests for the Advanced Technology segment's P-Tech., Inc. and Pacific Decision Sciences reporting units were performed internally based primarily on discounted future cash flows. The tests for the Advanced Technology segment's Computer Equity Corporation, the reporting units associated with Digital Angel Corporation and the InfoTech USA, Inc. reporting unit were performed externally through the engagement of outside valuation professionals who performed valuations using a combination of comparable company and discounted cash flow analyses. If the fair value of a reporting unit exceeded its carrying value, then no further testing was required. However, if the carrying value of a reporting unit exceeded its fair value, then a impairment charge was recorded. When fair value was determined using discounted cash flows, the discount rate utilized by the Company was the rate of return expected from the market or the rate of return for a similar investment with similar risks. The assumptions used in the determination of fair value using discounted cash flows were as follows:

             o Cash flows were generated for periods ranging from 5 to 10 years based on the expected recovery period for the goodwill;
             o  Earnings before interest, taxes, depreciation and
                amortization were used as the measure of cash flow; and
             o  A discount rate of 11.0% was used. The rate was determined based on the risk free rate of the 10-year U.S. Treasury
                Bond plus a market risk premium of 7%.

         RESIDUAL OR TERMINAL ENTERPRISE VALUE CALCULATION:

         An independent valuation firm was engaged by Digital Angel Corporation to perform a company comparable analysis utilizing financial and market information on publicly traded companies that are considered to be generally comparable to Digital Angel's four business units: Animal Applications, Wireless and Monitoring, formerly Digital Angel Systems, GPS and Radio Communications and the Medical Systems, formerly Physicians Call Center and Other. Each analysis provided a benchmark for determining the terminal values for each business unit to be utilized in its discounted cash flow analysis. The analyses generated a multiple for each reporting unit, which was incorporated into the appropriate business unit's discounted cash flow model.


                                                               -------------
                                                                   Page F-47

       APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
       Notes to Consolidated Financial Statements (Continued)


         As of December 31, 2002, Digital Angel Corporation's Wireless and Monitoring segment had not recorded any significant revenues from its Digital Angel product and it had not achieved the revenue projections used as the basis for the Company's impairment tests upon the adoption of FAS 142 on January 1, 2002. In addition, the revenues associated with the Medical Systems business had decreased. At December 31, 2002, the market value of the Company's investment in Digital Angel Corporation (AMEX:DOC) was approximately $50.0 million. In consideration of these factors, the newness of the Digital Angel Technology, the operating history of Digital Angel Corporation, the challenging economic environment and uncertainties in the marketplace along with the independent fair value measurement valuations performed by the independent professionals, the Company concluded that future cash flows from certain operations would not be sufficient to recover $30.7 million of the goodwill associated with Digital Angel Corporation's Medical Systems division, and all of the $31.5 million of goodwill associated with Digital Angel Corporation's Wireless and Monitoring division. Accordingly, these amounts were recorded as impairment changes during the fourth quarter of 2002. This impairment charge is included in the consolidated statements of operations under Asset Impairment. Future goodwill impairment reviews may result in additional write-downs. Such determination involves the use of estimates and assumptions, which may be difficult to accurately measure or value.

         The business operations of the reporting units associated with Digital Angel Corporation are described in Note 1. The changes in the carrying amount of goodwill for the year ended December 31, 2002, by reporting unit are as follows (in thousands):


                 COMPUTER                                       WIRELESS   GPS AND
                  EQUITY               PACIFIC      ANIMAL        AND       RADIO
               CORPORATION   P-TECH,  DECISIONS  APPLICATIONS  MONITORING  COMMUNI-     MEDICAL      INFOTECH
                   (1)       INC.(1)  SCIENCES(1)    (2)          (2)      CATIONS(2)  SYSTEMS(2)   USA, INC.(3) CORPORATE   TOTAL
------------------------------------------------------------------------------------------------------------------------------------
Balance
January 1,
2002            $13,178       $530     $1,504      $43,971      $ 27,854    $1,051     $    --        $2,154       $ 589   $ 90,831
Acquisitions,
adjustments
and earnout
payments          3,000         --         --                      3,606        63       33,092                     (589)    39,172
Less goodwill
impairment           --         --         --                    (31,460)       --      (30,725)                            (62,185)
               ---------------------------------------------------------------------------------------------------------------------
Balance
December 31,
2002            $16,178       $530     $1,504      $43,971      $     --    $1,114     $  2,367       $2,154       $  --   $ 67,818
====================================================================================================================================

(1) Reporting unit is a component of the Advanced Technology segment.
(2) Reporting unit is a component of the Digital Angel Corporation segment.
(3) The InfoTech USA, Inc. segment is a reporting unit.

         In addition, Digital Angel Corporation impaired $6.4 million of software associated with its Wireless and Monitoring segment. This software was included in property and equipment.

         The Company experienced goodwill write-downs and impairments in the third and fourth quarters of 2001 and the first quarter of 2002. The write-downs related to (a) business closings, (b) letters of intent used as the basis for fair market value and (c) impairments of assets pursuant to statement of Financial Accounting Standard No.121 Accounting for the Impairment of Long-Lived Assets and of Long-Lived Assets to Be Disposed of ("FAS 121"). As a result of the economic slowdown during 2001, the Company experienced deteriorating sales for certain of its businesses. In addition, management concluded that a full transition to an advanced technology company required the sale or closure of all units that did not fit into the Company's new business model or were not cash-flow positive. This resulted in the shut down of several of its businesses during the third and fourth quarters of 2001 and the first quarter of 2002, and also, letters of intent that the Company had received during the last half of 2001 and the first quarter of 2002 related to the sales of certain of its businesses also indicated a decline in their fair values. These contractual letters of intent were used as the foundation to determine fair market value and related goodwill write-downs of each individual business unit. The sales of these businesses did not comprise the sale of an entire business segment. Based upon these developments, the Company reassessed its future expected operating cash flows and business valuations and at December 31, 2001, the Company performed undiscounted cash flows analyses by business unit to determine if an impairment existed. The Company followed the provisions of FAS 121 to assess and

                                                               -------------
                                                                   Page F-48

       APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
       Notes to Consolidated Financial Statements (Continued)


         measure the asset impairments. For purposes of these analyses, earnings before interest, taxes, depreciation and amortization were used as the measure of cash flow. When an impairment was determined to exist, any related impairment loss was calculated based on fair value. Fair value was determined based on discounted cash flows. The discount rate utilized by the Company was the rate of return expected from the market or the rate of return for a similar investment with similar risks. This reassessment resulted in the asset impairments listed above during 2001.

         The assumptions used in the Company's determination of fair value using discounted cash flows were as follows:

             o Cash flows were generated for periods ranging from 5 to 10 years based on the expected life of the business' goodwill;
             o Earnings before interest, taxes, depreciation and amortization were used as the measure of cash flow; and
             o A discount rate of 12.0% was used. The rate was determined based on the risk free rate of the 10-year U.S. Treasury Bond plus a market risk premium of 7%.

         As a result of the restructuring and revision to the Company's business model, the plan to implement an enterprise wide software system purchased in 2000 was discontinued during the third quarter of 2001, at which time the associated software costs were written off and the computer hardware was written down to its estimated net realizable value. During 2002, the remaining value of the equipment of approximately $0.5 million was fully impaired and written off.

         In addition to the impairments above, during 2002 and 2001, the Company recorded inventory reserves of $1.4 million and $4.0 million, respectively and bad debt reserves of $1.3 million and $25.7 million, respectively. The inventory reserves are included in the Company's financial statements in cost of products and the bad debt reserves are included in selling, general and administrative expense.

         During the fourth quarter of 2000, the Company reviewed its goodwill and certain other investments for impairment and concluded that certain assets were impaired. At December 31, 2000, the Company recorded a charge of $6.4 million for permanent impairment. The Company acquired a 16% interest in ATEC Group, Inc. as of October 27, 2000. The Company issued 2,077,150 shares of its stock in exchange for its investment in ATEC. As of October 27, 2000 the Company's investment in ATEC was valued at $7.2 million. Due to a continued decline in the value of ATEC's common stock from October 27, 2000 to December 31, 2001, the Company determined its investment in ATEC had experienced a decline in value that was other than temporary. As such, the Company reduced the value of its investment in ATEC by $3.6 million. On March 1, 2001, the Company rescinded the stock purchase transaction in accordance with the rescission provision in the ATEC common stock purchase agreement in consideration of a $1.0 million termination fee which was payable through the issuance of the Company's common stock.

         16.  LOSS/GAIN ON SALES OF SUBSIDIARIES AND BUSINESS ASSETS

         The gain (loss) on sale of subsidiaries and business assets reported in continuing operations was $0.1 million, $(6.1) million, and $0.5 million for the years ended December 31, 2002, 2001 and 2000, respectively. The loss of $6.1 million for 2001 was due to sales of the business assets of the Company's wholly-owned subsidiaries as follows: ADS Retail Inc., Signal Processors, Limited, ACT Wireless Corp. and our ATI Communications companies. In addition, the Company sold its 85% ownership interest in Atlantic Systems, Inc. (ASI). Proceeds from the sales were $3.5 million and were used primarily to repay debt.

         See Note 18 for a discussion of dispositions related to Discontinued Operations companies.


                                                               -------------
                                                                   Page F-49

       APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
       Notes to Consolidated Financial Statements (Continued)


         17.  INCOME TAXES

         The provision (benefit) for income taxes consists of:

                                                                2002           2001             2000
                                                              -----------------------------------------
Current:
    United States at statutory rates                            $392          $    --         $(1,675)
    International                                                  3               --              --
    Current taxes covered by net operating
      Loss                                                        --             (565)             --
-------------------------------------------------------------------------------------------------------
    Current income tax provision (credit)                        395             (565)         (1,675)
-------------------------------------------------------------------------------------------------------
Deferred:
    United States                                                (69)          21,484          (3,005)
    International                                                 --              (49)           (360)
-------------------------------------------------------------------------------------------------------
    Deferred income taxes provision (credit)                     (69)          21,435          (3,365)
-------------------------------------------------------------------------------------------------------

                                                                $326          $20,870         $(5,040)
=======================================================================================================

         The tax effects of temporary differences and carryforwards that give rise to significant portions of deferred tax assets and liabilities consist of the following:

                                                                          2002               2001
                                                                       ------------------------------
Deferred Tax Assets:
Liabilities and reserves                                                $  6,000           $  6,511
Stock-based compensation                                                   7,779                118
Property and equipment                                                     2,115                 --
Net operating loss carryforwards                                          80,222             67,842
-----------------------------------------------------------------------------------------------------
Gross deferred tax assets                                                 96,136             74,471
Valuation allowance                                                      (93,214)           (66,932)
-----------------------------------------------------------------------------------------------------
                                                                           2,922              7,539
-----------------------------------------------------------------------------------------------------
Deferred Tax Liabilities:
Accounts receivable                                                          366                359
Installment sales                                                          1,151              4,866
Property and equipment                                                        --                730
Intangible assets                                                            169                417
-----------------------------------------------------------------------------------------------------
                                                                           1,686              6,372
-----------------------------------------------------------------------------------------------------

Net Deferred Tax Asset                                                  $  1,236           $  1,167
=====================================================================================================


                                                               -------------
                                                                   Page F-50

       APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
       Notes to Consolidated Financial Statements (Continued)


         The current and long-term components of the deferred tax asset are as follows:

                                             2002              2001
                                          ---------------------------

Current deferred tax asset                  $   13            $  171
Long-term deferred tax asset                 1,223               996
---------------------------------------------------------------------

                                            $1,236            $1,167
=====================================================================

         The valuation allowance for deferred tax asset increased by $26.3 million and $51.1 million in 2002 and 2001, respectively, due mainly to the generation of net operating losses. The valuation allowance was provided for net deferred tax assets that exceeded the Company's available carryback and the level of existing deferred tax liabilities and projected pre-tax income. The deferred tax asset of $1.2 million and $1.2 million at December 31, 2002 and 2001, respectively, relates entirely to the Company's 53% interest in InfoTech USA, Inc. subsidiary, which files a separate federal income tax return.

         The ability of the Company to utilize its net operating losses in future years may be limited in accordance with the provisions of
         Section 382 of the Internal Revenue Code.

         Approximate domestic and international loss from continuing operations before provision for income taxes consists of:

                                               2002              2001               2000
                                           ------------------------------------------------

Domestic                                    $(126,764)        $(158,552)          $(32,661)
International                                    (513)           (9,589)            (1,324)
-------------------------------------------------------------------------------------------

                                            $(127,277)        $(168,141)          $(33,985)
===========================================================================================

         At December 31, 2002, the Company had aggregate net operating loss carryforwards of approximately $194.0 million for income tax purposes that expire in various amounts through 2022. Approximately $9.0 million of the net operating loss carryforwards were acquired in connection with various acquisitions and are limited as to use in any particular year based on Internal Revenue Code sections related to separate return year and change of ownership restrictions. Digital Angel Corporation and InfoTech USA, Inc. file separate federal income tax returns. Of the aggregate net operating loss carryforwards, $17.0 million and $4.0 million relate to Digital Angel Corporation and InfoTech USA, Inc., respectively. These net operating loss carryforwards are available to only offset future taxable income of those companies.

         The reconciliation of the effective tax rate with the statutory federal income tax benefit rate is as follows:

                                                       2002           2001           2000
                                                    --------------------------------------
                                                        %              %              %
                                                    --------------------------------------

Statutory benefit rate                                  34             34             34
Nondeductible goodwill amortization/impairment         (17)           (17)            (8)
State income taxes, net of federal benefits             --             --              7
International tax rates different from the
   the statutory US federal rate                        --             (2)            --
Change in deferred tax asset valuation
   allowance                                           (20)           (30)           (16)
Other                                                    3              3             (2)
------------------------------------------------------------------------------------------

                                                        --            (12)            15
==========================================================================================

                                                               -------------
                                                                   Page F-51

       APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
       Notes to Consolidated Financial Statements (Continued)

         18.  DISCONTINUED OPERATIONS

         On March 1, 2001, the Company's Board of Directors approved a plan to offer for sale its IntelleSale business segment and several other noncore businesses. Prior to approving the plan, the assets and results of operations of the noncore businesses had been segregated for external and internal financial reporting purposes from the assets and results of operations of the Company. All of these noncore businesses were part of their own reporting unit for segment reporting purposes and all of these businesses were being held for sale. These five individually managed businesses operated in manufacturing and fabricating industries apart from our core businesses. Accordingly, these operating results have been reclassified and reported as discontinued operations for all periods presented. The plan of disposal anticipated that these entities would be sold or closed within 12 months from March 1, 2001, the defined "measurement date".


         As of March 27, 2003, the Company has sold or closed all of the businesses comprising Discontinued Operations, except one. This business had revenue and net loss for the year ended December 31, 2002 of $0.7 million and $0.2 million, respectively. The Company anticipates selling or closing this remaining business in the next several months. Proceeds from the sales of Discontinued Operations companies were used to repay amounts outstanding under the IBM Credit Agreement. Any additional proceeds on the sale of the remaining business will also be used to repay debt.


         The following discloses the results of the discontinued operations for the period January 1, 2001 to March 1, 2001 and the year ended December 31, 2000:


                                                         JANUARY 1, 2001     YEAR ENDED
                                                               TO           DECEMBER 31,
                                                          MARCH 1, 2001         2000
                                                          -------------         ----
                                                                  (in thousands)
Product revenue                                              $13,039         $137,901
Service revenue                                                  846            6,826
                                                             -------         --------
Total revenue                                                 13,885          144,727
                                                             -------         --------
Cost of products sold (exclusive of depreciation
  and amortization shown separately below)                    10,499          137,824
Cost of services sold                                            259            5,315
                                                             -------         --------
  Total cost of products and services sold
    (exclusive of depreciation and amortization
    shown separately below)                                   10,758          143,139
Selling, general and administrative expenses                   2,534           40,697
Gain on sale of subsidiaries                                      --           (4,617)
Depreciation and amortization                                    264            4,217
Interest, net                                                     29              187
Impairment of assets                                              --           50,219
(Benefit) provision for income taxes                              34          (13,614)
Minority interest                                                 53              201
                                                             -------         --------
  Income (loss) income from discontinued operations          $   213         $(75,702)
                                                             -------         --------


                                                               -------------
                                                                   Page F-52

       APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
       Notes to Consolidated Financial Statements (Continued)


         The above results do not include any allocated or common overhead expenses. Included in Interest, net, above are interest charges based on the debt of one of these businesses. This debt was repaid when the business was sold on January 31, 2002.

         Assets and liabilities of discontinued operations are as follows at December 31:

                                                                     2002               2001
                                                                     ----               ----
                                                                         (in thousands)
Current Assets
   Cash and cash equivalents                                       $    66            $    --
   Accounts receivable and unbilled receivables                        167              5,745
   Inventories                                                          38              4,430
   Prepaid expenses and other current assets                            --                291
                                                                   -------            -------
Total Current Assets                                                   271             10,466

Property and equipment, net                                             56              3,553
Notes receivable                                                        --                242
                                                                   -------            -------
                                                                   $   327            $14,261
                                                                   -------            -------

Current Liabilities
   Notes payable and current maturities of long-term debt          $    26            $ 5,040
   Accounts payable                                                  4,189              8,670
   Accrued expenses                                                  5,334              9,610
                                                                   -------            -------
Total Current Liabilities                                            9,549             23,320

Minority interest                                                      146                401
                                                                   -------            -------
                                                                     9,695             23,721
                                                                   -------            -------

Net (Liabilities) Assets Of Discontinued Operations                $(9,368)           $(9,640)
                                                                   -------            -------

         Provision for operating losses and carrying costs during the phase-out period included the estimated loss on sale of the business units as well as operating and other disposal costs incurred in selling the businesses. Carrying costs include the cancellation of facility leases, employment contract buyouts, sales tax liabilities and reserves for certain legal expenses related to on-going litigation.

         During 2002 and 2001, Discontinued Operations incurred a change in estimated loss on disposal and operating losses and carrying costs accrued on the measurement date of $(1.4) million and $16.7 million, respectively. The primary reason for the reduction in estimated losses for 2002 was due to the settlement of litigation for an amount less than previously anticipated. The primary reasons for the excess losses in 2001 were due to inventory write-downs during the second quarter of 2001, a decrease in estimated sales proceeds as certain of the businesses were closed in the second and third quarters of 2001, an increase in legal expenses related to on-going litigation, additional sales tax liabilities and additional facility lease costs. The business closures in 2001 were the result of a combination of the deteriorating market condition for the technology sector, as well as the Company's strategic decision to reallocate funding to our core businesses.

         Effective May 10, 2001, the Company sold its 80% ownership interest in Innovative Vacuum Solutions, Inc. (IVS) for $1.4 million, or $0.2 million less than the estimated proceeds at December 31, 2000. On October 1, 2001, the Company sold 100% of the stock of its wholly-owned subsidiary, Hopper Manufacturing Co., Inc. (Hopper) and on November 29, 2001, the Company sold substantially all of the business assets of GDB Software Services, Inc. (GDB). The sales proceeds for Hopper and GDB approximated the estimated proceeds of $0.6 million. In addition, in November 2001, the Company ceased operations for all of its Intellesale companies. On January 31, 2002, the Company sold its 85% ownership interest in its Canadian subsidiary, Ground Effects, Ltd. The sales proceeds were $1.6 million plus the repayment of the Canadian portion of the IBM debt, which resulted in an additional loss above the estimated loss on the measurement date of $1.2 million. On May 23, 2002, the Company sold certain business assets of U.S. Electrical Products Corp. for $0.1 million, which resulted in an additional loss above the estimate loss on the measurement date of $0.2 million.

                                                               -------------
                                                                   Page F-53

       APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
       Notes to Consolidated Financial Statements (Continued)


         The Company does not anticipate a further loss on sale of the remaining business comprising Discontinued Operations. However, actual losses could differ from our estimates and any adjustments will be reflected in the Company's future financial statements. During the years ended December 31, 2002, 2001 and 2000, the estimated amounts recorded were as follows:

-----------------------------------------------------------------------------------------------------
                                                                   YEAR ENDED DECEMBER 31,
                                                              2002             2001           2000
                                                              ----             ----           ----
                                                                   (amounts in thousands)
Operating losses and estimated loss on the sale of
  business units                                             $   684         $13,010        $ 1,619
Carrying Costs                                                (2,104)          3,685          6,954
Less: Benefit for income taxes                                    --              --         (1,307)
                                                           ------------------------------------------
                                                             $(1,420)        $16,695        $ 7,266
                                                           ==========================================

         The following table sets forth the roll forward of the liabilities for operating losses and carrying costs from December 31, 2000 through December 31, 2002. The additions represent changes in the estimated loss on sale or closure and actual losses in excess of estimated operating losses and carrying costs during the phase out period (in thousands):

                                        BALANCE                                              BALANCE
                                      DECEMBER 31,                                         DECEMBER 31,
          TYPE OF COST                   2000            ADDITIONS      DEDUCTIONS            2001
          ------------                   ----            ---------      ----------            ----
Operating losses and
  estimated loss on sale                $1,619            $13,010        $13,456             $1,173
Carrying costs                           6,954              3,685          3,421              7,218
                                        ------            -------        -------             ------
Total                                   $8,573            $16,695        $16,877             $8,391
                                        ------            -------        -------             ------
                                        BALANCE                                              BALANCE
                                      DECEMBER 31,                                         DECEMBER 31,
           TYPE OF COST                  2001            ADDITIONS      DEDUCTIONS            2002
          ------------                   ----            ---------      ----------            ----
Operating losses and
  estimated loss on sale                 $1,173           $   684         $1,857             $   --
Carrying costs(1)                         7,218            (2,104)           206              4,908
                                         ------           -------         ------             ------
Total                                    $8,391           $(1,420)        $2,063             $4,908
                                         ------           -------         ------             ------

---------------

         (1) Carrying costs at December 31, 2002, include all estimated costs to dispose of the discontinued businesses including $2.0 million for future lease commitments, $1.8 million for severance and employment contract settlements, $1.0 million for sales tax liabilities and $0.1 million for litigation settlement.

         Included in Discontinued Operations for 2000 is an IntelleSale pre-tax charge of $17.0 million recorded in the second quarter of 2000. This charge was comprised of an inventory reserve of $8.5 million for products IntelleSale expected to sell below cost (included in cost of goods and services sold), $5.5 million related to specific accounts and other receivables, and $3.0 million related to fees and expenses incurred in connection with IntelleSale's cancelled initial public offering and certain other intangible assets.

         19.  EXTRAORDINARY GAIN (LOSS) AND IMPACT OF FAS 145

         The Company recorded an extraordinary gain as a result of settling certain disputes between the Company and the former owners of Bostek, Inc. and an affiliate (Bostek). As part of the settlement agreement, the parties agreed to forgive a $9.5 million payable and the former owners of Bostek agreed invest up to $6 million in shares of our common stock provided the Company registered approximately 3.0 million common shares of the Company's common stock by June 15, 2001. The Company was successful in meeting the June 15, 2001 registration deadline and, accordingly, the extinguishment of the $9.5 million payable was recorded in 2001 as an extraordinary gain.

         CHANGE IN METHOD OF ACCOUNTING FOR EXTINGUISHMENT OF DEBT - IMPACT OF FAS 145

         As required, the Company has adopted FAS 145 effective January 1, 2003. Under FAS 145, gains and losses on the

                                                               -------------
                                                                   Page F-54

       APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
       Notes to Consolidated Financial Statements (Continued)


         extinguishment of debt are included as part of continuing operations. SFAS 145 requires all periods presented to be consistent, and, as such, gains and losses on extinguishment of debt previously recorded as extraordinary must be reclassified from extraordinary treatment and presented as a component of continuing operations.

         The following table presents the impact of FAS 145 on the Company's consolidated statement of operations as indicated (in thousands, except per share amounts):

                                                              YEAR ENDED      YEAR ENDED        YEAR ENDED
                                                             DECEMBER 31,    DECEMBER 31,      DECEMBER 31,
                                                                 2002            2001              2000
                                                                 ----            ----              ----
Loss from continuing operations before provision
 (benefit) for income taxes and minority interest:
Loss from continuing operations before provision
 (benefit) for income taxes and minority interest,
 as previously reported                                       $(127,277)      $(177,606)        $ (33,985)
Gain from extinguishment of debt, previously
 reported as extraordinary                                           --           9,465                --
                                                            -----------------------------------------------
Adjusted loss from continuing operations before
 provision (benefit) for income taxes and
 minority interest                                            $(127,277)      $(168,141)        $ (33,985)
                                                            ===============================================

Loss from continuing operations before minority
 interest:
Loss from continuing operations before minority
 interest, as previously reported                             $(127,603)      $(198,476)        $ (28,945)
Gain from extinguishment of debt, previously
 reported as extraordinary                                           --           9,465                --

Deduct taxes on gain from extinguishment of debt(1)                  --              --               --
                                                            -----------------------------------------------
Adjusted loss from continuing operations before
 minority interest                                            $(127,603)      $(189,011)        $ (28,945)
                                                            ===============================================

Loss from continuing operations:
Loss from continuing operations, as previously reported       $(113,905)      $(198,086)        $ (29,174)
Gain from extinguishment of debt, previously reported
 as extraordinary                                                    --           9,465                --
Deduct taxes on gain from extinguishment of debt(1)                  --              --                --
                                                            -----------------------------------------------
Adjusted loss from continuing operations                      $(113,905)      $(188,621)        $ (29,174)
                                                            ===============================================

Loss before extraordinary gain:
Loss before extraordinary gain, as previously reported        $(112,485)      $(214,568)        $(112,142)
Gain from extinguishment of debt, previously reported
 as extraordinary                                                    --           9,465                --
Deduct taxes on gain from extinguishment of debt(1)                  --              --                --
                                                            -----------------------------------------------
Adjusted loss before extraordinary gain                       $(112,485)      $(205,103)        $(112,142)
                                                            ===============================================

Earnings (loss) per common share - basic and diluted:

Loss from continuing operations, as previously reported          $(0.42)         $(1.23)           $(0.52)
Gain from extinguishment of debt, previously reported
 as extraordinary                                                    --            0.06                --
                                                            -----------------------------------------------
Adjusted loss from continuing operations                         $(0.42)         $(1.17)           $(0.52)
                                                            ===============================================

Earnings (loss) per common share - basic and diluted:

Extraordinary gain, previously as reported                          $--          $(0.06)              $--
Reclassify gain from extinguishment of debt                          --           (0.06)               --
                                                            -----------------------------------------------
Adjusted extraordinary gain                                         $--             $--               $--
                                                            ===============================================

(1) No taxes were provided on the gain from the extinguishment of debt due to the Company's net operating losses.


                                                               -------------
                                                                   Page F-55

       APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
       Notes to Consolidated Financial Statements (Continued)



         20.  EARNINGS (LOSS) PER SHARE

         A reconciliation of the numerator and denominator of basic and diluted EPS is provided as follows:

                                                                        2002             2001           2000
                                                                        ----             ----           ----
NUMERATOR:
   Loss from continuing operations                                   $(113,905)       $(188,621)    $ (29,174)
   Preferred stock dividends                                                --           (1,147)         (191)
   Accretion of beneficial conversion feature
      of redeemable preferred stock                                         --           (9,392)       (3,857)
----------------------------------------------------------------------------------------------------------------

Numerator for basic earnings per share -
   Loss from continuing operations available to common
      stockholders                                                    (113,905)        (199,160)      (33,222)
   Net income (loss) from discontinued operations available to
      common stockholders                                                1,420          (16,482)      (82,968)

----------------------------------------------------------------------------------------------------------------

   Net loss available to common stockholders                          (112,485)        (215,642)     (116,190)

Effect of dilutive securities:
   Preferred stock dividends                                                --               --            --
   Accretion of beneficial conversion feature of redeemable
      preferred stock                                                       --               --            --
----------------------------------------------------------------------------------------------------------------

Numerator for diluted earnings per share -
   Net income (loss) available to common stockholders                $(112,485)       $(215,642)    $(116,190)
================================================================================================================

DENOMINATOR:

   Denominator for basic and diluted earnings per
      share - weighted-average shares outstanding(1)                   269,232          170,009        63,825
----------------------------------------------------------------------------------------------------------------

EARNINGS (LOSS) PER SHARE - BASIC AND DILUTED

   Continuing operations                                                $(0.42)          $(1.17)        $(.52)
   Discontinued operations                                                  --             (.10)        (1.30)
----------------------------------------------------------------------------------------------------------------
TOTAL - BASIC AND DILUTED                                               $(0.42)          $(1.27)       $(1.82)
================================================================================================================

--------
(1) The weighted average shares listed below were not included in the computation of diluted loss per share for the year ended December 31, 2002, 2001 and 2000 because to do so would have been anti-dilutive.

                                                             2002           2001          2000
                                                             ----           ----          ----
         Redeemable preferred stock                             --        140,768           617
         Warrants                                            2,950             --           301
         Employee stock options                             15,399          4,173         2,741
         ---------------------------------------------------------------------------------------
                                                            18,349        144,941         3,659
         =======================================================================================


                                                               -------------
                                                                   Page F-56

       APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
       Notes to Consolidated Financial Statements (Continued)


         21.  COMMITMENTS AND CONTINGENCIES

         Rentals of space, vehicles, and office equipment under operating leases amounted to approximately $2.0 million, $3.5 million and $2.9 million for the years ended December 31, 2002, 2001 and 2000, respectively.

         The approximate minimum payments required under operating leases and employment contracts that have initial or remaining terms in excess of one year at December 31, 2002 are as follows (in thousands):

                                                   MINIMUM               EMPLOYMENT
                     YEAR                  RENTAL PAYMENTS                CONTRACTS
                     -----------------------------------------------------------------
                     2003                          $ 1,385                   $2,483
                     2004                            1,061                    1,404
                     2005                              696                      789
                     2006                              427                      671
                     2007                              357                       51
                     Thereafter                     11,113                       --
                     -----------------------------------------------------------------

                                                   $15,039                   $5,398
                     =================================================================

         The Company has entered into employment contracts with key officers and employees of the Company. The agreements are for periods ranging from one to five years through February 2007. Some of the employment contracts also call for bonus arrangements based on earnings of a particular subsidiary. The Company recorded $0.5 million associated with these bonus arrangements during 2002.

         On March 24, 2003, the Company terminated its employment agreements with two of its executive officers. The terms of the IBM Credit Agreement limited the amount of salary the Company could pay these executive officers in cash and prevented the Company from making certain cash incentive and perquisite payments to these executive officers. These terminations are more fully discussed in Note 27.

         Effective December 31, 2001, one of the Company's directors, who had previously been an executive officer of the Company, retired and resigned from the Board of Directors. As part of his termination agreement, the Company agreed to grant him 2.5 million shares of the Company's common stock the value of which was recorded as compensation expense in the year ended December 31, 2001.

         According to the terms of the trust agreement for the Digital Angel Trust, if amounts due IBM Credit by the Company are not paid when due, or if the Company is otherwise in default under the forbearance agreement or IBM Credit Agreement (as more fully discussed in Note 2) and the Company's obligations are accelerated, IBM Credit will have the right to require that the shares of the Digital Angel Corporation common stock held in the Digital Angel Trust be sold to provide funds to satisfy the obligations of the Company to IBM Credit.

             POSSIBLE CONSEQUENCES OF SALES OF THE DIGITAL ANGEL TRUST SHARES

         If we are required to sell the shares held in the Digital Angel Trust for an amount less than our current book value, we would incur a significant non-cash charge and our financial position and operating results would be materially adversely effected.

         In addition, under the terms of the employment agreement dated March 8, 2002, as amended, by and between Digital Angel Corporation and Randolph K. Geissler (the President and Chief Executive Officer of Digital Angel Corporation), a "change in control" occurs under that employment agreement if any person becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of Digital Angel Corporation representing 20% or more of the combined voting power of the then outstanding shares of common stock. Therefore, if the Digital Angel Trust were to sell more than approximately 5.3 million shares of the Digital Angel Corporation common stock, such sale would constitute a change in control under the employment agreement with Mr. Geissler. Upon the occurrence of a change in control, Mr. Geissler, at his sole

                                                               -------------
                                                                   Page F-57

       APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
       Notes to Consolidated Financial Statements (Continued)



         option and discretion, may terminate his employment with Digital Angel Corporation at any time within one year after such change in control upon 15 days' notice. In the event of such termination, the employment agreement provides that Digital Angel Corporation must pay to Mr. Geissler a severance payment equal to three times the base salary amount as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended ("Code") minus $1.00 (or a total of approximately $750,000), which would be payable no later than one month after the effective date of Mr. Geissler's termination of employment. In addition, upon the occurrence of a change of control under the employment agreement, all outstanding stock options held by Mr. Geissler would become fully exercisable. As of December 31, 2002, Mr. Geissler owned options to purchase 1.0 million shares for $3.39 per share, none of which had vested, but which would become exercisable upon the occurrence of such a change in control.

         The employment agreement also provides that upon (i) a change of control, (ii) the termination of Mr. Geissler's employment for any reason other than due to his material default under the employment agreement, or (iii) if he ceases to be Digital Angel Corporation's President and Chief Executive Officer for any reason other than termination due to his material default under the employment agreement, within 10 days of the occurrence of any such events, Digital Angel Corporation is to pay to Mr. Geissler $4,000,000. Digital Angel Corporation may pay such amount in cash or in its common stock or with a combination of cash and common stock. The employment agreement also provides that if the $4,000,000 is paid in cash and stock, the amount of cash paid must be sufficient to cover the tax liability associated with such payment, and such payment shall otherwise be structured to maximize tax efficiencies to both Digital Angel Corporation and Mr. Geissler.

         Also, effective October 30, 2002, Digital Angel Corporation entered into a Credit and Security Agreement with Wells Fargo. The Credit and Security Agreement provides that a "change in control" under that agreement results in a default. A change in control is defined as either Mr. Geissler ceasing to actively manage Digital Angel Corporation's day-to-day business activities or the transfer of at least 25% of the outstanding shares of Digital Angel Corporation's common stock. Also, if Digital Angel Corporation owes Mr. Geissler $4,000,000 under his employment agreement, the obligation would most likely result in a breach of Digital Angel Corporation's financial covenants under the Credit and Security Agreement. If these defaults occurred and were not waived by Wells Fargo, and if Wells Fargo were to enforce these defaults under the terms of the Credit and Security Agreement and related agreements, Digital Angel Corporation's and the Company's business and financial condition would be materially and adversely affected, and it may force Digital Angel Corporation to cease operations.

         22.  PROFIT SHARING PLAN

         The Company has a 401(k) Plan for the benefit of eligible United States employees. The Company has made no contributions to the 401(k) Plan.

         The Company's international subsidiaries operate certain defined contribution pension plans. The Company's expense relating to the plans approximated $0.1 million, $0.2 million and $0.2 million for the years ended December 31, 2002, 2001 and 2000, respectively.

         23.  LEGAL PROCEEDINGS

         The Company is party to various legal proceedings, and accordingly, has recorded $1.7 million in reserves in its financial statements at December 31, 2002. In the opinion of management, these proceedings are not likely to have a material adverse affect on the financial position or overall trends in results of the Company. The estimate of potential impact on the Company's financial position, overall results of operations or cash flows for the above legal proceedings could change in the future.

         In May 2002, a class action was filed against the Company and one of its directors. Fourteen virtually identical complaints were consolidated into a single action, in re Applied Digital Solutions Litigation, which was filed in the United States District Court for the Southern District of Florida. In March 2003, the Company entered into a memorandum of understanding to settle the pending lawsuit. The settlement of $5.6 million, which is subject to various conditions, is expected to be covered by proceeds from insurance.

                                                               -------------
                                                                   Page F-58

       APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
       Notes to Consolidated Financial Statements (Continued)


         24.  SUPPLEMENTAL CASH FLOW INFORMATION

         The changes in operating assets and liabilities are as follows:

                                                                 FOR THE YEARS ENDED DECEMBER 31,
                                                     ------------------------------------------------------
                                                             2002              2001               2000
                                                     ------------------------------------------------------
(Increase) decrease in accounts receivable
   and unbilled receivables                                $ 5,350           $16,020            $(6,359)
(Increase) decrease in inventories                            (247)            4,090                607
Decrease in other current assets                             2,453             2,969                843
Increase in other assets                                       361             1,626                 --
Increase (decrease) in accounts payable,
   accrued expenses and other liabilities                    9,249             3,660               (668)
-----------------------------------------------------------------------------------------------------------
                                                           $17,166           $28,365            $(5,577)
===========================================================================================================

         In the years ended December 31, 2002, 2001, and 2000, the Company had the following noncash investing and financing activities (in thousands):

                                                             2002        2001          2000
                                                         -------------------------------------
Assets acquired for common stock                             $--        $10,201      $168,319
Due from buyer of divested subsidiary                         --          2,625            --
Common stock issued for services                              --            207           125
Assets acquired for long-term debt and capital leases         --             --         2,201
Common stock issued upon conversion of preferred stock        --         14,550            --


         25.  SEGMENT INFORMATION

         As a result of (a) the merger of pre-merger Digital Angel and MAS on March 27, 2002, (b) the significant restructuring of the Company's business during the first quarter of 2002 and (c) the Company's emergence as an advanced technology development company, the Company has re-evaluated and realigned its reporting segments. On January 1, 2002, the Company began operating in the three business segments: Advanced Technology, Digital Angel Corporation and InfoTech USA, Inc.

         Business units that were part of the Company's continuing operations and that were closed or sold during 2001 and 2002 are reported as All Other.

         The "Corporate/Eliminations" category includes all amounts recognized upon consolidation of the Company's subsidiaries such as the elimination of intersegment revenues, expenses, assets and liabilities. "Corporation/Eliminations" also includes certain interest expense and other expenses associated with corporate activities and functions. Include in "Corporate/Eliminations" for the year ended December 31, 2002, is a non-cash compensation charge of $18.7 million associated with pre-merger Digital Angel options, which were converted into options to acquire shares of MAS in connection with the merger of pre-merger Digital Angel and MAS.

         Prior to January 1, 2002, the Company's business units were organized into the three segments: Applications, Services and Advanced Wireless. Prior period information has been restated to present the Company's reportable segments on a comparative basis.

                                                               -------------
                                                                   Page F-59

       APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
       Notes to Consolidated Financial Statements (Continued)


         Advanced Technology, Digital Angel Corporation and SysComm International's product and services are as follows:


OPERATING SEGMENT                      PRINCIPAL PRODUCTS AND SERVICES
-----------------                      -------------------------------
Advanced Technology

                                       o  Voice, data and video communications networks
                                       o  Call center and customer relationship management
                                       o  Networking products and services
                                       o  Website design and Internet access
                                       o  Miniaturized implantable verification chip
                                       o  Miniaturized power generator

Digital Angel Corporation

                                       o  Animal Applications
                                       o  Wireless and Monitoring
                                       o  GPS and Radio Communications
                                       o  Medical Systems

InfoTech USA, Inc.

                                       o  Computer hardware
                                       o  Computer services



                                                               -------------
                                                                   Page F-60

       APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
       Notes to Consolidated Financial Statements (Continued)


         The accounting policies of the operating segments are the same as those described in the summary of significant accounting policies, except that intersegment sales and transfers are generally accounted for as if the sales or transfers were to third parties at current market prices; segment data includes an allocated charge for the corporate headquarters costs. It is on this basis that management utilizes the financial information to assist in making internal operating decisions. The Company evaluates performance based on stand-alone segment operating income. Corporate amounts have been adjusted from amounts previously reported to reflect the reclassification of the 2001 gain on extinguishment of debt from extraordinary to Continuing Operations (see Note 19).


                                                                    2002 (IN THOUSANDS)
                                      --------------------------------------------------------------------------------
                                       ADVANCED   DIGITAL ANGEL   INFOTECH                CORPORATE AND
                                      TECHNOLOGY   CORPORATION    USA, INC.   ALL OTHER   ELIMINATIONS    CONSOLIDATED
                                      ----------   -----------    ---------   ---------   -------------   ------------
Net product revenue from external
  customers                            $28,991      $ 30,876      $20,056      $1,013       $     --        $  80,936
Net service revenue from external
  customers                             12,939         2,685        2,665         375             --           18,664
Intersegment net revenue                    --            70           --          --            (70)              --
                                       -------      --------      -------      ------       --------        ---------
Total revenue                          $41,930      $ 33,631      $22,721      $1,388       $    (70)       $  99,600
                                       -------      --------      -------      ------       --------        ---------


Depreciation and amortization          $   569      $  3,638      $   262      $    9       $    295        $   4,773
Asset impairment                            --        68,597           --          --            785           69,382

Interest income                            239           601           45          --          1,471            2,356
Interest expense                           422           303          184         148         16,467           17,524
Loss from continuing operations
 before provision for income taxes,
 minority interest, losses
 attributable to capital
 transactions of subsidiary
 and equity in net loss of
 affiliate(1)                             (786)      (76,439)        (422)       (320)       (49,310)        (127,277)

Goodwill, net                           18,212        47,452        2,154          --             --           67,818
Segment assets                          41,404        67,798        9,340       2,753         (4,062)         117,233
Expenditures for property and
  equipment                                340         1,439           41          --             38            1,858

(1) For Digital Angel Corporation, amount excludes $1.8 million of interest expense associated with the Company's obligation to IBM Credit and $18.7 million of non-cash compensation expense associated with pre-merger Digital Angel options which were converted into options to acquire MAS stock, both of which have been reflected as additional expense in the separate financial statements of Digital Angel Corporation included in its Form 10-K dated December 31, 2002.


                                                               -------------
                                                                   Page F-61

       APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
       Notes to Consolidated Financial Statements (Continued)

                                                                         2001 (IN THOUSANDS)
                                           ---------------------------------------------------------------------------------
                                            ADVANCED   DIGITAL ANGEL  INFOTECH                  CORPORATE AND
                                           TECHNOLOGY   CORPORATION   USA, INC.     ALL OTHER   ELIMINATIONS    CONSOLIDATED
                                           ----------   -----------   ---------     ---------   ------------    ------------

Net product revenue from external
  customers                                 $ 28,123     $ 33,220      $30,075      $ 21,318      $    411       $ 113,147
Net service revenue from external
  customers                                   16,447        2,518        4,100        19,974           128          43,167
Intersegment net revenue                         232          964           --           870        (2,066)             --
                                            --------     --------      -------      --------      --------       ---------
Total revenue                               $ 44,802     $ 36,702      $34,175      $ 42,162      $ (1,527)      $ 156,314
                                            --------     --------      -------      --------      --------       ---------

Depreciation and amortization               $  9,088     $ 12,298      $   503      $  4,768      $  2,242       $  28,899
Asset impairment                              30,453          726           --        32,427         8,113          71,719
Interest and other income                         20           17           68            34         1,937           2,076
Interest expense                                 216          529          325         1,465         6,020           8,555
Income (loss) from continuing
  operations before provision for
  income taxes and minority interest         (41,493)     (16,262)      (1,322)      (71,636)      (37,428)       (168,141)
Goodwill, net                                 15,379       73,095        2,357            --            --          90,831
Segment assets                                38,247      105,042       15,004         4,968         4,228         167,489
Expenditures for property and equipment          151        1,591          490         1,703        10,226          14,161

                                                                         2000 (IN THOUSANDS)
                                           ---------------------------------------------------------------------------------
                                            ADVANCED   DIGITAL ANGEL  INFOTECH                  CORPORATE AND
                                           TECHNOLOGY   CORPORATION   USA, INC.     ALL OTHER   ELIMINATIONS    CONSOLIDATED
                                           ----------   -----------   ---------     ---------   ------------    ------------

Net product revenue from external
  customers                                 $24,384      $19,605       $24,774      $35,805       $   191         $104,759
Net service revenue from external
  customers                                   7,970        2,647         2,514       16,876            --           30,007
Intersegment net revenue                         --           --            --        5,142        (5,142)              --
                                            -------      -------       -------      -------       -------         --------
Total revenue                               $32,354      $22,252       $27,288      $57,823       $(4,951)        $134,766
                                            -------      -------       -------      -------       -------         --------

Depreciation and amortization               $ 2,990      $ 2,962       $   176      $ 3,366       $ 1,579         $ 11,073
Asset impairment                                 --           --            --          818         5,565            6,383
Interest and other income                      (431)           9            17           17         1,483            1,095
Interest expense                                117           98           112        1,213         4,361            5,901
Income (loss) from continuing
  operations before provision for
  income taxes and minority interest         (1,544)      (3,816)          923       (5,714)      (23,834)         (33,985)
Goodwill, net                                49,431       77,464         2,330       36,779            --          166,024
Segment assets                               77,463       95,582        16,434       68,741        53,155          311,375
Expenditures for property and equipment         155          758             7        1,183         6,288            8,391


                                                               -------------
                                                                   Page F-62

       APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
       Notes to Consolidated Financial Statements (Continued)



         The following is a breakdown of the Company's revenue by segment and type of product and service:


                                        2002                               2001                              2000
                        --------------------------------    --------------------------------     ----------------------------
                         PRODUCT     SERVICE      TOTAL      PRODUCT     SERVICE      TOTAL       PRODUCT    SERVICE   TOTAL
                         -------     -------      -----      -------     -------      -----       -------    -------   -----
                                                               (AMOUNTS IN THOUSANDS)
ADVANCED TECHNOLOGY
Voice, data and video
  telecommunications
  networks               $26,535     $ 4,792     $31,327     $22,656     $ 4,757     $27,413      $15,546     $1,886   $17,432
Call center and
  customer relationship
  management software        976       5,165       6,141       1,197       7,314       8,511        3,557      1,147     4,704
Networking products
  and services               357         940       1,297       2,505       2,466       4,971        4,558      4,512     9,070
Website design and
  Internet access          1,123       2,042       3,165       1,765       1,910       3,675          723        425     1,148
Intercompany:
Call center and
  customer relationship
  management software          -           -           -           -         232         232            -          -         -
                         -----------------------------------------------------------------------------------------------------
  Total Revenue          $28,991     $12,939     $41,930     $28,123     $16,679     $44,802      $24,384     $7,970   $32,354
                         =====================================================================================================

                                        2002                               2001                              2000
                        --------------------------------    --------------------------------     ----------------------------
                         PRODUCT     SERVICE      TOTAL      PRODUCT     SERVICE      TOTAL       PRODUCT    SERVICE   TOTAL
                         -------     -------      -----      -------     -------      -----       -------    -------   -----
                                                               (AMOUNTS IN THOUSANDS)
DIGITAL ANGEL
 CORPORATION
Animal Applications      $20,309      $    -     $20,309     $22,074      $    -     $22,074      $ 6,619     $    -   $ 6,619
GPS and Radio
  Communications          10,022           -      10,022      11,144           -      11,144       12,986          -    12,986
Wireless and Monitoring        -       1,503       1,503           2       2,518       2,520            -      2,647     2,647
Medical Systems              545       1,182       1,727           -           -           -            -          -         -
Intercompany:
  Animal Applications         70           -          70           -           -           -            -          -         -
  Wireless and
  Monitoring                   -           -           -           -         964         964            -          -         -
                         -----------------------------------------------------------------------------------------------------
  Total Revenue          $30,946      $2,685     $33,631     $33,220      $3,482     $36,702      $19,605     $2,647   $22,252
                         =====================================================================================================

                                        2002                               2001                              2000
                        --------------------------------    --------------------------------     ----------------------------
                         PRODUCT     SERVICE      TOTAL      PRODUCT     SERVICE      TOTAL       PRODUCT    SERVICE   TOTAL
                         -------     -------      -----      -------     -------      -----       -------    -------   -----
                                                               (AMOUNTS IN THOUSANDS)
INFOTECH USA, INC.
Computer hardware
  products               $20,056      $    -     $20,056     $30,075      $    -     $30,075      $24,774     $    -   $24,774
Computer services              -       2,665       2,665           -       4,100       4,100            -      2,514     2,514
                         -----------------------------------------------------------------------------------------------------
  Total Revenue          $20,056      $2,665     $22,721     $30,075      $4,100     $34,175      $24,774     $2,514   $27,288
                         =====================================================================================================

                                        2002                               2001                              2000
                        --------------------------------    --------------------------------     ----------------------------
                         PRODUCT     SERVICE      TOTAL      PRODUCT     SERVICE      TOTAL       PRODUCT    SERVICE   TOTAL
                         -------     -------      -----      -------     -------      -----       -------    -------   -----
                                                               (AMOUNTS IN THOUSANDS)
ALL OTHER
Telephony systems         $    -        $  -      $    -     $ 8,720     $ 7,210     $15,930      $15,288     $7,299   $22,587
Software development
  and applications         1,013         375       1,388      11,450      11,325      22,775       11,334      8,298    19,633
Networking products
  and services                 -           -           -       1,147       1,439       2,586        9,184      1,277    10,461
Intercompany:
Software development
  and applications             -           -           -          88         783         871            -      5,142     5,142
                          ----------------------------------------------------------------------------------------------------
  Total Revenue           $1,013        $375      $1,388     $21,405     $20,757     $42,163      $35,805    $22,018   $57,823
                          ====================================================================================================


         Segment assets do not include net assets of discontinued operations of $0 million, $0 million and $8.1 million, in 2002, 2001, and 2000, respectively.

         Approximately $31.3 million, or 74.7%, and $27.4 million, or 61.5%, of the Company's Advanced Technology segment's revenue for 2002 and 2001, respectively, were generated by its wholly-owned subsidiary, Computer Equity Corporation. Approximately 99.1% and 77.7% of Computer Equity Corporation's revenue during 2002 and 2001, respectively, were generated through sales to various agencies of the United States Federal Government.

         For 2002, Digital Angel Corporation's top five customers, Schering-Plough, US Army Corps of Engineers, Biomark, Pacific States Marine and San Bernardino County, accounted for 31.8% of this segment's revenues, however, no single customer accounted for more than 10% of this segment's revenue. For 2001, the top five customers, Schering Plough, Merial, Pacific States Marine, San Bernardino County and the US Army Corps of Engineers accounted for 30.6% of this segment's revenue, one of which accounted for 10.4% of the segment's revenue.

                                                               -------------
                                                                   Page F-63

       APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
       Notes to Consolidated Financial Statements (Continued)



         For 2002, five customers, InfoTech USA, Inc.'s top five customers, Deutsche Bank, Hackensack University Medical Center, Liberty Mutual, Morgan Stanley and Polytechnic University, accounted for 23%, 22%, 11%, 11%% and 11% of InfoTech USA, Inc.'s revenue, respectively. For 2001, two customers, Liberty Mutual and Mass Mutual Life Insurance accounted for 40% and 31% of InfoTech USA, Inc.'s revenue, respectively.

         Sales to an individual customer did not exceed 10% of a segment's revenue during 2000.

         Goodwill by segment for the year ended December 31, 2002, is as follows (in thousands):

                                                 YEAR ENDED DECEMBER 31, 2002
-------------------------------------------------------------------------------------------------------------------------
                                       ADVANCED    DIGITAL ANGEL     INFOTECH      ALL OTHER    CORPORATE   CONSOLIDATED
                                      TECHNOLOGY    CORPORATION      USA, INC.
                                     ------------------------------------------------------------------------------------
Balance As of January 1, 2002           $15,212      $ 72,876         $2,154          $--        $ 589        $ 90,831
Goodwill acquired during the year         3,000        36,761             --           --           --          39,761
Other adjustment                             --            --             --           --         (589)           (589)
Impairment Losses                            --       (62,185)            --           --           --         (62,185)
                                      -----------------------------------------------------------------------------------
Balance as of December 31, 2002         $18,212      $ 47,452         $2,154          $--        $  --        $ 67,818
                                      ===================================================================================

         Revenues are attributed to geographic areas based on the location of the assets producing the revenue. Information concerning principal geographic areas as of and for the years ended December 31, was as follows (in thousands):

                                                                           UNITED
                                UNITED STATES          CANADA             KINGDOM            CONSOLIDATED
                             ---------------------------------------------------------------------------------
2002
Net revenue                          $ 88,190           $  --             $11,410                $ 99,600
Long-lived tangible assets             15,379              --                 855                  16,234
Deferred tax asset                      1,236              --                  --                   1,236
--------------------------------------------------------------------------------------------------------------


2001
Net revenue                          $138,887           $  --             $17,427                $156,314
Long-lived tangible assets             19,193              --                 992                  20,185
Deferred tax asset                      1,167              --                  --                   1,167
--------------------------------------------------------------------------------------------------------------


2000
Net revenue                          $118,849           $ 766             $15,151                $134,766
Long-lived tangible assets             20,044              --               1,324                  21,368
Deferred tax asset (liability)         21,426            (204)                564                  21,786
--------------------------------------------------------------------------------------------------------------

         26.  NASDAQ LISTING REQUIREMENTS

         From July 12, 2002, to July 30, 2002, the Company's common stock was traded on the Pink Sheets under the symbol "ADSX.PK." Prior to that time, the Company's shares were traded on the Nasdaq National Market (NasdaqNM). Effective July 31, 2002, the Company's shares were relisted on the NasdaqNM under the symbol "ADSX." As a condition of the relisting, NasdaqNM advised the Company that it had until October 25, 2002, to regain compliance with the minimum closing bid price requirement of at least $1.00 per share, and, immediately following, a closing bid price of at least $1.00 per share for a minimum of ten (10) consecutive trading days. The Company was unable to satisfy the minimum closing bid price requirement by October 25, 2002, and, as a result, effective November 12, 2002, the Company's common stock began trading on the Nasdaq SmallCap Market (SmallCap), under its existing stock symbol ADSX. The Company expects to have until October 2003, in which to regain the minimum bid requirement of at least $1.00 per share for a minimum of ten (10) consecutive trading days

                                                               -------------
                                                                   Page F-64

       APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
       Notes to Consolidated Financial Statements (Continued)


         to maintain its SmallCap listing, providing the Company continues to comply with the SmallCap's other listing requirements, which as of December 31, 2002, it was in compliance with.

         27.  SUBSEQUENT EVENTS

         On March 21, 2003, Richard J. Sullivan retired from the Company. Replacing him as Chairman of the Board and Chief Executive Officer is Scott R. Silverman, the Company's current President and Director. The Company's Board of Directors negotiated a satisfactory severance agreement with Mr. Sullivan. Under the terms, Mr. Sullivan will receive a one-time payment of 56.0 million shares of the Company's common stock, and 10.9 million re-priced stock options. The options surrendered had exercise prices ranging from $0.15 to $0.32 per share and were replaced with options exercisable at $0.01 per share.

         Richard Sullivan's employment agreement provided for:

             o an annual salary of $450,000 and an annual bonus of not less than $140,000 for the term of his employment agreement (which was due to expire March 1, 2008, roughly five years later);

             o supplemental compensation of $2,250,000 (to be paid in 60 equal monthly payments of $37,500 each), in the event of a termination of his employment for any reason other than a termination due to his material default under the agreement; and

             o a lump sum payment of $12,105,000, upon the occurrence of a "Triggering Event," defined under the employment agreement to include a change of control of the Company or his ceasing to serve as the Company's Chairman of the Board of Chief Executive Officer for any reason other than due to his material default, with the Company having the option to pay this amount in cash or the Company's common stock or any combination of the two. In the event the Company opted to make this any portion of the payment in common stock, the agreement stipulated that the common stock is to be valued at the average closing price of the stock on the Nasdaq National Market (the Company's stock was, at the time the agreement was entered into, listed on the Nasdaq National Market but has since been transferred to the Nasdaq SmallCap Market) over the last five business days prior to the date of the Triggering Event.

                In total, the employment agreement obligated the Company to pay Richard Sullivan roughly $17.3 million under or in connection with the termination of his employment agreement. In view of the Company's cash constraints and its need to dedicate essentially all of its cash resources to satisfying its obligations to IBM Credit, the Company commenced negotiations with Richard Sullivan that led to proposed terms of his severance agreement.

         On March 21, 2003, Jerome C. Artigliere resigned from his positions of Senior Vice President and Chief Operating Officer. Under the terms of his severance agreement, Mr. Artigliere will receive 4.8 million shares of the Company's common stock and 2.3 million re-priced stock options. The options surrendered had exercise prices ranging from $0.15 to $0.32 per share and were replaced with options exercisable at $0.01 per share. Replacing Mr. Artigliere is Kevin H. McLaughlin. Mr. McLaughlin has served most recently as InfoTech USA, Inc.'s Chief Executive Officer.

         The terms of each of the severance agreements are subject to shareholder approval. In connection with such shareholder approval, the Company will also need to seek shareholder approval of an increase in the number of authorized shares of its common stock.

         On March 27, 2003, the Company announced that it had executed a forbearance agreement term sheet with IBM Credit. The forbearance agreement, which becomes effective on or about March 31, 2003, allows for the forbearance of the obligations due under the IBM Credit Agreement, provides for more favorable loan repayment terms, reduces the interest rate on the Tranche B portion of the debt to 7% per annum and provides for purchase rights. The forbearance agreement term sheet is more fully describe in Note 2.


                                                               -------------
                                                                   Page F-65

       APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
       Notes to Consolidated Financial Statements (Continued)



         28. NET LOSS ON CAPITAL TRANSACTIONS OF SUBSIDIARY AND LOSS ATTRIBUTABLE TO CHANGES IN MINORITY INTEREST AS A RESULT OF CAPITAL TRANSACTIONS OF SUBSIDIARY

         Effective March 27, 2002, the Company's 93% owned subsidiary, Digital Angel Corporation, which we refer to as pre-merger Digital Angel, merged with and into a wholly-owned subsidiary of a publicly traded company, Medical Advisory Systems, Inc. (MAS), and MAS changed its name to Digital Angel Corporation. Under the terms of the merger agreement, each issued and outstanding share of common stock of pre-merger Digital Angel (including each share issued upon exercise of options prior to the effective time of the merger) was cancelled and converted into the right to receive 0.9375 shares of MAS's common stock. The Company obtained 18.75 million shares of MAS common stock in the merger (representing approximately 61% of the shares then outstanding). Prior to the transaction, the Company owned 850,000 shares of MAS, or approximately 16.7%. On December 31, 2002, the Company owned 19.6 million shares, or approximately 73.91% of the shares outstanding. Also, pursuant to the merger agreement, the Company contributed to MAS all of its stock in Timely Technology Corp., a wholly-owned subsidiary, and Signature Industries, Limited, an 85% owned subsidiary. Pre-merger Digital Angel, Timely Technology Corp. and Signature Industries, Limited were collectively referred to as the Advanced Wireless Group (AWG). The merger has been treated as a reverse acquisition for accounting purposes, with the AWG treated as the accounting acquirer. The business operations of Digital Angel Corporation are described in
         Note 1.

         During 2002, Digital Angel Corporation had the following stock issuances of its common stock:


         ====================================================================================================
                                                                         For the Year Ended December 31,
         ----------------------------------------------------------------------------------------------------
                                                                         2002             2001          2000
                                                                     (in thousands, except per share amounts)
         Issuances of common stock for stock option exercises             2,452             --            --
         Issuances of common stock for services                              98             --            --
                                                                      =======================================
         Total issuances of common stock                                  2,550             --            --
                                                                      =======================================
         Proceeds from stock issuances                                   $1,192             --            --
                                                                      =======================================
         Average price per share                                         $ 0.47
                                                                      =======================================
         Beginning ownership percentage of Digital Angel
           Corporation                                                  100.00%             --            --
         Ending ownership percentage of Digital Angel
           Corporation                                                   73.91%   (1)       --            --
                                                                      =======================================

         Change in ownership percentage                                  26.09%   (1)       --            --
                                                                      =======================================
         Loss on the issuances of stock by Digital Angel
           Corporation                                                   $7,192             --            --
         Gain on the sale of AWG                                         (4,755)  (1)       --            --
                                                                      ---------------------------------------
         Net loss on capital transactions of subsidiary (2)              $2,437
                                                                      =======================================
         Loss attributable to changes in minority interest as
           a result of capital transactions of subsidiary (2)            $2,048             --            --
         ====================================================================================================


(1) The reduction in the Company's ownership percentage includes the impact of the sale of the AWG, as well as the stock issuances by Digital Angel Corporation.
(2) The Company has not provided a tax benefit for the net loss on capital transactions of subsidiary and the loss attributable to changes in minority interest as a result of capital transactions of subsidiary.

         29.  RECENT EVENT


         The staff of the Securities and Exchange Commission's Southeast Regional Office is conducting an informal inquiry concerning the Company. The Company is fully and voluntarily cooperating with this informal inquiry. At

                                                               -------------
                                                                   Page F-66

       APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
       Notes to Consolidated Financial Statements (Continued)


         this point, the Company is unable to determine whether this informal inquiry may lead to potentially adverse action.


         30. SUMMARIZED QUARTERLY DATA (UNAUDITED) (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                        FIRST      SECOND       THIRD        FOURTH       FULL
                                                       QUARTER     QUARTER     QUARTER       QUARTER      YEAR
                                                       -------     -------     -------       -------      ----
2002
Total revenue                                         $ 28,219    $ 25,836    $  23,903     $ 21,642    $  99,600
Net loss from Continuing Operations (1)                (24,692)    (19,473)      (5,751)     (63,989)    (113,905)
Net income (loss) from Discontinued Operations             687        (463)        (119)       1,315        1,420
Basic and diluted net loss per share from
  Continuing Operations (4)                              (0.10)      (0.07)       (0.02)       (0.23)       (0.42)
Basic and diluted net income (loss) per share
  from Discontinued Operations (4)                        0.01       (0.01)          --           --           --

                                                        FIRST      SECOND       THIRD        FOURTH       FULL
                                                       QUARTER     QUARTER     QUARTER       QUARTER      YEAR
                                                       -------     -------     -------       -------      ----
2001 - AS REPORTED
Net operating revenue                                 $ 47,409    $ 39,871    $  41,366     $ 27,668    $ 156,314
Net loss from Continuing Operations(2)                 (11,393)    (19,881)    (109,349)     (47,998)    (188,621)
(Loss) income from Discontinued Operations(3)              213     (21,789)        (748)       5,842      (16,482)
Net loss                                               (11,180)    (41,670)    (110,097)     (42,156)    (205,103)
Basic and diluted loss per share from
   Continuing Operations(4)                              (0.13)      (0.15)       (0.56)       (0.18)       (1.17)
Basic and diluted loss per share from
   Discontinued Operations(4)                               --       (0.16)          --         0.02        (0.10)

2001 - ADJUSTED FOR CHANGE IN METHOD OF
  ACCOUNTING FOR GOODWILL(A)
Net operating revenue                                 $ 47,409    $ 39,871    $  41,366     $ 27,668    $ 156,314
Net loss from Continuing Operations(2)                  (5,865)    (13,756)    (103,036)     (43,491)    (166,148)
(Loss) income from Discontinued Operations(3)              213     (21,789)        (748)       5,842      (16,482)
Net loss                                                (5,652)    (35,545)    (103,784)     (37,649)    (182,630)
Basic and diluted loss per share from
   Continuing Operations(4)                              (0.06)      (0.10)       (0.52)       (0.18)       (0.97)
Basic and diluted loss per share from
   Discontinued Operations(4)                               --       (0.16)          --         0.02        (0.10)

     (A) CHANGE IN METHOD OF ACCOUNTING FOR GOODWILL

         Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standard No. 142 Goodwill and Other Intangible Assets (FAS 142). FAS 142 requires that goodwill and certain intangibles no longer be amortized, but instead tested for impairment at least annually. There was no impairment of goodwill upon adoption of FAS 142. The Company performed its annual review for impairment during the fourth quarter of 2002, which resulted in an impairment charge of $62.2 million in 2002. There can be no assurance that future goodwill impairment tests will not result in additional impairment charges.

     (1) First quarter of 2002 loss from Continuing Operations includes a non-cash compensation charge of approximately $18.7 million associated with pre-merger Digital Angel options. Pursuant to the terms of the merger of pre-merger Digital Angel and MAS, options to acquire pre-merger Digital Angel common stock were converted into options to acquire shares of MAS common stock, which resulted in a new measurement date for the options. In addition, the Company incurred a loss on issuances of subsidiary stock of approximately $3.9 million. Second quarter of 2002 loss from Continuing Operations includes non-cash compensation expense of $6.1 million associated with options that were re-priced in 2001, and valuation reserves on notes receivable from officers and directors. Third quarter of 2002 loss from Continuing Operations includes a


                                                               -------------
                                                                   Page F-67



       APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
       Notes to Consolidated Financial Statements (Continued)


         reversal of approximately $2.9 million of non-cash compensation expense associated with the options re-priced in 2001, and a reversal of approximately $0.9 million of bad debt reserves. Fourth quarter of 2002 loss from Continuing Operations includes asset impairments of $69.4 million.

     (2) The second quarter of 2001 reflects the reclassification of the $9.5 million gain on extinguishment of debt from an extraordinary item to Continuing Operations (see Note 19). The third quarter of 2001 loss from Continuing Operations includes asset impairment charges of $68,764, inventory reserves of $4,261, loss on disposition of assets of $3,967 and non-cash compensation expense of $1,231. Fourth quarter of 2001 loss from Continuing Operations includes asset impairment charges of $2,955, loss on disposition of assets of $2,091 and non-cash compensation expense of $4,042, and bad debt reserves of $12,758.

     (3) Second quarter of 2001 loss from Discontinued Operations includes a change in estimate on loss on disposal and operating losses during the phase out period of $21,789. Third quarter of 2001 loss from Discontinued Operations includes a change in estimate on loss on disposal and operating losses during the phase out period of $748.

     (4) Earnings per share are computed independently for each of the quarters presented. Therefore, the sum of the quarterly net earnings per share will not necessarily equal the total for the year.


                                                               -------------
                                                                   Page F-68

                                                   FINANCIAL STATEMENT SCHEDULE

VALUATION AND QUALIFYING ACCOUNTS (IN THOUSANDS)

                                                                                  ADDITIONS
                                                                          -------------------------
                                                          BALANCE AT      CHARGED TO      VALUATION
                                                         BEGINNING OF      COST AND        ACCOUNTS                  BALANCE AT
DESCRIPTION                                                 PERIOD         EXPENSES        ACQUIRED     DEDUCTIONS  END OF PERIOD
---------------------------------------------------------------------------------------------------------------------------------
VALUATION RESERVE DEDUCTED IN THE BALANCE SHEET
FROM THE ASSET TO WHICH IT APPLIES:
ACCOUNTS RECEIVABLE:
2002 ALLOWANCE FOR DOUBTFUL ACCOUNTS                        $ 2,581        $ 4,236           $ --         $5,554        $ 1,263
2001 ALLOWANCE FOR DOUBTFUL ACCOUNTS                          1,681          1,914             --          1,014          2,581
2000 ALLOWANCE FOR DOUBTFUL ACCOUNTS                          1,047            823            766            955          1,681

INVENTORY:
2002 ALLOWANCE FOR EXCESS AND OBSOLESCENCE                  $ 1,702        $   104           $ --         $  384        $ 1,422
2001 ALLOWANCE FOR EXCESS AND OBSOLESCENCE                    1,500            570             --            368          1,702
2000 ALLOWANCE FOR EXCESS AND OBSOLESCENCE                      916            345            460            221          1,500

NOTES RECEIVABLE:
2002 ALLOWANCE FOR DOUBTFUL ACCOUNTS                        $12,671        $ 1,266           $ --         $7,270        $ 6,667
2001 ALLOWANCE FOR DOUBTFUL ACCOUNTS                             --         12,671             --             --         12,671
2000 ALLOWANCE FOR DOUBTFUL ACCOUNTS                             --             --             --             --             --

DEFERRED TAXES:
2002 VALUATION RESERVE                                      $66,932        $26,282           $ --         $   --        $93,214
2001 VALUATION RESERVE                                       15,850         51,082             --             --         66,932
2000 VALUATION RESERVE                                           --         15,850             --             --         15,850
---------------------------------------------------------------------------------------------------------------------------------

                                                               -------------
                                                                   Page F-69

                                 APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
                                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                        (IN THOUSANDS, EXCEPT PAR VALUE)

                                                                                        SEPTEMBER 30,  DECEMBER 31,
ASSETS                                                                                 ------------------------------
                                                                                             2003          2002
                                                                                       ------------------------------
CURRENT ASSETS                                                                           (UNAUDITED)
----------------------------------------------------------------------------
    Cash and cash equivalents                                                             $   5,271     $   5,818
    Accounts receivable and unbilled receivables (net of allowance
      for doubtful accounts of $805 in 2003 and $1,263 in 2002)                              15,102        16,548
    Inventories                                                                               9,780         6,409
    Notes receivable                                                                          1,446         2,801
    Other current assets                                                                      1,876         2,920
---------------------------------------------------------------------------------------------------------------------
TOTAL CURRENT ASSETS                                                                         33,475        34,496
----------------------------------------------------------------------------

PROPERTY AND EQUIPMENT, NET                                                                   9,379         9,822

NOTES RECEIVABLE, NET                                                                           530           758

GOODWILL, NET                                                                                68,246        67,818

OTHER ASSETS, NET                                                                             4,973         4,339
---------------------------------------------------------------------------------------------------------------------

                                                                                          $ 116,603     $ 117,233
=====================================================================================================================

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
----------------------------------------------------------------------------
    Notes payable and current maturities of long-term debt                                $   8,789     $  81,879
    Accounts payable                                                                         12,631         9,761
    Accrued interest                                                                             72        10,149
    Accrued bonuses                                                                           4,264            --
    Other accrued expenses                                                                   20,175        19,145
    Put accrual                                                                                 200           200
    Net liabilities of Discontinued Operations                                                9,648         9,368
---------------------------------------------------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES                                                                    55,779       130,502
----------------------------------------------------------------------------

LONG-TERM DEBT AND NOTES PAYABLE                                                              6,305         3,346

OTHER LONG-TERM LIABILITIES                                                                  16,970         1,055
---------------------------------------------------------------------------------------------------------------------

TOTAL LIABILITIES                                                                            79,054       134,903
---------------------------------------------------------------------------------------------------------------------

COMMITMENTS AND CONTINGENCIES                                                                    --            --
---------------------------------------------------------------------------------------------------------------------

MINORITY INTEREST                                                                            17,897        18,422
---------------------------------------------------------------------------------------------------------------------

STOCKHOLDERS' DEFICIT
    Preferred shares: Authorized 5,000 shares in 2003 and 2002 of $10 par value; special voting, no shares issued or outstanding in 2003 and
      2002, Class B voting, no shares issued or outstanding in 2003 and 2002                     --            --
    Common shares: Authorized 560,000 shares in 2003 and 435,000 shares in 2002, of
      $.001 par value; 365,370 shares issued and 364,435 shares outstanding in 2003
      and 285,069 shares issued and 284,134 shares outstanding in 2002                          365           285
    Common and preferred additional paid-in capital                                         404,873       377,621
    Accumulated deficit                                                                    (388,800)     (417,066)
    Common stock warrants                                                                     5,650         5,650
    Treasury stock (carried at cost, 935 shares in 2002 and 2001)                            (1,777)       (1,777)
    Accumulated other comprehensive income                                                      157            31
    Notes received for shares issued                                                           (816)         (836)
---------------------------------------------------------------------------------------------------------------------
TOTAL STOCKHOLDERS' EQUITY (DEFICIT)                                                         19,652       (36,092)
---------------------------------------------------------------------------------------------------------------------
                                                                                          $ 116,603     $ 117,233
=====================================================================================================================

         See the accompanying notes to condensed consolidated financial statements.

                                                               -------------
                                                                   Page F-70

                                       APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------------------------------------------------------
                                        CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                             (In thousands, except per share data)
                                                           (Unaudited)

                                                                           FOR THE THREE MONTHS         FOR THE NINE MONTHS
                                                                            ENDED SEPTEMBER 30,         ENDED SEPTEMBER 30,
                                                                       -------------------------------------------------------
                                                                            2003          2002           2003         2002
                                                                       -------------------------------------------------------

Product revenue                                                          $ 18,747       $ 19,665       $ 57,164     $ 63,811
Service revenue                                                             5,055          4,505         12,633       14,589
------------------------------------------------------------------------------------------------------------------------------
Total revenue                                                              23,802         24,170         69,797       78,400

Costs of products sold (exclusive of depreciation and
  amortization shown separately below)                                     14,968         13,233         42,212       44,581
Cost of services sold                                                       1,562          1,935          5,132        6,536
------------------------------------------------------------------------------------------------------------------------------
Total cost of products and services sold (exclusive
  of depreciation and amortization shown separately below)                 16,530         15,168         47,344       51,117

Selling, general and administrative expenses                                5,075          7,430         47,005       54,635
Research and development                                                    1,839            876          4,464        2,474
Depreciation and amortization                                                 588          1,257          1,824        3,747
Asset impairment                                                               --             --             --          784
Interest and other income                                                    (236)          (735)          (674)      (1,388)
(Gain) loss on forgiveness of debt                                            424             --        (69,968)          --
Interest expense                                                            1,863          5,782         11,066       12,574
------------------------------------------------------------------------------------------------------------------------------
(Loss) income from continuing operations before taxes,
  minority interest, net loss on capital transactions of
  subsidiary, (gain) loss attributable to changes in minority interest as a result of capital transactions of subsidiary,
  and equity in net loss of affiliate                                      (2,281)        (5,608)        28,736      (45,543)
Benefit) provision for income taxes                                           (17)           105            758          200
------------------------------------------------------------------------------------------------------------------------------
(Loss) income from continuing operations before minority
  interest, net loss on capital transactions of subsidiary, (gain)
  loss attributable to changes in minority interest as a result of capital transactions of subsidiary, and equity in net loss
  of affiliate                                                             (2,264)        (5,713)        27,978      (45,743)

Minority interest                                                            (737)          (324)        (1,681)        (762)

Net loss on capital transactions of subsidiary                                103            128            324        2,620

Loss attributable to changes in minority interest as a result
  of capital transactions of subsidiary                                      (371)           234            577        2,024

Equity in net loss of affiliate                                                --             --             --          291
------------------------------------------------------------------------------------------------------------------------------
(Loss) income from continuing operations                                   (1,259)        (5,751)        28,758      (49,916)
Change in estimate on loss on disposal of discontinued
  operations and operating losses during the phase out period                  99           (119)          (492)         105
------------------------------------------------------------------------------------------------------------------------------
Net (loss) income                                                          (1,160)        (5,870)        28,266      (49,811)
==============================================================================================================================
(Loss) Income per common share - basic
    (Loss) income from continuing operations                             $     --       $  (0.02)      $   0.09     $  (0.19)
    (Loss) income from discontinued operations                                 --             --             --           --
------------------------------------------------------------------------------------------------------------------------------
Net (loss) income per common share - basic                               $     --       $  (0.02)      $   0.09     $  (0.19)
==============================================================================================================================
(Loss) income per common share - diluted
    (Loss) income from continuing operations                             $     --       $  (0.02)      $   0.09     $  (0.19)
    (Loss) income from discontinued operations                                 --             --             --           --
------------------------------------------------------------------------------------------------------------------------------
Net (loss) income per common share - diluted                             $     --       $  (0.02)      $   0.09     $  (0.19)
==============================================================================================================================
Weighted average number of common shares outstanding - basic              353,558        274,934        315,380      265,001
Weighted average number of common shares outstanding - diluted            382,354        274,934        334,625      265,001

See the accompanying notes to condensed consolidated financial statements.


                                                               -------------
                                                                   Page F-71

---------------------------------------------------------------------------------------------------------------------
                                 APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
                         CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
                                   FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003
                                                    (IN THOUSANDS)
                                                     (UNAUDITED)

                                             PREFERRED STOCK        COMMON STOCK         ADDITIONAL
                                         --------------------------------------------     PAID-IN    ACCUMULATED
                                            NUMBER     AMOUNT    NUMBER        AMOUNT     CAPITAL      DEFICIT
                                         ---------------------------------------------------------------------------
BALANCE - DECEMBER 31, 2002                   --        $--     285,069         $285      $377,621    $(417,066)
  Net income                                  --         --          --           --            --       28,266
  Comprehensive income -
    Foreign currency translation              --         --          --           --            --           --
                                                                                                      ---------
  Total comprehensive income                  --         --          --           --            --       28,266
                                                                                                      ---------
  Adjustment to allowance for
    uncollectible portion of
    notes receivable                          --         --          --           --            --           --

  Stock option repricing                      --         --          --           --        (1,495)          --
  Stock Options - VeriChip Corporation        --         --          --           --           188           --
   Issuance of Digital Angel Corporation
     warrants                                                                                1,055
   Issuance of common shares                  --         --      71,117           71        20,081           --
  Liability to be settled in common
    stock                                                                                    3,518
      Beneficial conversion feature of
        convertible, exchangeable
        debentures                            --         --          --           --         3,120           --
  Issuance of common shares and
    options for services, compensation
    and other                                 --         --       9,184            9           785           --
--------------------------------------------------------------------------------------------------------------------

BALANCE - SEPTEMBER 30, 2003                  --        $--     365,370         $365      $404,873    $(388,800)
====================================================================================================================

                             ACCUMULATED
      COMMON                    OTHER           NOTES         TOTAL
      STOCK     TREASURY    COMPREHENSIVE    RECEIVED FOR  STOCKHOLDERS'
     WARRANTS    STOCK      (LOSS) INCOME   SHARES ISSUED EQUITY (DEFICIT)
-------------------------------------------------------------------------
     $5,650    $(1,777)         $ 31           $(836)       $(36,092)
         --         --            --              --          28,266

         --         --           126              --             126
               -------           ---                          ------
         --         --           126              --          28,392
               -------           ---                          ------


         --         --            --              20              20

                    --            --              --          (1,495)
         --         --            --              --             188

                                                               1,055
         --         --            --              --          20,152

                                                               3,518


         --         --            --              --           3,120


         --         --            --              --             794
-------------------------------------------------------------------------

     $5,650    $(1,777)         $157           $(816)       $ 19,652
=========================================================================

See the accompanying notes to condensed consolidated financial statements.

                                                               -------------
                                                                   Page F-72

                                 APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
                                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                  (IN THOUSANDS)
                                                   (UNAUDITED)
                                                                                        FOR THE NINE MONTHS ENDED
                                                                                               SEPTEMBER 30,
                                                                                       ---------------------------
                                                                                           2003            2002
                                                                                       ---------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
-----------------------------------------------------------------------------
    Net income (loss)                                                                    $ 28,266        $(49,811)
    Adjustments to reconcile net loss to net cash
      (used in) provided by operating activities:
         Loss (income) from discontinued operations                                           492            (105)
         Non-cash compensation and administrative expenses                                 16,679          19,660
         Goodwill and asset impairment                                                         --             784
         Issuance of stock for services                                                       112           2,871
         Depreciation and amortization                                                      1,824           3,747
         Non-cash interest expense                                                          1,907           4,335
         Deferred income taxes                                                               (309)             --
         (Recovery) Impairment of notes receivable                                             61           4,134
         Interest income of notes received for shares issued                                   --            (475)
         Gain on forgiveness of debt                                                      (69,968)             --
         Net loss on capital transactions of subsidiary                                       324           2,620
         Loss attributable to changes in minority interest as a
           result of capital transactions of subsidiary                                       577           2,024
         Minority interest                                                                 (1,681)           (762)
         Equity in net loss of affiliate                                                       --             291
         Gain on sale of subsidiaries and business assets                                      --            (194)
         Loss on sale of equipment                                                             15              89
         Change in assets and liabilities:
               Decrease in accounts receivable                                              1,446           3,805
               Increase in inventories                                                     (3,371)           (679)
               (Increase) decrease in other current assets                                  1,022           1,996
               (Increase) decrease in accounts payable, accrued expenses
                  and other long-term liabilities                                          17,846           6,184
         Net cash (used in) provided by discontinued operations                              (209)            211
------------------------------------------------------------------------------------------------------------------
NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES                                        (4,967)            725
------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
-----------------------------------------------------------------------------
    Decrease in notes receivable                                                            1,543           1,020
    Received from buyers of divested subsidiaries                                              --           2,625
    Increase in other assets                                                                 (250)           (308)
    Proceeds from sale of property and equipment                                               11           2,510
    Proceeds from sale of subsidiaries and business assets                                     --           1,106
    Payments for property and equipment                                                      (968)         (1,367)
    Cash acquired (net of payments for costs of business acquisitions)                         --             (73)
    Net cash provided by (used in) discontinued operations                                     (5)           (493)
------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY INVESTING ACTIVITIES                                                     331           5,020
------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
Net amounts repaid on notes payable                                                       (27,641)         (5,066)
-----------------------------------------------------------------------------
    Proceeds from long-term debt                                                            2,000           1,258
    Payments on long-term debt                                                               (150)         (1,349)
    Proceeds from issuance of debentures                                                   10,035              --
    Other financing costs                                                                    (554)           (276)
    Issuance of common shares                                                              20,752           1,681
    Collection of notes receivable received for shares issued                                  --           1,156
    Stock issuance costs                                                                     (600)           (312)
    Proceeds from subsidiary issuance of common stock                                         247             631
------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES                                         4,089          (2,277)
------------------------------------------------------------------------------------------------------------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                         (547)          3,468
-----------------------------------------------------------------------------

CASH AND CASH EQUIVALENTS - BEGINNING OF YEAR                                               5,818           3,696
------------------------------------------------------------------------------------------------------------------

CASH AND CASH EQUIVALENTS - END OF PERIOD                                                $  5,271        $  7,164
==================================================================================================================

See the accompanying notes to condensed consolidated financial statements.


                                                               -------------
                                                                   Page F-73

              APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
            NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                 (UNAUDITED)

         1.  BASIS OF PRESENTATION

         The accompanying financial statements have been prepared on a going concern basis and do not reflect any adjustments that might result from the outcome of any uncertainty described in Note 4.

         The accompanying unaudited condensed consolidated financial statements of Applied Digital Solutions, Inc. (the "Company") as of September 30, 2003 and December 31, 2002, (the December 31, 2002, financial information included herein has been extracted from the Company's audited financial statements included in the Company's 2002 Annual Report on Form 10-K) and for the three and nine-months ended September 30, 2003 and 2002, have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X under the Securities Exchange Act of 1934. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of the Company's management, all adjustments (including normal recurring adjustments) considered necessary to present fairly the condensed consolidated financial statements have been made.

         The condensed consolidated statements of operations for the three and nine-months ended September 30, 2003, are not necessarily indicative of the results that may be expected for the entire year. These statements should be read in conjunction with the consolidated financial statements and related notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002.

         Certain items in the three and nine-months ended September 30, 2002, have been reclassified for comparative purposes.

         The Company's business has evolved during the past few years. The Company grew significantly through acquisitions and since 1996 has completed 51 acquisitions. During the last half of 2001 and during 2002, the Company sold or closed many of the businesses it had acquired that it believed did not enhance its strategy of becoming an advanced digital technology development company. These companies were primarily telephony system providers, software developers, software consultants, networking integrators, computer hardware suppliers or were engaged in other businesses or had customer bases that the Company believed did not promote or complement its current business strategy. As of September 30, 2003, the Company's business operations consisted of the operations of six wholly owned-subsidiaries, which are collectively referred to as the Advanced Technology segment, and two majority-owned subsidiaries, Digital Angel Corporation (AMEX:DOC), and InfoTech USA, Inc. (OTC:IFTH) (formerly SysComm International Corporation). Currently, the Company owns approximately 71.4% of Digital Angel Corporation and 52.5% of InfoTech USA, Inc.

         Historically, the Company has suffered losses and has not generated positive cash flows from operations. This raises doubt about its ability to continue as a going concern. The audit reports of Eisner LLP for the year ended December 31, 2002, and of Pricewaterhouse Coopers LLP, for each of the two-years ended December 31, 2001 and 2000, contain an explanatory paragraph expressing doubt about the Company's ability to continue as a going concern, as a result of payment and covenant defaults under its credit agreement with IBM Credit LLC ("IBM Credit"), which are more fully discussed in Note 4, as well its historical losses and the negative cash flows from its operations. On June 30, 2003, the Company repaid all of its obligations to IBM Credit, which resolved one of the major factors impacting the Company's ability to continue as a going concern. This repayment is more fully discussed in Note 4 to the condensed consolidated financial statements. Excluding the effects of a one-time gain on the forgiveness of debt of $70.0 million in the nine-


                                                               -------------
                                                                   Page F-74

              APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
            NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                 (UNAUDITED)

months ended September 30, 2003, the Company incurred consolidated net losses from continuing operations of $1.3 million and $41.2 million for the three and nine-months ended September 30, 2003, respectively. Additionally, the Company incurred consolidated net losses from continuing operations of $5.8 million and $49.9 million for the three and nine-months ended September 30, 2002, respectively. As of September 30, 2003, it had an accumulative deficit of $388.8 million. The Company's consolidated operating activities used cash of $5.0 million and provided cash of $0.7 million during the nine-months ended September 30, 2003 and 2002, respectively.

         Digital Angel Corporation has suffered losses and has not generated positive cash flows from operations. In addition, the audit reports of Eisner LLP for the year ended December 31, 2002, and of Pricewaterhouse Coopers LLP, for each of the two-years ended December 31, 2001 and 2000, contain an explanatory paragraph expressing doubt about Digital Angel Corporation's ability to continue as a going concern. Digital Angel Corporation incurred operating loss before taxes, minority interest and equity in net loss of affiliate during the three and nine-months ended September 30, 2003 of $2.6 million and $5.0 million, respectively, and $1.0 million and $4.3 million for the three and six-months ended September 30, 2002, respectively. Excluded from Digital Angel Corporation's operating loss for the nine-months ended September 30, 2002, was $1.8 million of interest expense associated with the Company's obligation to IBM Credit and $18.7 million of non-cash compensation expense associated with pre-merger Digital Angel options which were converted into options to acquire Medical Advisory Systems, Inc. ("MAS") stock, all of such expenses having been reflected as additional expense in the separate financial statements of Digital Angel Corporation included in its Form 10-Q dated September 30, 2002. In addition, Digital Angel Corporation's operating activities used cash of $3.5 million and $1.3 million during the six-months ended September 30, 2003 and 2002, respectively.

         The Company is unable to provide its operating profits or losses for the future periods. The Company's profitability and liquidity depend on many factors including the success of its marketing programs, the maintenance and reduction of expenses and its ability to successfully develop and bring to market its new products and technologies. The Company has established a management plan to mitigate the effect of its going concern uncertainty conditions over the next twelve months. The major components of the Company's plan are discussed below under Item 2. "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources from Continuing Operations." Assuming the Company is successful in achieving its plan, the Company should have sufficient working capital to satisfy its short-terms needs over the next twelve months.

Stock-Based Compensation

         As permitted under SFAS No. 123, Accounting for Stock-Based Compensation (SFAS No. 123), the Company has elected to continue to follow the guidance of APB Opinion No. 25, Accounting for Stock Issued to Employees (APB No. 25), and Financial Accounting Standards Board Interpretation No.
44, Accounting for Certain Transactions Involving Stock Compensation--an Interpretation of APB Opinion No. 25 (FIN No. 44), in accounting for its stock-based employee compensation arrangements. Accordingly, no compensation cost is recognized for any of the Company's fixed stock options granted to employees when the exercise price of each option equals or exceeds the fair value of the underlying common stock as of the grant date for each stock option. Changes in the terms of stock option grants, such as extensions of the vesting period or changes in the exercise price, result in variable accounting in accordance with APB Opinion No. 25. Accordingly, compensation expense is measured in accordance with APB Opinion No. 25 and recognized over the vesting period. If the modified grant is fully vested, any additional compensation cost is recognized immediately. The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123.

                                                               -------------
                                                                   Page F-75

              APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
            NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                 (UNAUDITED)



         At September 30, 2003, the Company had five shareholder-approved, stock-based employee compensation plans, and the Company's subsidiaries had six stock-based employee compensation plans. As permitted under SFAS No. 148, Accounting for Stock-Based Compensation--Transition and Disclosure, which amended SFAS No. 123, the Company has elected to continue to follow the intrinsic value method in accounting for its stock-based employee compensation arrangements as defined by APB No. 25 and related interpretations including FIN No. 44. The following table illustrates the effect on net (loss) income and (loss) earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation for options granted under its plans as well as to the plans of its subsidiaries:


                                               THREE-MONTHS ENDED  THREE-MONTHS ENDED   NINE-MONTHS ENDED   NINE-MONTHS ENDED
                                                  SEPTEMBER 30,       SEPTEMBER 30,        SEPTEMBER 30,       SEPTEMBER 30,
                                               ----------------------------------------------------------------------------------
                                                       2003                2002                2003                 2002
                                               ----------------------------------------------------------------------------------
Net (loss) income, as reported                       $(1,160)           $ (5,870)              $28,266            $(49,811)
  Add Back: Total stock-based employee
   compensation expense determined under APB 25
   for all awards, net of related tax effects(1)        (460)             (2,684)               (1,459)             14,873
  Deduct: Total stock-based employee
   compensation expense determined under fair
   value-based method for all awards, net of
   related tax effects (2)                            (1,210)             (1,814)               (4,089)            (17,383)

Pro forma net (loss) income                          $(2,830)           $(10,368)              $22,718            $(52,321)

(Loss) earnings per share:
  Basic--as reported                                     $--              $(0.02)                $0.09              $(0.19)
  Diluted--as reported                                   $--              $(0.02)                $0.09              $(0.19)
  Basic--pro forma                                    $(0.01)             $(0.04)                $0.07              $(0.20)
  Diluted--pro forma                                  $(0.00)             $(0.04)                $0.07              $(0.20)

  (1) Amount includes $0.0 million, $0.1 million, $0.0 million and $0.2 million of compensation expense associated with subsidiary options for the three-months ended September 30, 2003 and 2002, and the nine-months ended September 30, 2003 and 2002, respectively.

  (2) Amount includes $1.1 million, $1.3 million, $3.7 million and $1.6 million of compensation expense associated with subsidiary options for the three-months ended September 30, 2003 and 2002, and the nine-months ended September 30, 2003 and 2002, respectively.

                                                               -------------
                                                                   Page F-76

              APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
            NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                 (UNAUDITED)


         The Company did not grant options during the three-months ended September 30, 2003. The weighted average per share fair value of grants made during the three-months ended September 30, 2002, and the nine-months ended September 30, 2003 and 2002, for the Company's incentive plans was $0.18, $0.26 and $0.19, respectively. The fair value of the options granted was estimated on the grant date using the Black-Scholes option-pricing model based on the following weighted average assumptions:

                            THREE-MONTHS ENDED    THREE-MONTHS ENDED     NINE-MONTHS ENDED        NINE-MONTHS ENDED
                            SEPTEMBER 30, 2003    SEPTEMBER 30, 2002    SEPTEMBER 30, 2003       SEPTEMBER 30, 2002
                            ------------------    ------------------    ------------------       ------------------
Estimated option life               --               5.5 years             5.5 years                 5.5 years
Risk free interest rate             --                    2.89%                 1.51%                     2.89%
Expected volatility                 --                   76.00%                76.00%                    76.00%
Expected dividend yield             --                    0.00%                 0.00%                     0.00%

         VERICHIP REVENUE RECOGNITION

         VeriChip revenue is comprised of the sale of VeriChip microchips, VeriChip scanners, and a nominal distributorship fee. Generally, the distributorship rights include the rights to market, promote and sell the product(s) in a specific territory under the VeriChip name and trademarks for a specific period of time. We are currently amending our distributor agreements such that the distributor strives to meet annual marketing goals, or quotas, as agreed-upon by the distributor and the Company, by ordering and taking delivery from the Company of predetermined quantities of product each year through the term of the contract. Failure to meet the quota shall constitute a material breach of the contract and the loss of distributorship exclusivity privileges within the territory. To renew a preexisting agreement, the distributor must request so in-writing 30 days prior to the expiration of the contract. The Company, at its own discretion, may then negotiate in good faith with the distributor for a renewal of the agreement.

         VeriChip is a miniaturized, implantable radio frequency identification device (RFID) for use in a variety of identification and information applications. About the size of a grain of rice, each VeriChip contains a unique identification number that can be used to access a subscriber-supplied database providing personal related information.

         To complement the VeriChip microchip, the VeriChip Proprietary Scanner is a scanning device that activates and reads the RFID within the microchip. The scanner emits a small amount of radio frequency energy that energizes the dormant VeriChip, which then emits a radio frequency signal containing the VeriChip identification number.


         Originally, the Company entered into distributorship agreements whereby the customer would pay an up-front fee in exchange for the exclusive right to market, promote and sell VeriChip Products within the agreed-upon territory. Under this arrangement, the distribution fee was not credited against or applied towards amounts due for any products subsequently ordered by the distributor. However, it soon became clear that there was more realizable value via a relationship where distributors could apply up-front monies in exchange for product. The Company found that distributors expressed reluctance to pay fees without receiving a tangible product in return. After time, it became clear that the standard for entrants into comparable unestablished marketplaces was to not charge up-front fees. In an effort to retain the Company's customer base, management redefined its business strategy and amended its existing contracts to stipulate that $1.00 of up-front money would be allocated to the distribution fee, and the remaining amounts were customer deposits, which were applied against future purchases of VeriChip microchips and scanners. The advantage to this was that the customer was able to receive a tangible product to directly supply the resellers, as opposed to fronting additional money to purchase additional product.


                                                               -------------
                                                                   Page F-77

              APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
            NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                 (UNAUDITED)

         Product Sales

         Revenue from the sale of products such as VeriChip microchips and VeriChip scanners is recorded at gross with a separate display of cost of sales. Until the amount of returns can be reasonably estimated, we do not recognize revenues until after the products are shipped and title has transferred, provided that a purchase order has been received or a contract has been executed, there are no uncertainties regarding customer acceptance, the sales price is fixed and determinable, the period of time the distributor has to return the products as provided in their distributor agreement has expired and collectibility is reasonably assured. Once the amount of returns can be reasonably estimated, revenues (net of expected returns) will be recognized at the time of shipment and the passage of title, assuming there are no uncertainties regarding customer acceptance. If uncertainties regarding customer acceptance exist, revenue will not be recognized until such uncertainties are resolved.

         Monitoring Services

         When offered, monitoring services will be sold as a stand-alone contract and treated as a separate earnings process from product sales. Revenues from this service will be recognized on a straight-line basis over the term of the service agreement. Since the final use of the product is unknown at the time it is shipped to the distributor, end users will have the option of choosing from a number of non-proprietary monitoring services or choose none at all, and the monitoring services are not essential to the functionality of all chips, and the Company will not attempt to bundle the revenue from the sale of chips with potential future revenues from a monitoring service.

         2.  PRINCIPLES OF CONSOLIDATION

         The financial statements include the accounts of the Company and its wholly-owned and majority-owned subsidiaries, including Digital Angel Corporation and InfoTech USA, Inc., formerly SysComm International Corporation. The minority interest represents outstanding voting stock of the subsidiaries not owned by the Company. All significant intercompany accounts and transactions have been eliminated in consolidation.

         3.  INVENTORY

                                                              September 30,          December 31,
                                                                  2003                   2002
                                                            ----------------       ---------------
         Raw materials                                          $ 1,720                $ 1,725
         Work in process                                          3,277                  1,447
         Finished goods                                           6,336                  4,659
                                                            ----------------       ---------------
                                                                 11,333                  7,831
         Allowance for excess and obsolescence                   (1,553)                (1,422)
                                                            ----------------       ---------------
         Net inventory for continuing operations                $ 9,780                $ 6,409
                                                            ======================================

                                                               -------------
                                                                   Page F-78

              APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
            NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                 (UNAUDITED)


         4.  FINANCING AGREEMENTS

         Payment in Full of Obligations to IBM Credit LLC

         The Company's Third Amended and Restated Term Credit Agreement (the "IBM Credit Agreement") with IBM Credit LLC ("IBM Credit") and the Digital Angel Share Trust contained covenants relating to the Company's financial position and performance, as well as the financial position and performance of Digital Angel Corporation. At December 31, 2002, the Company did not maintain compliance with the revised financial performance covenant under the IBM Credit Agreement. In addition, under the terms of the IBM Credit Agreement, the Company was required to repay IBM Credit $29.8 million of the $77.2 million outstanding principal balance currently owed to them, plus $16.4 million of accrued interest and expenses (totaling approximately $46.2 million), on or before February 28, 2003. The Company did not make such payment by February 28, 2003, and on March 7, 2003, it received a notice from IBM Credit declaring the loan in default. Effective April 1, 2003, the Company entered into a Forbearance Agreement with IBM Credit. In turn, the Company agreed to dismiss with prejudice a lawsuit it filed against IBM Credit and IBM Corporation in Palm Beach County, Florida on March 6, 2003. Under the terms of the Forbearance Agreement, the Company had the right to purchase all of its outstanding debt obligations to IBM Credit, totaling approximately $100.0 million (including accrued interest), if it paid IBM Credit $30.0 million in cash by June 30, 2003. As of June 30, 2003, the Company made cash payments to IBM Credit totaling $30.0 million and, thus, it has satisfied in full its debt obligations to IBM Credit. As a result, during the nine-months ended September 30, 2003, the Company recorded a gain on the forgiveness of debt of $70.0 million, exclusive of the bonuses discussed below.

         On June 30, 2003, the Company's Board of Directors (through the Compensation Committee) approved the payment of approximately $4.3 million in discretionary bonus awards. The bonuses, which may be paid in cash (subject to availability) or in shares of the Company's common stock based upon mutual agreement of the recipient and the Company, subject to any regulatory or necessary approvals, were awarded to directors, executive officers and other employees in recognition of their efforts in achieving the successful repayment of all obligations to IBM Credit. This repayment resulted in a gain on the forgiveness of debt of approximately $70.4 million in the three-months ended June 30, 2003. The amount and timing of the payment of these bonuses, which is at the discretion of the Board of Directors, will depend on various factors, including (among others) the rate of the Company's business growth, the Company's research and development efforts and pipeline, the effort and timing involved in obtaining the United States Food and Drug Administration ("FDA") and other necessary approvals for the Company's VeriChip product's healthcare information applications, capital equipment needs, the requirements of the Company's customers, opportunities discovered or presented to the Company, and other cash requirements.

         Funding for $30.0 Million Payment to IBM Credit
         -----------------------------------------------

         Funding for the $30.0 million payment to IBM Credit consisted of $17.8 million in net proceeds from the sale of an aggregate of 50.0 million shares of the Company's common stock, $10.0 million in net proceeds from the issuance of the Company's 8.5% Convertible Exchangeable Debentures, and $2.2 million from cash on hand.

         The 50.0 million shares of the Company's common stock were offered on a best efforts basis through the efforts of a placement agent, J.P. Carey Securities, Inc., under the terms of a placement agency agreement. The Company agreed to pay J.P. Carey Securities, Inc. a 3% placement agency fee. In connection with this offering, on May 8, 2003, May 22, 2003 and June 4, 2003, the Company entered


                                                               -------------
                                                                   Page F-79

              APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
            NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                 (UNAUDITED)


into Securities Purchase Agreements with Cranshire Capital, L.P. and Magellan International Ltd. The Securities Purchase Agreements provided for Cranshire Capital L.P. and Magellan International Ltd. to purchase an aggregate of 20.5 million shares and 29.5 million shares of the Company's common stock, respectively, resulting in net proceeds to the Company of $17.8 million, after deduction of the 3% placement agency fee.

         Issuance of 8.5% Convertible Exchangeable Debentures
         ----------------------------------------------------

         On June 30, 2003, the Company entered into the Securities Purchase Agreement (the "Agreement") with certain investors, collectively referred to herein as "the Purchasers." In connection with the Agreement, the Company issued to the Purchasers its $10,500,000 aggregate principal amount of 8.5% Convertible Exchangeable Debentures due November 1, 2005 ("the Debentures"). Subject to the terms under the various agreements, the Debentures are convertible into shares of the Company's common stock or exchangeable for shares of Digital Angel Corporation common stock owned by the Company, or a combination thereof, at any time at the Purchasers' option prior to the maturity date of November 1, 2005.

         On November 12, 2003, the Company announced that it had entered into a letter agreement with the Purchasers. Under the letter agreement, the Purchasers were required to convert a minimum of 50% of the outstanding principal amount of the Debentures plus all accrued and unpaid interest into shares of the Company's common stock on November 12, 2003, the First Conversion Date. The conversion price was $0.35 per share. In addition, per the terms of the letter agreement, the Purchasers are required to convert any remaining outstanding principal amount of the Debentures plus accrued interest on or before November 19, 2003, the Second Conversion Date. The conversion price for the Second Conversion Date is 84% of the volume weighted average trading price of the Company's common stock for the five trading days prior to November 17, 2003, (the "Discounted VWAP"). If the Discounted VWAP is less than $0.35 per share, the conversion price shall be $0.35 per share and not the Discounted VWAP and the Purchasers shall not be obligated to purchase any remaining principal amount. As of the First Conversion Date, the Purchasers have converted approximately 93% of the original principal amount of the Debentures. The Company has issued 23.8 million shares of its common stock in connection with the conversions taking place on the First Conversion Date. In addition, as of November 12, 2003, the Debenture holders have exchanged $0.7 million of principal amount of the Debentures into 0.3 million shares of the Digital Angel Corporation common stock owned by the Company. Following these exchanges, the Company currently owns 19.3 million shares of Digital Angel Corporation's common stock, or approximately 71.4% of the shares of Digital Angel Corporation's common stock outstanding as of November 12, 2003. Any Debenture that is not converted under the terms of the letter agreement will continue in accordance with the terms of the Debentures and related agreements as discussed below, except that a Debenture holder electing not to convert its Debenture under the offer may not deem the participation in the offer by the other Debenture holders to change the price or cause other adjustment to the Debentures.

         Terms of the Debentures and Related Agreements
         ----------------------------------------------

         The conversion price for the Company's common stock is $0.515 per share, also referred to as the Set Price, subject to anti-dilution provisions. The exchange price for the Digital Angel Corporation common stock owned by us, for each individual holder of the Debentures, subject to anti-dilution provisions, is $2.20 per share as to the first fifty percent (50%) of the original principal amount of the Debentures and $4.25 per share as to the remaining fifty percent (50%) of the original principal amount, such fifty percent calculation being made on the basis of each individual Debenture holder's principal amount of Debentures purchased.



                                                               -------------
                                                                   Page F-80

              APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
            NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                 (UNAUDITED)


         In addition, the Company has granted to the Purchasers warrants to acquire approximately 5.35 million shares of the Company's common stock, or
0.95 million shares of the Digital Angel Corporation common stock owned by the Company, or a combination of shares from both companies, at the Purchasers' option (the "Warrants"). The exercise prices are $0.564 and $3.178 for the Company's common stock and the Digital Angel Corporation common stock, respectively. The Warrants are subject to anti-dilution provisions, vest immediately and are exercisable through June 30, 2007. The Company has registered its common shares issuable upon conversion of the Debentures and Warrants in accordance with the terms of a Registration Rights Agreement entered into among the Company and the Purchasers.

         The proceeds upon issuance of the Debentures were allocated as follows:

         Face value of Debentures                              $10,500
         Beneficial conversion feature                          (3,120)
         Relative fair value of Warrants                        (1,387)
                                                    --------------------
         Relative fair value of Debentures                     $ 5,993
                                                    ====================


         The beneficial conversion feature was calculated as the difference between the beneficial conversion price and the fair value of the Company's common stock, multiplied by the number of shares into which the Debentures were convertible in accordance with the Emerging Issues Task Force ("EITF")
- 00-27. The beneficial conversion feature was recorded as a reduction in the value assigned to the Debentures (original issue discount) and an increase in additional paid-in-capital. The value assigned to the Warrants was recorded as a reduction in the value assigned to the Debentures (original issue discount) and an increase in long-term liabilities. The fair value of the Warrants were estimated using the Black-Scholes valuation model. The liability for the Warrants, to the extent potentially settleable in shares of the Digital Angel Corporation common stock owned by the Company, is being revalued at each reporting period and any resulting increase will result in a charge to operations. The revaluation as of September 30, 2003, did not result in an increase in the liability. The Company will be required to record an impairment loss if the carrying value of the Digital Angel Corporation common stock underlying the Warrants exceeds the exercise price. Should the Purchasers elect to exercise the Warrants into shares of the Digital Angel Corporation common stock, such exercise may result in the Company recording a gain on the transaction. The original issue discount of $4.5 million is being accreted over the life of the Debentures as additional interest expense. During the three and nine-months ended September 30, 2003, the Company incurred approximately $0.5 million of interest expense as a result of the accretion of the original issue discount. As a result of the conversions under the letter agreement announced on November 12, 2003, as discussed above, the Company will accrete a minimum of 93% of the remaining original issue discount as interest expense during the fourth quarter of 2003.


         Among other provisions under the Agreement and the Debentures, the Company is required to pay interest at the rate of 8.5% per annum on a quarterly basis beginning September 1, 2003, and, beginning on November 1, 2003, on a monthly basis as to the principal amount required to be redeemed each month. A final interest payment is due on the maturity date, which is November 1, 2005. Interest payments may be made in either cash or in shares of the Digital Angel Corporation common stock owned by the Company, or a combination thereof at the Company's option, subject to certain restrictions. The interest conversion rate for the Digital Angel Corporation common stock is calculated based upon 90% of the average of the lowest 10 of the 20 volume-weighted average stock prices immediately prior to the applicable interest payment date, subject to a late payment adjustment. Principal redemption payments of

                                                               -------------
                                                                   Page F-81

              APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
            NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                 (UNAUDITED)

$0.4 million are due monthly beginning November 1, 2003. The principal redemption payments may be made in cash, the Company's common stock or the Digital Angel Corporation common stock owned by the Company at the Company's option, subject to certain limitations regarding the average market value and trading volume of the Digital Angel Corporation common stock. The conversion/exchange redemption prices are based upon the lesser of ninety percent (90%) of the lowest 10 of the 20 volume-weighted average stock prices prior to the redemption date, and the Set Price/exchangeable prices, subject to anti-dilution provisions.


         If the Company elects to make interest and/or principal redemption payments in shares of the Digital Angel Corporation common stock that it owns, such payments may result in additional interest expense and/or a gain or loss on the deemed sale of the Digital Angel Corporation common shares. If the Company makes principal redemption and interest payments in shares of its common stock, such payments may result in additional interest expense. To date, the Company has made interest payments in cash on September 1, 2003 and November 1, 2003, and in shares of its common stock on the First Conversion Date. The principal payment due November 1, 2003, was paid $0.3 million in cash and $0.1 million through the exchange of Digital Angel Corporation common stock. A diminutive gain was recorded on the exchange. The conversions under the terms of the letter agreement will also result in additional interest expense during the fourth quarter of 2003.


         Subject to certain exempt transactions, including among others, the issuances of shares in connection with stock options, share issuances under severance agreements with former executives, exercises of warrants currently outstanding, including the Warrants, the conversion of the Debentures and issuances of shares for acquisitions or strategic investments and certain other exempt transactions, the Company is prohibited under the terms of the Agreement to incur, create, guarantee, assume or to otherwise become liable on account of an indebtedness other than with a federally regulated financial institution or to increase any amounts owing under any existing obligations or to issue or sell shares of the Company's common stock or equivalents until December 28, 2003, which is ninety (90) days after the effective date of the registration statement registering the Company's common shares underlying the Debentures and Warrants or until such time as the Purchasers no longer hold any Debentures. In addition, each Purchaser has the right of first refusal with regard to any financings made by the Company in shares of its common stock or common stock equivalents until such time as the Purchaser no longer holds any Debentures.

         As collateral for the Debentures and under the terms of a Security Agreement, the Company and its wholly-owned subsidiary, Computer Equity Corporation, have granted to the Purchasers a security interest in all of the Company's accounts receivable, and under the terms of a Pledge Agreement, the Company has granted to the Purchasers a security interest in up to 14.9 million shares of the Digital Angel Corporation common stock it currently owns.

         In connection with the Debentures, the Company incurred a placement agency fee of $430,000, and it reimbursed one of the Purchasers $50,000 for legal, administrative, due diligence and other expenses incurred to prepare and negotiate the transaction documents. The Company realized net proceeds of $10.0 million from the issuance of the Debentures, after deduction of the placement agency fee and transaction document costs. To date, the Company has not realized any proceeds from the issuance of the Warrants, as the Warrants have not yet been exercised.

         As a result of the complete satisfaction of all of the Company's obligations to IBM Credit, the Company entered into an Amended and Restated Trust Agreement dated June 30, 2003 with the Digital Angel Share Trust. Under the terms of the revised trust agreement, the Digital Angel Share Trust has

                                                               -------------
                                                                   Page F-82

              APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
            NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                 (UNAUDITED)

retained all of its rights, title and interest in 15.0 million shares of the Digital Angel Corporation common stock owned by the Company in consideration of the Debentures and in order to secure and facilitate the payment of the Company's obligations under the Debentures. Scott R. Silverman, the Company's Chief Executive Officer, serves as the sole advisory board member to the Digital Angel Share Trust.

         Digital Angel Corporation Financing Transactions
         ------------------------------------------------

         On July 31, 2003, Digital Angel Corporation entered into a securities purchase agreement to sell securities to Laurus Master Fund, Ltd. ("Laurus"). Under the terms of the securities purchase agreement, Digital Angel Corporation issued and sold to Laurus a two-year secured convertible note in the original principal amount of $2.0 million and a common stock warrant to purchase up to 0.1 million shares of Digital Angel Corporation's common stock. The note is convertible, at Laurus' option, into shares of Digital Angel Corporation's common stock at a per share price of $2.33, subject to limitations. The note accrues interest at an annual rate equal to prime plus 1.75% but shall not be less than 6% per annum. The exercise prices of the warrant range from $2.68 to $3.38 per share and the warrant is exercisable for five years. In connection with the note, Digital Angel Corporation and Laurus entered into a security agreement granting to Laurus a lien and security interest in Digital Angel Corporation's assets, having a net book value of $50.6 million as of September 30, 2003. On August 28, 2003, Digital Angel Corporation entered into another security agreement with Laurus under which it may borrow from Laurus the lesser of $5.0 million or an amount that is determined based on percentages of Digital Angel Corporation's eligible accounts receivable and inventory as prescribed by the terms of the Security Agreement. Under the Security Agreement, Digital Angel Corporation issued to Laurus a Secured Revolving Convertible Note (the "Revolving Note") in the original principal amount of $3.5 million and a Secured Minimum Borrowing Convertible Note (the "Minimum Borrowing Note") in the original principal amount of $1.5 million. The notes accrue interest at an annual rate equal to prime plus 2.50%. Digital Angel Corporation used proceeds from the loans from Laurus to satisfy in full its credit facility with Wells Fargo Business Credit, Inc., ("Wells Fargo") which was cancelled effective August 28, 2003. As of September 30, 2003, the aggregate amount outstanding under the Minimum Borrowing Note and Revolving Note was $2.7 million and the availability under the Revolving Note was $0.9 million. Beginning May 28, 2004, the Minimum Borrowing Note and the Revolving Note are convertible, at Laurus' option, into shares of Digital Angel Corporation's common stock at a price per share of $2.64, subject to adjustments upward following each conversion of $2.0 million.

         Going Concern

         The repayment of all of the Company's debt obligations to IBM Credit resolved one of the major factors impacting the Company's ability to continue as a going concern. The Company's ability to continue as a going concern is also predicated upon numerous factors including the Company's ability to:

             o Successfully implement its business plans, manage expenditures according to its budget, and generate positive cash flow from operations;

             o  Develop an effective marketing and sales strategy;

             o Obtain the necessary approvals to expand the market for the VeriChip product;

             o Realize positive cash flow with respect to its investment in Digital Angel Corporation;


                                                               -------------
                                                                   Page F-83

              APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
            NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                 (UNAUDITED)

             o Complete the development of the second generation Digital Angel product; and

             o Maintain compliance with the covenants under the Debentures and related agreements.

          The Company is continually seeking operational efficiencies and synergies within each of its operating segments as well as evaluating acquisitions of businesses and customer bases which complement its operations. These strategic initiatives may include acquisitions, raising additional funds through equity offerings, or the divestiture of non-core business units that are not critical to the Company's long-term strategy or other restructurings or rationalization of existing operations. The Company will continue to review all alternatives to ensure maximum appreciation of its shareholders' investments. However, the Company cannot be certain that any initiatives will be found, or if found, that they will be on terms favorable to the Company.

                                                               -------------
                                                                   Page F-84

              APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
            NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                 (UNAUDITED)


5.        EARNINGS (LOSS) PER SHARE

       The following is a reconciliation of the numerator and denominator of basic and diluted earnings (loss) per share:

                                                                                ----------------------------------------------------
                                                                                     THREE-MONTHS ENDED        NINE-MONTHS ENDED
                                                                                        SEPTEMBER 30,             SEPTEMBER 30,
                                                                                ----------------------------------------------------
                                                                                      2003         2002        2003         2002
                                                                                      ----         ----        ----         ----
NUMERATOR:
  NUMERATOR FOR BASIC EARNINGS (LOSS) PER SHARE -
  Net (loss) income from continuing operations                                      $ (1,259)    $ (5,751)   $ 28,758     $(49,916)
  Net income (loss) from discontinued operations                                          99         (119)       (492)         105
                                                                                ----------------------------------------------------
  Net (loss) income                                                                 $ (1,160)    $ (5,870)   $ 28,266     $(49,811)
                                                                                ====================================================
  NUMERATOR FOR DILUTED EARNINGS (LOSS) PER SHARE -
  Net (loss) income from continuing operations                                      $ (1,259)    $ (5,751)   $ 28,758     $(49,916)
  Add back interest on convertible exchangeable debentures                             1,558           --       1,558           --
                                                                                ----------------------------------------------------
  Adjusted net income (loss) from continuing operations                                  299       (5,751)   $ 30,316      (49,916)
  Net income (loss) from discontinued operations                                          99         (119)       (492)         105
                                                                                ----------------------------------------------------
  Adjusted net income (loss) for diluted earnings (loss) per share                  $    398     $ (5,870)   $ 29,824     $(49,811)
                                                                                ====================================================

         DENOMINATOR:

DENOMINATOR FOR BASIC EARNINGS (LOSS) PER SHARE -
Weighted-average shares                                                              353,558      274,934     315,380      265,001
                                                                                ----------------------------------------------------
  Convertible exchangeable debentures                                                 20,388           --       6,871           --
  Stock options                                                                        4,629           --       8,745           --
  Warrants                                                                             3,779           --       3,629           --
                                                                                ----------------------------------------------------
DENOMINATOR FOR DILUTED EARNINGS (LOSS) PER SHARE(1) -
Weighted-average shares                                                              382,354      274,934     334,625      265,001
                                                                                ====================================================

         BASIC EARNINGS (LOSS) PER SHARE:

CONTINUING OPERATIONS                                                               $     --     $  (0.02)   $   0.09     $  (0.19)
---------------------

DISCONTINUED OPERATIONS                                                                   --           --          --           --
-----------------------                                                         ----------------------------------------------------
TOTAL - BASIC                                                                       $     --     $  (0.02)   $   0.09     $  (0.19)
-------------                                                                   ====================================================
DILUTED EARNINGS (LOSS) PER SHARE:

CONTINUING OPERATIONS                                                               $     --     $  (0.02)   $   0.09     $  (0.19)
---------------------

DISCONTINUED OPERATIONS                                                                   --           --          --           --
-----------------------
                                                                                ----------------------------------------------------
TOTAL - DILUTED                                                                     $     --     $  (0.02)   $   0.09     $  (0.19)
---------------                                                                 ====================================================

(1) The weighted average shares listed below were not included in the computation of diluted loss per share because to do so would have been anti-dilutive for the periods presented:

                            THREE-MONTHS ENDED     NINE-MONTHS ENDED
                                 SEPTEMBER 30,         SEPTEMBER 30,

                                          2002                  2002
                                          ----                  ----
Stock options                            9,161                10,010
Warrants                                 2,917                 2,542
                         --------------------------------------------
                                        12,078                12,552
                         ============================================

                                                               -------------
                                                                   Page F-85

              APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
            NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                 (UNAUDITED)


         6.  SEGMENT INFORMATION

         Effective January 1, 2002, the Company operates in three business segments: Advanced Technology, Digital Angel Corporation and InfoTech USA, Inc.

         Advanced Technology

         The Advanced Technology segment represents those businesses that the Company believes will provide the necessary synergies, support and infrastructure to allow it to develop, promote and fully integrate its technology products and services. This segment specializes in voice, data and video telecommunications networks, propriety software and Internet access and website design. The majority of the revenue in this segment is from the Company's wholly-owned subsidiary, Computer Equity Corporation. In January 2003, Computer Equity Corporation's wholly owned subsidiary, GTI, was one of seventeen companies awarded the federal government's CONNECTIONS contract, which replaced the previous Wire and Cable Service ("WACS") contract. The CONNECTIONS contract has a three-year base term and five successive one-year renewal options. The CONNECTIONS contract is similar to the WACS contract in that it will allow Computer Equity Corporation to provide government agencies with equipment and services for campus and building communications networks and related infrastructure without the need to follow the full procurement process for a new contract. Expenses associated with VeriChip, Thermo Life and Personal Locating Device ("PLD") products are also included in the Advanced Technology segment. The Company's VeriChip(TM) product has multiple applications in security, personal identification, safety, healthcare (subject to FDA approval) and more. The Advanced Technology segment's customer base includes governmental agencies, commercial operations, and consumers. The principal products and services in this segment are as follows:

             o  Voice, data and video telecommunications networks;
             o  Call center and customer relationship management software;
             o  Networking products and services;

             o  Website design and Internet access;

             o  Miniaturized implantable verification chip (VeriChip(TM));
             o  Miniaturized power generator (Thermo Life(TM)); and
             o  PLD.

         The Advanced Technology segment delivers products and services across a multitude of industries, including government, insurance, utilities, communications and high tech. As of September 30, 2003, the Company had recorded $0.3 million in revenue from its VeriChip product and it had not recorded any revenue from its Thermo Life or PLD products.

         Digital Angel Corporation

         The Digital Angel Corporation segment consists of the business operations of Digital Angel Corporation, the Company's approximately 71.4% owned subsidiary and is engaged in the business of developing and bringing to market proprietary technologies used to identify, locate and monitor people, animals and objects. Digital Angel Corporation operates in four divisions: Animal Applications, Wireless and Monitoring, GPS and Radio Communications, and Medical Systems.

                                                               -------------
                                                                   Page F-86

              APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
            NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                 (UNAUDITED)

         The principal products and services in this segment by division are as follows:

         The Company's Animal Applications division develops, manufactures, and markets a broad line of electronic and visual identification devices for the companion animal, livestock, laboratory animal, fish and wildlife markets worldwide. The tracking of cattle and hogs are crucial both for asset management and for disease control and food safety. The principal technologies employed by Animal Applications are electronic ear tags and implantable microchips that use radio frequency transmission. This division includes our Bio-Thermo(TM) product;

         The Company's Wireless and Monitoring division develops and markets advanced technology to gather location and local sensory data and to communicate that data to an operations center. This segment is continuously developing its technology, which it refers to as its "Digital Angel(TM) technology." The Digital Angel(TM) technology is the integration and miniaturization into marketable products of three technologies: wireless communications (such as cellular), sensors (including bio-sensors) and position location technology (including global positioning systems (GPS) and other systems);

         The Company's GPS and Radio Communications division consists of the design, manufacture and support of secure GPS enabled search and rescue equipment and intelligent communications products and services for telemetry, mobile data and radio communications applications serving commercial and military markets. In addition, it designs, manufactures and distributes intrinsically safe sounders (horn alarms) for industrial use and other electronic components; and

         The Company's Medical Systems division is the MAS business that was acquired on March 27, 2002. A staff of logistics specialists and physicians provide medical assistance services and interactive medical information services to people traveling anywhere in the world. It also sells a variety of kits containing pharmaceutical and medical supplies.

         The majority of sales in this segment are from the Animal Applications division. Minimal sales of the Digital Angel and Bio-Thermo products have been recorded as of September 30, 2003.

         InfoTech USA, Inc. (formerly the segment known as SysComm
International)

         The InfoTech USA, Inc. segment consists of the business operations of the Company's 52.5% owned subsidiary, InfoTech USA, Inc. This segment is a full service provider of Information Technology, or IT, products and services. During 2002, this segment continued its strategy of moving away from a product-driven systems integration business model to a customer-oriented IT strategy-based business model. It has further developed its deliverable IT products and services by adding new consulting and service offerings, and increasing the number of strategic alliances with outside technical services firms and manufacturers of high-end IT products. The principal products and services in this segment are computer hardware and computer services. The majority of InfoTech USA, Inc.'s revenue is derived from sales of computer hardware. InfoTech's services consist of IT consulting, installation, project management, design and deployment, computer maintenance and other professional services.

         All Other

         Business units that were closed or sold during 2001 and 2002 are reported as "All Other."


         The "Corporate/Eliminations" category includes all amounts recognized upon consolidation of the Company's subsidiaries such as the elimination of intersegment revenues, expenses, assets and liabilities. "Corporate/Eliminations" also includes certain interest expense and other expenses associated

                                                               -------------
                                                                   Page F-87

              APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
            NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                 (UNAUDITED)

with corporate activities and functions. Included in "Corporate/Eliminations" for the three-months ended September 30, 2003, is a reversal of approximately $3.9 million of severance expense associated with the termination of a former officer and director and included in the nine-months ended September 30, 2003, is a gain on the forgiveness of debt obligations to IBM Credit of $70.0 million, $4.3 million of bonuses awarded for the successful repayment of all obligations to IBM Credit and a severance charge of approximately $18.1 million associated with the termination of certain former officers and director. Included in "Corporate/Eliminations" for the nine-months ended September 30, 2002, is a non-cash compensation charge of $18.7 million associated with pre-merger Digital Angel options, which were converted into options to acquire shares of MAS in connection with the merger of pre-merger Digital Angel and MAS. The merger is more fully discussed in Note 7.


         Additionally, the Company's previously reported Intellesale and all other non-core business segments are reported as discontinued operations.

         The accounting policies of the segments are the same as those described in the summary of significant accounting policies in the Company's Annual Report on Form 10-K filed for the year-ended December 31, 2002, except that intersegment sales and transfers are generally accounted for as if the sales or transfers were to third parties at current market prices. It is on this basis that management utilizes the financial information to assist in making internal operating decisions. The Company evaluates performance based on segment operating income.

         Following is the selected segment data as of and for the three-months ended September 30, 2003:


                                                                                  SEGMENTS
                                                                                  --------
                                                             Digital
                                               Advanced       Angel        InfoTech                  Corporate/
                                              Technology   Corporation     USA, Inc.    All Other   Eliminations   Consolidated
                                             ------------------------------------------------------------------------------------
Net revenue from external customers:

Product                                         $ 8,514      $ 6,832        $3,419       $   --      $   (18)       $ 18,747
Service                                           2,737        1,512           806           --           --           5,055
Inter-segment revenue-product                        --          (18)           --           --           18              --
                                             -----------------------------------------------------------------------------------
Total revenue                                   $11,251      $ 8,326        $4,225       $   --      $    --        $ 23,802
                                             ===================================================================================

Income (loss) from continuing operations
  before taxes, minority interest and
  (gains) losses attributable to capital
  transactions of subsidiary                    $   481      $(2,625)       $ (108)      $   44      $   (73)       $ (2,281)
                                             ===================================================================================

Total assets                                    $40,618      $70,920        $9,228       $2,737      $(6,900)       $116,603
                                             ===================================================================================



                                                               -------------
                                                                   Page F-88

              APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
            NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                 (UNAUDITED)


         Following is the selected segment data as of and for the three-months ended September 30, 2002:


                                                                                  SEGMENTS
                                                                                  --------
                                                             Digital
                                               Advanced       Angel        InfoTech                  Corporate/
                                              Technology   Corporation     USA, Inc.    All Other   Eliminations   Consolidated
                                             ------------------------------------------------------------------------------------
Net revenue from external customers:

Product                                         $ 7,019      $  8,780        $3,850      $   --       $    16        $ 19,665
Service                                           2,970           826           691          --            18           4,505
Inter-segment revenue-product                        --            16            --          --           (16)             --
                                             ------------------------------------------------------------------------------------
Total revenue                                   $ 9,989      $  9,622        $4,541      $   --       $    18        $ 24,170
                                             ===================================================================================

Income (loss) from continuing operations
                                                                             $ (27)
 before income taxes, minority interest,
 losses attributable to capital
 transactions of subsidiary and equity in
 net loss of affiliate                          $   (90)     $   (976)       $  (33)     $  (27)      $(4,482)       $ (5,608)
                                             ===================================================================================

Total assets (2)                                $41,540      $140,154        $9,757      $2,778       $   783        $195,012
                                             ===================================================================================



         Following is the selected segment data as of and for the nine-months ended September 30, 2003:


                                                                                  SEGMENTS
                                                                                  --------
                                                             Digital
                                               Advanced       Angel        InfoTech                  Corporate/
                                              Technology   Corporation     USA, Inc.    All Other   Eliminations   Consolidated
                                             ------------------------------------------------------------------------------------
Net revenue from external customers:

Product                                         $22,768      $25,816        $ 8,686      $   --      $  (106)       $ 57,164
Service                                           8,303        2,287          2,043          --           --          12,633
Inter-segment revenue-product                        --         (106)            --          --          106              --
                                             ------------------------------------------------------------------------------------
Total revenue                                   $31,071      $27,997        $10,729      $   --      $    --        $ 69,797
                                             ===================================================================================

Income (loss) from continuing operations
 before taxes, minority interest and
 losses attributable to capital
 transactions of subsidiary                     $   974      $(5,038)       $  (731)     $  373      $33,158        $ 28,736
                                             ===================================================================================

         Total assets                           $40,618      $70,920        $ 9,228      $2,737      $(6,900)       $116,603
                                             ===================================================================================


                                                               -------------
                                                                   Page F-89

              APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
            NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                 (UNAUDITED)


         Following is the selected segment data as of and for the nine-months ended September 30, 2002:


                                                                                  SEGMENTS
                                                                                  --------
                                                             Digital
                                               Advanced       Angel        InfoTech                  Corporate/
                                              Technology   Corporation     USA, Inc.    All Other   Eliminations   Consolidated
                                             ------------------------------------------------------------------------------------
Net revenue from external customers:

Product                                         $20,451      $ 24,739       $17,670      $1,014      $    (63)       $ 63,811
Service                                           9,954         2,035         2,171         375            54          14,589
Inter-segment revenue-product                        --           (63)           --          --            63              --
                                             -----------------------------------------------------------------------------------
Total revenue                                   $30,405      $ 26,711       $19,841      $1,389      $     54        $ 78,400
                                             ===================================================================================

Income (loss) from continuing operations
 before income taxes, minority interest,
 losses attributable to capital transactions
 of subsidiary and equity in net loss of
 affiliate (1)                                  $  (113)     $ (4,250)      $   (62)     $  117      $(41,235)       $(45,543)
                                             ===================================================================================

         Total assets (2)                       $41,540      $140,154       $ 9,757      $2,778      $    783        $195,012
                                             ===================================================================================


(1) For Digital Angel Corporation, amount excludes $1.8 million of interest expense associated with the Company's obligation to IBM Credit and $18.7 million of non-cash compensation expense associated with pre-merger Digital Angel options which were converted into options to acquire MAS stock, both of which have been reflected as additional expense in the separate financial statements of Digital Angel Corporation included in its Form 10Q.

(2) For Digital Angel Corporation, amount includes $4.8 million of goodwill associated with the Company's initial 16.6% investment in MAS.

         The following is a breakdown of the Company's revenue by segment and type of product and service:

                                                              THREE-MONTHS ENDED SEPTEMBER 30,
                                                                       (IN THOUSANDS)
                                    ------------------------------------------------------------------------------------
                                                       2003                                        2002
                                    ------------------------------------------------------------------------------------
                                      Product        Service          Total        Product        Service          Total
                                      -------        -------          -----        -------        -------          -----
ADVANCED TECHNOLOGY
Voice, data and video
  telecommunications networks          $8,064         $1,182        $ 9,246         $6,397         $1,204         $7,600
Call center and customer
  relationship management software        243          1,314          1,557            178          1,053          1,231
Networking products and services            -              -              -             97            222            319
Website design and Internet access         84            241            326            329            491            820
Implantable verification chip             123              -            123             18              -             18
                                    ------------------------------------------------------------------------------------
    Total                              $8,514         $2,737        $11,251         $7,019         $2,969         $9,989
                                    ==========================================  ========================================

                                                             THREE-MONTHS ENDED SEPTEMBER 30,
                                                                       (IN THOUSANDS)
                                    ------------------------------------------------------------------------------------
                                                       2003                                        2002
                                    ------------------------------------------------------------------------------------
                                      Product        Service          Total        Product        Service          Total
                                      -------        -------          -----        -------        -------          -----
DIGITAL ANGEL CORPORATION
Animal Applications                    $4,167         $1,192         $5,359         $5,887           $267         $6,154
GPS and Radio Communications            2,526              -          2,526          2,506              -          2,506
Wireless and Monitoring                     -            125            125              -            335            335
Medical Systems                           139            195            334            387            224            611
Inter-segment revenue-product             (18)             -            (18)            16              -             16
                                    ------------------------------------------------------------------------------------
    Total                              $6,814         $1,512         $8,326         $8,796           $826         $9,622
                                    ==========================================  ========================================

                                                               -------------
                                                                   Page F-90



              APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
            NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                 (UNAUDITED)


                                                             THREE-MONTHS ENDED SEPTEMBER 30,
                                                                      (IN THOUSANDS)
                                    ------------------------------------------------------------------------------------
                                                       2003                                        2002
                                    ------------------------------------------------------------------------------------
                                      Product        Service          Total        Product        Service          Total
                                      -------        -------          -----        -------        -------          -----
INFOTECH USA, INC.
Computer hardware                      $3,419           $  -         $3,419         $3,850           $  -         $3,850
Computer services                           -            806            806              -            691            691
                                    ------------------------------------------------------------------------------------
    Total                              $3,419           $806         $4,225         $3,850           $691         $4,541
                                    ==========================================  ========================================

                                                            THREE-MONTHS ENDED SEPTEMBER 30,
                                                                      (IN THOUSANDS)
                                    ------------------------------------------------------------------------------------
                                                       2003                                        2002
                                    ------------------------------------------------------------------------------------
                                      Product        Service          Total        Product        Service          Total
                                      -------        -------          -----        -------        -------          -----
ALL OTHER
Telephony systems                        $  -           $  -           $  -           $  -           $  -           $  -
Software development and
  applications                              -              -              -              -              -              -
Networking products and services            -              -              -              -              -              -
                                    ------------------------------------------------------------------------------------
    Total                                $  -           $  -           $  -           $  -           $  -           $  -
                                    ==========================================  ========================================


                                                              NINE-MONTHS ENDED SEPTEMBER 30,
                                                                      (IN THOUSANDS)
                                    ------------------------------------------------------------------------------------
                                                       2003                                        2002
                                    ------------------------------------------------------------------------------------
                                      Product        Service          Total        Product        Service          Total
                                      -------        -------          -----        -------        -------          -----
ADVANCED TECHNOLOGY
Voice, data and video
  telecommunications networks         $21,619         $3,553        $25,172        $18,466         $3,632        $22,098
Call center and customer
  relationship management software        505          3,764          4,269            690          3,915          4,605
Networking products and services            -              -              -            326            862          1,188
Website design and Internet access        373            986          1,359            950          1,546          2,496
Implantable verification chip             271              -            271             18              -             18
                                    ------------------------------------------------------------------------------------
    Total                             $22,768         $8,303        $31,071        $20,451         $9,954        $30,405
                                    ==========================================  ========================================


                                                              NINE-MONTHS ENDED SEPTEMBER 30,
                                                                      (IN THOUSANDS)
                                    ------------------------------------------------------------------------------------
                                                       2003                                        2002
                                    ------------------------------------------------------------------------------------
                                      Product        Service          Total        Product        Service          Total
                                      -------        -------          -----        -------        -------          -----
DIGITAL ANGEL CORPORATION
Animal Applications                   $17,157         $1,192        $18,349        $16,314         $  442        $16,756
GPS and Radio Communications            7,933              -          7,933          7,622              -          7,622
Wireless and Monitoring                     -            284            284              -          1,215          1,215
Medical Systems                           726            811          1,537            803            378          1,181
Inter-segment revenue-product            (106)             -           (106)           (63)             -            (63)
                                    ------------------------------------------------------------------------------------
    Total                             $25,710         $2,287        $27,997        $24,676         $2,035        $26,711
                                    ==========================================  ========================================

                                                               -------------
                                                                   Page F-91



              APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
            NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                 (UNAUDITED)



                                                              NINE-MONTHS ENDED SEPTEMBER 30,
                                                                      (IN THOUSANDS)
                                    ------------------------------------------------------------------------------------
                                                       2003                                        2002
                                    ------------------------------------------------------------------------------------
                                      Product        Service          Total        Product        Service          Total
                                      -------        -------          -----        -------        -------          -----
INFOTECH USA, INC.
Computer hardware                      $8,686         $    -        $ 8,686        $17,670         $    -        $17,670
Computer services                           -          2,043          2,043              -          2,171          2,171
                                    ------------------------------------------------------------------------------------
    Total                              $8,686         $2,043        $10,729        $17,670         $2,171        $19,841
                                    ==========================================  ========================================


                                                            NINE-MONTHS ENDED SEPTEMBER 30,
                                                                     (IN THOUSANDS)
                                    ------------------------------------------------------------------------------------
                                                       2003                                        2002
                                    ------------------------------------------------------------------------------------
                                      Product        Service          Total        Product        Service          Total
                                      -------        -------          -----        -------        -------          -----
ALL OTHER
Telephony systems                        $  -           $  -           $  -         $    -           $  -         $    -
Software development and
  applications                              -              -              -          1,014            375          1,388
Networking products and services            -              -              -              -              -              -
                                    ------------------------------------------------------------------------------------
    Total                                $  -           $  -           $  -         $1,014           $375         $1,389
                                    ==========================================  ========================================


         7.  ACQUISITIONS

         Effective March 27, 2002, the Company's then 93% owned subsidiary, Digital Angel Corporation, which we refer to as pre-merger Digital Angel, merged with and into a wholly-owned subsidiary of a publicly traded company, MAS, and MAS changed its name to Digital Angel Corporation. Under the terms of the merger agreement, each issued and outstanding share of common stock of pre-merger Digital Angel (including each share issued upon exercise of options prior to the effective time of the merger) was cancelled and converted into the right to receive 0.9375 shares of MAS's common stock. The Company obtained 18.75 million shares of MAS common stock in the merger (representing approximately 61% of the shares then outstanding). Prior to the transaction, the Company owned 850,000 shares of MAS, or approximately 16.7%. Upon consummation of the transaction, the Company owned 19.6 million shares, or approximately 77% of the shares then outstanding. As of November 12, 2003, the Company owned 19.3 million shares of Digital Angel Corporation common stock, or approximately 71.4% of the shares outstanding. Also, pursuant to the merger agreement, the Company contributed to MAS all of its stock in Timely Technology Corp., a wholly-owned subsidiary, and Signature Industries, Limited, an 85% owned subsidiary. Pre-merger Digital Angel, Timely Technology Corp. and Signature Industries, Limited were collectively referred to as the Advanced Wireless Group (AWG). The merger has been treated as a reverse acquisition for accounting purposes, with the AWG treated as the accounting acquirer.

         The total purchase price of the transaction was $32.0 million, which was comprised of the $25.0 million fair market value of MAS stock outstanding not held by the Company immediately preceding the merger, the $3.4 million estimated fair market value of MAS options and warrants outstanding as well as the direct costs of the acquisition of approximately $3.6 million. The transaction resulted in Digital Angel Corporation allocating approximately $28.3 million of the purchase price to goodwill, $25.9 million of which was deemed to be impaired during the fourth quarter of 2002 in connection with the Company's annual goodwill impairment review. Digital Angel Corporation is publicly traded on the American Stock Exchange under the symbol DOC, with a closing market price per share at September 30, 2003, and November 12, 2003, of $2.08 and $2.58, respectively.


                                                               -------------
                                                                   Page F-92

              APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
            NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                 (UNAUDITED)



         Gains where realized and losses on issuance of shares of stock by the Company's consolidated subsidiary, Digital Angel Corporation, are reflected in the consolidated statement of operations. The Company determined that such recognition of gains and losses on issuances of shares of stock by Digital Angel Corporation was appropriate since the shares issued to date were not sales of unissued shares in a public offering, the Company does not plan to reacquire the shares issued and the value of the proceeds could be objectively determined. The business operations of Digital Angel Corporation are described in Note 6. During the nine-months ended September 30, 2002, the Company recorded a net loss of $0.4 million occasioned by the merger transaction, comprised of a loss of approximately $5.1 million resulting from the exercise of 1.5 million pre-merger Digital Angel options (representing the difference between the carrying amount of the Company's pro-rata share of its investment in pre-merger Digital Angel and the exercise price of the options), and a gain of approximately $4.7 million from the deemed sale of 22.85% of the AWG, as a result of the merger with MAS. During the three-months ended September 30, 2003 and 2002, and the nine-months ended September 30, 2003 and 2002, the Company recorded a gain
(loss) of $0.3 million, ($0.4) million, ($0.9) million and ($4.2) million, respectively, on the issuances of 0.1 million, 0.1 million, 0.5 million and
1.0 million shares of Digital Angel Corporation common stock, respectively, resulting primarily from the exercise of Digital Angel Corporation stock options. The gain (loss) represents the difference between the carrying amount of the Company's pro-rata share of its investment in Digital Angel Corporation and the net proceeds from the issuances of the stock and other changes in the minority interest ownership as follows:

                                                                    FOR THE THREE MONTHS      FOR THE NINE MONTHS
                                                                      ENDED SEPTEMBER 30,     ENDED SEPTEMBER 30,
                                                                  -------------------------------------------------
                                                                       2003         2002        2003        2002
                                                                  -------------------------------------------------
                                                                       (in thousands, except per share amounts)
Issuances of common stock for stock option exercises                    106           60         484        2,452
Issuances of common stock for services                                   --           --          --           38
                                                                  =================================================
Total issuances of common stock                                         106           60         484        2,490
                                                                  =================================================

Proceeds from stock issuances                                           $14          $30        $238         $855
                                                                  =================================================

Average price per share                                               $0.13        $0.50       $0.49        $0.24
                                                                  =================================================

Beginning ownership percentage of Digital Angel Corporation           72.87%       74.25%      73.91%      100.00%

Ending ownership percentage of Digital Angel Corporation(1)           72.57%       74.08%      72.57%       74.08%

Change in ownership percentage                                         0.30%        0.17%       1.34%       25.92%

Loss on issuances of stock by Digital Angel Corporation                $103         $128        $324       $7,375

Gain on the sale of AWG(1)                                               --           --          --       (4,755)
                                                                  =================================================

Net loss on capital transactions of subsidiary(2)                      $103         $128        $324       $2,620
                                                                  =================================================

(Gain) loss attributable to changes in minority interest as a
  result of capital transactions of subsidiary(2)                     $(371)        $234        $577       $2,024
                                                                  =================================================


(1) The reduction in the Company's ownership percentage includes the impact of the sale of the AWG, as well as the stock issuances by Digital Angel Corporation.
(2) The Company has not provided a tax provision/benefit for the net loss on capital transactions of subsidiary and the (gain) loss attributable to changes in minority interest as a result of capital transactions of subsidiary.

                                                               -------------
                                                                   Page F-93

              APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
            NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                 (UNAUDITED)


         Unaudited pro forma results of operations for the nine-months ended September 30, 2002, are included below. Such pro forma information assumes that the merger of pre-merger Digital Angel and MAS had occurred as of January 1, 2002:

                                                                            --------------------------
                                                                                NINE-MONTHS ENDED
                                                                                  SEPTEMBER 30,
                                                                            --------------------------
                                                                                       2002
                                                                                       ----
     Net operating revenue from continuing operations                                $ 78,844
     Loss from continuing operations                                                 $(50,605)
     Loss available to common stockholders from continuing operations                $(50,605)
     Loss per common share from continuing operations - basic                        $  (0.19)
     Loss per common share from continuing operations - diluted                      $  (0.19)


         Share Exchange Agreement
         ------------------------

         On August 14, 2003, the Company entered into a Share Exchange Agreement with Digital Angel Corporation. The Share Exchange Agreement represents a strategic investment by the Company, whereby the Company is increasing its ownership interest in Digital Angel Corporation. The Company believes that Digital Angel Corporation's common stock is currently undervalued, and the Company desires to maintain a controlling interest in Digital Angel Corporation. Therefore, the Company considers an additional investment in Digital Angel Corporation to be a strategically advantageous undertaking. The Share Exchange Agreement provides for the Company to purchase 3.0 million shares of Digital Angel Corporation's common stock at $2.64 per share and for the Company to receive a warrant to purchase up to
1.0 million shares of Digital Angel Corporation's common stock. Upon closing of the transaction, the Company will own approximately 74.2% of the outstanding shares of Digital Angel Corporation's common stock, provided that Laurus has not exercised its rights of conversion as more fully discussed in Note 4. The aggregate purchase price for the 3.0 million shares is $7.9 million. The purchase price is payable in shares of the Company's common stock equal to the aggregate purchase price divided by the average of the volume weighted average price of the Company's common stock for the ten trading days immediately proceeding the closing date (the "Per Share Exchange Price"). Under the terms of the Share Exchange Agreement, the closing date is scheduled to occur on the business day following the effective date of the registration statement filed with the SEC on October 6, 2003, registering the Company's common stock to be issued to Digital Angel Corporation in payment of the 3.0 million shares. If the Per Share Exchange Price is less than $0.40, the Company has the option to postpone the closing date for a period not to exceed thirty calendar days or to terminate the Share Exchange Agreement. The warrant gives the Company the right to purchase a total of 1.0 million shares of Digital Angel Corporation's common stock for a period of five years from February 1, 2004. The exercise price of the warrant will be equal to the daily volume weighted average price of Digital Angel Corporation's common stock for the first 10 consecutive trading days of 2004 starting on January 2, 2004. Digital Angel Corporation has granted a five-year warrant to the Debenture holders to acquire up to 0.5 million shares of its common stock at an exercise price of $2.64 per share. The warrant was issued in consideration for a waiver from the Debenture holders allowing the Company to register the shares being issued in connection with this transaction. The value of the warrant of $0.8 million has been included in interest expense during the three and nine-months ended September 30, 2003.

                                                               -------------
                                                                   Page F-94

              APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
            NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                 (UNAUDITED)


         The aggregate purchase price of $7.9 million for the 3.0 million shares of Digital Angel Corporation's common stock was based on the closing price of Digital Angel Corporation's common stock on June 30, 2003, of $2.64 per share. This price was used because the Company and Digital Angel Corporation felt that this was a fair price and because it reflected the market price of Digital Angel Corporation's common stock before any impact of the Debentures as a result of the Purchasers potentially hedging their position in Digital Angel Corporation's common stock and thereby affecting the market price of the stock.


         Under the terms of the Share Exchange Agreement, the Company is required to file a registration statement covering the resale of the shares of its common stock being exchanged for the 3.0 million shares of Digital Angel Corporation's common stock on or before October 13, 2003, and the Company is required to use its best efforts to cause the registration statement to be declared effective as soon as possible after the filing thereof. Per the terms of the Share Exchange Agreement, the closing date is scheduled to occur on the business day following the effective date of the registration statement covering the shares.


         Earnout Agreements
         ------------------

         Certain acquisition agreements the Company entered into during 2000 included additional consideration contingent on profits of the acquired subsidiary. Upon earning this additional consideration, the value is recorded as additional goodwill. The financial statements include the value of shares earned upon attainment of certain profits by subsidiaries through September 30, 2003. At September 30, 2003, the Company is contingently liable under one earnout agreement. Based upon the expected performance of this subsidiary, it is currently estimated that the Company is contingently liable for additional consideration of approximately $30 thousand.

         8.  DISCONTINUED OPERATIONS

         On March 1, 2001, the Company's Board of Directors approved a plan to offer for sale its Intellesale business segment and all of its other "noncore businesses." Prior to approving the plan, the assets and results of operations of the noncore businesses had been segregated for external and internal financial reporting purposes from the assets and results of operations of the Company. These five individually managed businesses, operated in manufacturing and fabricating industries apart from our core businesses. Accordingly, the operating results of these entities have been reclassified and reported as discontinued operations for all periods presented. As of March 1, 2002, the Company had sold or closed substantially all of the businesses comprising Discontinued Operations and there were two insignificant companies remaining. One of the remaining businesses was sold effective May 2002, and the other was sold in July 2003. Proceeds from the sales of Discontinued Operations companies were primarily used to repay amounts outstanding under the IBM Credit Agreement.


                                                               -------------
                                                                   Page F-95

              APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
            NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                 (UNAUDITED)


         Assets and liabilities of discontinued operations are as follows at September 30, 2003, and December 31, 2002.

                                                                     September 30, 2003      December 31, 2002
                                                                   --------------------------------------------

     Current Assets
          Cash and cash equivalents                                       $     6                $    66
          Accounts receivable and unbilled receivables, net                    91                    167
          Inventories                                                          --                     38
                                                                   --------------------------------------------
     Total Current Assets                                                      97                    271

     Property and equipment, net                                               --                     56
                                                                   --------------------------------------------
                                                                          $    97                $   327
                                                                   ============================================
     Current Liabilities
          Notes payable and current maturities of long-term debt          $    26                $    26
          Accounts payable                                                  4,178                  4,189
          Accrued expenses                                                  5,541                  5,334
                                                                   --------------------------------------------
     Total Current Liabilities                                              9,745                  9,549

     Minority interest                                                         --                    146
                                                                   --------------------------------------------
                                                                            9,745                  9,695
                                                                   ============================================
     Net Liabilities of Discontinued Operations                           $(9,648)               $(9,368)
                                                                   ============================================


         During the three-months ended September 30, 2003 and 2002, Discontinued Operations incurred a (decrease) increase in the estimated loss on disposal and operating losses during the phase out period of $(0.1) million and $0.1 million, respectively, and during the nine-months ended September 30, 2003 and 2002, Discontinued Operations incurred an increase (decrease) in the estimated operating loss on disposal and operating losses during the phase out period of $0.5 million and $(0.1) million, respectively. The primary reason for the reduction in estimated losses during the three-months ended September 30, 2003, and the nine-months ended September 30, 2002, was a reduction in carrying costs as certain of these obligations were settled during the periods for amounts less than previously anticipated. Carrying costs include the cancellation of facility leases, employment contract buyouts, sales tax liabilities and litigation reserves. The primary reasons for the increase in estimated losses during the nine-months ended September 30, 2003, were an increase in carrying costs and the loss of $0.1 million on the sale of the one remaining business unit, which was sold in July 2003, as well as the operations of the remaining business. The primary reason for the increase in the three-months ended September 30, 2002, was the operations of the one remaining business unit.


                                                               -------------
                                                                   Page F-96

              APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
            NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                 (UNAUDITED)

         The following table sets forth the roll forward of the liabilities for estimated loss on sale and operating losses and carrying costs from December 31, 2002, through September 30, 2003.

                                                Balance                                          Balance
                                              December 31,                                     September 30,
 Type of Cost                                     2002        Additions     Deductions             2003
--------------------------------------------------------------------------------------------------------------
 Estimated loss on sale, net of change in
   estimated operating losses                   $   --          $176           $176               $   --
 Carrying costs                                  4,908           316            111                5,113
                                           -------------------------------------------------------------------
 Total                                          $4,908          $492           $287               $5,113
                                           ===================================================================

         9.  NON-CASH COMPENSATION EXPENSE

         The Company reduced approximately $0.5 million and $2.9 million of non-cash compensation expense during the three-months ended September 30, 2003 and 2002, respectively, and the Company reduced approximately $1.5 million and incurred approximately $0.5 million of non-cash compensation expense during the nine-months ended September 30, 2003 and 2002, respectively, due primarily to re-pricing 19.3 million stock options during 2001. The re-priced options had original exercise prices ranging from $0.69 to $6.34 per share and were modified to change the exercise price to $0.15 per share. Due to the modification, these options are being accounted for as variable options under APB Opinion No. 25 and fluctuations in the Company's common stock price result in increases and decreases of non-cash compensation expense until the options are exercised, forfeited or expired. This expense (credit) is included in the condensed consolidated statement of operations in selling, general and administrative expense.

         In addition, pursuant to the terms of the pre-merger Digital Angel and MAS merger agreement, effective March 27, 2002, options to acquire shares of pre-merger Digital Angel common stock were converted into options to acquire shares of MAS common stock. The transaction resulted in a new measurement date for the options and, as a result, the Company recorded a non-cash compensation expense of approximately $18.7 million during the nine-months ended September 30, 2002. As all of the option holders were employees or directors of the Company, these options were considered fixed awards under APB Opinion No. 25 and expense was recorded for the intrinsic value of the options converted. This charge is included in the condensed consolidated statement of operations in selling, general and administrative expense.

         10. SEVERANCE AGREEMENTS

         On March 21, 2003, Richard J. Sullivan, the Company's then Chairman of the Board of Directors and Chief Executive Officer, retired from such positions. The Company's Board of Directors negotiated a severance agreement with Richard Sullivan under which he is to receive a one-time payment of
56.0 million shares of the Company's common stock. In addition, stock options held by him exercisable for approximately 10.9 million shares of the Company's common stock were re-priced. The options surrendered had exercise prices ranging from $0.15 to $0.32 per share and were replaced with options exercisable at $0.01 per share, all of which have been exercised. Richard Sullivan's severance agreement provides that the payment of shares and re-pricing of options provided for under that agreement is in lieu of all future compensation and other benefits that would have been owed to him under his employment agreement. Richard Sullivan's employment agreement provided for:


                                                               -------------
                                                                   Page F-97

              APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
            NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                 (UNAUDITED)


         o an annual salary of $450,000 and an annual bonus of not less than $140,000 for the term of his employment agreement (which was due to expire March 1, 2008, roughly five years later);

         o supplemental compensation of $2,250,000 (to be paid in 60 equal monthly payments of $37,500 each), in the event of a termination of his employment for any reason other than a termination due to his material default under the agreement; and

         o a lump sum payment of $12,105,000, upon the occurrence of a "Triggering Event," defined under the employment agreement to include a change of control of the Company or his ceasing to serve as the Company's Chairman of the Board of Chief Executive Officer for any reason other than due to his material default, with the Company having the option to pay this amount in cash or in the Company's common stock or any combination of the two. In the event the Company opted to make any portion of the payment in common stock, the agreement stipulated that the common stock is to be valued at the average closing price of the stock on the Nasdaq National Market (the Company's stock was, at the time the agreement was entered into, listed on the Nasdaq National Market but has since been transferred to the Nasdaq SmallCap Market) over the last five business days prior to the date of the Triggering Event.

         In total, the employment agreement obligated the Company to pay Richard Sullivan roughly $17.3 million under, or in connection with, the termination of his employment agreement. In view of the Company's cash constraints and need at the time to dedicate cash resources to satisfying its obligations to IBM Credit, the Company commenced negotiations with Richard Sullivan that led to the proposed terms of his severance agreement. The severance agreement requires the Company to make approximately $3.9 million less in payments to Richard Sullivan than would have been owed to him under his employment agreement.

         Richard J. Sullivan has retained his position of Chairman of the Board of Digital Angel Corporation.

         On March 21, 2003, Jerome C. Artigliere, the Company's then Senior Vice President and Chief Operating Officer, resigned from such positions. Under the terms of his severance agreement, Mr. Artigliere is to receive 4.8 million shares of the Company's common stock. In addition, stock options held by him exercisable for approximately 2.3 million shares of the Company's common stock were re-priced. The options surrendered had exercise prices ranging from $0.15 to $0.32 per share and were replaced with options exercisable at $0.01 per share, all of which have been exercised. Mr. Artigliere's severance agreement provides that the payment of shares and re-pricing of options provided under that agreement is in lieu of all future compensation and other benefits that would have been owed to him under his employment agreement. That agreement required the Company to make payments of approximately $1.5 million to Mr. Artigliere.

         As a result of the termination of Richard Sullivan's employment with the Company, a "triggering event" provision in the severance agreement the Company had entered into with Garrett Sullivan, its former Vice Chairman of the Board (who is not related to Richard Sullivan), at the time of his ceasing to serve in such capacity in December 2001, has been triggered. The Company negotiated a settlement of its obligations under Garrett Sullivan's severance agreement that requires the Company to issue to him 7.5 million shares of its common stock. The Company issued the shares to Garrett Sullivan on August 19, 2003. At the advice of Garrett Sullivan's financial advisor, in September 2003, Garrett Sullivan surrendered the shares to the Company. In accordance with the terms of a letter agreement between Garrett Sullivan and the Company dated October 20, 2003, the Company will reissue the shares to him

                                                               -------------
                                                                   Page F-98

              APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
            NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                 (UNAUDITED)

upon the effectiveness of the registration statement filed with the SEC on October 6, 2003, registering the shares.

         The Company's shareholders have approved the issuance of the common stock and ratified the re-pricing of the options under the terms of the severance agreements with Richard J. Sullivan and Jerome C. Artigliere and they have approved the issuance of the common stock under the agreement entered into with Garrett Sullivan. The terms of each of the severance agreements were subject to shareholder approval, in accordance with applicable Nasdaq rules, because the agreements (i) were deemed to be compensatory arrangements under which the Company's common stock may be acquired by officers or directors, and (ii) in Richard Sullivan's case, it may have resulted in his potentially holding more than 20% of the outstanding shares of the Company's common stock following the issuance of the shares and exercise of options covered by his severance agreement. As a result of the terminations of Messrs. Sullivan and Artigliere, the Company recorded severance expense of $22.0 million during the three-months ended March 31, 2003, including $2.5 million resulting from the re-priced options. On July 25, 2003, the Company's shareholders approved the terms of the severance agreement with Richard J. Sullivan, as discussed above, and, therefore, the Company reversed approximately $3.9 million of such severance expense during the three-months ending September 30, 2003.

         11. COMPREHENSIVE (LOSS) INCOME

         Comprehensive (loss) income represents all non-owner changes in stockholders' equity and consists of the following:

                                                               THREE-MONTHS ENDED               NINE-MONTHS ENDED
                                                                 SEPTEMBER 30,                    SEPTEMBER 30,
                                                          -----------------------------    ----------------------------
                                                                 2003          2002             2003          2002
                                                          -----------------------------    ----------------------------
Net (loss) income                                              $(1,160)      $(5,870)         $28,266       $(49,811)
Other comprehensive income, net of tax:
  Foreign currency translation adjustments                          78            49              126            710
                                                          -----------------------------    ----------------------------
Total comprehensive (loss) income                              $(1,082)      $(5,821)         $28,392       $(49,101)
                                                          =============================    ============================


         12. NASDAQ SMALLCAP MARKET LISTING

         Since November 12, 2002, the Company's common stock has traded on the Nasdaq SmallCap Market (the "SmallCap") under the symbol "ADSX." Since being traded on the SmallCap, the minimum bid price of the Company's common stock has been less than the SmallCap's minimum bid price requirement. To maintain its SmallCap listing, the Company had until October 27, 2003, for its common stock to regain the minimum bid requirement of at least $1.00 per share for a minimum of ten (10) consecutive trading days. The Company's common stock did not regain the minimum bid price requirement and on October 28, 2003, the Nasdaq Stock Market informed the Company by letter that its securities would be delisted from the SmallCap. The Company has filed an appeal and an oral hearing request. The hearing request will stay the delisting of the Company's securities pending a decision by the Nasdaq's Listing Qualifications Panel ("Panel"). The Company complies with all of the SmallCap's listing requirements with the exception of the minimum bid price requirement, and the Board of Directors has the authority to effect a reverse stock split which should enable the Company to meet the minimum bid price requirement as more fully discussed below. If the Company's stock is delisted from the SmallCap, it may trade on the OTC Bulletin Board or another market or quotation system. While the Company does

                                                               -------------
                                                                   Page F-99

              APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
            NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                 (UNAUDITED)

not anticipate that a delisting of its common stock from the SmallCap would have any material implications on its results of operations, it may impact the Company's ability to raise funds in the equity markets, and it may reduce the liquidity of its common stock. The delisting of the Company's common stock would constitute an event of default under the Debentures and related agreements.

         On September 10, 2003, the Company's shareholders approved the granting of discretionary authority to its Board of Directors for a period of twelve months to effect a reverse stock split not to exceed a ratio of 1-for 25, or to determine not to proceed with a reverse stock split. The Company's Board of Directors may decide to implement a reverse stock split to reduce the number of issued and outstanding shares, which are a result, in part, of the Company's past acquisitions, the payment of debt obligations to IBM Credit and preferred stock conversions. The Company's Board of Directors believes that a reverse stock split may facilitate the continued listing of the Company's common stock on the SmallCap and may enhance the desirability and marketability of the Company's common stock to the financial community and the investing public.

         13. OTHER EVENTS

         On July 25, 2003, the Company's shareholders approved an increase in the number of common shares authorized from 435.0 million to 560.0 million, which increase became effective on August 26, 2003.

         The Staff of the Securities and Exchange Commission's Southeast Regional Office is conducting an informal inquiry concerning the Company. The Company is fully and voluntarily cooperating with the informal inquiry. At this point, the Company is unable to determine whether the informal investigation may lead to potentially adverse action.

         The Company is offering up to 30.0 million shares of its common stock in a public offering registered under the Securities Act of 1933. To date, the Company has sold an aggregate of 22.0 million shares of its common stock under the offering, pursuant to the terms of three separate securities purchase agreements entered into on September 19, 2003, with each of First Investors Holding Co., Inc., Magellan International LTD and Cranshire Capital, LP. J.P. Carey Securities, Inc. acted as the Company's placement agent. The sales of its common stock resulted in gross proceeds to the Company of $8.0 million before deduction of a 2.0% placement agency fee.

         On September 5, 2003, Digital Angel Corporation announced that Randolph Geissler resigned from his position of Chief Executive Officer of Digital Angel Corporation and that Mr. Geissler had accepted the position of Chief Executive Officer of the Animal Applications and Information/Medical Divisions. In accepting the new position, Mr. Geissler voluntarily agreed to terminate his existing employment agreement with Digital Angel Corporation, which included a change-of-control triggering event provision that would have required a minimum cash payment of $4.0 million to Mr. Geissler. In his new position, Mr. Geissler has been granted a stock option of 1.0 million shares of Digital Angel Corporation common stock at the current market price. Kevin McLaughlin, the Company's President and Chief Operating Officer, was named Interim Chief Executive Officer of Digital Angel Corporation. Mr. Geissler resigned from Digital Angel Corporation effective November 6, 2003. In addition, on September 12, 2003, Michael Zarriello, a member of the Company's Board of Directors, was appointed to the Board of Directors of Digital Angel Corporation.

         On November 2, 2003, Digital Angel Corporation signed an agreement and plan of merger pursuant to which it will acquire OuterLink Corporation ("OuterLink") of Concord, Massachusetts,

                                                               -------------
                                                                  Page F-100

              APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
            NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                 (UNAUDITED)

subject to certain conditions. OuterLink manufactures and markets a suite of satellite tracking systems, operates a mobile satellite data communications service, and supplies tracking software systems for mapping and messaging. The OuterLink "CP-2 system" provides real-time automated tracking, wireless data transfer, and two-way messaging with large fleets of vehicles -- including utility trucks, helicopters and fixed-wing aircraft, long haul trucks, service vehicles, short haul trucks, and ships. OuterLink's current customer base includes various branches of the Department of Homeland Security (for example, U.S. Border Patrol and U.S. Customs Service). The transaction consideration is the issuance of a zero coupon preferred stock instrument that is convertible into 4.0 million shares of Digital Angel Corporation's common stock as such time as Digital Angel Corporation's common shares close at or above $4.00 per share for ten consecutive trading days. OuterLink's Chief Executive Officer, Mr. Van Chu, was appointed Chief Executive Officer of Digital Angel Corporation replacing Kevin McLaughlin, Digital Angel Corporation's interim Chief Executive Officer. Mr. Chu also joined Digital Angel Corporation's Board of Directors.

         14. LEGAL PROCEEDINGS

         The Company is party to various legal proceedings, and accordingly, has recorded $1.2 million in reserves in its financial statements as of September 30, 2003. In the opinion of management, these proceedings are not likely to have a material adverse affect on the financial position or overall trends in results of the Company. The estimate of potential impact on the Company's financial position, overall results of operations or cash flows for the above legal proceedings could change in the future.

         On May 20, 2002, a class action was filed against the Company and one of its former directors. Fourteen virtually identical complaints were consolidated into a single action, In re Applied Digital Solutions Litigation, which was filed in the United States District Court for the Southern District of Florida. In March 2003, the Company entered into a memorandum of understanding to settle the pending lawsuit. The settlement of $5.6 million, which is subject to approval by the District Court and review by an independent special litigation committee, is expected to be covered by proceeds from insurance.

         On March 31, 2002, 510 Ryerson Road Inc. filed a lawsuit against the Company and one of its Discontinued Operations subsidiaries in connection with a lease for a facility that the subsidiary vacated prior to the expiration of the lease and which is no longer in use. The plaintiffs have demanded relief in the amount of $2.0 million. The trial date has been set for November 2003.

         On September 25, 2002, The Bank of Scotland filed a complaint in the Court of Session in Edinburgh, Scotland against the Company alleging that it owed them money under the terms of an agreement dated December 18, 2000, governing the Senior Term Loan and Overdraft Facilities ("Loan Agreement"). Under the terms of the Loan Agreement, Caledonian Venture Holding Limited (also referred to as Transatlantic Software Corporation) was purchased by the Company through the issuance of the Company's common stock. The complaint alleged that the Company is liable for a shortfall of approximately $565,000 created under the price protection provision of the loan. During the second quarter of 2003, the plaintiff voluntarily dismissed this action. The plaintiff agreed to pay the Company's attorney's fees in connection with the case.

         On May 29, 2001, Janet Silva, individually and as Guardian ad Litem for Jonathan Silva, a minor, and the Estate of Clarence William Silva, Jr. (collectively, "Plaintiffs") filed suit against Customized Services Administrators, Incorporated ("CSA"), Pricesmart, Inc. ("Pricesmart"), Commercial Union Insurance Company ("Commercial Union"), CGU Insurance Group, and Digital Angel Corporation (collectively the "Defendants") in the Superior Court of the State of California in and for the County of Santa Clara. The allegations of the complaint arose from a vacation guarantee insurance policy (the


                                                               -------------
                                                                  Page F-101

              APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
            NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                 (UNAUDITED)

"Insurance Contract") allegedly purchased by Plaintiffs from the Defendants on March 6, 2000. The complaint alleged, among other things, that Defendants breached the terms of the insurance policy, defrauded Plaintiffs, acted in bad faith, and engaged in deceptive and unlawful business practices, resulting in the wrongful death of Clarence William Silva, Jr. and the intentional infliction of emotional distress on Plaintiffs. The Plaintiffs sought damages in an unspecified amount. Effective September 9, 2003, this lawsuit was settled and the Plaintiffs executed a Full Release and Covenant Not to Sue in which the Plaintiffs agreed to forgo any action against Digital Angel Corporation in consideration for a payment within Digital Angel Corporation's insurance limits.

         15. RELATED PARTY TRANSACTIONS

         On June 22, 2003, the Company borrowed $1.0 million from InfoTech USA, Inc. under the terms of a commercial loan agreement and a term note. The loan accrues interest at an annual rate of 16% and interest is payable monthly beginning on July 31, 2003, with principal and accrued interest due June 30, 2004. Under the terms of a Stock Pledge Agreement the Company has pledged 750,000 shares of Digital Angel Corporation common stock that it owns as collateral for the loan. The proceeds of the loan were used to fund reparations.

                                                               -------------
                                                                  Page F-102

                       APPLIED DIGITAL SOLUTIONS, INC.

                              94,009,151 SHARES

                                COMMON STOCK

                               ---------------

                                 PROSPECTUS

                               ---------------

                                   PART II

                   INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.        OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the expense, which other than the SEC registration fee are estimates, payable by us in connection with the sale and distribution of the shares registered hereby:

         SEC Registration Fee........................................$ 2,768
         Accounting Fees and Expenses................................ 10,000*
         Printing and Mailing Expenses............................... 10,000*
         Legal Fees and Expenses..................................... 10,000*
         Other Miscellaneous Expenses................................  2,232*
                                                                     -------
            Total....................................................$35,000

--------
*  Estimated

ITEM 14.        INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Sections 351.355(1) and (2) of The General and Business Corporation Law of the State of Missouri provide that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of an action or suit by or in the right of the corporation, the corporation may not indemnify such persons against judgments and fines and no person shall be indemnified as to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation, unless and only to the extent that the court in which the action or suit was brought determines upon application that such person is fairly and reasonably entitled to indemnity for proper expenses. Section 351.355(3) provides that, to the extent that a director, officer, employee or agent of the corporation has been successful in the defense of any such action, suit or proceeding or any claim, issue or matter therein, he shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred in connection with such action, suit or proceeding.
Section 351.355(7) provides that a corporation may provide additional indemnification to any person indemnifiable under subsection (1) or (2), provided such additional indemnification is authorized by the corporation's articles of incorporation or an amendment thereto or by a shareholder-approved bylaw or agreement, and provided further that no person shall thereby be indemnified against conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct or which involved an accounting for profits pursuant to Section 16(b) of the Exchange Act of 1934.

         The Company's bylaws provide that the Company shall indemnify, to the full extent permitted under Missouri law, any director, officer, employee or agent of the Company who has served as a director, officer, employee or agent of the Company or, at the Company's request, has served as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to such provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES


         The following table lists all unregistered securities sold by the Company between January 1, 1998 and February 9, 2004. These shares were issued in acquisition or financing transactions to the persons or entities indicated in connection with the acquisition of the indicated subsidiary or the stockholder's minority interest or to investors in transactions directly negotiated by the shareholders in connection with the sale of their business or interests to the Company and pursuant to the "price protection" or "earnout" provisions of the agreement of sale, or by the investors and under other agreements for services. These shares were issued without registration in reliance upon the exemption provided by Section 4(2) of the Securities Act of 1933, as amended.

                                                               NUMBER OF                               NUMBER OF
                                            DATE ISSUED         PERSONS   NOTE    ISSUED FOR        COMMON SHARES*
                                            -----------         -------   ----    ----------        --------------
Advanced Telecommunications, Inc.         September 1998            3        1   Acquisition             775,822
Advanced Telecommunications, Inc.         April 1999                1        7   Acquisition             550,000
Advanced Telecommunications, Inc.         February 2001             2        2   Acquisition           1,666,667
AFAC L.P.                                 July 2001                 1        3   Services                500,000
Alacrity Systems, Inc.                    January 1998             45        1   Acquisition             321,768
Amherst Systems                           August 1998               1        4   Assets                   66,667
ATEC Group, Inc.                          October 2000              2        5   Acquisition           2,674,934
ATEC Group, Inc.                          March 2001                2        6   Acquisition             448,431
ATI Communications, Inc.                  March 1998                1        7   Acquisition             200,000
Atlantic Systems, Inc.                    November 1999             1        8   Acquisition             119,832
Aurora Electric, Inc.                     September 1999            2        1   Acquisition               7,224
Aurora Electric, Inc.                     July 1998                 4        9   Acquisition           1,138,039
Blue Star Electronics, Inc.               August 1998               4       10   Acquisition             222,643
Caledonian Venture Holdings Limited       December 2000            16        8   Acquisition           4,937,497
Caledonian Venture Holdings Limited       June 2001                 6        1   Acquisition           7,481,016
Canadian Network Services, Inc.           January 1998             15       11   Acquisition             322,512
Charles Newman                            March 2001                1       12   Services                182,836
Charlie Phillips                          March 1999                1        8   Acquisition               7,018
Charlie Phillips                          October 2000              1        7   Acquisition              13,333
Commstar Limited                          June 1998                15        8   Acquisition           3,849,590
Computer Equity Corporation               June 2001                79        7   Acquisition          14,732,200
Computer Equity Corporation               April 2001               79        1   Acquisition           9,884,249
Computer Equity Corporation               June 2000                79        8   Acquisition           4,804,294
Computer Equity Corporation               September 2000            1        8   Acquisition              25,000
Consolidated Micro Components, Inc.       June 1999                 4        7   Acquisition             649,696
Consolidated Micro Components, Inc.       July 1998                 4       13   Acquisition             429,805
Cra-Tek Company                           June 1999                 1        8   Acquisition             121,465
CT Specialists, Inc.                      August 1998               2        1   Finder's fees             7,328
Cybertech Station, Inc.                   March 1999                3        7   Acquisition              49,806
Cybertech Station, Inc.                   September 1999            3        1   Acquisition              17,629
Cybertech Station, Inc.                   March 1998                3       14   Acquisition              49,847
Data Path Technologies, Inc.              July 1998                 7       15   Acquisition             403,077
Data Path Technologies, Inc.              June 1999                 7        7   Acquisition           1,393,230
Data Path Technologies, Inc.              April 2001                2        7   Acquisition           1,319,592
David Romano                              April 2001                1       16   Agreement             1,477,832
Dino Liso                                 March 2001                1       17   Services                 56,648
Doug Baker                                April 2001                1       18   Services                 14,012
Employee Stock Sale                       May 1998                  1       19   Stock purchase          100,000
Eric Limont                               April 2001                1       16   Agreement             1,477,832
GDB Software Services, Inc.               July 1998                 5       20   Acquisition             412,308
GDB Software Services, Inc.               June 1998                 5        7   Acquisition             627,879





                                                               NUMBER OF                               NUMBER OF
                                            DATE ISSUED         PERSONS   NOTE    ISSUED FOR         COMMON SHARES
                                            -----------         -------   ----    ----------         -------------
GDB Software Services, Inc.                 July 2000               2        7    Acquisition              337,838
Ground Effects Limited                      June 1998               3        8    Acquisition            1,105,708
Herman J. Valdez                            August 2001             1        1    Acquisition            2,441,177
Hornbuckle Engineering, Inc.                July 1999               3        8    Acquisition              554,563
Hornbuckle Engineering, Inc.                June 2000               3        7    Acquisition               76,104
IBM Credit Corp.                            April 2001              1       21    Warrants               1,241,500
IBM Credit Corp.                            April 2001              1       22    Warrants               2,894,714
IBM Credit Corp.                            August 2002             1       22    Warrants               2,894,714
Independent Business Consultants            May 2000                3        8    Acquisition              957,912
Information Products Center, Inc.           March 1998              4        8    Acquisition              711,433
Information Products Center, Inc.           March 1999              3        7    Acquisition              662,252
Information Products Center, Inc.           September 1999          3        1    Acquisition              514,880
Innovative Vacuum Solutions, Inc.           July 1998               5        8    Acquisition              298,301
Innovative Vacuum Solutions, Inc.           June 1999               5        7    Acquisition              426,213
Innovative Vacuum Solutions, Inc.           September 1999          3        1    Acquisition                1,461
Innovative Vacuum Solutions, Inc.           January 2000            3        8    Acquisition               25,881
Intellesale, Inc.                           March 2001              2        2    Acquisition            6,616,522
James M. Shaver                             August 2001             1        1    Acquisition            5,696,078
Kerry Burst                                 April 2001              1        2    Acquisition              463,293
Lynch, Marks & Associates, Inc.             July 1999               2        8    Acquisition              773,142
Matt Hayden                                 April 2001              1       23    Services                  74,302
Matt Hayden                                 November 2001           1       23    Services                 200,000
McKinsey & Company                          October 2000            1       24    Services                  37,994
MCY.com, Inc.                               November 2000           1       25    Asset purchase        11,816,141
Medical Advisory Systems, Inc.              March 2001              5       26    Acquisition            3,322,313
Michael Erickson                            September 2001          1       27    Litigation               200,000
                                                                                  settlement
Mpact Communications                        March 2001              1       24    Services                  95,528
Norcom Resources, Inc.                      March 1998              2        7    Acquisition               74,667
Norcom Resources, Inc.                      September 2000          3        8    Acquisition              162,162
Ovations International, Inc.                February 2003           1       71    Options                  100,000
Pacific Decision Sciences Corp.             October 2000           22       25    Acquisition            8,568,532
Perimeter Technology, Inc.                  June 2001               5        7    Acquisition            8,508,400
Pizarro Remarketing, Inc.                   March 1998              1        7    Acquisition               42,723
Pizarro Remarketing, Inc.                   June 2000               1        8    Acquisition              112,612
Port Consulting, Inc.                       March 2000              3        7    Acquisition              302,891
PPL, Ltd.                                   June 1999               5        7    Acquisition              929,230
PPL, Ltd.                                   September 1999          5        1    Acquisition              305,024
PPL, Ltd.                                   June 2000               2       28    Acquisition              900,900
P-Tech, Inc.                                June 2000              12       29    Acquisition            1,401,180
P-Tech, Inc.                                October 2001           12        1    Acquisition            4,193,636
Service Transportation Company              June 2000               1        8    Acquisition              101,351
Service Transportation Company              April 1998              1       30    Acquisition               37,181
Services                                    Jan. - Dec. 1998     Various    24    Services                 265,598
Services                                    Jan. - Dec. 1999     Various    31    Services                  64,666
Services                                    Oct. - Dec. 1999        1       31    Services                   2,498
Signal Processors Limited                   February 1998          12        1    Acquisition              928,293
Signature Industries Limited                June 1998              10       32    Acquisition            3,605,948
South Seas Data, Inc.                       December 2001           5       39    Litigation             2,040,820
                                                                                  settlement
STC Netcom, Inc.                            December 1999          20       33    Acquisition              400,000
STR, Inc.                                   July 1999               5        8    Acquisition              932,039
STR, Inc.                                   May 2000                5        7    Acquisition              400,267





                                                               NUMBER OF                                     NUMBER OF
                                            DATE ISSUED         PERSONS     NOTE    ISSUED FOR             COMMON SHARES
                                            -----------         -------     ----    ----------             -------------
Sudiar Limited                          June 2001                  1         34    Acquisition                 492,940
Garrett Sullivan                        October 2001               1         31    Services                    148,875
Richard Sullivan                        October 2001               1         31    Services                    481,128
SysComm International Corp.             Oct. - Dec. 2000           3         8     Acquisition               1,699,715
SysComm International Corp.             April 2001                 3         1     Acquisition                 873,686
Teledata Concepts, Inc.                 June 1998                  4         35    Acquisition                 144,828
The Americom Group, Inc.                March 2000                 1         7     Acquisition                  48,333
The Americom Group, Inc.                March 1999                 5         7     Acquisition                 106,581
The Americom Group, Inc.                September 1999             5         1     Acquisition                  45,319
The Americom Group, Inc.                June 1998                  5         8     Acquisition                 235,507
The Bay Group                           May 1998                   1         24    Acquisition                 218,682
The Fromehill Company                   March 1998                 5         36    Acquisition               1,816,400
TigerTel Services Limited               February 1999              1         24    Acquisition                  43,877
Timely Technology Corp.                 June 2000                  1         8     Acquisition                 208,706
Timely Technology Corp.                 June 2001                  1         7     Acquisition               7,109,000
Timely Technology Corp.                 August 2001                1         7     Acquisition               1,158,235
Timely Technology Corp.                 September 2002             1         7     Acquisition               5,502,439
Various                                 January - March 2000       3         37    Warrants                    317,500
Various                                 Oct. - Dec. 2000           2         37    Warrants                    415,685
Various                                 April - June 2001          4         38    Employee stock               43,000
                                                                                   options
Various                                 Aug. 1996 - Dec. 1999   Various      68    Employee stock            8,641,190
                                                                                   options
Various                                 May 1999 - May 2003     Various      69    Employee stock           30,339,269
                                                                                   options
Various                                 November 2003           Various      70    Employee stock            6,720,000
                                                                                   options
Various                                 January 2004            Various      68    Employee stock               10,000
                                                                                   options
Various                                 January 2004            Various      69    Employee stock              362,000
                                                                                   options
Warrants                                April 1998                 2         37    Warrants exercised          850,000
WebNet Services                         August 2000                3         8     Acquisition                 267,857
WebNet Services                         November 2001              3         1     Acquisition                 792,214
Winward Electric Service Inc.           March 1999                 4         7     Acquisition                 533,333
Winward Electric Service Inc.           September 1999             4         1     Acquisition                 188,667
Peconic Fund, LTD                       October 2000               1         66    Cash                        Note 66
Leonardo, L.P.                          October 2000               1         66    Cash                        Note 66
Westgate International L.P.             October 2000               1         66    Cash                        Note 66
Elliott Associates, L.P.                October 2000               1         66    Cash                        Note 66
Peconic Fund, LTD                       October 2000               1         67    Warrants                    133,333
Leonardo, L.P.                          October 2000               1         67    Warrants                    266,667
Westgate International L.P.             October 2000               1         67    Warrants                    266,667
Elliott Associates, L.P.                October 2000               1         67    Warrants                    133,333
Amro Albanna                            January 2002               1         40    Acquisition                  13,746
Arthur F. Noterman                      February 2002              1         41    Services                    140,000
Angela Sullivan                         February 2002              1         41    Services                    100,000
Constance Weaver                        February 2002              1         41    Services                    140,000
Daniel Penni                            February 2002              1         41    Services                    140,000
Garrett Sullivan                        February 2002              1         42    Services                  2,500,000
South Seas Data, Inc.                   February 2002              5         43    Settlement                  590,760
Scott Lines                             February 2002              1         44    Settlement                  131,579
Kevin Barker                            February 2002              1         45    Settlement                   73,171
Douglas Marlin                          February 2002              1         46    Settlement                  487,805
Steve R. Matulich                       February 2002              1         47    Settlement                   75,000
John McCarthy                           February 2002              1         48    Acquisition                  46,512
Avnet, Inc.                             February 2002              1         49    Equipment                   368,421
Pinacor, Inc.                           February 2002              1         50    Equipment                   147,058
Richard Sullivan                        March 2002                 1         42    Services                  2,912,141
Garrett Sullivan                        March 2002                 1         42    Services                    184,580
Fahnestock                              March 2002                 1         51    Services                    250,000
Fahnestock & Co. Inc.                   March 2002                 1         52    Services                    205,000



                                                               NUMBER OF                                     NUMBER OF
                                            DATE ISSUED         PERSONS     NOTE    ISSUED FOR             COMMON SHARES
                                            -----------         -------     ----    ----------             -------------
John Munshour                           March 2002                 1         53    Settlement                  10,870
Foley & Lardner                         July 2002                  1         54    Settlement               8,100,000
Sudiar Limited                          August 2002                1         34    Settlement                 719,012
EnviroCommunications, Inc.              December 2002              1         55    Services                   200,000
Integral, Inc.                          February 2003              1         56    Settlement                 170,000
Avnet, Inc.                             August 2002                1         49    Settlement                  54,000
Ronald Kaplan                           April 2003                 1         57    Settlement                 233,000
Ovations International, Inc.            May 2003                   1         58    Services                    81,415
Sherri Sheerr                           May 2003                   1         59    Settlement                 112,500
Peter Ciofani                           May- June 2003             1         60    Settlement                  62,500
Elliott Associates, L.P.                June 2003                  1         61    Cash                   See Note 61
Elliott International, L.P              June 2003                  1         61    Cash                   See Note 61
Midsummer Investment, LTD               June 2003                  1         61    Cash                   See Note 61
Omicron Master Trust                    June 2003                  1         61    Cash                   See Note 61
Islandia, L.P.                          June 2003                  1         61    Cash                   See Note 61
Portside Growth and Opportunity Fund    June 2003                  1         61    Cash                   See Note 61
Elliott Associates, L.P.                June 2003                  1         62    Warrants                   713,703
Elliott International, L.P              June 2003                  1         62    Warrants                 1,070,555
Midsummer Investment, LTD               June 2003                  1         62    Warrants                 1,019,576
Omicron Master Trust                    June 2003                  1         62    Warrants                   764,682
Islandia, L.P.                          June 2003                  1         62    Warrants                 1,019,576
Portside Growth and Opportunity Fund    June 2003                  1         62    Warrants                   764,682
Treeline, Inc.                          June 2003                  1         63    Settlement               1,100,000
Robert Munson                           June 2003                  1         64    Settlement                  62,500
Garrett Sullivan                        August 2003                1         65    Severance Agreement      7,500,000
Dan Penni                               November 2003              1         41    Services                    93,333
Art Noterman                            November 2003              1         41    Services                    87,457
Connie Weaver                           November 2003              1         41    Services                   106,173
Angel Sullivan                          November 2003              1         41    Services                    22,222
Michael Zarriello                       November 2003              1         41    Services                    24,519
                                                                                                         ----------------
         Total                                                                                            245,573,154
                                                                                                         ================

* Does not include an indeterminate number of shares of our common stock underlying our Redeemable Preferred Shares - Series C issued on October 26, 2002, more fully described in Note 66, and an indeterminate number of shares of our common stock underlying the 8.5% Convertible Exchange Debentures issued on June 30, 2003, more fully described in Note 61.

------------
1. Represents shares issued in connection with a price protection provision included in the acquisition agreement designed to offset the difference in the Company's stock price between the time of issuance of the shares and the registration of the shares. The shares were issued in a private transaction directly negotiated by the shareholders in connection with the sale of their business to the Company, which transaction was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

2. Represents shares issued in connection with the exercise of put options granted to the shareholders in connection with the sale of their business to the Company, which transaction was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

3. Represents shares issued in connection with a price protection provision included in the consulting agreement designed to offset the difference in our stock price between the time of issuance of the shares and the registration of the shares. The shares were issued in connection with marketing studies and evaluation services provided by AFAC L.P.

4. Represents shares issued to Amherst Systems to acquire customer lists for the Company's subsidiary, Atlantic Systems, Inc.

5. Represents shares issued to the shareholders to acquire such shareholders' interests in a transaction directly negotiated by the shareholders in connection with the sale of an approximate 16% interest in ATEC Group, Inc. (AMEX:TEC) to the Company and exempt from registration pursuant to Section 4(2) of the Securities Act of 1933. The number of common shares issued includes 2,077,150 shares initially issued and 597,784 "price protection" shares issued on February 28, 2001. The transaction document included an acknowledgement that the sale was not registered, that the shareholder was acquiring the shares for investment purposes and not for resale, and that the shareholder acknowledged that he must hold the shares until and unless registered or unless transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted.

6. Represents shares issued in connection with the rescission of the Company's acquisition of an approximately 16% interest in ATEC Group, Inc. See note 5 above for further information regarding the underlying transaction.

7. Represents shares issued to the shareholder(s) in connection with the "earnout" provision of the agreement of sale relating to a prior private transaction directly negotiated by the shareholders in connection with the sale of their business to the Company, which transaction was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933. The earnout provision provided for post-closing compensation to the shareholder based on the post-closing performance of the acquired company's business.

8. Represents shares issued to the shareholder(s) to acquire such shareholder's interests in a transaction directly negotiated by the shareholder(s) in connection with the sale of their business to the Company and exempt from registration pursuant to Section 4(2) of the Securities Act of 1933. The transaction document included an acknowledgement that the sale was not registered, that the shareholder was acquiring the shares for investment and not for resale and that the shareholder acknowledged that he must hold the shares until and unless registered or unless transferred in another transaction exempt from registration. In addition, the certificates representing the shares were legended to indicate that they were restricted.

9. Represents (a) 1,098,039 shares issued to the shareholders to acquire such shareholders' interests in a transaction directly negotiated by the shareholders in connection with the sale of their business to the Company and exempt from registration pursuant to
         Section 4(2) of the Securities Act of 1933 and (b) 40,000 shares issued as a finder's fee in connection therewith. The transaction document included an acknowledgement that the sale was not registered, that the shareholder was acquiring the shares for investment purposes and not for resale, and that the shareholder acknowledged that he must hold the shares until and unless registered or unless transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted.

10. Represents (a) 202,667 shares issued to the shareholder to acquire such shareholder's 80% interest in a transaction directly negotiated by the shareholders and exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, (b) 19,394 shares issued as a finder's fee in connection therewith and (c) 582 shares issued for services in connection with the acquisition. The transaction document included an acknowledgement that the sale was not registered, that the shareholder was acquiring the shares for investment purposes and not for resale, and that the shareholder acknowledged that he must hold the shares until and unless registered or unless transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted.

11. Represents (a) 7,530 shares issued to the shareholders to correct the initial issuance of shares, (b) 170,683 shares issued to the shareholders upon acquisition of their minority interests in 1998,
         (c) 109,774 shares issued to the shareholders in connection with the "price protection" provision of the agreement of sale and (d) 34,525 shares issued as a finder's fee. These shares were issued in a transaction directly negotiated by the shareholders and exempt from registration pursuant to Section 4(2) of the Securities Act of 1933. The transaction document included an acknowledgement that the sale was not registered, that the shareholder was acquiring the shares for investment purposes and not for resale, and that the shareholder acknowledged that he must hold the shares until and unless registered or unless transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted.

12. Represents shares issued in consideration for consulting services related to the operations of our Intellesale business rendered by Mr. Newman.

13. Represents (a) 392,157 shares issued to the shareholder to acquire such shareholder's 80% interest in a transaction directly negotiated by the shareholders and exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 and (b) 37,648 shares issued as a finder's fee in connection therewith. The transaction document included an acknowledgement that the sale was not registered, that the shareholder was acquiring the shares for investment purposes and not for resale, and that the shareholder acknowledged that he must hold the shares until and unless registered or unless transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted.

14. Represents (a) 24,444 "price protection" shares issued to the shareholder, (b) 805 "price protection" shares issued as finder's fees and (c) 22,598 shares issued to the shareholder(s) in connection with the "earnout" provision of the agreement of sale, in connection a prior private transaction directly negotiated by the shareholders in connection with the sale of their business to us, which transaction was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933. The price protection shares in connection with the finder's fee is designed to offset the difference in our stock price between the time of issuance of the shares and the registration of the shares. The earnout provision provided for post-closing compensation to the shareholder based on the post-closing performance of the acquired company's business.

15. Represents (a) 384,616 shares issued to the shareholders to acquire such shareholder's interest a transaction directly negotiated by the shareholders and exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 and (b) 18,461 shares issued as a finder's fee in connection therewith. The transaction document included an acknowledgement that the sale was not registered, that the shareholder was acquiring the shares for investment purposes and not for resale, and that the shareholder acknowledged that he must hold the shares until and unless registered or unless transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted.

16. Represents shares issued in connection with settlement of litigation against David Romano and Eric Limont, the former owners of Bostek, related to our acquisition of Bostek.

17. Represents shares issued to Mr. Liso as a finder's fee in connection with the Company's acquisition of an approximately 16% interest in ATEC Group, Inc. See note 5 above for further information regarding the underlying transaction.

18. Represents shares issued to Mr. Baker as a finder's fee in connection with the Company's acquisition of Perimeter Technology, Inc., a prior private transaction directly negotiated by the shareholders in connection with the sale of their business to the Company, which transaction was exempt from registration pursuant to
         Section 4(2) of the Securities Act of 1933.

19. Represents shares issued to Marc Sherman, one of the Company's former officers, at the market price on the effective date of the sale, which sale was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933. The shares were issued in connection with our acquisition of Intellesale, whose majority shareholder, Mr. Sherman, exercised certain put rights which resulted in the issuance of the shares.

20. Represents (a) 384,616 shares issued to the shareholder to acquire such shareholder's 80% interest in a transaction directly negotiated by the shareholders and exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 and (b) 27,692 shares issued as a finder's fee in connection therewith. The transaction document included an acknowledgement that the sale was not registered, that the shareholder was acquiring the shares for investment purposes and not for resale, and that the shareholder acknowledged that he must hold the shares until and unless registered or unless transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted.

21. Represents shares issued in connection with the issuance of warrants which are exercisable into shares of our common stock.
         The warrants were issued to IBM Credit Corp. in consideration for a waiver under a credit agreement.

22. Represents shares issued in connection with the issuance of warrants which are exercisable into shares of common stock of Digital Angel Corporation. The warrants were issued to IBM Credit Corp. in consideration for a waiver under a credit agreement.

23. Represents 74,302 shares issued to Mr. Hayden as a finder's fee in connection with the Company's acquisition of an approximately
         17% interest in Medical Advisory Systems, Inc. See note 26 below for further information regarding the underlying transaction and 200,000 shares issued in connection with services provided by Mr. Hayden for assisting the Company in obtaining investment banking services.

24. Represents shares issued for marketing services rendered. The shares were exempt from registration pursuant to Section 4(2) under the Securities Act of 1933.

25. Represents shares issued in connection with the Company's acquisition of internal use software from MCY.com, Inc.

26. Represents shares issued in connection with the Company's acquisition of an approximately 17% interest in Medical Advisory Systems, Inc. (AMEX:DOC) in a transaction directly negotiated by the shareholders in connection with the sale of their shares to the Company and exempt from registration pursuant to Section 4(2) of the Securities Act of 1933. The transaction document included an acknowledgement that the sale was not registered, that the shareholder was acquiring the shares for investment purposes and not for resale, and that the shareholder acknowledged that he must hold the shares until and unless registered or unless transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted.

27. Represents shares issued in connection with the settlement of certain litigation with Mr. Erickson pertaining to Mr. Erickson's employment with the Company.

28. Represents shares issued to the shareholders in consideration for their minority interests and in settlement of future earnout payments in connection with the acquisition of PPL, Ltd.
         The earnout provision provided for post-closing compensation to the shareholder based on the post-closing performance of the acquired company's business.

29. Represents shares issued to the shareholder(s) to acquire such shareholder's interests in a transaction directly negotiated by the shareholder(s) in connection with the sale of their business to the Company and exempt from registration pursuant to Rule 506 of Regulation D promulgated under the Securities Act of 1933. The transaction document included an acknowledgement that the sale was not registered, that the shareholder was acquiring the shares for investment and not for resale and that the shareholder acknowledged that he must hold the shares until and unless registered or unless transferred in another transaction exempt from registration. In addition, the certificates representing the shares were legended to indicate that they were restricted.

30. Represents (a) 35,000 shares issued to the shareholder to acquire such shareholder's 80% interest in a transaction directly negotiated by the shareholders and exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 and (b) 2,181 shares issued as a finder's fee in connection therewith. The transaction document included an acknowledgement that the sale was not registered, that the shareholder was acquiring the shares for investment purposes and not for resale, and that the shareholder acknowledged that he must hold the shares until and unless registered or unless transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted.

31. Represents shares issued to an employee for services under employment or other such agreements. The shares were exempt from registration pursuant to Section 4(2) under the Securities Act of 1933.

32. Represents (a) 3,571,235 shares issued to the selling shareholder to acquire such shareholder's 85% interest in a transaction directly negotiated by the shareholders and exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 and (b) 34,713 shares issued as a finder's fee in connection therewith. The transaction document included an acknowledgement that the sale was not registered, that the shareholder was acquiring the shares for investment purposes and not for resale, and that the shareholder acknowledged that he must hold the shares until and unless registered or unless transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted.

33. Represents shares issued to 20 selling shareholders in connection with the acquisition of minority interests of such shareholders in STC Netcom, Inc. The Company's initial issuance of shares in connection with the Company's acquisition of STC Netcom, Inc. occurred in 1997 in a transaction directly negotiated by the shareholders in connection with the sale of their business to the Company, which transaction was exempt from registration pursuant to
         Section 4(2) of the Securities Act of 1933.

34. Represents shares issued to a creditor of Caledonian Venture Holdings Limited (CVH) in connection with the acquisition of CVH and exempt from registration pursuant to Section 4(2) of the Securities Act of 1933. The transaction document included an acknowledgment that the sale was not registered, that the party was acquiring the shares for investment and not for resale, and that the party acknowledged that it must hold the shares until and unless registered or transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted.

35. Represents (a) 140,138 shares issued to the shareholders to acquire such shareholder's interest a transaction directly negotiated by the shareholders and exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 and (b) 4,690 shares issued as a finder's fee in connection therewith. The transaction document included an acknowledgement that the sale was not registered, that the shareholder was acquiring the shares for investment purposes and not for resale, and that the shareholder acknowledged that he must hold the shares until and unless registered or unless transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted.

36. Represents (a) 1,778,543 shares issued to the shareholders to acquire such shareholder's interest a transaction directly negotiated by the shareholders and exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 and (b) 37,857 shares issued as a finder's fee in connection therewith. The transaction document included an acknowledgement that the sale was not registered, that the shareholder was acquiring the shares for investment purposes and not for resale, and that the shareholder acknowledged that he must hold the shares until and unless registered or unless transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted.

37. Represents shares issued in connection with the exercise of outstanding warrants of which (i) 250,000 shares were issued to Dominick & Dominick and (ii) 600,000 shares were issued to Great Bay Technology, Inc., which entity is controlled by Richard Sullivan, our former Chairman and Chief Executive Officer.

38. Represents shares issued upon exercise of certain options previously issued under our 1999 Flexible Stock Plan, which shares have not been registered.

39. Represents shares issued in connection with settlement of litigation against the Company by John Mariano, Christopher Wiltsey, Dean Gustafson, Anthony Pitman and Jeffery Kowalski, the owners of South Seas Data, Inc. The litigation was in connection with the termination of our agreement of merger with South Seas Data, Inc.

40. Represents shares issued in connection with the "earnout" provision of the agreement of sale relating to a prior private transaction directly negotiated by the shareholders in connection with the sale of their business to the Company, which transactions were exempt from registration pursuant to Section 4(2) of the Securities Act. The transaction document included an acknowledgment that the sale was not registered, that the shareholder was acquiring the shares for investment and not for resale, and that the shareholder acknowledged that he must hold the shares until and unless registered or transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted. The earnout provision provided for post-closing compensation to the shareholder based on the post-closing performance of the acquired company's business.

41. Represents shares issued in lieu of cash payments for director's fees for the second, third and fourth quarters of 2001, for the year ended December 31, 2002, and for the first, second and third quarters of 2003. The certificates representing the shares were legended to indicate that they were restricted.

42. Represents shares issued in lieu of cash compensation. The certificates representing the shares were legended to indicate that they were restricted.

43. Represents shares issued in connection with price protection provisions of the settlement agreement pertaining to certain litigation between the Company and the shareholders of South Seas Data, Inc. pertaining to the Company's termination of an agreement and plan of merger with South Seas Data, Inc., which transaction was exempt from registration pursuant to Section 4(2) of the Securities Act. The transaction document included an acknowledgment that the sale was not registered, that the purchaser was acquiring the shares for investment and not for resale, and that the purchaser acknowledged that he must hold the shares until and unless registered or transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted.

44. Represents shares issued in connection with the settlement of a dispute between Mr. Lines and the Company in connection with the termination of his employment, which transaction was exempt from registration pursuant to Section 4(2) of the Securities Act. The transaction document included an acknowledgment that the sale was not registered, that the purchaser was acquiring the shares for investment and not for resale, and that the purchaser acknowledged that he must hold the shares until and unless registered or transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted.

45. Represents shares issued in connection with the settlement of compensation and other disputes with Mr. Barker pertaining to his employment agreement, which transaction was exempt from registration pursuant to Section 4(2) of the Securities Act. The transaction document included an acknowledgment that the sale was not registered, that the purchaser was acquiring the shares for investment and not for resale, and that the purchaser acknowledged that he must hold the shares until and unless registered or transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted.

46. Represents shares issued in connection with the settlement of compensation and other disputes with Mr. Marlin pertaining to his employment agreement, which transaction was exempt from registration pursuant to Section 4(2) of the Securities Act. The transaction document included an acknowledgment that the sale was not registered, that the purchaser was acquiring the shares for investment and not for resale, and that the purchaser acknowledged that he must hold the shares until and unless registered or transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted.

47. Represents shares issued in connection with the settlement of certain litigation between the Company and the plaintiffs, Sophia Luna, William Bumby and Kerry Dennis related to employee options, which transaction was exempt from registration pursuant to Section 4(2) of the Securities Act. The transaction document included an acknowledgment that the sale was not registered, that the purchaser was acquiring the shares for investment and not for resale, and that the purchaser acknowledged that he must hold the shares until and unless registered or transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted.

48. Represents shares issued as partial compensation for Mr. McCarthy's minority interest in Atlantic Systems, Inc., which the Company acquired immediately prior to, and in connection with, selling 100% of the stock of Atlantic Systems, Inc.

49. Represents shares issued for amounts owed to Avnet, Inc. for purchases of computer equipment, which transaction was exempt from registration pursuant to Section 4(2) of the Securities Act. The transaction document included an acknowledgment that the sale was not registered, that shares were acquired for investment and not for resale, and that the shares must be held until and unless registered or transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted. Nasim Kahn, an officer of Avenet, Inc., has sole voting and dispositive power with respect to the shares held by Avnet, Inc.

50. Represents shares issued to Pinacor, Inc. in connection with and in settlement of debts owing to Pinacor for purchases of equipment and related fees, which transaction was exempt from registration pursuant to Section 4(2) of the Securities Act. The transaction document included an acknowledgment that the sale was not registered, that shares were acquired for investment and not for resale, and that the shares must be held until and unless registered or transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted. Raymond Stork, an officer of Pinacor, Inc., has sole voting and dispositive power with respect to the shares held by Pinacor, Inc.

51. Represents shares issued in connection with investment banking services provided in connection with the restructure of the Company's credit facility with IBM Credit Corporation, which transaction was exempt from registration pursuant to Section 4(2) of the Securities Act. The transaction document included an acknowledgment that the sale was not registered, that shares were acquired for investment and not for resale, and that the shares much be held until and unless registered or transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted. Albert G. Lowenthal, Chairman, has sole voting and dispositive power with respect to the shares held by Fahnestock & Co. Inc.

52. Represents shares issued in connection with investment banking services provided in connection with the restructure of the Company's credit facility with IBM Credit Corporation, which transaction was exempt from registration pursuant to Section 4(2) of the Securities Act. The transaction document included an acknowledgment that the sale was not registered, that shares were acquired for investment and not for resale, and that the shares much be held until and unless registered or transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted. Albert G. Lowenthal, Chairman, has sole voting and dispositive power with respect to the shares held by Fahnestock & Co. Inc.

53. Represents shares issued in connection with the settlement of a dispute between Mr. Munshour and the Company based on the termination of his employment, which transaction was exempt from registration pursuant to Section 4(2) of the Securities Act. The transaction document included an acknowledgment that the sale was not registered, that the purchaser was acquiring the shares for investment and not for resale, and that the purchaser acknowledged that he must hold the shares until and unless registered or transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted.

54. Represents shares issued in connection with the settlement of certain litigation between the Company, and the former shareholders of Computer Equity Corporation, which transaction was exempt from registration pursuant to Section 4(2) of the Securities Act. The transaction document included an acknowledgment that the sale was not registered, that the purchaser was acquiring the shares for investment and not for resale, and that the purchaser acknowledged that he must hold the shares until and unless registered or transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted.

55. Represents shares issued in connection with governmental and regulatory agency consulting services provided in connection with the Company's VeriChip product, which transaction was exempt from registration pursuant to Section 4(2) of the Securities Act. The transaction document included an acknowledgment that the sale was not registered, that shares were acquired for investment and not for resale, and that the shares much be held until and unless registered or transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted. Robert Levy, President, has sole voting and dispositive power with respect to the shares held by EnviroCommunications, Inc.

56. Represents shares issued in connection with the settlement of a debt for services performed, which transaction was exempt from registration pursuant to Section 4(2) of the Securities Act. The transaction document included an acknowledgment that the sale was not registered, that shares were acquired for investment and not for resale, and that the shares much be held until and unless registered or transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted. Norman W. Gorin, Chief Financial Officer, has sole voting and dispositive power with respect to the shares held by Integral, Inc.

57. Represents shares issued in connection with the settlement of litigation between Mr. Kaplan and the Company related to the acquisition of MVAK Technologies, Inc., which transaction was exempt from registration pursuant to Section 4(2) of the Securities Act. The transaction document included an acknowledgment that the sale was not registered, that the purchaser was acquiring the shares for investment and not for resale, and that the purchaser acknowledged that he must hold the shares until and unless registered or transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted.

58. Represents shares issued in connection with investor relations consulting services provided by the shareholder, which transaction was exempt from registration pursuant to Section 4(2) of the Securities Act. The transaction document included an acknowledgment that the sale was not registered, that shares were acquired for investment and not for resale, and that the shares much be held until and unless registered or transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted. Matthew Cossolotto, President, has sole voting and dispositive power with respect to the shares held by Ovations International, Inc.

59. Represents shares issued in connection with the settlement of a dispute between Ms. Sheerr and the Company related to the acquisition of her business and the exercise of certain put rights, which transaction was exempt from registration pursuant to Section 4(2) of the Securities Act. The transaction document included an acknowledgment that the sale was not registered, that the purchaser was acquiring the shares for investment and not for resale, and that the purchaser acknowledged that he must hold the shares until and unless registered or transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted.

60. Represents shares issued in connection with the settlement of a dispute between Mr. Ciofani and the Company related to an employment matter, which transaction was exempt from registration pursuant to Section 4(2) of the Securities Act. The transaction document included an acknowledgment that the sale was not registered, that the purchaser was acquiring the shares for investment and not for resale, and that the purchaser acknowledged that he must hold the shares until and unless registered or transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted.

61. Represents the Company's 8.5% Convertible Exchangeable Debentures due November 1, 2005 issued on June 30, 2003, for cash consideration in the aggregate principal amount of $10,500,000, which transaction was exempt from registration pursuant to Section 4(2) of the Securities Act. The transaction documents included an acknowledgment that the sales were not registered, that the debenture purchasers were acquiring the shares for investment and not for resale, and that the debenture purchasers acknowledged that they must hold the shares until and unless registered or transferred in another transaction exempt from registration. In addition, certificates representing the debentures were legended to indicate that they were restricted. The debentures are convertible into shares of the Company's common stock or exchangeable for shares of Digital Angel Corporation common stock, or a combination thereof, at the purchasers' option. The Debentures were exempt from registration pursuant to Section 4(2) of the Securities Act.

62. Represents warrants issued in connection with the Company's 8.5% Convertible Exchangeable Debentures, due November 1, 2005 issued on June 30, 2003 described in Note 61.

63. Represents shares issued in connection with the settlement of litigation between Treeline, Inc. and the Company involving a lease of real property, which transaction was exempt from registration pursuant to Section 4(2) of the Securities Act. The transaction document included an acknowledgment that the sale was not registered, that the purchaser was acquiring the shares for investment and not for resale, and that the purchaser acknowledged that he must hold the shares until and unless registered or transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted. Parviz Boudjeh, President, has sole voting and dispositive power with respect to the shares held by Treeline, Inc.

64. Represents shares issued in connection with the settlement of litigation between Mr. Munson and the Company related to the Treeline litigation described in Note 63 and involving Mr. Munson's employment, which transaction was exempt from registration pursuant to Section 4(2) of the Securities Act. The transaction document included an acknowledgment that the sale was not registered, that the purchaser was acquiring the shares for investment and not for resale, and that the purchaser acknowledged that he must hold the shares until and unless registered or transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted.

65. Represents shares issued to Mr. Garrett Sullivan in connection with a severance agreement, which transaction was exempt from registration pursuant to Section 4(2) of the Securities Act. The transaction document included an acknowledgment that the sale was not registered, that the purchaser was acquiring the shares for investment and not for resale, and that the purchaser acknowledged that he must hold the shares until and unless registered or transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted. In September 2003, Garrett Sullivan surrendered the shares to the Company. The Company will reissue the shares to him upon the effectiveness of a registration statement registering the shares.

66. Represents shares issued in connection with the Company's 4% Convertible Preferred Stock -- Series C issued on October 26, 2000 for cash consideration of $20,000,000, which transaction was exempt from registration pursuant to Section 4(2) of the Securities Act. The transaction documents included an acknowledgment that the sales were not registered, that the purchasers were acquiring the shares for investment and not for resale, and that the purchasers acknowledged that they must hold the shares until and unless registered or transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted.

67. Represents warrants issued in connection with our 4% Convertible Preferred Stock -- Series C issued on October 26, 2000.

68. Represents options granted under the Company's 1996 Non-Qualified Stock Option Plan.

69.      Represents options granted under the Company's 1999 Flexible Stock
         Plan.

70.      Represents options granted under the Company's 2003 Flexible Stock
         Plan.

71. Represents options granted to Ovations International, Inc. for investor relations consulting services. The options were exempt from registration pursuant to Section 4(2) of the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         (a) See Exhibit Index.

         (b) Financial Statement Schedules.

             Schedule II -- Valuation and Qualifying Accounts. See page F-69. All other Financial Statement Schedules have been omitted because of the absence of conditions under which they would be required or because the required information has been included in the financial statements.

Undertakings

         (a) The undersigned registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section
             10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events
             arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any material information with respect
             to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

             (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                 SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palm Beach, State of Florida, on February 17, 2004.


                                      APPLIED DIGITAL SOLUTIONS, INC.

                                      By: /s/ SCOTT R.SILVERMAN*
                                          ------------------------------------
                                          Scott R. Silverman, Chairman and CEO

                              POWER OF ATTORNEY

         The undersigned constitutes and appoints Evan C. McKeown as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his name, place, and stead, in any and all capacities, to sign the Applied Digital Solutions, Inc. Registration Statement on Form S-1 and any and all amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could in person, hereby ratifying and confirming all that said attorney-in-fact and agent, and each or either of them or their substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



             SIGNATURE                                     TITLE                             DATE
             ---------                                     -----                             ----


/s/ Scott R. Silverman*                     Chairman of the Board of Directors,         February 17, 2004
----------------------------------            Chief Executive Officer
(Scott R. Silverman)                          (Principal Executive Officer)q


/s/ Kevin H. McLaughlin*                    President and Chief Operating Officer       February 17, 2004
----------------------------------
(Kevin H. McLaughlin)


/s/ Evan C. McKeown                         Senior Vice President and Chief Financial   February 17, 2004
----------------------------------            Officer (Principal Financial and
(Evan C. McKeown)                             Accounting Officer)


                                            Director                                    February 17, 2004
----------------------------------
J. Michael Norris


/s/ Daniel E. Penni*                        Director                                    February 17, 2004
----------------------------------
(Daniel E. Penni)


/s/ Dennis G. Rawan*                        Director                                    February 17, 2004
----------------------------------
(Dennis G. Rawan)


/s/ Constance K. Weaver*                    Director                                    February 17, 2004
----------------------------------
(Constance K. Weaver)


/s/ Michael S. Zarriello*                   Director                                    February 17, 2004
----------------------------------
(Michael S. Zarriello)



                                    *BY ATTORNEY-IN-FACT: /s/ EVAN C. MCKEOWN
                                                          -------------------
                                                          EVAN C. MCKEOWN

ITEM 16.  EXHIBITS

EXHIBIT
NUMBER           DESCRIPTION
------           -----------

    2.1 Agreement of Purchase and Sale dated as of June 4, 1999 by and among Intellesale.com, Inc., Applied Cellular Technology, Inc., David Romano and Eric Limont (incorporated by reference to Exhibit
         99.1 to the registrant's Current Report on Form 8-K filed with the Commission on June 11, 1999, as amended on August 12, 1999)

    2.2 Amendment No. 1 to the Agreement of Purchase and Sale, dated as of June 9, 1999 by and among Intellesale.com, Inc., Applied Cellular Technology, Inc., David Romano and Eric Limont (incorporated by reference to Exhibit 99.2 to the registrant's Current Report on Form 8-K filed with the Commission on June 11, 1999, as amended on August 12, 1999)

    2.3 Agreement and Plan of Merger, dated April 24, 2000, by and among the Applied Digital Solutions, Inc., Digital Angel Corporation and Destron Fearing Corporation (incorporated by reference to Exhibit
         2.1 to the registrant's Current Report on Form 8-K filed with the Commission on May 1, 2000)

    2.4 Agreement dated as of November 28, 1999 by and between AT&T Canada Corp. and TigerTel, Inc. (incorporated by reference to Exhibit 99.1 to the registrant's Current Report on Form 8-K filed with the Commission on December 13, 1999, as amended on December 22, 1999 and January 11, 2000)

    2.5 Agreement and Plan of Merger dated as of June 30, 2000 by and among the Applied Digital Solutions, Inc. and Compec Acquisition Corp. and Computer Equity Corporation and John G. Ballenger, Christopher
         J. Ballenger and Frederick M. Henschel (incorporated by reference to Exhibit 2 to the registrant's Current Report on Form 8-K filed with the Commission on July 14, 2000, as amended on September 11,
         2000)

    2.6 Agreement and Plan of Merger dated as of October 18, 2000, by and among the Applied Digital Solutions, Inc. and PDS Acquisition Corp., and Pacific Decision Sciences Corporation, and H&K Vasa Family 1999 Limited Partnership, H&K Vasa Family 2000 Limited Partnership, David Dorret, and David Englund (incorporated by reference to Exhibit 2 to the registrant's Current Report on Form 8-K filed with the Commission on November 1, 2000, as amended on December 29, 2000)

    2.7 MCY Agreement dated as of October 19, 2000 by and between MCY.com, Inc. and Applied Digital Solutions, Inc. (incorporated by reference to Exhibit 2 to the registrant's Current Report on Form 8-K filed with the Commission on December 5, 2000)


    2.8 Agreement and Plan of Merger, dated July 1, 2000, by and among Applied Digital Solutions, Inc., Web Serve Acquisition Corp., WebNet Services, Inc., Steven P. Couture, Jeffery M. Couture and Raymond D. Maggi (incorporated by reference to Exhibit 2.8 to the registrant's Annual Report on Form 10-K/A for the year ended December 31, 2003, filed with the Commission on December 11, 2003)

    2.9 Agreement and Plan of Merger, dated November 2, 2003, by and among Digital Angel Corporation, DA Acquisition, Inc. and Outerlink Corporation*


    3.1 Amended and Restated Bylaws of the Company dated March 31, 1998 (incorporated by reference to Exhibit 3.4 to the registrant's Quarterly Report on Form 10-Q for the Quarter Ended June 30, 2002 filed with the Commission on August 14, 2002)

    3.2  Amendment to Bylaws of the Company dated April 4, 2002
         (incorporated by reference to Exhibit 3.4 to the registrant's Quarterly Report on Form 10-Q for the Quarter Ended June 30, 2002 filed with the Commission on August 14, 2002)

    3.3 Second Restated Articles of Incorporation of the Registrant (incorporated herein by reference to Exhibit 4.1 to the registrant's Post-Effective Amendment No. 1 on Form S-1 to Registration Statement (Form S-3 File No. 333-64605) filed with the Commission on June 24, 1999)

    3.4 Amendment of Articles of Incorporation of the Registrant filed with the Secretary of State of the State of Missouri on September 5, 2000 (incorporated herein by reference to Exhibit 4.3 to the Registrant's Post-Effective Amendment No. 3 on Form S-3 to Registration Statement on Form S-4 (File No. 333-38420-02) filed with the Commission on September 29, 2000)

    3.5 Amendment of Second Restated Articles of Incorporation of the Registrant filed with the Secretary of State of Missouri on July 18, 2001 (incorporated herein by reference to Exhibit 4.3 to the Registrant's Quarterly Report on Form 10-Q filed with the Commission on August 17, 2001)

    4.1 Second Restated Articles of Incorporation, of the Registrant (incorporated herein by reference to Exhibit 4.1 to the registrant's Post-Effective Amendment No. 1 on Form S-1 to Registration Statement (Form S-3 File No. 333-64605) filed with the Commission on June 24, 1999)

    4.2 Amendment of Articles of Incorporation of the Registrant filed with the Secretary of State of the State of Missouri on September 5, 2000 (incorporated herein by reference to Exhibit 4.3 to the registrant's Post-Effective Amendment No. 3 on Form S-3 to Registration Statement on Form S-4 (File No. 333-38420-02) filed with the Commission on September 29, 2000)

    4.3 Amendment of Second Restated Articles of Incorporation of the Registrant filed with the Secretary of State of Missouri on July 18, 2001 (incorporated herein by reference to Exhibit 4.3 to the registrant's Quarterly Report on Form 10-Q filed with the Commission on August 17, 2001)

    4.4 Third Restated Articles of Incorporation of the Registrant filed with the Secretary of State of Missouri on December 20, 2002 (incorporated by reference to Exhibit 4.4 to the registrant's Pre-Effective Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-102165) filed with the Commission on February 6,
         2003)

    4.5 Certificate of Designation of Preferences of Series C Convertible Preferred Stock (incorporated herein by reference to Exhibit 3.1 to the registrant's Current Report on Form 8-K filed with the Commission on October 26, 2000)

    4.6 Amended and Restated Bylaws of the Registrant dated March 31, 1998 (incorporated by reference to Exhibit 3.4 to the registrant's Quarterly Report on Form 10-Q for the Quarter Ended June 30, 2002 filed with the Commission on August 14, 2002)

    4.7 Amended and Restated Bylaws of the Registrant dated March 31, 1998 (incorporated by reference to Exhibit 4.7 to the registrant's Post-Effective Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-102165) filed with the Commission on April 11,
         2003)

    4.8 Fourth Restated Articles of Incorporation of the Registrant filed with the Secretary of State of Missouri on August 26, 2003 (incorporated by reference to Exhibit 4.5 to the registrant's Registration Statement on Form S-1 (File No. 333-108338)
         filed with the Commission on August 28, 2003)

    5.1  Opinion of Holland & Knight LLP*

   10.1  1996 Non-Qualified Stock Option Plan of Applied Cellular
         Technology, Inc., as amended through June 13, 1998 (incorporated herein by reference to Exhibit 4.1 to the registrant's Registration Statement on Form S-8 (File No. 333-91999) filed with the Commission on December 2, 1999)

   10.2 Applied Digital Solutions, Inc. 1999 Employees Stock Purchase Plan, as amended through September 23, 1999 (incorporated herein by reference to Exhibit 10.1 to the registrant's Registration Statement on Form S-8 (File No. 333-88421) filed with the Commission on October 4, 1999)

   10.3 Applied Digital Solutions, Inc. 1999 Flexible Stock Plan (incorporated herein by reference to Exhibit 4.1 to the registrant's Registration Statement on Form S-8 (File No. 333-92327) filed with the Commission on December 8, 1999)

   10.4 Credit Agreement between Applied Digital Solutions, Inc. and State Street Bank and Trust Company dated as of August 25, 1998 (incorporated herein by reference to Exhibit 10.2 to the registrant's Quarterly Report on Form 10-Q filed with the Commission on November 16, 1998)

   10.5 First Amendment to Credit Agreement between Applied Digital Solutions, Inc. and State Street Bank and Trust Company dated as of February 4, 1999 (incorporated by reference to Exhibit 10.3 the registrant's Annual Report on Form 10-K filed with the Commission on March 31, 1999)


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   10.6  Richard J. Sullivan Employment Agreement (incorporated by reference to Exhibit 10.8 to the registrant's Annual Report on Form 10-K filed with the Commission on March 30, 2000)

   10.7 Garrett A. Sullivan Employment Agreement (incorporated by reference to Exhibit 10.9 to the registrant's Annual Report on Form 10-K filed with the Commission on March 30, 2000)

   10.8 Letter Agreement, dated December 30, 2001, between Applied Digital Solutions, Inc. and Garrett A. Sullivan (incorporated by reference to Exhibit 10.13 to the registrant's Amendment to the Registration Statement on Form S-1 (File No. 333-75928) filed with the Commission on February 8, 2002)

   10.9 Jerome C. Artigliere Employment Agreement (incorporated by reference to Exhibit 10.11 to the registrant's Annual Report on Form 10-K filed with the Commission on April 10, 2001)

   10.10 Mercedes Walton Employment Agreement (incorporated by reference to
         Exhibit 10.12 to the registrant's Annual Report on Form 10-K filed with the Commission on April 10, 2001)

   10.11 David I. Beckett Employment Agreement (incorporated by reference to
         Exhibit 10.13 to the registrant's Annual Report on Form 10-K filed with the Commission on April 10, 2001)

   10.12 Michael E. Krawitz Employment Agreement (incorporated by reference to Exhibit 10.14 to the registrant's Annual Report on Form 10-K filed with the Commission on April 10, 2001)

   10.13 Dr. Peter Zhou Employment Agreement (incorporated by reference to
         Exhibit 10.19 to the registrant's Amendment to the Registration Statement on Form S-1 (File No. 333-75928) filed with the Commission on February 8, 2002)

   10.14 Securities Purchase Agreement, dated as of October 24, 2000, relating to the Registrant's Series C Convertible Preferred Stock (incorporated by reference to Exhibit 10.1 to the registrant's Current Report on Form 8-K filed with the Commission on October 26,
         2000)

   10.15 Form of warrant to purchase common stock of the Registrant issued to the holders of the Series C Convertible Preferred Stock (incorporated by reference to Exhibit 4.1 to the registrant's Current Report on Form 8-K filed with the Commission on October 26,
         2000)

   10.16 Registration Rights Agreement between the Registrant and the holders of the Series C Convertible Preferred Stock (incorporated by reference to Exhibit 10.2 to the registrant's Current Report on Form 8-K filed with the Commission on October 26, 2000)

   10.17 Lock-Up Agreement dated as of November 28, 1999 by and among AT&T Canada Corp. and Applied Digital Solutions, Inc. (incorporated by reference to the Exhibit 99.2 to the registrant's Current Report on Form 8-K filed with the Commission on December 13, 1999, as amended on December 22, 1999 and January 11, 2000)

   10.18 Voting Agreement by and among Applied Digital Solutions, Inc. and certain security holders of Destron Fearing Corporation
         (incorporated by reference to Exhibit 10.1 to the registrant's Current Report on Form 8-K filed with the Commission on May 1,
         2000)

   10.19 Third Amended and Restated Term Credit Agreement dated March 1, 2002 among Applied Digital Solutions, Inc., Digital Angel Share Trust and IBM Credit Corporation (incorporated by reference to
         Exhibit 10.2 to the registrant's Current Report on Form 8-K filed with the Commission on March 8, 2002)

  10.20 Waiver Agreement from IBM Credit Corporation, waiving existing defaults under the Third Amended and Restated Term Credit Agreement as of June 30, 2002 (incorporated herein by reference to Exhibit
         10.20 to the registrant's Registration Statement on Form S-1 (File No. 333-98799) filed with the Commission on August 27, 2002)

  10.21 Amendment to The Third Amended and Restated Term Credit Agreement dated as of September 30, 2002, amending certain financial covenants under the Third Amended and Restated Term Credit Agreement (incorporated herein by reference to Exhibit 10.21 to the registrant's Post-Effective Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-98799) filed with the Commission on November 5, 2002)


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  10.22  Amendment to The Third Amended and Restated Term Credit Agreement
         dated as of November 1, 2002, amending certain financial covenants under the Third Amended and Restated Term Credit Agreement (incorporated herein by reference to Exhibit 10.22 to the registrant's Post-Effective Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-98799) filed with the Commission on November 5, 2002)

  10.23 Warrant Agreement between Applied Digital Solutions, Inc. and IBM Credit Corporation dated August 21, 2002 (incorporated herein by reference to Exhibit 10.21 to the registrant's Registration Statement on Form S-1 (File No. 333-98799) filed with the Commission on August 27, 2002)

  10.24 Warrant Agreement between VeriChip Corporation and IBM Credit Corporation dated August 21, 2002 (incorporated herein by reference to Exhibit 10.22 to the registrant's Registration Statement on Form S-1 (File No. 333-98799) filed with the Commission on August 27,
         2002)

  10.25 Agreement of Settlement and Release by and between Applied Digital Solutions, Inc. and John G. Ballenger, Christopher J. Ballenger and Frederick M. Henschel, dated July 17, 2002 (incorporated herein by reference to Exhibit 10.23 to the registrant's Registration Statement on Form S-1 (File No. 333-98799) filed with the Commission on August 27, 2002)

  10.26 Amendment to Agreement of Settlement and Release by and between Applied Digital Solutions, Inc. and John G. Ballenger, Christopher
         J. Ballenger and Frederick M. Henschel, dated August 23, 2002 (incorporated herein by reference to Exhibit 10.24 to the registrant's Registration Statement on Form S-1 (File No. 333-98799) filed with the Commission on August 27, 2002)

  10.27 Summary of Terms and Conditions setting forth the terms and conditions of the Forbearance Agreement among IBM Credit LLC, Applied Digital Solutions, Inc., Digital Angel Share Trust, and their applicable subsidiaries (if any) dated March 24, 2003 (incorporated herein by reference to Exhibit 10.2 to the registrant's Current Report on Form 8-K filed with the Commission on March 27, 2002)

  10.28 Forbearance Agreement, Consent and Amendment, dated as of April 2, 2003, with respect to the Third Amended and Restated Credit Agreement, dated as of March 1, 2002 and amended as of September 30, 2002 and November 1, 2002 (as amended, supplemented, restated or otherwise modified through the date hereof, the "Credit Agreement"), among IBM Credit LLC, a Delaware limited liability company, formerly IBM Credit Corporation ("IBM Credit"), Applied Digital Solutions, Inc., a Missouri corporation ("ADS" or the "Tranche B Borrower"), Digital Angel Share Trust, a Delaware statutory business trust (in such capacity, the "Trust"; in its capacity as a Borrower, the "Tranche A Borrower"; and together with the Tranche B Borrower, the "Borrowers") and the other Loan Parties party thereto (incorporated herein by reference to Exhibit 10.27 to the registrant's Post-Effective Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-102165) filed with the Commission on April 11, 2003)

  10.29 Letter Agreement between Applied Digital Solutions, Inc. and R.J. Sullivan dated March 24, 2003 (incorporated herein by reference to Exhibit 10.3 to the registrant's Current Report on Form 8-K filed with the Commission on March 27, 2003)

  10.30 Letter Agreement between Applied Digital Solutions, Inc. and J.C. Artigliere dated March 24, 2003 (incorporated herein by reference to Exhibit 10.29 to the registrant's Annual Report on Form 10-K filed with the Commission on March 31, 2003)

  10.31 Placement Agency Agreement by and between Applied Digital Solutions, Inc. and J.P. Carey Securities Inc. (incorporated herein by reference to Exhibit 10.31 to the registrant's Post-Effective Amendment No. 2 to Registration Statement on Form S-1 (File No. 333-102165) filed with the Commission on April 17, 2003)

  10.32 Securities Purchase Agreement among Applied Digital Solutions, Inc. and the Purchasers, dated June 30, 2003 (incorporated herein by reference to Exhibit 10.1 to the registrant's Current Report on Form 8-K filed with the Commission on July 9, 2003)

  10.33 Form of 8.5% Convertible Exchangeable Debentures Due November 1, 2005, between Applied Digital Solutions, Inc. and each of the Purchasers (incorporated herein by reference to Exhibit 10.2 to the registrant's Current Report on Form 8-K filed with the Commission on July 9, 2003)

  10.34  Stock Purchase Warrant (incorporated herein by reference to Exhibit
         10.3 to the registrant's Current Report on Form 8-K filed with the Commission on July 9, 2003)


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  10.35  Amend and Restated Trust Agreement dated June 30, 2003, between
         Wilmington Trust Company and Applied Digital Solutions, Inc. (incorporated herein by reference to Exhibit 10.4 to the registrant's Current Report on Form 8-K filed with the Commission on July 9, 2003)

  10.36 Security Agreement among Applied Digital Solutions, Inc., Computer Equity Corporation and the Secured Parties (incorporated herein by reference to Exhibit 10.5 to the registrant's Current Report on Form 8-K filed with the Commission on July 9, 2003)

  10.37 Pledge Agreement made by Applied Digital Solution, Inc. in favor of the investors (incorporated herein by reference to Exhibit 10.6 to the registrant's Current Report on Form 8-K filed with the Commission on July 9, 2003)

  10.38 Registration Rights Agreement among Applied Digital Solutions, Inc. and the Purchasers (incorporated herein by reference to Exhibit
         10.7 to the registrant's Current Report on Form 8-K filed with the Commission on July 9, 2003)


  10.39 Share Exchange Agreement between Applied Digital Solutions, Inc. and Digital Angel Corporation dated August 14, 2003 (incorporated herein by reference to Exhibit 10.30 to the registrant's
         Registration Statement on Form S-1 (File No. 333-109512) filed with the Commission on October 6, 2003


  10.40 Securities Purchase Agreement between Applied Digital Solutions, Inc. and First Investors Holding Co., Inc. dated September 19, 2003, (incorporated herein by reference to Exhibit 10.1 to the registrant's Current Report on Form 8-K filed with the Commission on September 22, 2003)

  10.41 Securities Purchase Agreement between Applied Digital Solutions, Inc. and Magellan International LTD dated September 19, 2003, (incorporated herein by reference to Exhibit 10.2 to the registrant's Current Report on Form 8-K filed with the Commission on September 22, 2003

  10.42 Securities Purchase Agreement between Applied Digital Solutions, Inc. and Cranshire Capital, LP dated September 19, 2003,
         (incorporated herein by reference to Exhibit 10.3 to the registrant's Current Report on Form 8-K filed with the Commission on September 22, 2003

  10.43 Form of letter agreement between Applied Digital Solutions, Inc. and each of the Purchasers (incorporated herein by reference to Exhibit 99.1 to the registrant's Current Report on Form 8-K filed with the Commission on November 14, 2003)


  10.44 Letter Agreement between Applied Digital Solutions, Inc. and G.A. Sullivan (incorporated by reference to Exhibit 10.30 to the registrant's Annual Report on Form 10-K/A for the year ended December 31, 2003, filed with the Commission on December 11, 2003)


  10.45 Amendment to Letter Agreement between Applied Digital Solutions, Inc. and G.A. Sullivan*


  10.46 International Distribution Agreement, dated March 8, 2003, by and between VeriChip Corporation and the Company La Font, Ltda (incorporated by reference to Exhibit 10.31 to the registrant's Annual Report on Form 10-K/A for the year ended December 31, 2003, filed with the Commission on December 11, 2003)

  10.47 International Distribution Agreement, dated March 8, 2003, by and between VeriChip Corporation and RussGPS, Ltd. (incorporated by reference to Exhibit 10.41 to the registrant's Quarterly Report on Form 10-Q/A for the period ended March 31, 2003, filed with the Commission on December 11, 2003)


  10.48 Securities Purchase Agreement, dated May 8, 2003, by and between Applied Digital Solutions, Inc. and Cranshire Capital, L.P.*

  10.49 Securities Purchase Agreement, dated May 8, 2003, by and between Applied Digital Solutions, Inc. and Magellan International Ltd.*

  10.50 Securities Purchase Agreement, dated May 22, 2003, by and between Applied Digital Solution, Inc. and Cranshire Capital, L.P.*

  10.51 Securities Purchase Agreement, dated May 22, 2003, by and between Applied Digital Solution, Inc. and Magellan International Ltd.*


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

  10.52 Securities Purchase Agreement, dated June 4, 2003, by and between Applied Digital Solution, Inc. and Cranshire Capital, L.P.*

  10.53 Securities Purchase Agreement, dated June 4, 2003, by and between Applied Digital Solution, Inc. and Magellan International Ltd.*

  10.54 United States Postal Service Contract, effective June 16, 2003, by and between United States Postal Service and Government
         Telecommunications, Inc.*

  10.55 Blanket Purchase Agreement by and between United States Department of Agriculture and Government Telecommunications, Inc.*


  10.56 International Distribution Agreement, dated September 10, 2003, by and between VeriChip Corporation and Metro Risk Management LLC, for the territory of Brazil (incorporated by reference to Exhibit 10.56 to the registrant's Quarterly Report on Form 10-Q/A for the period ended September 30, 2003, filed with the Commission on December 11,
         2003)

  10.57 Master Product Purchase Agreement, dated September 5, 2003, by and between VeriChip Corporation and Metro Risk Management, for the territory of the State of New York (incorporated by reference to Exhibit 10.57 to the registrant's Quarterly Report on Form 10-Q/A for the period ended September 30, 2003, filed with the Commission on December 11, 2003)

  10.58 2003 Flexible Stock Plan (incorporated by reference to Appendix E of the registrant's Proxy Statement filed with the Commission on June 10, 2003)

  10.59 International Distribution Agreement, dated September 25, 2002, by and between VeriChip Corporation and Sistemas de Proteccion Integral de Mexico, S.A. de C.V. (incorporated by reference to Exhibit 10.32 of the registrant's Annual Report on Form 10K/A filed with the Commission on December 11, 2003)

  10.60 International Distribution Agreement, dated September 3, 2003, by and between VeriChip Corporation and Metro Risk Management LLC, for the territories including Argentina, Chile, Paraguay, Uruguay, and Spain (incorporated by reference to Exhibit 10.60 to the registrant's Quarterly Report on Form 10-Q/A for the period ended September 30, 2003, filed with the Commission on December 11, 2003)

  10.61 International Distribution Agreement, dated August 20, 2003, by and between VeriChip Corporation and Metro Risk Management LLC, for the territory of Ecuador (incorporated by reference to Exhibit 10.61 to the registrant's Quarterly Report on Form 10-Q/A for the period ended September 30, 2003, filed with the Commission on December 11,
         2003)


  10.62 International Distribution Agreement, dated March 8, 2003, by and between VeriChip Corporation and the Company La Font, Ltda., for the territory of Columbia*

  10.63 International Distribution Agreement, dated September 25, 2003, by and between VeriChip Corporation and Digital Applied Technology Associates*


  21.1   List of Subsidiaries of Applied Digital Solutions, Inc.*

  23.1   Consent of Eisner LLP*

  23.2   Consent of PricewaterhouseCoopers LLP*

  23.5   Consent of Holland & Knight LLP (included in Exhibit 5.1)*

  24.1   Power of Attorney (included on signature page)

* Filed herewith